Filed pursuant to Rule 424(b)(4)

Registration No. 333-283154

15,000,000 Shares

Class A Common Stock

OneStream, Inc. is offering 5,993,052 shares of its Class A common stock and the selling stockholders are offering 9,006,948 shares of Class A common stock. In connection with this offering, certain of the selling stockholders will redeem their LLC Units (and a corresponding number of their shares of Class C common stock will be cancelled) in exchange for an equal number of shares of Class D common stock and then convert such shares of Class D common stock into an equal number of shares of Class A common stock to be sold by them in this offering, which we refer to as the Special Redemption. OneStream, Inc. will not receive any proceeds from the sale of shares by the selling stockholders in this offering.

Upon the closing of this offering, OneStream, Inc. will use all of the net proceeds to it from the sale of shares of Class A common stock in this offering, including any proceeds received pursuant to the exercise of the underwriters option to purchase additional shares from OneStream, Inc., to purchase an equal number of issued and outstanding LLC Units of OneStream Software LLC (and purchase and cancel an equal number of shares of Class C common stock) from KKR Dream Holdings LLC in a “synthetic secondary” transaction, which we refer to as the Synthetic Secondary, at a purchase price per LLC Unit equal to the public offering price per share of Class A common stock in this offering, net of underwriting discounts and commissions. Accordingly, OneStream Software LLC will not receive any proceeds from this offering and, upon the closing of this offering and the Synthetic Secondary, the total number of outstanding shares of common stock of OneStream, Inc. and LLC Units of OneStream Software LLC will remain the same. See the sections titled “Use of Proceeds” and “Certain Relationships and Related Party Transactions.”

OneStream, Inc.’s Class A common stock is listed on the Nasdaq Global Select Market under the symbol “OS.” On November 14, 2024, the last reported sale price of the Class A common stock on the Nasdaq Global Select Market was $33.53 per share.

OneStream, Inc. has four series of authorized common stock: Class A common stock, Class B common stock, Class C common stock and Class D common stock. Each share of Class A common stock and Class B common stock entitles its holder to one vote per share, and each share of Class C common stock and Class D common stock entitles its holder to ten votes per share. Immediately following the completion of this offering and the Synthetic Secondary, shares of Class C common stock and Class D common stock beneficially owned by KKR Dream Holdings LLC and affiliated entities, or KKR, and Thomas Shea, OneStream’s co-founder and chief executive officer, will represent approximately 49.3% and 8.4%, respectively, of the voting power of the outstanding common stock, assuming no exercise of the underwriters’ option to purchase additional shares.

OneStream, Inc. is a holding company and its principal asset is LLC Units of OneStream Software LLC. Upon completion of this offering and the Synthetic Secondary, OneStream, Inc. will hold a 71.1% economic interest in OneStream Software LLC, and therefore the investors in this offering will indirectly have a minority economic interest in OneStream Software LLC. OneStream, Inc. is the sole manager of OneStream Software LLC, operates and controls all of the business and affairs of OneStream Software LLC, and conducts its business through OneStream Software LLC.

Upon completion of this offering and the Synthetic Secondary, OneStream, Inc. will cease to qualify as a “controlled company” as defined under the corporate governance rules of the Nasdaq Stock Market.

OneStream, Inc. is an “emerging growth company” as defined under the federal securities laws. Investing in OneStream, Inc.’s Class A common stock involves risk. See the section titled “Risk Factors” beginning on page 24.

PRICE $31.00 A SHARE

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to OneStream, Inc.	Proceeds to Selling Stockholders
Per share	$31.00	$1.0075	$29.9925	$29.9925
Total	$465,000,000	$15,112,500	$179,746,612	$270,140,888

(1) See the section titled “Underwriters (Conflicts of Interest)” for additional information regarding compensation payable to the underwriters.

OneStream, Inc. and the selling stockholders have granted the underwriters an option to purchase up to an additional 898,957 shares and 1,351,043 shares of Class A common stock, respectively, at the public offering price less underwriting discounts and commissions, for 30 days after the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Class A common stock to purchasers on November 18, 2024.

Morgan Stanley	J.P. Morgan	KKR

Citigroup	BofA Securities	Guggenheim Securities

Mizuho	Raymond James	Scotiabank	Truist Securities

BTIG	Piper Sandler	TD Cowen	Wolfe | Nomura Alliance

AmeriVet Securities	Blaylock Van, LLC	Cabrera Capital Markets LLC	Drexel Hamilton	Loop Capital MarkeTS

November 14, 2024

TABLE OF CONTENTS

	Page		Page
Prospectus Summary	1	Certain Relationships and Related Party
Risk Factors	24	Transactions	151
Special Note Regarding Forward-Looking Statements	65	Principal and Selling Stockholders	159
		Description of Capital Stock	164
Use of Proceeds	67	Shares Eligible for Future Sale	174
Dividend Policy	68	Material U.S. Federal Income Tax
Capitalization	69	Considerations For Non-U.S. Holders of
Unaudited Pro Forma Consolidated Financial		Our Class A Common Stock	177
Information	70	Underwriters (Conflicts of Interest)	181
Management’s Discussion and Analysis of		Legal Matters	196
Financial Condition and Results of Operations	79	Experts	196
Business	104	Where You Can Find Additional Information	196
Management	126	Index to Financial Statements	F-1
Executive Compensation	136

Neither we, the selling stockholders nor any of the underwriters have authorized anyone to provide you with information that is different than the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we, the selling stockholders nor the underwriters take any responsibility for, and cannot provide any assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus or in any applicable free writing prospectus is accurate only as of the date of this prospectus or such free writing prospectus, as applicable, regardless of the time of delivery of this prospectus or any such free writing prospectus or of any sale of the securities offered hereby. Our business, operating results, financial condition and prospects may have changed since that date.

This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. Neither we, the selling stockholders nor any of the underwriters have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who have come into possession of this prospectus in a jurisdiction outside the United States are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

BASIS OF PRESENTATION

Certain Definitions

As used in this prospectus, unless expressly indicated or the context otherwise requires, references to:

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“OneStream,” “we,” “us,” “our,” the “Company” and similar references refer to (1) OneStream Software LLC and its consolidated subsidiaries prior to the consummation of the Reorganization Transactions and the IPO and (2) OneStream, Inc. and its consolidated subsidiaries, including OneStream Software LLC, after the consummation of the Reorganization Transactions and the IPO.
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“Amended LLC Agreement” refers to OneStream Software LLC’s sixth amended and restated operating agreement, which became effective as part of the Reorganization Transactions.
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“Blocker Mergers” refers to the acquisition by OneStream, Inc. of LLC Units held by the Former Members and in exchange for which OneStream, Inc. issued shares of Class D common stock.
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“Class D Conversion” refers to the conversion of 9,006,948 shares of Class D common stock (or 10,357,991 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full), including the shares of Class D common stock issued in connection with the Special Redemption, into an equal number of shares of Class A common stock in connection with the sale of such shares to the public by certain of the selling stockholders in this offering.
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“Continuing Members” refers to certain KKR entities, all other pre-IPO members of OneStream Software LLC that were not party to the Blocker Mergers and all pre-IPO members that held incentive units of OneStream Software LLC immediately prior to the Reorganization Transactions.
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“Disinterested Majority” refers, with respect to a potential redemption of LLC Units, to the majority of OneStream, Inc.’s board of directors who are disinterested, as determined by OneStream, Inc.’s board of directors in accordance with the General Corporation Law of the State of Delaware, or the DGCL, which must exclude any director who is (1) the beneficial owner of the LLC Units to be redeemed, (2) affiliated with the beneficial owner of such LLC Units or (3) serving on OneStream, Inc.’s board of directors as a nominee of the beneficial owner of such LLC Units or its affiliates.
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“Former Members” refers to certain pre-IPO members of OneStream Software LLC that were corporations that merged with and into OneStream, Inc. as part of the Reorganization Transactions and that contributed their LLC Units to OneStream, Inc. in exchange for shares of Class D common stock. The Former Members include all pre-IPO members of OneStream Software LLC that are not Continuing Members following the Reorganization Transactions, including certain affiliates of KKR.
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“IPO” refers to the initial public offering of OneStream, Inc., completed on July 25, 2024.
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“IPO Synthetic Secondary” refers to the use of the net proceeds from the sale of 3,006,037 shares of Class A common stock by OneStream, Inc. in the IPO to purchase an equal number of issued and outstanding LLC Units (and purchase and cancel an equal number of shares of Class C common stock) from KKR Dream Holdings LLC and certain other Continuing Members at a purchase price per LLC Unit equal to the IPO price per share of Class A common stock, net of underwriting discounts and commissions.
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“KKR” refers to KKR Dream Holdings LLC and affiliated entities. KKR is both a Former Member and a Continuing Member.

ii

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“LLC Units” refers to the single class of non-voting common units of OneStream Software LLC, including those that we purchased directly from the Continuing Members in the IPO Synthetic Secondary and the common units of OneStream Software LLC that we acquired from the Former Members in connection with the Blocker Mergers.
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“Reorganization Transactions” refers to the internal reorganization completed in connection with the IPO, following which OneStream, Inc. manages and operates the business and controls the strategic decisions and day-to-day operations of OneStream Software LLC as sole manager and includes the operations of OneStream Software LLC in its consolidated financial statements.
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“Special Redemption” refers to the redemption of 411,252 LLC Units (or 472,940 LLC Units if the underwriters exercise their option to purchase additional shares of Class A common stock in full) held by certain Continuing Members (and the cancellation of an equal number of their shares of Class C common stock) in exchange for an equal number of shares of Class D common stock in connection with this offering.
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“Synthetic Secondary” refers to the use of the net proceeds from the sale of 5,993,052 shares of Class A common stock by OneStream, Inc. in this offering (or 6,892,009 shares of Class A common stock if the underwriters exercise their option to purchase additional shares of Class A common stock in full) to purchase an equal number of issued and outstanding LLC Units (and purchase and cancel an equal number of shares of Class C common stock) from KKR Dream Holdings LLC at a purchase price per LLC Unit equal to the public offering price per share of Class A common stock in this offering, net of underwriting discounts and commissions.
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“TRA Members” refers to the parties to the Tax Receivable Agreement, which include KKR and other Continuing Members and certain Former Members.

Certain technical terms used in this prospectus, including artificial intelligence, or AI, and machine learning are defined and explained in the section titled “Business—Our Technology.”

MARKET, INDUSTRY AND OTHER DATA

This prospectus contains estimates and information concerning our industry and the size of the markets in which we participate, which are based on our own internal information as well as third-party sources, industry publications and reports, including International Data Corporation’s Semiannual Software Tracker (November 2023). Such estimates and information involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates and information. The markets in which we operate are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Those and other factors could cause actual results to differ materially from the estimates and information contained in this prospectus concerning our industry and the size of the markets in which we participate.

iii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision. OneStream, Inc., the issuer in this offering, is a holding company formed to own an interest in, and act as the sole manager of, OneStream Software LLC. OneStream, Inc. is responsible for all operational, management and administrative decisions relating to OneStream Software LLC’s business and consolidates the financial results of OneStream Software LLC and its subsidiaries. OneStream Software LLC is our predecessor for financial reporting purposes.

Our Vision

Our vision is to be the operating system for modern Finance by unifying core financial functions and empowering the CFO to become a critical driver of business strategy and execution.

Overview

OneStream delivers a unified, AI-enabled and extensible software platform—the Digital Finance Cloud—that modernizes and increases the strategic impact of the Office of the CFO.

Our platform unifies core financial and broader operational data and processes within a single platform, with solutions that maintain the integrity of corporate reporting standards for Finance while providing operationally significant insights for business users. With embedded applied AI and machine learning technologies built specifically for Finance, our platform automates and streamlines workflows, accelerates analysis and improves forecast accuracy, equipping the Office of the CFO to report on, predict and guide business performance. Our platform’s extensible architecture also enables customers to rapidly adopt and develop new solutions that meet the unique and continually evolving needs of their business. The Digital Finance Cloud empowers the Office of the CFO to form a comprehensive, dynamic and predictive view of the entire enterprise, providing corporate leaders the control, visibility and agility required to proactively adjust business strategy and day-to-day execution.

In many organizations, the Office of the CFO has struggled to keep pace with the demands of modern business. Amidst ongoing global economic and geopolitical uncertainty, increased competitive pressure and evolving regulatory and financial reporting requirements, corporate leaders are asking the Office of the CFO to rapidly identify, analyze and assess these developments to guide business decision-making and outcomes. Historically, Finance teams have operated in silos, relying on fragmented technology systems based on a combination of point solutions and legacy applications that fail to provide a single source of truth for financial and operational data. Traditional Office of the CFO tools and workflows are inefficient and incapable of providing today’s corporate leaders with the timely strategic inputs they demand to dynamically manage their business.

Since our inception, our platform has been purpose-built to advance and modernize the Office of the CFO. Our co-founders and core team of software engineers include former Finance practitioners and each of them has more than three decades of experience building financial applications. They were also instrumental in developing the first generation of enterprise performance management, or EPM, software. When they started OneStream, our founding team set out to address the data quality and functional limitations of legacy finance and EPM systems and deliver a modern, cloud-based platform to comprehensively address the requirements of Finance teams and enterprise leaders. They designed our platform to improve the reliability of business data, consolidate and accelerate Finance workflows and seamlessly evolve with the needs of customers without adding technical debt.

The Digital Finance Cloud addresses the strict requirements of auditability, transparency and repeatability for critical finance and accounting processes, while maintaining the flexibility, agility and relevance essential for impactful financial and operational planning and analysis. To achieve this, our platform unifies financial and operational data from systems across the enterprise. With powerful financial intelligence across parameters such as accounts, intercompany accounting and foreign currency exchange, among others, our platform accounts for the interdependencies among processes to automatically reconcile and cascade changes, establishing a dynamic and unified data model. From this foundation, our platform allows for the reporting dimensions of each financial and operational process to be customized, empowering users to access the insights and data views that are most relevant to their needs while ultimately maintaining alignment to corporate and external reporting standards. In addition, our platform solutions are powered by sophisticated applied AI and machine learning technologies for Finance, built on our core tenets of auditability, transparency and repeatability. Our AI-powered solutions, including predictive planning and analytics and guided workflows, among others, enable enhanced productivity and more accurate forecasting.

Our unified platform’s highly differentiated capabilities enable us to deliver a comprehensive set of solutions for the Office of the CFO that eliminates the need for our customers to use multiple disparate legacy products, applications and modules. Our solutions include the following:

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Financial Close and Consolidation. Streamlines financial processes with advanced capabilities designed to automate tasks and manage the immense complexity and strict standards of financial reporting and consolidation.
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Financial and Operational Planning and Analysis. Enables financial and operational planning, budgeting, forecasting and results analysis for individual business functions and the synchronization of those plans across the entire organization.
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Financial and Operational Reporting. Provides end-to-end visibility of analytics and key metrics to all stakeholders, including executives, Finance professionals, line-of-business leaders and other business partners.

The extensible architecture of the Digital Finance Cloud enables our customers to expand their adoption of our platform and the value they derive from it. Our solutions are built on a single foundation of technical shared services, including enterprise application integration, financial data quality management, security and AI-services. Our developers, as well as a growing developer community consisting of customers and partners, can leverage these technical shared services to build additional applications directly within OneStream’s integrated software development environment. This extensible architecture and developer ecosystem accelerates the pace of innovation, expands the breadth of our financial and operational use cases and enhances the value our customers can derive from their OneStream investment.

As Finance teams experience the benefits of our unified approach that drives streamlined financial processes and improved forecasting accuracy, they often seek opportunities to deploy our platform beyond our core solutions. We offer a number of applications that address these expanded financial use cases, such as transaction matching, tax provision, account reconciliations, cash flow forecasting and lease accounting, among others.

In addition to expanded finance use cases, customers can also unify operational planning and analytics with applications built on our platform. Operational applications available today include capital planning, sales planning, workforce planning and profitability analysis, as well as machine learning-enabled demand forecasting, labor planning and merchandise financial planning. Additionally, our partners have built industry-specific applications atop our platform, such as Automotive Planning Factory.

As a result, the Digital Finance Cloud can power insights and workflows for a diverse set of business users, including Finance, sales, marketing, operations, human resources and IT professionals, embedding our platform more deeply in our customers’ organizations and their critical business processes. By unifying those business processes within our platform and data model, enterprises can eliminate departmental silos, enable cross-functional collaboration and further enrich enterprise-wide visibility while reducing technical debt.

To enable our customers to rapidly expand the use of our platform as their business needs evolve, the OneStream Solution Exchange allows them to discover, download and configure additional applications built by OneStream and many of the applications built by our development partners. We launched the OneStream Solution Exchange in 2023 and currently provide more than 90 first-party and third-party developed applications, demonstrating our continued pace of innovation and ability to deliver vertical specific applications. The OneStream Solution Exchange includes both applications available to our customers at no additional cost, as well as fee-based applications built by us or our partners.

Our customers include global enterprises, mid-market organizations and government entities. We had 1,534 customers as of September 30, 2024, increasing from 1,148 customers as of December 31, 2022. Our customers are in a broad range of industries, including industrials and manufacturing, healthcare and life sciences, consumer and retail, financial services, construction and real estate, government and education, as well as technology, media and communications. We believe our ability to address the needs of the world’s most complex organizations is evidenced by the fact that more than 80 of the Fortune 500 companies rely on OneStream as of September 30, 2024. As of September 30, 2023 and 2024, 5% of our total customers were Fortune 500 companies and collectively accounted for 14% of our software revenue in both of the nine-month periods then ended.

We primarily employ a direct sales model to sell into and expand within our customers’ organizations. Our sales force has extensive experience, industry knowledge and domain expertise of traditional financial and EPM market segments. Our sales and marketing organization engages with prospective customers across multiple in-person and virtual channels and provides them with user conferences, platform demonstrations, application guides, whitepapers, webinars, presentations and other content to accelerate their understanding of our platform and drive greater adoption. To further expand our sales channels, we have obtained government certifications, including FedRAMP Moderate, which allow us to sell our cloud-delivered offerings into the public sector. Our platform’s ability to solve the most complex challenges within the Office of the CFO provides us with a distinct advantage in our efforts to acquire new customers.

In addition, our global ecosystem of more than 250 go-to-market, implementation and development partners provides us with a significant source of lead generation and implementation support. We partner with boutique consulting firms and dedicated teams within larger consulting firms that have built their entire services practices around designing and implementing our platform for their clients. We also partner with global strategic consulting firms and global systems integrators, such as Accenture, IBM, KPMG and PwC, which introduce our platform to their clients as part of large-scale digital transformation projects as well as finance and business projects where our platform can help accelerate business initiatives and improve user experience. Our go-to-market partnerships with key technology providers, including Microsoft, enable us to better serve our customers and gain access to new accounts and buyer types. A growing number of our consulting and independent software vendor partners are building and productizing new functional and industry-specific applications atop our platform. We jointly promote these solutions through the OneStream Solution Exchange and monetize them through revenue-share arrangements. Our online community and OneStream WAVE developer conferences serve to foster and grow these developer relationships.

We maintain an organizational focus on achieving 100% customer success by delivering long-term and expanded value to our users. From initial deployment, our platform’s unified data model and integrated development tools uniquely enable us to support our customers as they seek to leverage the Digital Finance Cloud for new use cases and develop industry-specific applications. Additionally, our dedicated customer success team is exclusively focused on aiding customers in speeding deployment, advancing adoption and maximizing value and return derived from our platform.

We have achieved rapid growth since first launching our platform. For 2022 and 2023, our software revenue was $245.5 million and $343.4 million, respectively, representing year-over-year growth of 40%. Our ARR was $335.9 million and $460.4 million as of December 31, 2022 and 2023, respectively, representing year-over-year growth of 37%. We had 1,148 and 1,388 customers as of December 31, 2022 and 2023, respectively, representing year-over-year growth of 21%. We incurred net losses of $65.5 million and $28.9 million in 2022 and 2023, respectively, representing a year-over-year decrease of 56%.

For the nine months ended September 30, 2023 and 2024, our software revenue was $248.3 million and $334.4 million, respectively, representing year-over-year growth of 35%. Our ARR was $409.5 million and $539.8 million as of September 30, 2023 and 2024, respectively, representing year-over-year growth of 32%. We had 1,305 and 1,534 customers as of September 30, 2023 and 2024, respectively, representing year-over-year growth of 18%. We incurred net losses of $31.7 million and $262.2 million in the nine months ended September 30, 2023 and 2024, respectively.

Industry Background

A number of important industry trends impact how organizations manage enterprise performance, including the following:

Corporate Leaders Are Demanding That the Office of the CFO Deliver Strategic Insights and Business Guidance

As organizations operate in an increasingly complex, global and volatile environment, the ability to make data-driven business decisions dynamically and efficiently is a key driver of competitive advantage. As a result, corporate leaders are demanding that the role of the Office of the CFO evolve from one focused almost exclusively on historical record-keeping and analysis to one of serving as a strategic partner to the business. Traditionally, the Finance department’s primary function has consisted of accurately reporting on an enterprise’s past financial results and periodically forecasting future performance based largely on extrapolations of those historical results. While reporting remains critical to business performance, today’s environment demands that the Finance function becomes a continuously forward-looking organization that helps corporate leaders orchestrate informed business strategy and execution.

The Finance department sits at the intersection of strategic, operational and financial functions. Tasked with delivering a single set of definitive and auditable results, Finance’s responsibility for the accuracy of reporting and forecasting for the entire enterprise connects Finance into every functional department. This vantage point provides the Finance organization with visibility into critical business insights and processes across the enterprise. For example, the Finance team has visibility into sales planning within sales, headcount planning within HR and account reconciliations within payables, among other processes, as well as into the underlying data across disparate departmental systems. Additionally, the Finance team collaborates closely with corporate leaders, including the board of directors, the CEO, the CFO and functional leaders from sales, marketing, HR, IT, legal and other areas.

Given this connectivity across the enterprise, corporate leaders are increasingly demanding that Finance teams take on additional responsibility and provide them with the analytics needed to continually drive business performance with real-time, actionable and predictive insights that enable alignment between execution and financial outcomes. In this expanded role, Finance allows corporate leaders to predict, identify, analyze and understand emerging business trends and respond with adjustments to strategy and execution to optimize business outcomes.

Digital Transformation Efforts Have Historically Not Prioritized Modernizing the Office of the CFO

Advances in technology have significantly increased the speed and global reach of the enterprise. At the same time, competition has heightened customer expectations and investor scrutiny. In order to meet these expectations, enterprises must be capable of predicting, identifying and rapidly adapting to changes in the marketplace that can materially impact operational execution and financial results. Enterprises that can do so successfully stand to gain a meaningful advantage over their competitors.

These trends are driving organizations to invest significant resources on digital transformation efforts with the aim of increasing enterprise agility, automating transactional processes and streamlining corporate decision-making. Despite the progress that has been made in digital transformation across many front-office and corporate functions, the Office of the CFO has historically lagged behind in its investment and use of modern, digital technologies and analytics. Consequently, many Finance organizations continue to rely on legacy systems, some of which were built on decades-old technology and are unable to handle the complexity and volume of data produced by the patchwork of technology applications deployed across the enterprise. These legacy Finance systems have failed to deliver the capabilities required by the modern Office of the CFO, forcing organizations to supplement them with discrete point solutions and a fragmented array of spreadsheets that fulfill limited functions and frequently require time-consuming data reconciliation and rework. As a result of this incremental approach, Finance teams are often overwhelmed by a disparate set of tools and siloed datasets, leading to inefficient and inconstant decision-making as well as loss of competitive advantage.

Modernizing the Office of the CFO Is Extremely Challenging

While efforts to capitalize on the unique position of Finance teams and modernize the Office of the CFO have gained strategic prominence, the immense complexity of the Finance function and the disjointed nature of systems within them have presented significant logistical and technical challenges to effecting change. Traditional financial processes, including close and consolidation, reporting and planning are extremely complex. Adding to this complexity, Finance teams have typically relied on disparate data sources, siloed processes and fragmented tools to deliver their functional requirements, resulting in onerous manual reconciliation processes and inconsistent outputs. Compounded by years of under-investment in digital transformation and systems rationalization, these challenges mean that Finance teams are already struggling to deliver against their existing mandate and are therefore unable to evolve into an expanded strategic role.

Beyond the domain of the Finance function, the immense complexity of the modern enterprise has further hindered attempts to transform the role of the Office of the CFO. Digital transformation efforts have often resulted in a multitude of disparate business applications across the enterprise, with each designed to optimize data and processes for a specific function or sub-function. As a result, enterprise data exists in isolation across disconnected systems and informal or offline workflows, meaning that Finance teams cannot designate one single system as the definitive source of truth. Prevented from developing a holistic view of the organization, Finance teams are unable to achieve enterprise-wide visibility and enable business agility, limiting their ability to support critical business and strategic objectives.

As a result of these challenges, organizations are finding that they lack the fundamental data, technology and specialized technical expertise required to modernize the Office of the CFO. To evolve, organizations are demanding a platform-based approach that provides the enterprise-wide control, visibility and agility needed to transform Finance function.

AI Has Not Successfully Been Implemented Across the Office of the CFO

The emergence of AI technologies is presenting business leaders with a generational opportunity to transform their organizations and build competitive strength. In particular, with the Office of the CFO under pressure to evolve into a strategic partner for the business, CFOs recognize the potential of AI to deliver advanced insights, productivity and accuracy to specific financial and business processes, such as demand forecasting, workforce planning and budgeting, which can vastly enhance the Finance function’s capacity to drive business change.

Despite the clear opportunity that AI presents, previous efforts to employ these technologies within the enterprise have encountered significant obstacles. At the organizational level, the complexity of enterprise technology systems has meant that the implementation of AI technologies, which require consistent, accurate and unified data sets, has been extremely challenging. For the Finance function specifically, concerns about data accuracy, auditability, security and the specialized nature of financial processes present additional hurdles for the adoption of AI. Processes like planning, reporting and budgeting require deep financial expertise, while the successful development of AI toolsets has historically required an understanding of data science and software development. The relative scarcity of employees with these overlapping skillsets has limited the ability of organizations to develop specific AI use cases that effectively support the Finance function. As a result, CFOs and other corporate leaders are increasingly seeking applied AI solutions that are purpose-built for Finance to address process complexity and exponentially improve efficiency, repeatability and accuracy of specific financial processes.

Our Platform

Our platform delivers a comprehensive set of solutions for the Office of the CFO: financial close and consolidation; financial and operational planning and analysis; and financial and operational reporting. The functionality of our Finance solutions can be extended with applications that leverage the common capabilities and unified data model of the platform and are designed to power additional operational business processes, all built on the shared platform services of our Digital Finance Cloud. Each of our solutions is fully capable standalone and out-of-the-box, giving customers the flexibility to adopt multiple solutions from the outset, or start with a single solution and expand applications and use cases over time as their business needs evolve. By deploying our solutions and applications together, our customers can unify critical financial and operational business processes within a single platform, creating a single source of truth for business performance and planning data across the enterprise.

In addition to our financial and operational capabilities, the Digital Finance Cloud embeds powerful applied AI and machine learning technologies to further enhance our offering to customers. Our Finance-specific AI and machine learning engines are built directly on our unified data model, ensuring seamless integration with our Finance solutions. With end-to-end data management and intuitive pre-built machine learning processes, our applied AI and machine learning engines empower Finance and operations teams to make informed business decisions and forecast with great speed and accuracy in today’s highly complex modern business environment.

Through the OneStream Solution Exchange, our customers can currently download, configure and deploy more than 90 OneStream- and third-party-developed applications on a self-serve basis. These applications allow customers to enhance existing business processes and further expand the functionality of our platform to new departments, all without requiring additional integration or IT complexity. Customers and partners can develop applications that are configured to address the specific financial and operational business processes of their organization or industry vertical. The extensible architecture of our platform allows us, our partners and our customers to continually develop, integrate and use new applications through the OneStream Solution Exchange, creating a highly differentiated and scalable offering.

Our platform integrates with hundreds of data sources, including enterprise resource planning (ERP), customer relationship management (CRM), supply chain management (SCM), human capital management (HCM) and other management systems and enterprise data warehouses, to seamlessly ingest and aggregate massive amounts of financial and operational data from across the entire enterprise. Our highly differentiated platform eliminates the need for users to manually retrieve data from one system, transform that data and port it across multiple systems and business intelligence and reporting tools. In combination with enterprise-grade security features, this helps to ensure the protection of an organization’s critical and highly sensitive data in accordance with regulations and recommended enterprise financial controls. Our platform also features collaboration tools that enable users to interact and share information across business processes directly within our platform to eliminate the inefficiencies resulting from discrete, offline processes. Our applied AI and machine learning capabilities for Finance, including our Sensible ML application, are embedded throughout, enabling users to take advantage of market-leading automated planning and forecasting capabilities.

The key elements of the Digital Finance Cloud that power our core solutions and applications include:

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Financial Intelligence. Our platform features sophisticated, integrated financial intelligence that enables complex calculations and analysis within a flexible model.
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Unified Data Model. Our platform utilizes a unique relational blending capability that combines, transforms and analyzes complex financial and operational data to enable users to create a unified model spanning their entire enterprise.
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Data Quality Engine. Our platform ensures robust financial and operational data quality across all business processes with strict controls and guided workflows through all data management, verification, analysis, certification and locking processes.
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Integrated Software Development Environment. Our platform features a robust software development environment to enable OneStream, our customers and partners to rapidly build additional functional or industry-specific applications.
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Transactional Matching and Analytics. Our platform analyzes vast amounts of detailed transactional data and blends it with validated financial and operational data in near-real time to detect emerging trends and signals.
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AI-enabled Forecasting. Our platform allows users to integrate AI-enabled forecasting capabilities directly into key planning processes, such as demand forecasting, labor planning and sales planning.

Our Key Strengths

We believe we have the following key advantages over our competitors’ existing offerings:

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Single Source of Truth. The Digital Finance Cloud acts as the single source of truth for an organization’s critical financial and operational data and workflows. With the ability to aggregate enterprise-wide business data, powered by our unique relational blending capability, customers can analyze the financial impact of operational decisions in real-time and proactively adjust business strategies accordingly. By leveraging this unified data model, our platform enables Finance and operating teams to implement function-specific applications that deliver data that meet both corporate and external reporting standards, while remaining immediately relevant to daily business operations. The combination of these capabilities enables our customers to access reporting and insights across every level of the organization.
•
Streamlined Workflows. With our platform, customers can accelerate financial and operational workflows with greater consistency, accuracy and transparency. Consolidating data and business processes onto a single platform eliminates the need for users to integrate, validate or reconcile data and metadata across systems. Our platform’s unified data model, guided workflows and collaboration capabilities enable organizations to further streamline their business processes and seamlessly integrate our predictive AI tools directly into their existing financial and operational processes. This in turn allows enterprises to increase organizational efficiency, reduce the potential for errors and enhance the security of critical financial and operational data.
•
Actionable Insights. Our platform ingests, processes and interprets vast amounts of financial and operational data to enable real-time insights into the entire enterprise. With interactive dashboards and guided reporting, business users and executives can visualize key trends and modify variables to analyze the impact of changes to models, plans and forecasts under different scenarios. These capabilities provide corporate leaders with real-time access to aggregated financial and operational results within a single pane of glass, significantly enhancing the decision-making process.
•
AI and Machine Learning-Enabled Predictive Capabilities. Our modern Finance-focused applied AI and machine learning engines are purpose-built to enhance key financial and operational analyses and processes. This empowers users to accelerate and increase accuracy of auditable forecasts, which can be fed directly into existing financial and operational processes to create data-driven and dynamic plans. Our platform’s AI and machine learning capabilities allow organizations to anticipate business trends in real-time, vastly improving upon existing planning and forecasting techniques. The actionable insights provided by these capabilities allow corporate leaders to understand how strategic decisions translate into business outcomes, enabling them to be agile, forward-looking and data-driven in aligning operational decisions to financial outcomes.
•
Extensible Platform. Our highly extensible platform enables customers to deploy OneStream- and partner-developed applications across several layers of their organization. Via the OneStream Solution Exchange, customers can discover, download and deploy additional industry- and function-specific applications developed by us and our partners to extend the value of their core OneStream investment. As these extended applications are built natively on our platform, they leverage our common data model and shared platform services, allowing our customers to simplify deployment and realize rapid time to value. Additionally, our platform’s integrated development tools allow customers to develop and implement new applications directly, further enhancing the strength of our offering. This extensibility ultimately reduces IT complexity, increases the long-term value of our platform and allows our platform to seamlessly evolve with our customers.
•
Enterprise-Grade and Highly Scalable. We have built our platform, data model and analytics and AI engines to provide the reliability and scale required for the world’s largest and most complex enterprise environments. Our platform is capable of efficiently processing enterprise-scale data sets and workloads. Our platform’s cloud architecture provides customers with the flexibility to increase consumption of our services on-demand to meet the needs of their organization. The Digital Finance Cloud empowers enterprises to address the most complex challenges facing the Office of the CFO.

•
Lower Total Cost of Ownership. As an end-to-end platform, we enable customers to consolidate workflows that historically occurred across numerous legacy systems, eliminating the need to maintain multiple disparate applications and data sets. This allows them to rationalize the costs and time associated with integrating, maintaining and upgrading these systems. In addition, by operating within a single unified framework, Finance and business unit teams are able to increase their productivity and efficiency.

With our powerful Digital Finance Cloud, we are fundamentally redefining the capabilities of the Office of the CFO, empowering Finance to go beyond historical reporting to become a strategic driver of critical business planning, strategy and outcomes. Our differentiated approach disrupts existing approaches to traditional financial processes that require Finance teams to manually integrate financial and operational data from disparate legacy systems. Our platform enables a modern approach to Finance by allowing enterprises to unify critical business processes for users across the organization to provide a single source of truth for Finance and operations. As a result, our platform provides exceptional visibility into enterprise performance, enhances planning and forecasting accuracy and facilitates business agility.

Our Market Opportunity

We believe that transforming the Office of the CFO into a key driver of strategy and execution is critical for many organizations operating in today’s highly complex and constantly changing business environment. We estimate our total addressable market opportunity across all enterprises and mid-market organizations to be approximately $50 billion as of December 31, 2023. Our cloud-based platform enables a modern and expanded approach to finance and EPM, which is sometimes also referred to as corporate performance management, or CPM. As such, we believe we are well-positioned relative to our competitors to take advantage of this opportunity.

We believe that the Office of the CFO is one of the few areas within the enterprise software space that has yet to be modernized and digitized. The market for financial and EPM applications has historically been dominated by large, legacy incumbents, including IBM, Infor, Oracle and SAP, which have failed to adapt their offerings to support the strategic evolution of the Finance function. The product offerings from these vendors include decades-old technologies with limited financial process capabilities, and many have become obsolete through recent end-of-life announcements. According to IDC, the aggregate revenue generated by IBM, Infor, Oracle and SAP from financial applications and enterprise performance management applications in 2022 was approximately $9.8 billion. We believe that this spend by enterprises on legacy applications represents a sizeable, tangible and near-term market opportunity, which we are well-positioned to address via our Digital Finance Cloud platform. See the section titled “Market, Industry and Other Data” for additional information.

We expect the total addressable market opportunity and our market share to continue to grow as we partner with our customers to extend the functionality of our core solutions with applications to power additional business processes, which will enable our customers to expand to more users and new use cases and help them realize the full potential of our platform.

Our Growth Strategy

Key elements of our growth strategy include:

•
Acquire New Customers. The broad digital transformation efforts in the Office of the CFO, as well as the ongoing replacement cycle in the large installed base of legacy finance systems, provide us with a natural entry point to engage with prospective customers.
•
Expand the Number of Finance Users on Our Platform. We typically land with customers as the primary system of record for finance functions. As the system of record, we often become the center of gravity within Finance organizations and organically consolidate adjacent tasks on our platform, adding additional Finance users and use cases in the process. Given our broad platform capabilities and our large customer base, we believe expanding the number of users within the Office of the CFO of our existing customers represents a significant opportunity.

•
Expand Our International Footprint. We believe there is a significant opportunity to grow our international business. Revenue generated from customers outside of the United States accounted for 27% and 30% of our total revenue in 2022 and 2023, respectively, and 30% in both the nine months ended September 30, 2023 and 2024.
•
Grow Our Partner Ecosystem. We have built a robust partner ecosystem, and we believe that expanding our partner network will allow us to more efficiently target large enterprises and mid-market organizations. Our partnership network expands our coverage footprint, creates attractive go-to-market channels, facilitates opportunities for product differentiation by building applications on our platform and helps speed the adoption of our platform.
•
Extend Further Into Operations. By leveraging a single, unified data model for both finance and operations, our customers are able to realize the full value of our platform approach. We intend to work closely with our customers and partners to extend their use of our platform beyond the Office of the CFO, allowing us to grow the number of users and use cases on our platform.
•
Extend Our Technology Leadership. We intend to make substantial investments in research and development, including in the areas of applied machine learning and AI technologies, to expand and strengthen our offerings. For example, in May 2024, we acquired the remaining equity interests of DataSense LLC, or DataSense, to continue our development of AI-enabled solutions. In addition, we will continue to expand our engagement with the OneStream developer community to improve the value proposition of our platform, including vertical-specific applications and functionality in areas such as healthcare, manufacturing and financial services.

Risk Factors Summary

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. The following is a summary of the principal risks we face, any of which could adversely affect our business, operating results, financial condition or prospects:

•
Our rapid growth may not be sustainable or indicative of our future growth.
•
Our business could be harmed if we fail to manage our operations to support our rapid growth and potential future growth.
•
We have a history of operating losses and may not achieve or sustain profitability in the future.
•
We face intense competition and could lose market share to our competitors, which could adversely affect our business, operating results and financial condition.
•
If our industry does not continue to develop as we anticipate or if potential customers do not continue to adopt our platform and applications, our sales will not grow as quickly as expected, or at all, and our business, operating results and financial condition would be harmed.
•
If our platform or applications contain serious errors or defects, we might lose revenue and market acceptance and suffer harm to our reputation, and might incur costs to defend or settle product liability claims.
•
Our business depends substantially on our customers renewing their subscriptions and expanding their use of our platform. If our customers do not renew their subscriptions, if they renew on less favorable terms or if they do not add more users, our business, operating results and financial condition will be adversely affected.
•
Our sales cycles can be long and unpredictable, particularly with respect to large enterprises, and our sales efforts require considerable time and expense.

•
Our revenue growth depends in part on the success of our strategic relationships with third parties, including go-to-market and implementation partners, and if we are unable to establish and maintain successful relationships with them, our business, operating results and financial condition could be adversely affected.
•
We recognize revenue from SaaS subscriptions to our platform over the terms of these subscriptions. Consequently, increases or decreases in new sales may not be immediately reflected in our operating results and may be difficult to discern.
•
Our continued transition to a SaaS-based model could cause our operating results to fluctuate.
•
Changes in our pricing model could harm our business, operating results and financial condition.
•
Our quarterly results might fluctuate, and, if we fail to meet the expectations of analysts or investors, our stock price and the value of your investment could decline substantially.
•
Our long-term success depends, in part, on our ability to expand the sales of our platform to customers located outside of the United States, and thus our business is susceptible to risks associated with international sales and operations.
•
If our security controls or those of our vendors are breached or unauthorized, unlawful or inadvertent access to customer data or other data we maintain or process is otherwise obtained, our platform and applications might be perceived as insecure, we might lose existing customers or fail to attract new customers, and we might incur significant liabilities.
•
Privacy, data protection and data security concerns, and data collection and transfer restrictions and related domestic or foreign regulations may limit the use and adoption of our platform and adversely affect our business, operating results and financial condition.
•
Our principal asset is our interest in OneStream Software LLC, and we depend on OneStream Software LLC and its consolidated subsidiaries for our operating results, cash flows and distributions.
•
We will be required to pay the TRA Members for certain tax benefits we might claim, and we expect that the payments we will be required to make will be substantial.
•
The amounts that we might be required to pay to the TRA Members under the TRA might be accelerated in certain circumstances and might also significantly exceed the actual tax benefits that we ultimately realize.
•
Our organizational structure, including the TRA, confers certain benefits upon the TRA Members, including KKR, which do not benefit Class A common stockholders to the same extent as it benefits the TRA Members, and imposes additional costs on us.
•
Our Class C common stock and Class D common stock are entitled to ten votes per share, which has the effect of concentrating voting control with the holders of our Class C common stock and Class D common stock, including KKR and our co-founder and chief executive officer. This limits or precludes our other stockholders’ ability to influence corporate matters and may have a negative impact on the price of our Class A common stock.
•
KKR currently controls us and will continue to be able to significantly influence us after the completion of this offering, and KKR’s interests may conflict with our or our Class A common stockholders’ interests.
•
Our certificate of incorporation contains provisions renouncing our interest and expectation to participate in certain corporate opportunities identified by, or presented to, KKR or its affiliates, other than those presented to representatives of KKR or its affiliates in their capacity as members of our board of directors, which could create conflicts of interest and have a material adverse effect on our business, operating results, financial condition and prospects if attractive corporate opportunities are allocated by KKR to itself, its affiliates or third parties instead of to us.

Our Risk Factors are not guarantees that no such conditions exist as of the date of this prospectus and should not be interpreted as an affirmative statement that such risks or conditions have not materialized, in whole or in part.

IPO and Reorganization Transactions

IPO

On July 25, 2024, OneStream, Inc. completed the IPO in which it sold 21,729,333 shares of its Class A common stock, par value $0.0001 per share, including the full exercise of the underwriters’ option to purchase additional shares, at a public offering price of $20.00 per share. OneStream, Inc. received net proceeds from the IPO of $409.6 million, net of underwriting discounts and commissions of $25.0 million, but before deducting offering expenses. OneStream, Inc. used $352.9 million of the proceeds to purchase 18,723,296 newly issued LLC Units of OneStream Software LLC and $56.7 million of the proceeds to purchase 3,006,037 issued and outstanding LLC Units from certain members of OneStream Software LLC in the IPO Synthetic Secondary, in each case at a price per unit equal to the IPO price to the public, net of underwriting discounts and commissions. OneStream, Inc. in turn caused OneStream Software LLC to use the net proceeds contributed to it for the newly issued LLC Units to pay the expenses of the IPO, and for general corporate purposes, including working capital, operating expenses and capital expenditures.

Certain of OneStream, Inc.’s existing stockholders sold 6,445,667 shares of Class A common stock in the IPO at the public offering price of $20.00 per share. These included 459,230 shares of our Class A common stock that were issued upon exercise of options granted under the 2019 Common Unit Option Plan, or the 2019 Plan, to certain of our executive officers and other employees, at a weighted-average exercise price of $7.08, for total gross proceeds to OneStream, Inc. of approximately $3.3 million, which we refer to as the IPO Option Exercise. OneStream, Inc. did not receive any proceeds from the sale of shares by the selling stockholders in the IPO.

We refer to the IPO, the IPO Synthetic Secondary and the IPO Option Exercise collectively as the IPO Transactions.

Reorganization Transactions

Prior to the Reorganization Transactions described below, OneStream, Inc. had no operations and was a wholly owned subsidiary of OneStream Software LLC. On July 23, 2024, in connection with the IPO, OneStream, Inc. and OneStream Software LLC completed the Reorganization Transactions, which included the following:

•
The Amended LLC Agreement was adopted, which amended and restated the prior operating agreement of OneStream Software LLC to, among other things: (1) appoint OneStream, Inc. as the sole manager of OneStream Software LLC and (2) effectuate the reclassification of all of the then-outstanding preferred units, common units and incentive units of OneStream Software LLC into a single class of non-voting LLC Units. The then-outstanding preferred units and common units were reclassified into an equal number of LLC Units, and the 8,632,763 then-outstanding incentive units were reclassified into 6,591,178 LLC Units.
•
The certificate of incorporation of OneStream, Inc. was amended and restated to, among other things, authorize additional shares of four series of common stock, Class A common stock, Class B common stock, Class C common stock and Class D common stock, and one class of preferred stock.
•
The Blocker Mergers were completed, in which Former Members contributed their LLC Units to OneStream, Inc. in exchange for shares of Class D common stock.
•
OneStream, Inc. entered into (1) the Stockholders’ Agreement with KKR Dream Holdings LLC, (2) the Registration Rights Agreement with KKR Dream Holdings LLC and certain of its affiliates, and certain other parties and (3) the Tax Receivable Agreement, or the TRA, with OneStream Software LLC, certain Former Members and the Continuing Members. For a description of the terms of the Stockholders’ Agreement, the

Registration Rights Agreement and the TRA, see the section titled “Certain Relationships and Related Party Transactions.”

As the sole manager of OneStream Software LLC, OneStream, Inc. controls all of the business operations, affairs and management of OneStream Software LLC. Immediately following the completion of the Reorganization Transactions and the IPO, including the full exercise of the underwriters’ option to purchase additional shares, OneStream, Inc. held 160,256,358 LLC Units, representing approximately 68.4% ownership interest in OneStream Software LLC. As a result, OneStream, Inc. consolidates OneStream Software LLC’s financial results and reports a noncontrolling interest related to the portion of OneStream Software LLC not owned by OneStream, Inc.

The amended and restated certificate of incorporation of OneStream, Inc. and the Amended LLC Agreement require OneStream Software LLC and OneStream, Inc. to, at all times, maintain (1) a one-to-one ratio between the number of LLC Units owned by OneStream, Inc. and the number of shares of Class A common stock and Class D common stock outstanding and (2) a one-to-one ratio between the number of shares of Class B common stock and Class C common stock owned by the Continuing Members and the number of LLC Units owned by the Continuing Members.

Ownership Structure

Prior to the completion of the Reorganization Transactions and the IPO, we conducted our business and affairs through OneStream Software LLC, a Delaware limited liability company, which was owned entirely by the owners of limited liability company interests of OneStream Software LLC, and various directly and indirectly wholly owned subsidiaries of OneStream Software LLC. The IPO was conducted through what is commonly referred to as an “Up-C” structure, which has been used a number of times by partnerships and limited liability companies when they decide to undertake an initial public offering. To implement the Up-C structure we effected the Reorganization Transactions. Unless otherwise stated or the context otherwise requires, all information in this prospectus reflects the completion of the Reorganization Transactions. The shares being offered hereby are shares of Class A common stock of OneStream, Inc., a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes.

The following diagram depicts our organizational structure immediately following the completion of this offering and the Synthetic Secondary, assuming no exercise by the underwriters of their option to purchase additional shares of our Class A common stock. At that time, shares of our Class C common stock and Class D common stock beneficially owned by KKR will represent an aggregate 49.3% voting interest and 29.8% economic interest in OneStream, Inc., and 41.1% economic interest on a consolidated basis with OneStream Software LLC, and shares of our Class C common stock and Class D common stock beneficially owned by Mr. Shea will represent an aggregate 8.4% voting interest and 9.7% economic interest in OneStream, Inc., and 7.0% economic interest on a consolidated basis with OneStream Software LLC.

The following table presents the outstanding common stock of OneStream, Inc. and outstanding LLC Units of OneStream Software LLC after giving effect to this offering and the Synthetic Secondary:

	OneStream, Inc.					OneStream Software LLC
	Class A Common Stock	Class B Common Stock	Class C Common Stock	Class D Common Stock	Total	LLC Units
KKR	—	—	46,694,373	49,681,278	96,375,651	46,694,373
Directors and executive officers	—	—	3,441,343	28,094,003	31,535,346	3,441,343
All other existing stockholders	28,265,084	—	17,595,210	45,710,381	91,570,675	17,595,210
Investors in this offering	15,000,000	—	—	—	15,000,000	—
OneStream, Inc.	—	—	—	—	—	166,750,746
Total outstanding	43,265,084	—	67,730,926	123,485,662	234,481,672	234,481,672

The following table presents the economic interests and combined voting power in OneStream, Inc. held by KKR; our directors and executive officers; all our other stockholders prior to this offering; and investors in this offering, after giving effect to this offering and the Synthetic Secondary:

	Common Stock Owned(1)		Voting Power(2)
	Shares	Percent	Votes	Percent
KKR	96,375,651	41.1%	963,756,510	49.3%
Directors and executive officers	31,535,346	13.4%	315,353,460	16.1%
All other existing stockholders	91,570,675	39.1%	661,320,994	33.8%
Investors in this offering	15,000,000	6.4%	15,000,000	0.8%
Total	234,481,672	100.0%	1,955,430,964	100.0%

(1)
Reflects the sum of shares of our Class A common stock, Class B common stock, Class C common stock and Class D common stock, which represents direct and indirect economic ownership in us and our subsidiaries. Each share of our Class A common stock and Class D common stock has the same economic interest. Our Class B common stock and Class C common stock do not have any economic rights, but each share of our Class B common stock and Class C common stock are held along with one LLC Unit.
(2)
Based on beneficial ownership, reflects one vote per share of Class A common stock, one vote per share of Class B common stock, ten votes per share of Class C common stock and ten votes per share of Class D common stock. See the section titled “Principal and Selling Stockholders” for additional information.

In addition, we are party to a stockholders’ agreement with KKR Dream Holdings LLC which, among other things, provides that so long as KKR and its affiliates own (1) at least 40% of our outstanding common stock, KKR will have the right to nominate a majority of our board of directors, and (2) at least 10% but less than 40% of our outstanding common stock, KKR will have the right to nominate a percentage of the authorized number of directors equal to KKR’s ownership of our outstanding common stock (rounded up to the nearest whole director). Immediately following the completion of this offering and the Synthetic Secondary, in which KKR is offering to sell an aggregate of 12,369,463 shares of its common stock (or 14,224,882 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full), KKR will own 41.1% of our outstanding common stock (or 40.3% if the underwriters exercise their option to purchase additional shares of Class A common stock in full). Accordingly, the five of eight members of our board of directors nominated by KKR pursuant to the stockholders’ agreement are expected to continue to serve on our board of directors upon the completion of this offering and the Synthetic Secondary, and KKR will continue to control decisions on all matters requiring board approval and our operations and policies. See the section titled “Risk Factors—Risks Related to Ownership of Our Class A Common Stock and this Offering—KKR currently controls us and will continue to be able to significantly influence us after the completion of this offering, and KKR’s interests may conflict with our or our Class A common stockholders’ interests.” The stockholders’ agreement also provides that so long as KKR owns at least 25% of our outstanding common stock, KKR’s consent will be required for us to enter into any transaction or agreement that results in a change in control, and for the termination, hiring or appointment of our chief executive officer. See the section titled “Description of Capital Stock—Stockholders’ Agreement” for an additional description of the stockholders’ agreement.

Channels for Disclosure of Information

Investors, the media and others should note that we announce material information to the public through filings with the Securities and Exchange Commission, or SEC, the investor relations page on our website, press releases, public conference calls and webcasts. The information disclosed by the foregoing channels could be deemed to be material information. However, information disclosed through these channels does not constitute part of this prospectus and is not incorporated by reference herein. Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.

Corporate Information

We were incorporated in Delaware on October 15, 2021 and have no material assets other than our ownership of LLC Units and have not engaged in any business or other activities except in connection with the Reorganization Transactions described in the section titled “—IPO and Reorganization Transactions—Reorganization Transactions.” Our principal executive offices are located at 191 N. Chester Street, Birmingham, Michigan 48009. Our telephone number is (248) 650-1490. Our website is www.onestream.com. Information contained on, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

We use OneStream, the OneStream logo and other marks as trademarks in the United States and other countries. This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entity.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As such, we may take advantage of reduced disclosure and other requirements otherwise generally applicable to public companies, including:

•
presentation of only two years of audited financial statements and related financial disclosure;
•
exemption from the requirement to have our registered independent public accounting firm attest to our internal control over financial reporting;
•
reduced disclosure about our executive compensation arrangements; and
•
exemption from the requirement to hold non-binding advisory votes on executive compensation or golden parachute arrangements.

We will remain an emerging growth company until the earliest to occur of: (1) the last day of the fiscal year in which we have $1.235 billion or more in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates; (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; and (4) the last day of the fiscal year ending after the fifth anniversary of the IPO.

As a result of our emerging growth company status, we have taken advantage of reduced reporting requirements in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. In particular, in this prospectus, we have provided only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations, and we have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies unless it otherwise irrevocably elects not to avail itself of this exemption. We have elected to use this extended transition period until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. As a result, our consolidated financial statements may not be comparable to the financial statements of companies that comply with new or revised accounting pronouncements as of public company effective dates.

THE OFFERING

Issuer	OneStream, Inc.

Class A common stock offered by us	5,993,052 shares.

Class A common stock offered by the selling stockholders	9,006,948 shares.

Underwriters’ option to purchase additional shares of Class A common stock from us	898,957 shares.

Underwriters’ option to purchase additional shares of Class A common stock from the selling stockholders	1,351,043 shares.

Class A common stock to be outstanding immediately after this offering	43,265,084 shares (or 45,515,084 shares if the underwriters exercise their option to purchase additional shares in full).

Class B common stock to be outstanding immediately after this offering	None.

Class C common stock to be outstanding immediately after this offering	67,730,926 shares (or 66,770,281 shares if the underwriters exercise their option to purchase additional shares in full).

Class D common stock to be outstanding immediately after this offering	123,485,662 shares (or 122,196,307 shares if the underwriters exercise their option to purchase additional shares in full).

LLC Units to be held by us immediately after this offering

166,750,746 LLC Units, representing approximately 71.1% of the economic interest in OneStream Software LLC (or 167,711,391 LLC Units, representing approximately 71.5% of the economic interest in OneStream Software LLC if the underwriters exercise their option to purchase additional shares in full).

LLC Units to be held by the Continuing Members immediately after this offering

67,730,926 LLC Units, representing approximately 28.9% of the economic interest in OneStream Software LLC (or 66,770,281 LLC Units, representing approximately 28.5% of the economic interest in OneStream Software LLC if the underwriters exercise their option to purchase additional shares in full).

Total Class A common stock, Class C common stock and Class D common stock to be outstanding immediately after this offering	234,481,672 shares.

Ratio of shares of Class A common stock and Class D common stock to LLC Units

The Amended LLC Agreement requires that we and OneStream Software LLC at all times maintain a one-to-one ratio between the aggregate number of shares of Class A common stock and Class D common stock outstanding and the number of LLC Units owned by us.

Ratio of shares of Class B common stock and Class C common stock to LLC Units

The Amended LLC Agreement requires that we and OneStream Software LLC at all times maintain a one-to-one ratio between the number of shares of Class B common stock and Class C common stock owned by the Continuing Members and their respective permitted transferees and the number of LLC Units owned by the Continuing Members and their respective permitted transferees.

Use of proceeds

We estimate that the net proceeds to us from the sale of shares of our Class A common stock in this offering will be approximately $179.7 million (or approximately $206.7 million if the underwriters exercise their option to purchase additional shares in full), based on the public offering price of $31.00 per share, and after deducting underwriting discounts and commissions, but before deducting any estimated expenses payable by us in connection with this offering.

Upon the closing of this offering, we will use all of the net proceeds to us from the sale of shares of Class A common stock in this offering, including any proceeds received pursuant to the exercise of the underwriters option to purchase additional shares from us, to purchase an equal number of issued and outstanding LLC Units (and purchase and cancel an equal number of shares of Class C common stock) from KKR Dream Holdings LLC in the Synthetic Secondary at a purchase price per LLC Unit equal to the public offering price per share of Class A common stock in this offering, net of underwriting discounts and commissions. Accordingly, OneStream Software LLC will not receive any proceeds from this offering and, upon the closing of this offering and the Synthetic Secondary, the total number of outstanding shares of common stock of OneStream, Inc. and LLC Units of OneStream Software LLC will remain the same. See the sections titled “Use of Proceeds” and “Certain Relationships and Related Party Transactions.”

We estimate that the offering expenses (other than the underwriting discount and commissions) will be approximately $1.5 million.

We will not receive any of the proceeds from the sale of Class A common stock by the selling stockholders in this offering. The selling stockholders will bear the underwriting discounts and commissions attributable to their sale of our Class A common stock. See the section titled “Use of Proceeds.”

Voting, conversion and economic rights

We have four series of authorized common stock: Class A common stock, Class B common stock, Class C common stock and Class D common stock. The rights of the holders of Class A common stock, Class B common stock, Class C common stock and Class D common stock are identical, except with respect to voting rights, conversion rights and economic rights. Each share of Class A common stock is entitled to one vote per share and has economic rights. Each share of Class B common stock is entitled to one vote per share, is cancellable upon the redemption or exchange of one LLC Unit for cash or one share of Class A common stock as further detailed below and has no economic rights. Each share of Class C common stock is entitled to ten votes per share, is cancellable upon the redemption or exchange of one LLC Unit for cash or one share of Class D common stock as further detailed below and has no economic rights. Each share of Class D common stock is entitled to ten votes per share, is convertible into one share of Class A common stock as further detailed below and has economic rights.

Immediately following the completion of this offering and the Synthetic Secondary, shares of our Class C common stock and Class D common stock beneficially owned by KKR and Mr. Shea, our co-founder and chief executive officer, will represent approximately 49.3% and 8.4%, respectively, of the voting power of our outstanding common stock, assuming no exercise of the underwriters’ option to purchase additional shares. See the sections titled “Principal and Selling Stockholders” and “Description of Capital Stock.”

When LLC Units are redeemed, in exchange for, at OneStream, Inc.’s election (determined solely by the Disinterested Majority), cash or Class A common stock or Class D common stock, as applicable, pursuant to the Amended LLC Agreement as described below, a corresponding number of shares of Class B common stock or Class C common stock, as applicable, will be cancelled.

Dividend policy

We do not intend to pay dividends on our Class A common stock or our Class D common stock in the foreseeable future. Holders of our Class B common stock and Class C common stock are not entitled to participate in any dividends declared by our board of directors.

We are a holding company, and our principal asset is LLC Units in OneStream Software LLC. If, however, we decide to pay a dividend in the future, we would need to cause OneStream Software LLC to make distributions to us in an amount sufficient to cover such dividend. If OneStream Software LLC makes such distributions to us, the other holders of LLC Units will be entitled to receive pro rata distributions.

Our future ability to pay cash dividends on our capital stock is limited by the terms of our existing credit facility and may be limited by any future debt instruments or preferred securities incurred or issued by us or our subsidiaries. See the sections titled “Dividend Policy” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for additional information.

Exchange and redemption rights

Continuing Members have the right, subject to certain exceptions and limitations, to have their LLC Units redeemed by OneStream Software LLC in exchange for, at OneStream, Inc.’s election (determined solely by the Disinterested Majority), cash or shares of OneStream, Inc.’s (1) Class A common stock, if such Continuing Member is a holder of Class B common stock, or (2) Class D common stock, if such Continuing Member is a holder of Class C common stock, in each case on a one-for-one basis subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. Alternatively, at OneStream, Inc.’s election (determined solely by the Disinterested Majority), we may effect a direct exchange by OneStream, Inc. of such Class A common stock, Class D common stock or such cash, as applicable, for such LLC Units. Simultaneously with the payment of cash or issuance of shares of Class A common stock or Class D common stock, as applicable, in connection with a redemption or exchange of LLC Units pursuant to the terms of the Amended LLC Agreement, a number of shares of our Class B common stock or Class C common stock, as applicable, registered in the name of the redeeming or exchanging Continuing Member will automatically be cancelled for no consideration on a one-for-one basis with the number of LLC Units so redeemed or exchanged.

Tax Receivable Agreement

Redemptions or exchanges of LLC Units for cash or shares of our Class A common stock or Class D common stock are expected to produce favorable tax attributes for us. These tax attributes would not be available to us in the absence of those transactions. We are a party to the TRA along with the TRA Members (including KKR). Under the TRA, we generally expect to retain the benefit of approximately 15% of the applicable tax savings after our payment obligations below are taken into account. Under the TRA, we generally are required to pay the TRA Members 85% of the applicable savings, if any, in income tax that we realize, or in some circumstances are deemed to realize, as a result of (1) certain tax attributes that are created as a result of the redemptions or exchanges of their LLC Units (calculated under certain assumptions), (2) any net operating losses available to us as a result of the Blocker Mergers, (3) tax benefits related to imputed interest and (4) payments under the TRA. For purposes of calculating the income tax savings we realize, or are deemed to realize, under the TRA, we will calculate the income tax savings using the actual applicable U.S. federal income tax rate in effect for the applicable tax period and an assumed weighted-average state and local income tax rate. Should we elect to terminate the TRA immediately following this offering, assuming no material changes in the relevant tax laws or tax rates and assuming the present value of such tax benefit payments are discounted at a rate equal to SOFR plus 100 basis points, currently at 5.8% per year, compounded annually, we estimate that the aggregate of termination payments would be approximately $403.1 million, based on the public offering price of $31.00 per share in this offering. See the section titled “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

Conflicts of interest

KKR beneficially owns in excess of 10% of our issued and outstanding common stock and will continue to do so upon the completion of this offering. KKR will also receive 5% or more of the net proceeds of this offering due to KKR’s sale of Class A common stock in this offering and our purchase of LLC Units from KKR Dream Holdings LLC in the Synthetic Secondary. Because KKR Capital Markets LLC, an affiliate of KKR, is an underwriter for this offering, KKR Capital Markets LLC is deemed to have a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in FINRA Rule 5121, exists for our Class A common stock. See the sections titled “Use of Proceeds” and “Underwriters (Conflicts of Interest).”

Risk factors	See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.

Nasdaq Global Select Market trading symbol	“OS”

The total number of shares of Class A common stock, Class C common stock and Class D common stock that will be outstanding immediately after this offering is based on 234,481,672 shares of our common stock outstanding as of September 30, 2024, and excludes:

•
36,694,039 shares of Class A common stock issuable upon the exercise of outstanding stock options under the 2019 Plan as of September 30, 2024, with a weighted-average exercise price of $10.38;

•
2,407,368 shares of Class A common stock issuable upon the exercise of outstanding stock options under the 2024 Plan as of September 30, 2024, with a weighted-average exercise price of $20.00;
•
186,927 shares of Class A common stock issuable upon vesting and settlement of outstanding restricted stock units under the 2024 Plan awarded as of September 30, 2024;
•
29,505,705 shares of Class A common stock reserved for future issuance under the 2024 Plan as of September 30, 2024; and
•
10,700,000 shares of Class A common stock reserved for future issuance under the ESPP as of September 30, 2024.

The 2024 Plan and the ESPP each provide for annual automatic increases in the number of shares of our Class A common stock reserved thereunder, and the 2024 Plan also provides for increases in the number of shares of our Class A common stock that may be granted thereunder based on shares under the 2019 Plan that expire, are forfeited or are repurchased by us, as more fully described in the sections titled “Executive Compensation—2024 Equity Incentive Plan” and “—2024 Employee Stock Purchase Plan.”

Except as otherwise indicated, all information in this prospectus assumes or gives effect to the following:

•
the Class D Conversion;
•
the completion of the Synthetic Secondary upon the closing of this offering, including the cancellation of all repurchased shares of Class C common stock;
•
no exercise of outstanding options described above; and
•
no exercise of the underwriters’ option to purchase additional shares.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

OneStream, Inc. was incorporated in October 2021 and did not have any historical financial or operating results prior to the completion of the IPO on July 25, 2024. Following the IPO, OneStream, Inc. is the sole manager of OneStream Software LLC. As a result, OneStream, Inc. consolidates the financial results of OneStream Software LLC and reports the Continuing Members’ non-controlling interests. For periods prior to the completion of the IPO, the accompanying consolidated financial statements include the historical financial position and results of operations of OneStream Software LLC, our predecessor for financial reporting purposes. You should read this data together with our consolidated financial statements and related notes appearing elsewhere in this prospectus and the information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The consolidated statements of operations data for the years ended December 31, 2022 and 2023 are derived from the audited consolidated financial statements and related notes of OneStream Software LLC included elsewhere in this prospectus. The consolidated statements of operations data for the nine months ended September 30, 2023 and 2024, and the consolidated balance sheet data as of September 30, 2024, are derived from the unaudited interim condensed consolidated financial statements and related notes included elsewhere in this prospectus. We have prepared the unaudited interim condensed consolidated financial statements on a basis substantially consistent with our audited consolidated financial statements as of and for the year ended December 31, 2023, and the unaudited interim condensed consolidated financial statements include all normal recurring adjustments necessary for a fair statement of the financial information set forth in those unaudited interim condensed consolidated financial statements. Our historical results are not necessarily indicative of our future results. The summary consolidated financial data in this section are not intended to replace, and are qualified in their entirety by, the consolidated financial statements and related notes of OneStream, Inc. and OneStream Software LLC included elsewhere in this prospectus.

Consolidated Statements of Operations Data

	Year Ended December 31,		Nine Months Ended September 30,
	2022	2023	2023	2024
	(in thousands)
Revenues:
Subscription	$195,074	$302,923	$215,340	$309,542
License	50,450	40,518	32,939	24,818
Professional services and other	33,800	31,480	24,048	22,572
Total revenue	279,324	374,921	272,327	356,932
Cost of revenues:
Subscription(1)	47,556	74,146	53,247	82,007
Professional services and other(1)	44,954	40,356	30,769	53,397
Total cost of revenue	92,510	114,502	84,016	135,404
Gross profit	186,814	260,419	188,311	221,528
Operating expenses:
Sales and marketing(1)	153,283	175,795	136,241	263,225
Research and development(1), (2)	43,132	55,289	39,614	119,916
General and administrative(1)	49,684	59,847	43,176	110,509
Total operating expenses	246,099	290,931	219,031	493,650
Loss from operations	(59,285)	(30,512)	(30,720)	(272,122)
Interest (expense) income, net	(53)	4,062	2,702	8,319
Other (expense) income, net	(5,469)	(1,065)	(2,894)	2,263
Loss before income taxes	(64,807)	(27,515)	(30,912)	(261,540)
Provision for income taxes	659	1,416	770	614
Net loss	$(65,466)	$(28,931)	$(31,682)	$(262,154)
Less: Net loss attributable to non-controlling interests	—	—	—	(77,402)
Net (loss) income attributable to OneStream, Inc.	$(65,466)	$(28,931)	$(31,682)	$(184,752)

(1)
Includes equity-based compensation expense as follows:

	Year Ended December 31,		Nine Months Ended September 30,
	2022	2023	2023	2024
	(in thousands)
Cost of subscription	$—	$—	$—	$4,981
Cost of professional services and other	78	15	15	21,886
Sales and marketing	2,847	3,938	3,582	115,987
Research and development	812	518	413	63,505
General and administrative	4,526	3,799	3,077	57,456
Total equity-based compensation	$8,263	$8,270	$7,087	$263,815

(2)
Amounts include certain expenses incurred with related parties. See Note 10 to OneStream Software LLC’s audited consolidated financial statements and Note 14 to OneStream, Inc.’s unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Consolidated Balance Sheet Data

As of September 30, 2024
OneStream, Inc.
(in thousands)
Cash and cash equivalents	$495,458
Working capital(1)	392,471
Total assets	750,109
Total liabilities	291,901
Non-controlling interests(2)	128,166
Total stockholders’ equity	458,208

(1)
Working capital is defined as current assets less current liabilities.
(2)
As the sole manager of OneStream Software LLC, OneStream, Inc. exclusively operates and controls the business and affairs of OneStream Software LLC. The LLC Units owned by the Continuing Members are considered non-controlling interests in the consolidated financial statements of OneStream, Inc.

Key Metrics

	As of December 31,		As of September 30,
	2022	2023	2023	2024
Annual recurring revenue (in millions)(1)	$335.9	$460.4	$409.5	$539.8
Year-over-year growth	50%	37%	37%	32%
Total customers(1)	1,148	1,388	1,305	1,534

(1)
See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics” for information on how we define and calculate this measure.

Non-GAAP Financial Measures

	Year Ended December 31,		Nine Months Ended September 30,
	2022	2023	2023	2024
	(in thousands)
Non-GAAP operating loss(1)	$(51,022)	$(22,242)	$(23,633)	$(7,456)
Free cash flow(1)	(37,917)	18,676	(7,897)	33,837

(1)
Non-GAAP operating loss and free cash flow are non-GAAP financial measures that we have included in this prospectus because they are used by our management and board of directors to evaluate our performance and liquidity, identify trends and make strategic decisions. We define non-GAAP operating loss as loss from operations adjusted for non-cash, non-operational and non-recurring items, including equity-based compensation expense, employer taxes on employee stock transactions and amortization of acquired intangible assets. We define free cash flow as net cash (used in) provided by operating activities less purchases of property and equipment. Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. Non-GAAP operating loss and free cash flow may be different than similarly titled measures used by other companies. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for more information about our non-GAAP measures.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, before making a decision to invest in our Class A common stock. Our business, operating results, financial condition or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the risks actually occur, our business, operating results, financial condition or prospects could be adversely affected. In that event, the market price of our Class A common stock could decline, and you could lose part or all of your investment. Our Risk Factors are not guarantees that no such conditions exist as of the date of this prospectus and should not be interpreted as an affirmative statement that such risks or conditions have not materialized, in whole or in part.

Risks Related to Our Business and Industry

Our rapid growth may not be sustainable or indicative of our future growth.

Our rapid growth may not be sustainable or indicative of our future growth. Even though the number of customers that use our platform has grown rapidly in recent years, there can be no assurance that we will be able to attract new customers, retain existing customers or increase adoption of our platform. You should not rely on our historical revenue growth as an indication of our future performance.

Our ability to attract new customers, retain revenue from existing customers or increase adoption of our platform by both new and existing customers is impacted by a number of factors, including:

•
the effectiveness of our sales and marketing efforts, both domestically and internationally;
•
our ability to increase awareness of our brand and successfully compete with other companies;
•
competitive factors, including the introduction of competing products, discount pricing and other strategies that may be implemented by our competitors;
•
our ability to respond to the changing needs of our potential and existing customers, timely enhance our platform and core solutions, and develop and offer new applications on the OneStream Solution Exchange;
•
our ability to maintain high-quality customer support;
•
our ability to attract and retain partners;
•
our ability to expand into new markets and industries;
•
our ability to expand internationally;
•
actual or perceived privacy, data protection or security breaches or incidents;
•
the frequency and severity of any system outages, technological changes or similar issues;
•
our ability to successfully identify and acquire or invest in businesses, products or technologies that we believe could complement or expand our business; and
•
various external factors beyond our control, including adverse macroeconomic conditions and other events that negatively impact customer demand or lengthen our sales cycles.

We might have difficulty attracting potential customers that have already invested substantial personnel and financial resources to integrate legacy products, applications and modules into their businesses, as such organizations might be reluctant or unwilling to invest in our platform. As we continue to invest in our sales and marketing initiatives, there can be no assurance that our investments and efforts will result in new customers, increased sales to existing customers or additional revenue. If we fail to attract new customers, or maintain and expand existing customer relationships, our revenue will grow more slowly than expected or may not grow at all and our business will be harmed.

In addition, our rapid growth may make it difficult to evaluate our future prospects. As we have a limited history of operations at our current scale, our ability to forecast our future operating results and plan for and model future growth is more limited than that of companies with longer operating histories and is subject to a number of uncertainties, including volatile macroeconomic conditions that may negatively impact our customers’ or potential customers’ willingness to purchase our platform. We have encountered in the past, and may encounter in the future, risks and uncertainties frequently experienced by growing companies in rapidly changing industries. If we fail to achieve the necessary level of efficiency in our organization as it grows, or if we are not able to accurately forecast future growth, our business would be harmed.

Our focus on long-term value over short-term results may also impact our future growth. We may make strategic decisions that may not maximize our short-term revenue or profitability if we believe that the decisions are consistent with our mission to deliver customer success and will improve our financial performance over the long-term.

Our business could be harmed if we fail to manage our operations to support our rapid growth and potential future growth.

Our rapid growth has placed, and might continue to place, a significant strain on our managerial, administrative, operational, financial and other resources. We intend to further expand our headcount and operations both domestically and internationally, with no assurance that our business or revenue will continue to grow, or grow at the same rates, as in prior periods. Continuing to create a centrally managed global organization with a geographically dispersed workforce will require substantial management effort, the allocation of valuable management resources and significant additional investment in our infrastructure. We will be required to continually improve our operational, financial and management controls and our reporting procedures and we might not be able to do so effectively, which could harm our business, operating results and financial condition. In addition, we might be unable to manage our expenses effectively in the future, which might negatively impact our gross margins or operating expenses in any particular quarter. Moreover, if we fail to manage our anticipated growth in operations and employee headcount in a manner that preserves the key aspects of our corporate culture, the quality of our platform might suffer, which could harm our brand and reputation, and our ability to retain and attract customers.

We have a history of operating losses and may not achieve or sustain profitability in the future.

We have a history of operating losses and we expect to continue to incur net losses for the foreseeable future as we continue to scale our business. While we have experienced revenue growth in recent periods, we do not know whether or when we will generate sufficient revenue to sustain or increase our growth or achieve or sustain profitability in the future.

We also expect our costs and expenses to increase in future periods, which could negatively affect our future operating results if our revenue does not increase. In particular, we intend to continue to expend significant funds to further develop our platform and applications and to grow our business, including:

•
investments in sales and marketing, including expanding our sales force and our customer service team and increasing market awareness of our platform;
•
investments in our research and development team and in the enhancement of our platform and core solutions and the development of new applications;

•
expanding our operations, infrastructure and facilities, including our international operations; and
•
hiring additional employees.

We have incurred and will continue to incur increased compliance costs associated with growth and the expansion of our customer base, and we will also continue to incur new costs associated with being a public company. Our efforts to grow our business may be costlier than we expect, our revenue growth may be slower than we expect and we may not be able to increase our revenue enough to offset our increased operating expenses. We may incur significant losses in the future for a number of reasons, including the other risks described in this prospectus, and unforeseen expenses, difficulties, complications or delays, and other unknown events. If we are unable to achieve and sustain profitability, the value of our business and our Class A common stock may significantly decrease.

We face intense competition and could lose market share to our competitors, which could adversely affect our business, operating results and financial condition.

Our market is intensely competitive and characterized by rapid changes in customer requirements, industry standards, new discrete product introductions and incremental improvements of legacy systems. Our competitors vary in size and in the breadth and scope of the products and services they offer. We primarily compete with providers of financial consolidation, reporting, planning or analytics software, including legacy players such as Oracle, SAP and Infor and point product providers such as Anaplan, Blackline, Wolters Kluwer and Workday.

We anticipate continued competitive challenges from current competitors who address different aspects of our offerings, and in many cases, these competitors are more established and enjoy greater resources than we do. We also expect competitive challenges from new entrants into our industry. Many of our existing competitors have, and some of our potential competitors could have, substantial competitive advantages, such as:

•
greater name recognition, longer operating histories and larger customer bases;
•
larger sales and marketing budgets and resources and the capacity to leverage their sales efforts and marketing expenditures across a broader portfolio of products;
•
broader, deeper or otherwise more established relationships with customers and partners;
•
wider geographic presence or greater access to larger customer bases;
•
greater focus in specific geographies or industries;
•
lower labor and research and development costs;
•
larger and more mature intellectual property portfolios;
•
more advanced AI and machine learning capabilities and products; and
•
substantially greater financial, technical and other resources to provide support, make acquisitions, hire talent and develop new products.

Some of our competitors have made or could make acquisitions of businesses or could enter into strategic partnerships, including partnerships with cloud providers, that allow them to offer more competitive and comprehensive products or pricing terms. As a result, our current or potential competitors may be able to accelerate the adoption of new technologies that better address customer needs, devote greater resources to bring these platforms and applications to market, initiate or withstand substantial price competition or develop and expand their product and service offerings more quickly than we can. In addition, it is possible that industry consolidation may impact customers’ perceptions of the viability of smaller or even mid‑size software firms and consequently customers’ willingness to purchase from such firms.

If we are unable to compete successfully against our current or potential competitors, we may experience lower sales, price reductions, reduced margins and loss of market share or the failure of our platform to achieve or maintain more widespread market acceptance, any of which could harm our business. In addition, companies competing with us may have an entirely different pricing model. We may be required to revise our pricing or make substantial additional investments in research, development, marketing and sales in order to respond to such competitive threats. We cannot assure you that we will be able to compete successfully against our current or potential competitors. If we are unable to anticipate or effectively react to these competitive challenges, or if competing successfully requires us to take costly actions in response to the actions of our competitors, we could experience a decline in our growth rate and revenue that could adversely affect our business, operating results and financial condition.

If our industry does not continue to develop as we anticipate or if potential customers do not continue to adopt our platform and applications, our sales will not grow as quickly as expected, or at all, and our business, operating results and financial condition would be harmed.

We are focused on creating a modern, unified platform for the Office of the CFO in a rapidly evolving industry and market acceptance of our platform is critical to our continued success. Our platform and applications are relatively new, continue to evolve and have been developed to respond to an increasingly global and complex business environment with rigorous regulatory standards. If organizations do not increasingly allocate their budgets to solutions like ours or if we do not succeed in convincing potential customers that our platform should be an integral part of their approach to their enterprise performance management, or EPM, our sales might not grow as quickly as anticipated, or at all. Our business is substantially dependent on businesses recognizing that EPM inefficiencies are pervasive and are not effectively addressed by legacy approaches. Economic uncertainty or volatility, or future deterioration in general economic, market, political or social conditions, might also cause our customers to cut or delay their information technology or other business spending, and such cuts might disproportionately affect businesses like ours to the extent customers view our platform as too costly or as discretionary. If our revenue does not increase for any of these reasons, or any other reason, our business, operating results, financial condition and growth prospects will be materially and adversely affected.

If our platform or applications contain serious errors or defects, we might lose revenue and market acceptance and suffer harm to our reputation, and might incur costs to defend or settle product liability claims.

Complex solutions such as ours can contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Despite internal and third-party testing and testing by our customers, our current and future platform, core solutions and applications might contain serious defects, which could result in lost revenue or a delay in market acceptance. Because our customers use our platform and applications for critical enterprise functions, such as assisting in the financial close or account reconciliation process, any errors, defects or other performance problems could result in damage to our customers. They could seek significant compensation from us for the losses they suffer. Although our customer agreements typically contain provisions designed to limit our exposure to such claims, existing or future laws or unfavorable judicial decisions could negate these limitations. Even if not successful, such a claim brought against us would likely be time-consuming and costly and could seriously damage our reputation in the marketplace, making it harder for us to sell our platform.

Our business depends substantially on our customers renewing their subscriptions and expanding their use of our platform. If our customers do not renew their subscriptions, if they renew on less favorable terms or if they do not add more users, our business, operating results and financial condition will be adversely affected.

In order for us to maintain or improve our business, operating results and financial condition, it is important that our customers renew their subscriptions when their contract term expires and add additional users to their subscriptions. Our initial subscription term is typically three years, but can range from less than one year up to ten years. Our customers have no obligation to renew their subscriptions after the expiration of their existing subscription period. Although our customer retention rate has been high historically, we cannot assure you that we will not experience lower customer retention rates in the future, or that we will be able to accurately predict renewal rates. Our customers may decide not to renew their subscriptions at all, or may decide not to renew with a similar contract period, at the same prices or terms, or with the same or a greater number of users. Our customer retention may decline or fluctuate as a result of a number of factors, many of which are beyond our control, including our customers’ satisfaction with our platform and applications, the quality of our professional services and customer support, our prices, the features and pricing of competing products, reductions in our customers’ spending levels, customer adoption and expanded use of our platform, mergers and acquisitions involving our customers and uncertain or deteriorating general economic conditions. Our ability to increase the number of users may also be negatively impacted by current and future AI capabilities that may reduce or replace our customers’ need for existing or future employees who are or would be potential users of our platform. If our customers do not renew their subscriptions, if they renew on less favorable terms or if they do not add more users, our business, operating results and financial condition will be adversely affected.

Our sales cycles can be long and unpredictable, particularly with respect to large enterprises, and our sales efforts require considerable time and expense.

Our results of operations may fluctuate, in part, because of the complexity of customer problems that our platform and applications address, the resource‑intensive nature of our sales efforts, the length and variability of our sales cycles and the difficulty in making short‑term adjustments to our operating expenses. The timing of our sales is difficult to predict. The average length of our sales cycle, from initial evaluation to payment for our subscriptions and licenses, is four to eight months, but can vary substantially from customer to customer and can extend over a number of years for some customers. Our sales efforts involve educating our customers about the use, technical capabilities and benefits of our platform. Customers often undertake a prolonged evaluation process, which frequently involves not only our platform but also other companies’ products. In addition, the size of potential customers may lead to longer sales cycles. For instance, we invest resources into sales to large organizations, and large organizations typically undertake a significant evaluation and negotiation process due to their leverage, size, organizational structure and approval requirements, all of which can lengthen our sales cycle. Our ability to close sales during long sales cycles has in the past been, and may in the future be, negatively impacted by events outside of our control, such as labor union strikes and volatile macroeconomic conditions. We may also face unexpected deployment challenges with large organizations or more complicated deployment of our platform and core solutions. Large organizations may demand additional features, support services and pricing concessions or require additional security management or control features. We may spend substantial time, effort and money on sales efforts to large organizations without any assurance that our efforts will produce any sales. As a result, it is difficult to predict exactly when, or even if, we will make a sale to a potential customer or if we can increase sales to our existing customers.

Individual sales tend to be large as a proportion of our overall sales, which impacts our ability to plan and manage cash flows and margins. These large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. If our sales cycle lengthens or our substantial up-front investments do not result in sufficient revenue to justify our investments, our business, operating results and financial condition could be adversely affected. In addition, within each quarter, it is difficult to project the month in which a sale will close. Therefore, it is difficult to determine whether we are achieving our quarterly expectations or will achieve annual expectations until near the end of the quarter or year, as applicable. Most of our expenses are relatively fixed or require time to adjust. Therefore, if expectations for our business are not accurate, we may not be able to adjust our cost structure on a timely basis, and our margins and cash flows may differ from expectations.

Our revenue growth depends in part on the success of our strategic relationships with third parties, including go-to-market and implementation partners, and if we are unable to establish and maintain successful relationships with them, our business, operating results and financial condition could be adversely affected.

We seek to grow our partner ecosystem as a way to grow our business. We anticipate that we will continue to establish and maintain relationships with third parties, including go-to-market, implementation and development partners. We plan to continue to establish and maintain similar strategic relationships in certain industry verticals and otherwise, and we expect our go-to-market partners to become an increasingly important aspect of our business. However, these strategic relationships could limit our ability in the future to compete in certain industry verticals and, depending on the success of our partners and the industries that those partners operate in generally, may negatively impact our business because of the nature of strategic alliances, exclusivity provisions, or otherwise. As our agreements with strategic partners terminate or expire, we may be unable to renew or replace these agreements on comparable terms, or at all.

Our future revenue growth and ability to achieve and sustain profitability depends in part on our ability to identify, establish and retain successful strategic partner relationships in the United States and internationally, which will take significant time and resources and involve significant risk. To the extent we do identify such partners, we cannot be certain that we will be able to negotiate commercially attractive terms with any strategic partner, if at all. In addition, all implementation partners must be trained to implement our platform. In order to develop and expand our go-to-market channels, we must continue to develop and improve our processes for go-to-market partner introduction and implementation partner training. The success of our partner training programs is critical to our ability to provide adequate customer support and product implementation services. If we do not succeed in identifying suitable strategic partners, maintaining our relationships with such partners and upskilling them through our training programs, our business, operating results and financial condition may be adversely affected.

Moreover, we cannot guarantee that the partners with whom we have strategic relationships will continue to devote the resources necessary to expand our reach and increase our distribution. In addition, customer satisfaction with services and other support from our strategic partners may be less than anticipated, negatively impacting anticipated revenue growth and operating results. We cannot be certain that these partners will prioritize or provide adequate resources to selling our platform. Further, some of our strategic partners offer competing products or also work with our competitors. As a result of these factors, many of the companies with whom we have strategic alliances may choose to pursue alternative technologies and develop alternative products in addition to or in lieu of our platform, either on their own or in collaboration with others, including our competitors. We cannot assure you that our strategic partners will continue to cooperate with us. In addition, actions taken or omitted to be taken by such parties may adversely affect us. Moreover, we rely on our partners to operate in accordance with the terms of their contractual agreements with us. For example, our agreements with our implementation partners limit the terms and conditions pursuant to which they are authorized to offer technical support and related services. If we are unsuccessful in establishing or maintaining our relationships with third parties, or if our strategic partners do not comply with their contractual obligations to us, our business, operating results and financial condition may be adversely affected. Even if we are successful in establishing and maintaining these relationships with third parties, we cannot assure you that these relationships will result in growing our customer or user base or increased revenue to us.

We recognize revenue from SaaS subscriptions to our platform over the terms of these subscriptions. Consequently, increases or decreases in new sales may not be immediately reflected in our operating results and may be difficult to discern.

We recognize revenue from our SaaS contracts ratably over the term of the subscription period, which is typically three years but can range from less than one year up to ten years. We recognize the majority of the revenue from our term-based and perpetual licenses when our software is first made available to the customer or upon commencement of the license term, if later, and the remainder is attributable to maintenance and support fees recognized ratably over the contract term. Following our transition to a SaaS-based model, the majority of our revenue in each quarter since the first quarter of 2023 has been derived from the recognition of revenue relating to SaaS contracts entered into during previous quarters, and we expect that trend to continue. Consequently, a decline in new or renewed SaaS contracts in any single quarter may only have a small impact on the revenue that we recognize for that quarter. However, such a decline will negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in sales and potential changes in our pricing policies or rate of customer or user expansion or retention may not be fully reflected in our operating results until future periods. In addition, a significant portion of our costs are expensed as incurred. As a result, growth in the number of new customers or users could continue to result in our recognition of higher costs and lower revenue in the earlier periods of our subscriptions. As we continue to transition more existing customers to our SaaS-based pricing model it also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new customers or from existing customers that renew their subscriptions on a SaaS-basis must be recognized over the applicable subscription term.

Our continued transition to a SaaS-based model could cause our operating results to fluctuate.

We began offering subscriptions to our platform under SaaS contracts in the third quarter of 2020; since 2023, customers on SaaS contracts have accounted for the majority of our total revenue and more than 90% of our new customers have been on SaaS contracts. We expect revenue from SaaS contracts to contribute an increasing portion of total revenue over time, but we may continue to offer licenses to certain customers in limited circumstances, such as government agencies or large enterprises in heavily regulated industries. Under our SaaS-based model, we generally recognize revenue ratably over the term of the contract. Our continued transition of existing customers to SaaS contracts results in revenue we otherwise would have recognized in the initial period of a perpetual or term-based license agreement being recognized in a later period. Further, certain customers with term-based license agreements may not wish to renew on a SaaS-basis when their existing contracts expire, and there can be no assurance that we will be able to convert perpetual license customers to our SaaS-based model, each of which could cause our operating results to fluctuate from period to period.

Changes in our pricing model could harm our business, operating results and financial condition.

As the markets for our platform grow, as new competitors introduce new products that compete with ours or as we enter into new international markets, we may be unable to attract new customers at the same price or based on the same pricing model as we have historically used. Regardless of pricing model used, large customers may demand higher price discounts than in the past. As a result, we may be required to reduce our prices, offer shorter contract durations or offer alternative pricing models, which could adversely affect our revenue, gross margin, profitability, financial position and cash flow.

We have limited experience with respect to determining the optimal prices for subscriptions to our platform and paid applications offered through the OneStream Solution Exchange. We may choose not to introduce or be unsuccessful in implementing future price increases. Our competitors may introduce new products that compete with ours or reduce their prices, or we may be unable to attract new customers or retain existing customers based on our current pricing model. Given our limited operating history and limited experience with our current subscription and pricing models, we may not be able to accurately predict customer renewal or retention rates. As a result, we may be required or choose to reduce our prices or change our pricing model, which could harm our business, operating results and financial condition.

Our quarterly results might fluctuate, and, if we fail to meet the expectations of analysts or investors, our stock price and the value of your investment could decline substantially.

Our quarterly financial results might fluctuate as a result of a variety of factors, many of which are outside of our control. If our quarterly financial results fall below the expectations of investors or any securities analysts who might follow our stock, the price of our Class A common stock could decline substantially. Some of the important factors that might cause our revenue, operating results and cash flows to fluctuate from quarter to quarter include:

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our ability to attract new customers and retain and increase sales to existing customers;
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our ability to continue transitioning existing customers from term-based or perpetual licenses to SaaS subscriptions upon the expiration of their current contracts;
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the uneven revenue contribution from customers with perpetual licenses;
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the ability to implement our platform and core solutions, which depends in part on the availability of qualified partners and employees;
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our ability to expand into new markets, including international markets;
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the number of new employees added;
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the rate of expansion and productivity of our sales force;
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changes in our or our competitors’ pricing policies;
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the amount and timing of operating costs and capital expenditures related to the operations and expansion of our business, including changes in the cost of our cloud-computing arrangements with Microsoft;
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high inflation and our ability to control our costs, including employee wages and benefits and other operating expenses;

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new products, features or functionalities introduced by us and our competitors;
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the amount and timing of our equity-based compensation expenses;
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significant security breaches, technical difficulties or interruptions in the availability of our platform;
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the timing of customer payments and payment defaults by customers;
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general economic conditions that might harm either our customers’ ability or willingness to expand their usage of our platform, delay a prospective customer’s purchasing decision or affect customer retention;
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changes in foreign currency exchange rates;
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impact of applicable tax laws, rules and regulations;
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the impact of new accounting pronouncements; and
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the timing and the amount of grants or vesting of equity awards to employees.

In addition, under certain SaaS contracts, customers may contractually increase the number of users over time, particularly for larger or more complex deployments. For such contracts, the amount of revenue recognized may be lower than ARR as ARR reflects the annualized software revenue, as of a measurement date, that will be recognized assuming any contract expiring in the next 12 months is renewed at the rate prevailing in the final month of the contract, and therefore revenue may grow more slowly than ARR. If, however, we determine that a contract will be cancelled or reduced, we exclude the cancelled or reduced contract from our calculation of ARR, meaning that it may decline more quickly than revenue.

Many of these factors are outside of our control, and the occurrence of one or more of them might cause our revenue, operating results and cash flows to vary widely. As such, we believe that quarter-to-quarter comparisons of our revenue, operating results and cash flows might not be meaningful and should not be relied upon as an indication of future performance.

Seasonality causes our operating results and financial metrics to fluctuate from quarter to quarter and make them more difficult to predict.

Because many of our core solutions and applications focus on finance functions, including financial close and consolidation, financial and operational planning, account reconciliation, reporting and analytics, we have historically experienced pronounced seasonality in the third and fourth quarters. We typically acquire a relatively larger proportion of our customers in these quarters as a result of procurement cycles at our target customers and timing of our customers’ phased-in implementation of our core solutions. Because our customers also include U.S. government agencies, we have experienced an increase in revenue in the fourth quarter following the end of the federal government’s fiscal year. The rapid growth in our business has offset the impact of this seasonal trend to date and, because we recognize a portion of our revenue ratably, increases or decreases in new sales, customer expansion or renewals in a given period may not be immediately reflected in revenue for that period. We expect that seasonality will continue to affect our operating results and may make them more difficult to predict.

If we fail to develop, maintain and enhance our brand and reputation cost-effectively, our business, operating results and financial condition may be adversely affected.

We believe that developing, maintaining and enhancing awareness and integrity of our brand and reputation in a cost-effective manner are important to achieving widespread acceptance of our platform and are important elements in attracting new customers and maintaining existing customers. We believe that the importance of our brand and reputation will increase as competition in our market further intensifies. Successful promotion of our brand depends on the effectiveness of our marketing efforts, our ability to provide a reliable and useful platform at competitive prices, the perceived value of our platform, our ability to maintain our customers’ trust, our ability to continue to develop additional applications and use cases, and our ability to differentiate our platform and capabilities from competitive offerings. Brand promotion activities may not yield increased revenue, and even if they do, the increased revenue may not offset the expenses we incur in building and maintaining our brand and reputation. We also rely on our customer and user base in a variety of ways, including to give us feedback on our platform. If we fail to promote and maintain our brand successfully or to maintain loyalty among our customers, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract new customers and partners or retain our existing customers and partners and our business, operating results and financial condition may be adversely affected. Any negative publicity relating to our employees, partners or others associated with these parties may also tarnish our own reputation simply by association and may reduce the value of our brand. Damage to our brand and reputation may result in reduced demand for our platform and increased risk of losing market share to our competitors. Any efforts to restore the value of our brand and rebuild our reputation may be costly and may not be successful.

Sales to government entities and highly regulated organizations are subject to a number of challenges and risks.

We sell our platform to U.S. federal, state, local and foreign governmental agency customers, as well as to customers in highly regulated industries such as financial services, telecommunications and healthcare. Sales to such entities are subject to a number of challenges and risks. Selling to such entities can be highly competitive, expensive and time-consuming, often requiring significant up-front time and expense without any assurance that our efforts will generate a sale.

We have achieved FedRAMP Moderate Authorization, meaning our platform has met certain government security standards and been approved for use by U.S. federal agencies. Any change in our FedRAMP certification could impede our ability to enter into contracts with government entities. If we do not successfully manage our FedRAMP certification, our sales to governments and governmental agencies could be delayed or limited, and as a result, our business, operating results and financial condition could be adversely affected. In addition, government certification requirements for products like ours may change, thereby restricting our ability to sell into the government sector until we have attained such revised certification or certifications. Government contracting requirements may also change and, in doing so, restrict our ability to sell into the government sector until we or our partners have met government-mandated requirements. If we do not achieve and maintain compliance with government requirements, it may harm our competitive position against competitors whose offerings are able to meet these requirements. There can also be no assurance that we will secure commitments or contracts with government entities even following efforts to meet government requirements, which could harm our margins, business, operating results and financial condition. Additionally, government entities and highly regulated organizations typically have longer implementation cycles, sometimes require acceptance provisions that can lead to a delay in revenue recognition, can have more complex IT and data environments and may expect greater payment flexibility from vendors.

Further, governmental and highly regulated entities may demand contract terms that differ from our standard arrangements and may be less favorable than terms agreed upon with private sector customers. Such entities may have statutory, contractual or other legal rights to terminate contracts with us or our partners for convenience or for other reasons. Contracts with governmental entities may also include preferential pricing terms, including, but not limited to, “most favored customer” pricing. In the event that we are successful in being awarded a government contract, such award may be subject to appeals, disputes or litigation, including but not limited to bid protests by unsuccessful bidders.

As a government contractor or subcontractor, we must comply with laws, regulations and contractual provisions relating to the formation, administration and performance of government contracts, which affect how we and our partners do business with government agencies. Governments routinely investigate and audit government contractors’ administrative processes, and any unfavorable audit could result in the government refusing to renew our subscriptions, a reduction in revenue or fines or civil or criminal liability if the audit uncovers improper or illegal activities. As a result of actual or perceived noncompliance with government contracting laws, regulations or contractual provisions, we may also be subject to non-ordinary course audits and government or internal investigations which may prove costly to our business financially, divert management time or limit our ability to continue selling our platform to our government customers. These laws, regulations and contractual provisions could result in other added costs on our business, and failure to comply with these or other applicable regulations and requirements could lead to claims for damages from our partners, downward contract price adjustments or refund obligations, civil or criminal penalties, investigations, audits, termination of contracts, fines and other penalties, including, but not limited to, the federal False Claims Act. Violations of certain regulatory and contractual requirements, or failure to maintain required certifications, could also result in suspension or debarment from government contracting for a period of time with government agencies. Any such damages, penalties, disruption or limitation in our ability to do business with a government would adversely impact our business, operating results, financial condition, public perception and growth prospects.

Government demand and payment for our platform is affected by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for our platform. If budget appropriations are not obtained, we may face contract terminations. More generally, if sales expected from a government entity or highly regulated organization for a particular quarter are not realized in that quarter or at all, our business, operating results, financial condition and growth prospects could be adversely affected.

The metrics and estimates we use to evaluate our performance are subject to inherent challenges in measurement, and real or perceived inaccuracies in those estimates may harm our reputation and negatively affect our business.

We regularly review and may adjust our processes for calculating our metrics used to evaluate our growth, measure our performance and make strategic decisions. These metrics are calculated using internal company data and have not been evaluated by a third party. Our metrics and estimates may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology or the assumptions on which we rely. In addition, our methodologies for tracking our metrics and performance may also change over time, which could result in changes to the metrics we disclose. If securities analysts or investors do not consider our metrics to be accurate representations of our business, or if we discover material inaccuracies in our estimates, then the market price of our Class A common stock could decline, our reputation and brand could be harmed and our business, operating results and financial condition could be adversely affected.

The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business may not grow at similar rates, or at all.

Market opportunity estimates and growth forecasts included in this prospectus, including those we have generated ourselves and those relating to size and expected growth of our target market, are subject to significant uncertainty and are based on assumptions and estimates which may not prove to be accurate. Our addressable market depends on a number of factors, including our ability to develop and enhance our platform, partner opportunities, changes in the competitive landscape, technological changes, data protection, security or privacy concerns, customer and potential customer spending, changes in the regulatory environment and changes in economic conditions. Further, the variables taken into account in calculating our market opportunity are subject to change over time. Even if the markets in which we compete meet the size estimates and growth forecasts included in this prospectus, our business may not grow at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties.

If we are unable to introduce and successfully implement enhancements, new features or modifications to our platform and existing core solutions, or introduce and successfully implement new applications, our business could be harmed.

As part of our growth strategy we expect to expand the number of applications available on our platform with a combination of internally developed applications and applications developed by our partner community. If we or our partners are unable to introduce and successfully implement new applications, enhancements or features, or fail to develop new applications that achieve market acceptance or that keep pace with rapid technological developments, our business, operating results, financial condition and growth prospects could be adversely affected. The success of enhancements and new applications depend on several factors, including timely completion, introduction and market acceptance.

We must continue to meet changing expectations and requirements of our customers and, because our platform is designed to operate on a variety of systems and integrate a number of different technologies, we will need to continuously modify and enhance our platform to keep pace with changes in Internet-related hardware and other software, communication, browser and database technologies. Any failure of our platform to operate effectively with future software and technologies or to evolve and scale to address the changing needs of our customers could reduce the demand for our platform or result in customer dissatisfaction, which could adversely impact our business, operating results and financial condition. Further, uncertainties about the timing and nature of new software or technologies, or modifications to our platform or existing software or technologies, could increase our research and development expenses. If we are not successful in developing modifications and enhancements to our platform or if we fail to introduce new applications to market in a timely fashion, our platform might become less marketable, less competitive or obsolete, our revenue growth might be significantly impaired and our business, operating results and financial condition could be harmed.

If we are unable to successfully develop, implement and offer AI-enabled solutions on our platform or use AI technology in our business, our business, operating results, financial condition and growth prospects could be harmed.

We have developed and intend to continue to develop AI-enabled solutions offered through our platform and the OneStream Solution Exchange. We also expect AI technology to become more important to our operations and future growth. However, there can be no assurance that we will realize the desired or anticipated benefits from our investments in and use of AI technology. We may also fail to properly develop and implement AI technology or market our AI-enabled solutions. Our competitors or other third-parties may incorporate AI technology into their offerings more quickly or more successfully than us, which could impair our ability to compete effectively and adversely affect our operating results and growth prospects.

Additionally, our use of AI technology may expose us to claims, demands and proceedings by private parties and regulatory authorities and subject us to legal liability as well as brand and reputational harm. For example, if the output that our AI technology assists in producing is, or is alleged to be, deficient, inaccurate or biased, or if such output, including the collection, use or other processing of data used to train or create such output, is, or is alleged to be, infringing on or misappropriating third-party intellectual property rights or otherwise violating applicable laws, regulations or other actual or asserted legal obligations to which we are or may become subject, our business, operating results, financial condition and growth prospects could be adversely affected. Further, our employees, and other contractors or consultants, may input inappropriate or confidential information into an AI solution, thereby compromising our business operations, which may cause business operation disruptions, diversion of the attention of management and key information technology resources, and possibly lead to security breaches or incidents, or loss of, or unauthorized access to or other processing of, our confidential information or other business data.

The legal, regulatory and policy environments around AI technology are evolving rapidly, including the implementation of the White House executive order on the development and use of AI and the EU AI Act, and we may become subject to new and evolving legal and other obligations. These and other developments may require us to make significant changes to our use of AI technology, including by limiting or restricting our use of AI technology, which in turn may require us to spend significant time, money and other resources and make significant changes to our policies and practices. The use of AI technology also presents emerging ethical issues that could harm our reputation and business if our use of AI technology becomes controversial.

Interruptions or performance problems associated with our platform and technology might harm our business, operating results, financial condition and reputation.

Our continued growth depends in part on the ability of our existing and potential customers to access our platform at any time. Our platform is proprietary, and we rely on the expertise of members of our engineering, operations and development teams, as well as our relationship with Microsoft for its Azure hosting services, for their continued performance. We have experienced, and may in the future experience, disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, introductions of new functionality, human or software errors, capacity constraints due to an overwhelming number of users accessing our platform simultaneously, denial-of-service attacks or other security-related incidents, natural disasters, pandemics or other catastrophic events. In some instances, we might not be able to identify the cause or causes of these performance problems within an acceptable period of time. Because of the seasonal nature of financial close activities, increasing complexity of our platform and expanding user population, it might become difficult to accurately predict and timely address performance and capacity needs during peak load times and incorrect predictions may result in capacity constraints that prevent users from being able to access our platform within a reasonable amount of time or at all. To the extent that we do not effectively address capacity constraints, upgrade our systems and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business, operating results and financial condition might be harmed. Further, interruptions or performance problems with our platform may cause our customers to experience serious damage, including the loss of data. This could cause customers to lose trust and confidence in us, and our reputation could be harmed.

We provide service level commitments under our customer contracts. If we fail to meet these contractual commitments, we could be obligated to provide refunds or credits for future service, or face contract termination with refunds of prepaid amounts related to unused subscriptions, which could harm our business, operating results and financial condition.

Our customer contracts contain service level commitments, which contain specifications regarding the availability and performance of our platform. Any failure of or disruption to our infrastructure could impact the performance of our platform and the availability of services to customers. We may in the future be unable to meet our stated service level commitments and, if we were to suffer one or more extended periods of poor performance or unavailability of our platform, we could become contractually obligated to provide affected customers with service credits and, in certain cases, face contract termination with refunds of prepaid amounts related to unused subscriptions. In such an event, we may also be required, or may choose, for customer relations or other reasons, to expend significant additional resources in order to help correct the problem. If we suffer performance issues, outages or downtime that exceeds the service level commitments under our contracts with our customers, our business, operating results and financial condition would be adversely affected.

We rely on a limited number of third-party data centers to deliver our cloud-based platform, and any disruption of service at these centers could harm our business.

We manage our platform and serve most of our customers using cloud-based infrastructure that is owned and operated by Microsoft. We do not control the operation of these facilities. Any changes in third-party service levels at our data centers or any disruptions or delays from errors, defects, hacking, incidents, security breaches or incidents, computer viruses or other intentional bad acts or performance problems could harm our reputation, damage our customers’ businesses and harm our business, operating results and financial condition. The third-party data centers that we use are also vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, war, terrorist attacks, power losses, hardware failures, systems failures, telecommunications failures and similar events. If the data centers that we use were compromised or unavailable or our customers were unable to access our platform for any reason, our business and operations would be materially harmed.

Our customers have experienced disruptions and outages in accessing our platform in the past, and might in the future experience, disruptions, outages and other performance problems. Although we expend considerable effort to ensure that our platform is capable of handling existing and increased traffic levels, the ability of our cloud-based platform to effectively manage any increased capacity requirements depends on our third-party providers. Our third-party data center providers might not be able meet such performance requirements, especially to cover peak levels or spikes in traffic, and as a result, our customers might experience delays in accessing our platform or encounter slower performance in our core solutions or applications, which could significantly impair the operations of our customers. Interruptions in our services might reduce our revenue, cause us to issue credits to customers, subject us to potential liability and cause customers to terminate their subscriptions or harm our renewal rates.

If we do not accurately predict our infrastructure capacity requirements, our customers could experience service shortfalls. The provisioning of additional cloud hosting capacity requires lead time. In addition, if these services and infrastructure become unavailable because they are no longer available on commercially reasonable terms, our expenses could increase. If we are unable to maintain our relationship with, or achieve required capacity under, our agreements with Microsoft, we might be required to transfer the operation of our platform to new data center facilities, and we might incur significant costs and possible service interruption in connection with doing so.

If we are unable to ensure that our platform interoperates with a variety of third-party software applications, we may become less competitive and our business, operating results and financial condition may be harmed.

Our platform must interoperate with a variety of third-party hardware and software systems and applications. Our business will be harmed if any provider of such software systems or applications:

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discontinues or limits our access to its software;
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modifies its terms of service or other policies, including fees charged to, or other restrictions on us, or other platform and application developers;
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changes how information is accessed by us or our customers;
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establishes more favorable relationships with one or more of our competitors; or
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develops or otherwise favors its own competitive offerings over our platform.

Third-party services and products are constantly evolving, and we may not be able to modify our platform or core solutions to assure their compatibility with those of other third parties as they continue to develop or emerge in the future, or we may not be able to make such modifications in a timely and cost-effective manner. In addition, some of our competitors may be able to disrupt the operations or compatibility of our platform or core solutions with their products or services, or exert strong business influence on our ability to, and terms on which we, operate our platform. Should any of our competitors modify their products or standards in a manner that degrades the functionality of our platform or core solutions or gives preferential treatment to our competitors or competitive products, whether to enhance their competitive position or for any other reason, or if we are not permitted or able to integrate our platform or core solutions with these and other third-party applications in the future, our business, operating results and financial condition may be harmed.

Incorrect or improper implementation or use of our platform, core solutions or applications could result in customer dissatisfaction and harm our business, operating results, financial condition and growth prospects.

Our platform is deployed in a wide variety of technology environments and into a broad range of complex workflows. Our platform has been integrated into large-scale, enterprise-wide technology environments and specialized use cases, and our success depends on our ability, and the ability of our partner community, to implement our platform successfully in these environments. We and our implementation partners often assist our customers in implementing our platform, but many customers use a third-party service firm. If we, our implementation partners, non-certified third-parties or our customers are unable to implement our platform and core solutions successfully, or are unable to do so in a timely manner, inadequate performance might result and customer perceptions of our platform, core solutions, applications and company might be impaired, our reputation and brand might suffer, we may face legal claims, customers might choose not to renew or expand the use of our platform and we might lose opportunities for additional sales.

If we or our implementation partners fail to provide sufficient high-quality training to enable our customers to realize significant business value from our platform, we may see a decrease in customer adoption of our platform.

Our customers sometimes request training to assist them in implementing our platform and core solutions into their business and rely on our customer support personnel to resolve issues and realize the full benefits that our platform and core solutions provide. As a result, an increase in our number of customers is likely to increase demand for training. Given that our customer base continues to grow, we expect that we will need to provide more customers with training to enable them to realize significant business value from our platform. We also rely on our ecosystem of implementation partners with trained and OneStream-certified professionals that help our customers implement our platform and core solutions and provide related training. We have been increasing our implementation partners and customer enablement through our training initiatives designed to create an ecosystem of people that are skilled in the use and implementation of our platform. However, if we or our implementation partners are unable to provide sufficient high-quality training resources, our customers may not effectively implement our platform or core solutions into their business or realize sufficient business value from our platform to justify follow-on sales, which could impact our future financial performance. Additionally, if our implementation partners fail to perform to our customers’ satisfaction or if the brand for any of our implementation partners is harmed, our customers may not choose to rely on our implementation partners for implementation and training.

Any failure to offer high-quality support for our platform might harm our relationships with our customers and our financial results.

In deploying and using our platform, our customers depend on our support services to resolve complex technical and operational issues. We might be unable to respond quickly enough to accommodate short-term increases in customer demand for product support. We also might be unable to modify the nature, scope and delivery of our product support to compete with changes in product support services provided by our competitors. Increased customer demand for product support, without corresponding revenue, could increase our costs and harm our operating results. Increased customer demand and expansion of our customer base, including in international markets, may also require us to outsource certain technical and operational support services to third-party providers. There is no guarantee that such third parties would be able to provide an adequate level of support or that we will be able to implement an effective support escalation plan to address issues these third-party providers are unable to address or resolve to our customers’ satisfaction.

Our sales are highly dependent on our business reputation and on positive recommendations from our existing customers. Any failure to maintain high-quality product support, or a market perception that we do not maintain high-quality product support, could harm our reputation, our ability to sell our platform to existing and prospective customers, our business, operating results and financial condition.

We depend on our executive officers and other key employees and the loss of one or more of these employees could adversely affect our business.

Our success depends largely upon the continued services of our executive officers and other key employees. We rely on our leadership team in the areas of research and development, operations, security, marketing, sales and general and administrative functions. In particular, Mr. Shea, our co-founder and chief executive officer, provides our strategic direction, is one of our core solution architects and has built and maintained what we believe is an attractive workplace culture. From time to time, there might be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. If we are not successful in integrating new key employees into our organization, such failure could disrupt our business. We do not have employment agreements with our executive officers or other key personnel that require them to continue to work for us for any specified period and, therefore, they could terminate their employment with us at any time. The loss of one or more of our executive officers or key employees, especially our chief executive officer, could harm our business.

The failure to attract and retain additional qualified personnel or to maintain our company culture could harm our business and prevent us from executing our business strategy.

To execute our growth plan, we must attract and retain highly qualified personnel across our business, both in the United States and internationally. Competition for personnel is intense, especially for experienced sales personnel and engineers experienced in designing and developing cloud-based solutions and applications, including products with AI and machine learning capabilities. We have from time to time experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have, and some of these companies may offer more attractive compensation packages. If we hire employees from competitors or other companies, their former employers might attempt to assert that we or these employees have breached their legal obligations, resulting in a diversion of our time and resources. Likewise, if competitors hire our employees, we might divert time and resources to deterring any breach by our former employees or their new employers of their legal obligations. In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity awards declines, it might harm our ability to recruit and retain highly-skilled employees. Further, laws and regulations, such as restrictive immigration laws or export control laws, may limit our ability to recruit internationally. We must also continue to retain and motivate existing employees through our compensation practices, company culture and career development opportunities. We may fail to identify, attract and retain talented and diverse employees who support our corporate culture that we believe fosters innovation, teamwork, diversity and inclusion, and which we believe is critical to our success. If we fail to identify, attract, develop and integrate new personnel, or fail to retain and motivate our current personnel, our growth prospects would be severely harmed. As we continue to grow and further develop our public company infrastructure, we may find it difficult to maintain our company culture.

In particular, increasing our customer and user base and sales will depend, to a significant extent, on our ability to effectively expand our sales and marketing operations and activities. We are substantially dependent on our direct sales force to obtain new customers. We plan to continue to expand our direct sales force and marketing team over time, both domestically and internationally. We believe that there is significant competition for experienced sales and marketing professionals with the skills and technical knowledge that we require. Our ability to achieve significant revenue growth in the future will depend, in part, on our success in recruiting, training and retaining a sufficient number of experienced professionals. New hires require significant training and time before they achieve full productivity, particularly in new sales segments and territories. Our recent hires and planned hires might not become as productive as quickly as we expect, and we might be unable to hire or retain sufficient numbers of qualified individuals in the future in the markets where we do business. Our business will be harmed if our sales expansion efforts do not generate a significant increase in revenue.

Unfavorable macroeconomic conditions that impact us or our customers or potential customers could adversely affect our business, operating results, financial condition and growth prospects.

Recent macroeconomic conditions, including fluctuations in inflation, higher interest rates, which can increase borrowing costs, global banking system instability, wars and conflicts in Ukraine/Russia, Israel/Gaza and throughout the Middle East, other geopolitical tensions, labor strikes and the remaining effects of the COVID-19 pandemic, have negatively impacted the global economy, disrupted global supply chains and created continued uncertainty, volatility and disruption of financial markets. They have also caused customers and potential customers to optimize consumption, rationalize budgets and prioritize cash flow management. As a result, we have experienced, and may in the future experience, the lengthening of sales cycles and a negative impact on customer acquisition and renewals, customer collections and our sales and marketing efforts. These and other direct and indirect impacts of unfavorable macroeconomic conditions on us and our customers and potential customers could adversely affect our business, operating results, financial condition and growth prospects.

We may need additional capital, and we cannot be certain that additional financing will be available on favorable terms, or at all.

Historically, we have funded our operations and capital expenditures primarily through equity issuances and cash generated from our operations. Although we currently anticipate that our existing cash and cash equivalents, available borrowings under our credit facility and cash flow from operations will be sufficient to meet our cash needs for the foreseeable future, we may require additional financing. We evaluate financing opportunities from time to time, and our ability to obtain financing will depend, among other things, on our development efforts, business plans, operating performance and condition of the capital markets at the time we seek financing. Future sales and issuances of our capital stock or rights to purchase our capital stock could result in substantial dilution to our existing stockholders. We may sell Class A common stock, convertible securities and other equity securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, investors may be materially diluted. New investors in such subsequent transactions could gain rights, preferences and privileges senior to those of holders of our Class A common stock. Our credit facility includes, and any future debt financing could involve, restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth, development efforts and to respond to business challenges could be significantly impaired, and our business, operating results and financial condition may be adversely affected.

We may acquire or invest in other businesses, products or technologies, which could divert our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and harm our operating results.

We may acquire or invest in other businesses, products or technologies that we believe could further complement or expand our platform, enhance our technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions or investments may divert the attention of our management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions or investments, whether or not they are completed. If we do complete acquisitions or investments, we may not ultimately strengthen our competitive position or achieve our goals, and any transactions we complete could be viewed negatively by customers, partners or investors. In addition, we may not be able to integrate acquired businesses successfully or effectively manage the combined company following an acquisition. Any integration process will require significant time and resources, require significant attention from management and disrupt the ordinary functioning of our business, and we may not be able to manage the process successfully, which could harm our business. If we fail to successfully integrate our acquisitions, or the people or technologies associated with those acquisitions, into our company, the operating results of the combined company could be adversely affected. In addition, we may not successfully evaluate or use the acquired technology and accurately forecast the financial impact of an acquisition transaction, including accounting charges. Further, we cannot guarantee that any company we may acquire has appropriately created, maintained or enforced intellectual property rights in their technology, potentially subjecting us to infringement claims if we were to adopt or use such technology. Indemnification and other rights under acquisition documents may be limited in term and scope and may therefore provide little or no protection from these risks.

We may pay cash, incur debt, or issue equity securities to pay for any such acquisition, each of which could affect our financial condition or the value of our capital stock. The sale of equity to finance any such acquisitions could result in dilution to our stockholders. If we incur more debt, it will result in increased fixed obligations and could also subject us to covenants or other restrictions that would impede our ability to flexibly operate our business.

From time to time, we may be subject to legal proceedings, regulatory disputes and government investigations that could cause us to incur significant expenses, divert our management’s attention and materially harm our business, operating results and financial condition.

From time to time, we may be subject to claims, lawsuits, government investigations and other proceedings involving products liability, competition and antitrust, intellectual property rights, privacy, data protection, data security, consumer protection, securities, tax, labor and employment, commercial disputes and other matters that could adversely affect our business, operating results and financial condition. As a newly public company our business and operating results are more visible, which may increase the risk of threatened or actual litigation, regulatory disputes and government investigations. Legal and regulatory proceedings and government investigations may be protracted and expensive and the results are difficult to predict. Certain of these matters include speculative claims for substantial or indeterminate amounts of damages and include claims for injunctive relief. Additionally, our litigation and other associated costs could be significant. Adverse outcomes with respect to litigation or any of these legal proceedings, disputes or investigations may result in significant settlement costs or judgments, penalties and fines or require us to modify our platform, all of which could negatively affect our revenue growth. The results of litigation, investigations, claims and regulatory proceedings cannot be predicted with certainty, and determining reserves for pending litigation and other legal and regulatory matters requires significant judgment. There can be no assurance that our expectations will prove correct, and even if these matters are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our reputation, business, operating results and financial condition.

Our indemnification obligations and limitations of our director and officer liability insurance may have a material adverse effect on our operating results, financial condition and cash flows.

Under our bylaws and certain indemnification agreements to which we are a party, we have an obligation to indemnify, or we have otherwise agreed to indemnify, our current and former directors and certain of our officers with respect to past, current and future investigations and litigation. The scope of our indemnification obligations may be broader than the coverage available under our directors’ and officers’ liability insurance, or there may be insufficient coverage available. Further, in the event the directors and officers are ultimately determined not to be entitled to indemnification, we may not be able to recover any amounts we previously advanced to them. We cannot provide any assurances that future indemnification claims, including the cost of fees, penalties or other expenses, will not exceed the limits of our insurance policies, that such claims are covered by the terms of our insurance policies or that our insurance carrier will be able to cover such claims. Further, should a coverage dispute arise, we may also incur significant expenses in relation to litigating or attempting to resolve any such dispute. Accordingly, we may incur significant unreimbursed costs to satisfy our indemnification obligations, which may have a material adverse effect on our operating results, financial condition and cash flows.

Increased scrutiny and changing expectations from investors, customers, partners, employees and other stakeholders regarding our environmental, social and governance practices could cause us to incur additional costs, devote additional resources and expose us to additional risks, which could adversely impact our reputation, customer acquisition and retention, access to capital and employee retention.

Companies across many industries are facing scrutiny related to their environmental, social and governance, or ESG, practices. Investors, customers, employees and other stakeholders have focused increasingly on ESG practices and placed increasing importance on the implications and social cost of their investments, purchases, work and other interactions with companies. For example, many investment funds focus on positive ESG business practices and sustainability scores when making investments and may consider a company’s ESG or sustainability scores as a reputational or other factor in making an investment decision. In addition, investors, particularly institutional investors, use these scores to benchmark companies against their peers, and if a company is perceived as lagging, these investors may engage with such company to improve ESG disclosure or performance and may also make voting decisions on this basis. Our customers and partners are also increasingly focused on our ESG practices. With this increased focus and demand, public reporting regarding ESG practices is becoming more broadly expected. If our ESG practices and future reporting do not meet investor, customer, partner or employee expectations, which continue to evolve, our brand, reputation and customer acquisition and retention may be negatively impacted. Any public disclosure we make may include our policies and practices on a variety of ESG matters, including corporate governance, environmental compliance, employee health and safety practices, human capital management and workforce inclusion and diversity. It is possible that stakeholders may not be satisfied with our ESG reporting, our ESG practices or our speed of adoption. We could also incur additional costs and devote additional resources to monitor, report and implement various ESG practices. If we fail, or are perceived to be failing, to meet the standards included in any sustainability disclosure or the expectations of our various stakeholders, it could negatively impact our reputation, customer acquisition and retention, access to capital and employee retention.

Risks Related to our International Operations

Our long-term success depends, in part, on our ability to expand the sales of our platform to customers located outside of the United States, and thus our business is susceptible to risks associated with international sales and operations.

We currently maintain offices in the United States and in Australia, Europe and Singapore, and we intend to continue to expand our international operations. Any international expansion efforts that we may undertake might not be successful. In addition, conducting international operations in new markets subjects us to new risks that we have not generally faced in the United States. These risks include:

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ability to negotiate and contract in foreign languages;
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localization of our platform, including translation into foreign languages and adaptation for local practices and regulatory requirements, including financial accounting standards;
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lack of familiarity and burdens of complying with foreign laws, legal standards, regulatory requirements, tariffs and other barriers;
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changes in regulatory requirements, taxes, trade laws, tariffs, export quotas, custom duties or other trade restrictions;
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differing technology standards and differing acceptance and adoption of cloud-based software products;
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different pricing environments, longer accounts receivable payment cycles and difficulties in collecting accounts receivable;
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difficulties in managing and staffing international operations and differing employer-employee relationships;
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fluctuations in exchange rates that might increase the volatility of our foreign-based revenue;
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potentially adverse tax consequences, including the complexities of foreign value added tax (or other tax) systems and restrictions on the repatriation of earnings;
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uncertain political and economic climates, wars and geopolitical tensions;
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difficulties in obtaining local partners; and
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reduced or varied protection for intellectual property rights in some countries.

These factors might cause our costs of doing business internationally to exceed our comparable domestic costs. Operating in international markets also requires significant management attention and financial resources. Any negative impact from our international business efforts could harm our business, operating results and financial condition.

Further, entry into certain transactions with foreign entities now or in the future may be subject to government regulations, including review related to foreign direct investment by U.S. or foreign government entities. If a transaction with a foreign entity was subject to regulatory review, such regulatory review might limit our ability to enter into the desired strategic alliance and thus our ability to carry out our long-term business strategy.

We are subject to governmental export and import controls that could impair our ability to compete in international markets due to licensing requirements and subject us to liability if we are not in full compliance with applicable laws.

International sales of our platform are subject to export controls, including the Commerce Department’s Export Administration Regulations and various economic and trade sanctions regulations established by the Treasury Department’s Office of Foreign Assets Controls. Obtaining the necessary authorizations, including any required license, for a particular export or sale might be time-consuming, is not guaranteed and might result in the delay or loss of sales opportunities. The U.S. export control laws and economic sanctions laws prohibit the export, re-export or transfer of specific products and services to U.S. embargoed or sanctioned countries, governments and persons. Even though we take precautions to prevent our platform from being provided to U.S. sanctions targets, our platform could be sold by resellers or could be used by persons in sanctioned countries despite such precautions. Failure to comply with the U.S. export control, sanctions and import laws could have negative consequences, including government investigations, penalties and reputational harm. We and our employees could be subject to civil or criminal penalties, including the possible loss of export or import privileges, fines and, in extreme cases, the incarceration of responsible employees or managers. We might also suffer reputational harm and penalties if our resellers fail to obtain appropriate import, export or re-export licenses or authorizations.

In addition, various countries regulate the import of encryption technology, including through import permitting/licensing requirements, and have enacted laws that could limit our ability to distribute our platform or could limit our customers’ ability to implement or access our platform in those countries. Changes in export, sanctions and import regulations might create delays in the introduction and sale of our platform in international markets, prevent our customers with international operations from accessing our platform or, in some cases, prevent the export or import of our platform to some countries, governments or persons altogether. Any change in export or import regulations, economic sanctions or related laws, shifts in the enforcement or scope of existing regulations, or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our platform, or in our decreased ability to export or sell our platform to existing or potential customers with international operations. Any limitation on our ability to export or sell our platform would likely cause its overall use to decrease and harm our business, operating results and financial condition.

We are subject to the U.S. Foreign Corruption Practices Act, or FCPA, and similar anti-corruption and anti-bribery laws, and anti-money laundering and similar laws, and non-compliance with such laws can subject us to criminal or civil liability and harm our business, operating results and financial condition.

We are subject to the FCPA, U.S. domestic bribery laws, the UK Bribery Act and other anti-corruption and anti-bribery laws, and anti-money laundering and similar laws, in the countries in which we conduct activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, business partners, third-party intermediaries, representatives and agents from authorizing, offering, or providing, directly or indirectly, improper payments or other benefits, to government officials or others in the private sector in order to influence official action, direct business to any person, gain any improper advantage, or obtain or retain business. Anti-money laundering laws generally prohibit persons from engaging in transactions where the proceeds at issue derive from, or are intended to facilitate or conceal, illegal activity or where a party to the transaction is “willfully blind” to the illegal sources of the proceeds. As we increase our international sales and business, our risks under these laws may increase.

We sometimes engage with third-parties to market our platform or conduct our business in the United States and in foreign jurisdictions. In addition, we, our employees, business partners, third-party intermediaries, representatives and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We may be held liable for the corrupt or other illegal activities of our employees, business partners, third-party intermediaries, representatives and agents, even if we do not explicitly authorize such activities. These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with such laws, we cannot assure you that none of our employees, business partners, third-party intermediaries, representatives and agents will take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.

Detecting, investigating and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources and attention from senior management, as well as significant defense costs and other professional fees. In addition, any allegations of a violation of the FCPA or other applicable anti-corruption or anti-bribery laws or anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, severe civil or criminal penalties or injunctions against us, our officers or our employees, disgorgement of profits, suspension or debarment from contracting with governments or other persons, reputational harm, adverse media coverage, and other collateral consequences, all of which may have an adverse effect on our reputation, business, operating results, financial condition, stock price and prospects.

We may face exposure to foreign currency exchange rate fluctuations.

We sell to customers globally and have significant international operations. As we continue to expand our international operations, we will become more exposed to the effects of fluctuations in currency exchange rates. Although the significant majority of our cash generated from revenue is denominated in U.S. dollars, a material portion is denominated in foreign currencies, and our expenses are generally denominated in the currencies of the jurisdictions in which we conduct our operations. Because we conduct business in currencies other than U.S. dollars but report our results of operations in U.S. dollars, we also face remeasurement exposure to fluctuations in currency exchange rates, which could hinder our ability to predict our future results and earnings and could materially impact our operating results. Therefore, increases in the value of the U.S. dollar and decreases in the value of foreign currencies could result in the dollar equivalent of our revenue being lower. We do not currently maintain a program to hedge exposures to non-U.S. dollar currencies.

Risks Related to our Technology and Intellectual Property

If our security controls or those of our vendors are breached or unauthorized, unlawful or inadvertent access to customer data or other data we maintain or process is otherwise obtained, our platform and applications might be perceived as insecure, we might lose existing customers or fail to attract new customers, and we might incur significant liabilities.

Use of our platform, core solutions and applications involve the storage, transmission and processing of our customers’ confidential data, including highly confidential financial information regarding their business and personal information regarding their customers or employees. Additionally, we maintain our own proprietary, confidential, personal and otherwise sensitive information. We rely on systems, websites and other services, including some that are managed by third parties, for the provision of our platform, core solutions and applications and such IT systems and services are at risk for security breaches and incidents as a result of third-party action, employee, vendor or contractor error, malfeasance, bugs, ransomware and other malicious software, or other factors. Cyberattacks and other malicious Internet-based activity continue to increase generally in number, intensity and sophistication, and cloud-based platform providers of software and services have been targeted. Techniques used to compromise or sabotage systems change frequently, may originate from less regulated and remote areas of the world and may be difficult to detect. These risks may be heightened in connection with wars and conflicts in Ukraine/Russia, Israel/Gaza and throughout the Middle East, and other geopolitical tensions and regional instability. As a result, we may be vulnerable to, and may be unable to anticipate or detect, security breaches and incidents. In addition, many of our employees (and those of our vendors) are working remotely, which may pose additional data security risks associated with managing remote computing assets and security vulnerabilities that are present in many non-corporate and home networks.

We have implemented various controls, systems and processes intended to secure our systems and the information on it. However, we cannot guarantee that these measures will be effective or that attempted security breaches or disruptions would not be successful or damaging. Even if the vulnerabilities that may lead to an incident are identified, we may be unable to adequately investigate or remediate due to attackers using tools (including AI) and techniques that are designed to circumvent controls, avoid detection and remove or obfuscate forensic evidence. In the normal course of business, we, like many other companies, are and have been the target of malicious cyberattack attempts and have experienced other security incidents. To date, such identified security events have not been material to us, including to our reputation or business operations, or had a material financial impact, but there can be no assurance that future cyberattacks or other security breaches or incidents will not be material. Additionally, as our market presence grows, we, and service providers who store or otherwise process data on our behalf, may face increased risks of cyberattack attempts or security threats. We are reliant on third-party security measures to protect against unauthorized access, cyberattacks and other security breaches and incidents and the mishandling of customer, employee and other confidential or sensitive data and we may be required to expend significant time and resources to address any security breaches or incidents related to the failure of those third-party security measures. Our ability to monitor our third-party service providers’ data security is limited, and in any event, attackers may be able to circumvent our third-party service providers’ security measures. There have been and may continue to be significant attacks on certain third-party providers, and we cannot guarantee that our or our third-party providers’ systems and networks have not been breached or that they do not contain exploitable defects or bugs that could result in a breach of or disruption to our systems and networks or the systems and networks of third parties that support us and our platform, core solutions and applications.

If any unauthorized or inadvertent access to or a security breach or incident impacting our platform, core solutions or applications occurs, or is believed to occur, such an event could result in the loss or unavailability of data, loss of intellectual property rights or intellectual property protection, unauthorized access to, or use, alteration, disclosure or other processing of data, interruptions to or disruption of our platform, core solutions or applications, loss of business, difficulty attracting new customers, severe reputational damage harming customer or investor confidence, regulatory investigations, proceedings, orders, litigation (including class actions), indemnity obligations, and damages for contract breach or fines, penalties or other liabilities. Security breaches and incidents that we or our service providers suffer could also result in significant response and remediation costs, which might include liability for misappropriated, altered, converted or lost assets or information and repair of system damage that might have been caused, incentives offered to customers or other business partners in an effort to maintain business relationships after a breach or incident and other liabilities. Any actual or perceived security breach or incident could harm our ability to operate our business and may impact our reputation, harm customer confidence, hurt our sales and expansion into existing and new markets or cause us to lose existing customers. If a high-profile security breach or incident occurs with respect to us or another provider of cloud software, our customers and potential customers might lose trust in the security of our platform or in the cloud software industry generally, which could harm our ability to retain existing customers or attract new ones. Even in the absence of any security breach or incident, customer concerns about security, privacy or data protection might deter them from using our platform for activities that involve personal or other sensitive information, which may harm our business and operating results. Further, any actual, potential or anticipated cyberattacks or other sources of security breaches or incidents also may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants.

Additionally, many jurisdictions have enacted or may enact laws and regulations requiring companies to provide notification of, or generally disclose, security breaches or incidents involving certain types of personal data and related matters. For example, the SEC has adopted cybersecurity risk management and disclosure rules that require the disclosure of information pertaining to cybersecurity incidents and cybersecurity risk management, strategy and governance. Such disclosures regarding a security breach or incident could result in negative publicity to us, which may cause our customers to lose confidence in the effectiveness of our data security measures which could impact our operating results. Further, because data security is a critical competitive factor in our industry, we make statements in public-facing materials and otherwise provide assurances about the security of our platform. Should any of these statements be untrue or become untrue, even as a result of circumstances beyond our reasonable control, we might face claims of misrepresentation or deceptiveness by the U.S. Federal Trade Commission, U.S. state and foreign regulators and private litigants.

We incur significant expenses to minimize the risk of security breaches and incidents, and may find it necessary or appropriate to increase expenditures with respect to data security, in response to a security breach or incident or otherwise. Although we maintain errors or omissions and cyber liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all.

We could incur substantial costs in expanding, protecting or defending our intellectual property rights, and any failure to obtain, maintain, protect or enforce our intellectual property rights could impair our ability to protect our proprietary technology and our brand.

Our success and ability to compete depend in part upon our ability to protect our intellectual property rights and technology (such as code, information, data, processes and other forms of information, know-how and technology) and our ability to expand our existing intellectual property portfolio. We primarily rely on copyright, trade secret and trademark laws, invention assignment and confidentiality agreements, as well as our agreements with our employees, customers, partners and others, to protect our intellectual property rights. However, the steps we take to protect our intellectual property rights may be inadequate and we may not be able to secure our intellectual property rights in the U.S. and the international markets in which we operate. In order to protect our intellectual property rights, we might be required to spend significant resources to monitor and protect these rights. Even if we do detect violations, we may need to engage in litigation to enforce our intellectual property rights. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management, and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights might be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our failure to secure, protect and enforce our intellectual property rights could adversely affect our brand and adversely impact our business.

In addition, defending our intellectual property rights may entail significant expense. Any patent, trademark or other intellectual property rights that we have or may obtain may be challenged or circumvented by others or invalidated or held unenforceable through administrative processes, including re-examination, inter partes review, interference, and derivation proceedings and equivalent proceedings in foreign jurisdictions (such as opposition, invalidation and cancellation proceedings) or litigation. Even if we seek patent protection in the future, we may be unable to obtain or maintain patent protection for our proprietary technology. In addition, any patents issued from pending or future patent applications or licensed to us in the future may not be sufficiently broad to protect our proprietary technologies, may not provide us with competitive advantages or may be successfully challenged by third parties. The United States Patent and Trademark Office and various foreign governmental patent and trademark agencies also require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent and trademark application process and after a patent or trademark registration has issued. There are situations in which non-compliance can result in abandonment or lapse of the patent or trademark filing, resulting in partial or complete loss of patent or trademark rights in the relevant jurisdiction. If this occurs, our competitors might be able to enter the market.

We enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with our third-party providers and strategic partners. However, we cannot assure you that these agreements will be effective in controlling access to, and use and distribution of, our platform and proprietary information. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our offerings. We may also enter into strategic partnerships, joint development and other similar agreements with third parties where intellectual property arising from such partnerships may be jointly-owned or may be transferred or licensed to the counterparty. Such arrangements may limit our ability to protect, maintain, enforce or commercialize such intellectual property rights, including requiring agreement with or payment to our joint development partners before protecting, maintaining, licensing or initiating enforcement of such intellectual property rights, and may allow such joint development partners to register, maintain, enforce or license such intellectual property rights in a manner that may affect the value of the jointly-owned intellectual property or our ability to compete in the market.

Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Despite our precautions, it may be possible for unauthorized third parties to copy our brands, products and platform capabilities, and use information that we regard as proprietary to create brands and products that compete with ours. Effective patent, trademark, copyright and trade secret protection may not be available to us or commercially feasible in every country in which our platform is available. Further, intellectual property law, including statutory and case law, particularly in the United States, is constantly developing, and any changes in the law could make it harder for us to enforce our rights. The value of our intellectual property could diminish if others assert rights in or ownership of our trademarks, patents and other intellectual property rights, or adopt trademarks that are similar to our trademarks. We may be unable to successfully resolve these types of conflicts to our satisfaction. In some cases, as noted below, litigation or other actions may be necessary to protect or enforce our trademarks and other intellectual property rights against infringement or misappropriation. As we expand our international activities, our exposure to unauthorized copying and use of our products and platform capabilities and proprietary information will likely increase. Moreover, policing unauthorized use of our technologies, trade secrets and intellectual property may be difficult, expensive and time-consuming, particularly in foreign countries where the laws may not be as protective of intellectual property rights as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak or inadequate. Additional uncertainty may result from changes to intellectual property legislation enacted in the United States and by other national governments and from interpretations of the intellectual property laws of the United States and other countries by applicable courts and agencies. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon, misappropriating or otherwise violating our intellectual property rights. Any of the foregoing could adversely impact our business, operating results and financial condition.

Assertions against us by third parties alleging infringement or misappropriation of their intellectual property rights or confidential know-how could result in significant costs and could materially and adversely affect our business, operating results and financial condition.

There is considerable activity in our industry to develop proprietary technology and enforce intellectual property rights. Our success depends in part upon our not infringing upon the intellectual property rights of others. From time to time, our competitors or other third parties may own or claim to own intellectual property relating to our platform and underlying technology, and we may be unaware of the intellectual property rights that others may claim cover aspects of our platform or the underlying technology. Accordingly, third parties may claim that our platform and underlying technology are infringing, misappropriating or otherwise violating third-party intellectual property rights and such third parties may bring claims alleging such infringement, misappropriation or violation. As one example, there may be issued patents of which we are not aware, held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by our current or future technologies or solutions. There also may be pending patent applications of which we are not aware that may result in issued patents, which could be alleged to be infringed by our current or future technologies or products. Because patent applications can take years to issue and are often afforded confidentiality for some period of time, there may currently be pending applications, unknown to us, that later result in issued patents that could cover our current or future technologies.

Claims of infringement, misappropriation or other violations of intellectual property rights might require us to stop using technology found to violate a third party’s rights, redesign our platform, which could require significant effort and expense and cause delays of releases, enter into costly settlement or license agreements, pay costly damage awards or ongoing royalties, or face a temporary or permanent injunction prohibiting us from marketing or selling our platform. With respect to claims that our technology or the conduct of our business infringe or otherwise violate intellectual property rights, or if we cannot or do not obtain licenses to such intellectual property rights on commercially reasonable terms or at all, or substitute similar non-infringing technology from another source, we could be forced to limit or stop selling our platform. In addition, we may be unable to meet our obligations to customers under our customer contracts or to compete effectively, and our revenue and operating results could be adversely impacted. We might also be obligated to indemnify our customers or other companies in connection with any such litigation and to obtain licenses, modify our platform or refund subscription fees, which could harm our financial results. In addition, we might incur substantial costs to resolve claims or litigation, whether or not successfully asserted against us, which could include payment of significant settlement, royalty or license fees, modification of our platform or refunds to customers of subscription fees. Even if we were to prevail in the event of claims or litigation against us, any claim or litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and other employees from our business operations. Such disputes could also disrupt our sales and marketing efforts, making it more difficult to attract new customers, retain our existing customers and maintain customer satisfaction.

We use open source software in our platform, which could negatively affect our ability to offer our products and subject us to litigation or other adverse consequences.

Our platform, including certain aspects of our AI-enabled solutions and applications, uses software governed by open source licenses. The use of open source software involves a number of risks, many of which cannot be eliminated and could negatively affect our business. For example, the terms of various open source licenses have not been interpreted by United States courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market our platform. By the terms of certain open source licenses, if we combine our proprietary software with open source software in a certain manner, we could be required to release the source code of our proprietary software and to make our proprietary software available under open source licenses. Additionally, the use and distribution of open source software may entail greater risks than the use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. From time to time, there have been claims challenging the use of open source software against companies that incorporate such software into their platforms. As a result, we could be subject to suits by parties claiming misuse of, or a right to compensation for, what we believe to be open source software. Litigation could be costly for us to defend, harm our business, operating results and financial condition or require us to devote additional research and development resources to change our platform. Although we have implemented policies to regulate the use and incorporation of open source software into our platform, we cannot be certain that we have not incorporated open source software in our platform in a manner that is inconsistent with such policies. If we inappropriately use open source software, we might be required to re-engineer our platform, discontinue the sale of our platform or take other remedial actions.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position may be harmed.

We rely heavily on trade secrets and confidentiality agreements to protect our unpatented know-how, technology and other proprietary information, and to maintain our competitive position. However, trade secrets and know-how can be difficult to protect. We seek to protect these trade secrets and other proprietary technology, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, consultants and other third parties, including suppliers and other partners. However, we cannot guarantee that we have entered into such agreements with each party that has or may have had access to our proprietary information, know-how and trade secrets. Moreover, no assurance can be given that these agreements will be effective in controlling access to, distribution, use, misuse, misappropriation, reverse engineering or disclosure of our proprietary information, know-how and trade secrets. Further, these agreements may not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our platform capabilities. These agreements may be breached, and we may not have adequate remedies for any such breach. While we have taken steps to enjoin misappropriation that we are aware of, such steps may not ultimately be successful, and we may not be aware of all such misappropriation. Any of the foregoing could adversely impact our business, operating results and financial condition.

Our customer agreements may include an obligation for us to enter into a source code escrow arrangement under which our source code may be released to customers in the event of a specified release event (for example, bankruptcy, insolvency or failure to provide agreed-upon maintenance or support for the services) for the sole purpose of maintaining use by the customer during the remainder of the term of the agreement. As a result of any such release, our customers will have access to our proprietary source code. While such access would be subject to duties of confidentiality, we cannot guarantee that our customers will comply with these obligations or otherwise not misuse our source code.

We may be subject to claims that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.

Many of our employees and consultants are currently or were previously employed at other companies in our field, including our competitors or potential competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or key personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Any of the foregoing could adversely impact our business, operating results and financial condition.

If we fail to comply with our obligations under license or technology agreements with third parties or are unable to license rights to use technologies on reasonable terms, we may be required to pay damages and could potentially lose license rights that are critical to our business.

We license certain intellectual property and software from third parties that are important to our business, and in the future we may enter into additional agreements that provide us with licenses to valuable intellectual property or technology. If we fail to comply with any of the obligations under our license agreements, we may be required to pay damages and the licensor may have the right to terminate the license. Our business would suffer if any current or future licenses terminate, if the licensors fail to abide by the terms of the license, if the licensed intellectual property rights are found to be invalid or unenforceable or if we are unable to enter into necessary licenses on acceptable terms. Moreover, our licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing or otherwise violating the licensor’s rights.

In the future, we may identify additional third-party intellectual property that we may need to license, or would benefit from licensing, in order to engage in our business. However, such licenses may not be available on acceptable terms or at all. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more-established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. Even if such licenses are available, we may be required to pay the licensor substantial royalties based on sales of our platform. Such royalties are a component of the cost of our platform and may affect our margins. In addition, such licenses may be non-exclusive, which could give our competitors access to the same intellectual property licensed to us. Any of the foregoing could have a material adverse effect on our competitive position, business, operating results and financial condition.

Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement and other losses.

Our agreements with customers and other third parties generally include indemnification provisions under which we agree to indemnify them for losses suffered or incurred as a result of claims of intellectual property infringement, or other liabilities relating to or arising from our software, services or other contractual obligations. Large indemnity payments could harm our business, operating results and financial condition. Although we often contractually limit our liability with respect to such indemnity obligations, those limitations may not be fully enforceable in all situations, and we may still incur substantial liability under those agreements. Any dispute with a customer with respect to such obligations could have adverse effects on our relationship with that customer and other existing customers and new customers and harm our business, operating results and financial condition.

Risks Related to Regulation and Taxation

Privacy, data protection and data security concerns, and data collection and transfer restrictions and related domestic or foreign regulations may limit the use and adoption of our platform and adversely affect our business, operating results and financial condition.

Privacy, data security and data protection are significant issues in the United States, Europe and many other jurisdictions where we offer our platform. The regulatory frameworks governing the collection, storage, use and other processing of business information, particularly information that affects financial statements and personal data, are rapidly evolving, and any failure or perceived failure to comply with applicable privacy, data security or data protection laws or regulations may adversely affect our business. Further, these laws are not always interpreted uniformly and there is no guarantee that regulators or consumers will agree with our approach to compliance. Additionally, any violations of applicable laws, regulations or policies by third parties we work with, such as vendors or developers, may put our customers’ content at risk and have an adverse effect on our business. Any significant change to applicable laws, regulations or industry practices regarding the collection, use, retention, security, disclosure, or other processing of our customers’ content, or regarding the manner in which the express or implied consent of customers for the collection, use, retention, disclosure or other processing of such content is obtained, could increase our costs and require us to modify our platform, core solutions and applications, or modify our policies or practices, possibly in a material manner, which we may be unable to do on a commercially reasonable basis or at all and, which may limit our ability to store and process customer data or develop new applications and features.

For example, in the United States, several states have enacted new data privacy laws. The California Consumer Privacy Act, as amended by the California Privacy Rights Act, or the CCPA, among other things, requires covered companies to provide required disclosures to California consumers, and afford such consumers abilities to opt out of certain processing of personal information. Additionally, many other states have proposed or enacted data privacy laws, including, for example, Washington’s My Health, My Data Act, and numerous laws similar to the CCPA. The

U.S. federal government also is contemplating federal privacy legislation, reflecting a trend toward more stringent data privacy legislation. In addition, the U.S. federal government and various U.S. state and foreign governments have adopted or proposed requirements regarding obligations on companies to notify individuals of security breaches and incidents involving particular personal information, which could result from breaches and incidents experienced by us or by organizations with which we have formed or may form strategic relationships. Even though we may have certain contractual protections with such organizations, notifications or other public disclosure or dissemination of information related to any actual or perceived security breach or incident could impact our reputation, harm customer confidence, hurt our expansion into new markets or cause us to lose existing customers.

Further, many foreign countries and governmental bodies, including the European Union, or the EU, where we conduct business and have offices or use vendors, have laws and regulations concerning the collection and use of personal data obtained from their residents or by businesses operating within their jurisdiction. For example, we are subject to the European General Data Protection Regulation and applicable national supplementing laws, collectively the EU GDPR. We may also be subject to the United Kingdom General Data Protection Regulations and Data Protection Act 2018, collectively the UK GDPR and together with the EU GDPR, the GDPR. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of data that identifies or may be used to identify an individual and include a principle of accountability and the obligation to demonstrate compliance through policies, procedures, training and audit. The GDPR also regulates cross-border transfers of personal data out of the European Economic Area, or EEA, and the United Kingdom, or UK. With regard to data transfers of personal data from our European employees and customers to the United States, we have historically relied upon EU-U.S. Privacy Shield and Swiss-U.S. Privacy Shield certifications for the transfer of personal data from the EU and Switzerland to the United States. On October 7, 2022, President Biden signed an Executive Order on ‘Enhancing Safeguards for United States Intelligence Activities’ which introduced new redress mechanisms and binding safeguards to address the concerns raised by the Court of Justice of the European Union, or the CJEU, in relation to data transfers from the EEA to the United States and which formed the basis of the new EU-US Data Privacy Framework, or DPF, which became effective as an EU GDPR (and later UK GDPR) transfer mechanism to U.S. entities self-certified under the DPF. We currently rely on the EU Standard Contractual Clauses to transfer personal data outside of the EEA. Case law from the CJEU states that reliance on the standard contractual clauses alone may not necessarily be sufficient in all circumstances and that transfers must be assessed on a case-by-case basis. On June 28, 2021, the EU Commission adopted an “adequacy decision,” which allows for free flow of personal data between the EEA and the UK. This adequacy decision includes a “sunset clause,” which limits its duration to four years. During this period, the Commission could intervene at any time if the UK deviates from the level of protection currently in place. It is uncertain how data protection laws and related regulations will develop in the UK over time, and if and when the Commission might make use of this right to intervene. Any restrictions on cross-border transfers of personal data could adversely impact our customers’ use of our platform and our business, operating results and financial condition. We may, in addition to other impacts, experience additional costs associated with increased compliance burdens following such decisions and otherwise in connection with regulatory developments and evolving guidance regarding cross-border data transfers, and we and our customers face the potential for regulators in the EEA, Switzerland and the UK to apply different standards to the transfer of personal data from those regions to the United States, and to block, or require ad hoc verification of measures taken with respect to, certain data flows from the EEA, Switzerland, and the UK to the United States. We also may be required to engage in new contract negotiations with third parties that aid in processing data on our behalf. Our means for transferring personal data from the EEA, Switzerland and the UK may not be adopted by all of our customers and may be subject to legal challenge by data protection authorities. We may also experience reluctance or refusal by customers in Europe or other regions to use our platform due to potential risk exposure. We and our customers face a risk of enforcement actions taken by data protection authorities in various jurisdictions regarding cross-border data transfers, including from and to the United States. Any such enforcement actions could result in substantial costs and diversion of resources, distract management and technical personnel and negatively affect our business, operating results and financial condition.

We are also subject to evolving privacy laws on cookies, tracking technologies and e-marketing. Recent U.S. and European court and regulatory proceedings are driving increased attention to cookies and tracking technologies. If the trend of increasing proceedings by litigants and enforcement by regulators continues, this could lead to substantial costs, require significant system changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, adversely affect our margins and subject us to additional liabilities.

In addition, our customers also expect that we comply with certain standards that may place additional burdens on us. Our customers expect us to meet voluntary certifications or adhere to standards established by third parties, such as the SSAE 18, SOC1 and SOC2 audit processes, and may demand that they be provided with an auditor’s report to verify our compliance. If we are unable to maintain these certifications or meet these standards, it could adversely affect our customers’ demand for our service and could harm our business.

In recent years, use of AI and automated decision-making methods have come under increased regulatory scrutiny. New laws, guidance or decisions in this area could provide a new regulatory framework that could require us to adjust and may limit our ability to use our existing AI models and make changes to our operations that may decrease our operational efficiency, resulting in an increase to operating costs and/or hindering our ability to improve our services. For example, in the United States, Colorado has enacted legislation that, when effective, will restrict the use of certain AI systems, and the California Privacy Protection Agency is in the process of finalizing regulations under the CCPA regarding the use of automated decision-making and other matters.

Further, in Europe, in March 2024, the EU Parliament adopted a comprehensive, risk-based governance framework for AI in the EU market, the EU AI Act. It is intended to apply to companies that develop, use and/or provide AI in the EU and includes requirements around transparency, conformity assessments and monitoring, risk assessments, human oversight, security and accuracy, and introduces significant fines for noncompliance. There are also specific obligations regarding the use of automated decision-making under the GDPR.

We cannot yet determine the impact these laws and regulations or any future laws, regulations and standards may have on our business. Such laws, regulations and standards are often subject to differing interpretations and these or other laws or regulations relating to privacy, data protection and data security may be inconsistent among jurisdictions. These and other actual or asserted requirements could reduce demand for our service, increase our costs, impair our ability to grow our business, restrict our ability to store and process data or, in some cases, impact our ability to offer our platform, core solutions or applications in some locations and may subject us to liability. Further, in view of new or modified federal, state or foreign laws and regulations, industry standards, contractual obligations and other actual or asserted legal obligations, or any changes in their interpretation, we may find it necessary or desirable to fundamentally change our business activities and practices or to expend significant resources to modify our platform, core solutions or applications and otherwise adapt to these changes. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to develop new core solutions and applications could be limited.

The costs of compliance with and other burdens imposed by laws, regulations and standards may limit the use and adoption of our platform and reduce overall demand for it, or lead to regulatory investigations and other proceedings, private claims and litigation, and significant fines, penalties or liabilities in connection with any actual or asserted noncompliance. Privacy, data security and data protection concerns, whether valid or not valid, may inhibit market adoption of our platform, particularly in certain industries and foreign countries. Any failure or perceived failure by us to comply with our privacy policies, our obligations to customers relating to privacy, data security or data protection, any statements or commitments we make regarding privacy, data protection, data security or the processing of customer data or other data, or our other policies or obligations relating to privacy, data security or data protection, or any actual or perceived compromise of data security, including any such compromise that results in the loss or unavailability of data, unauthorized access to, or use, alteration, disclosure or other processing of data, may result in governmental investigations and enforcement actions, claims, demands and litigation, negative publicity, harm to our reputation, and could cause a loss of customers and harm our ability to attract new customers, any or all of which could have an adverse effect on our business, operating results and financial condition.

Changes in laws and regulations related to the Internet and cloud computing or changes to Internet infrastructure might diminish the demand for our platform and could have a negative impact on our business.

The future success of our business depends upon the continued use of the Internet as a primary medium for commerce, communication and business applications. Federal, state or foreign government bodies or agencies have in the past adopted, and might in the future adopt, laws or regulations affecting the use of the Internet as a commercial medium. Regulators in some industries have also adopted, and might in the future adopt, regulations or interpretive positions regarding the use of cloud-computing software. For example, some financial services regulators have imposed guidelines for the use of cloud-computing services that mandate specific controls or require financial services enterprises to obtain regulatory approval prior to using such software. Changes in these laws or regulations could require us to modify our platform in order to comply with these changes. In addition, government agencies or private organizations have imposed and might impose additional taxes, fees or other charges for accessing the Internet or commerce conducted via the Internet. These laws or charges could limit the growth of Internet-related commerce or communications generally, or result in reductions in the demand for Internet-based products and services such as ours. In addition, the use of the Internet as a business tool could be harmed due to delays in the development or adoption of new standards and protocols to handle increased demands of Internet activity, security, reliability, cost, ease-of-use, accessibility and quality of service. The performance of the Internet and its acceptance as a business tool has been harmed by “bugs,” “viruses,” “worms” and similar malicious programs and the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure. If the use of the Internet is harmed by these issues, demand for our platform could decline.

The current legislative and regulatory landscape regarding the regulation of the Internet is subject to uncertainty. The laws and regulations governing the Internet are continuously evolving, and compliance is costly and can require changes to our business practices and significant management time and effort. For example, in April 2024, the Federal Communications Commission, or FCC, released a declaratory ruling and set of orders that reinstituted the “open Internet rules,” often known as “net neutrality,” which, among other things, were intended to prohibit Internet service providers from impeding access to most content or otherwise unfairly discriminating against content providers like us, and also to prohibit Internet service providers from entering into arrangements with specific content providers for faster or better access over their data networks. However, those rules have been stayed by a federal appeals court. At the state level, California and a number of other states have implemented their own net neutrality rules which have mirrored or expanded parts of the federal regulations.

We cannot predict the further actions the FCC or states may take, whether the new FCC ruling and orders or state initiatives regulating providers will be modified, overturned or vacated by legal action, federal legislation or the FCC itself, or the degree to which further regulatory action or inaction may adversely affect our business. In addition, the results of the 2024 presidential election may influence whether the FCC maintains, modifies or, again, repeals these net neutrality rules. Should the courts or the FCC itself modify, overturn or vacate the FCC net neutrality rules or if state initiatives codifying similar protections are modified, overturned or vacated, Internet service providers may be able to limit our customers’ ability to access our platform or make our platform a less attractive alternative to our competitors’ offerings. While the EU requires equal access to Internet content, under its Digital Single Market initiative the EU may impose additional requirements that could increase our costs. If the FCC, EU or other authorities impose rules directly or inadvertently impose costs on online providers like us, our expenses may increase. Were any of these outcomes to occur, our ability to retain existing customers or attract new customers may be impaired, our costs may increase and our business may be significantly harmed.

The requirements of being a public company might strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the listing requirements of the Nasdaq Stock Market and other applicable securities rules and regulations. Compliance with these rules and regulations will continue to increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on our systems and resources, particularly after we cease to be an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. Further, the Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight might be required. We are required to disclose changes made in our internal control and procedures on a quarterly basis, and we will be required to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting beginning with the 2025 fiscal year. However, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an emerging growth company.

As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention might be diverted from other business concerns, which could adversely affect our business, operating results and financial condition. Although we have already hired additional employees to assist us in complying with these requirements, we might need to hire more employees in the future or engage outside consultants, which will increase our operating expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice might evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest substantial resources to comply with evolving laws, regulations and standards, and this investment might result in increased general and administrative expenses and a diversion of management’s time and attention from business operations to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities might initiate legal proceedings against us and our business might be harmed.

We also expect that being a newly public company and complying with these new rules and regulations will make it more expensive for us to maintain director and officer liability insurance, and, in the future, we might be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and our compensation, nominating and governance committee, and qualified executive officers.

Our operating results may be harmed if we are required to collect taxes in jurisdictions where we have not historically done so.

We collect various taxes in a number of jurisdictions. One or more states or countries may seek to impose incremental or new sales, use, or other tax collection obligations on us. A successful assertion by a state, country or other jurisdiction that we should have been or should be collecting additional sales, use or other taxes could, among other things, result in substantial tax assessments, including potential penalties and interest, create significant administrative burdens for us, discourage potential customers from subscribing to our platform due to the incremental cost of any such sales, use or other related taxes, or otherwise harm our business.

The application of indirect taxes (such as sales and use tax, value added tax, goods and services tax, business tax and gross receipt tax) to businesses that transact online, such as ours, is a complex and evolving area. In 2018, the U.S. Supreme Court held in South Dakota v. Wayfair, Inc. that states could impose sales tax collection obligations on out-of-state sellers even if those sellers lack any physical presence within the states imposing the sales taxes. Under Wayfair, a person requires only a “substantial nexus” with the taxing state before the state may subject the person to sales tax collection obligations therein. An increasing number of states (both before and after the publication of Wayfair) have considered or adopted laws that attempt to impose sales tax collection obligations on out-of-state sellers. The Supreme Court’s Wayfair decision has removed a significant impediment to the enactment and enforcement of these laws, and it is possible that states may seek to tax out-of-state sellers on sales that occurred in prior tax years, which could create additional administrative burdens for us, put us at a competitive disadvantage if such states do not impose similar obligations on our competitors, and decrease our future sales, which would adversely impact our business, operating results and financial condition. Additionally, we may need to assess our potential tax collection and remittance liabilities based on existing economic nexus laws’ dollar and transaction thresholds. We continue to analyze our exposure for such taxes and liabilities. The application of existing, new, or future laws, whether in the United States or internationally, could harm our business. There have been, and will continue to be, substantial ongoing costs associated with complying with the various indirect tax requirements in the numerous markets in which we conduct or will conduct business.

Our international operations subject us to potentially adverse tax consequences.

We report our taxable income in various jurisdictions worldwide based upon our business operations in those jurisdictions. Our intercompany relationships are subject to transfer pricing regulations administered by taxing authorities in various jurisdictions. The relevant taxing authorities might disagree with our determinations as to the value of assets sold or acquired or income and expenses attributable to specific jurisdictions. If such a disagreement were to occur, and our position were not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of our operations. We believe that our financial statements reflect adequate reserves to cover such a contingency, but there can be no assurances in that regard.

The enactment of domestic or international legislation implementing tax law changes or the adoption of other domestic or international tax reform policies could materially impact our operating results and financial condition.

Recent changes to U.S. tax laws, including limitations on the ability of taxpayers to claim and use foreign tax credits, as well as changes to U.S. tax laws that might be enacted in the future, could impact the tax treatment of our foreign earnings. Due to expansion of our international business activities, any changes in the U.S. taxation of such activities might increase our worldwide effective tax rate and adversely affect our operating results and financial condition. There is also a high level of uncertainty in today’s tax environment stemming from both global initiatives put forth by the Organisation for Economic Co-operation and Development, or the OECD, and unilateral measures being implemented by various countries due to a lack of consensus on these global initiatives. As an example, the OECD has announced that it has reached agreement among its member countries to implement Pillar Two rules, a global minimum tax at 15% for certain multinational enterprises. While some countries, including certain members of the EU, among other jurisdictions, have issued laws and regulations to conform to this regime that became effective as of January 1, 2024, we have determined that we are not yet subject to Pillar Two rules. We will continue to monitor legislative and regulatory developments to assess potential impacts that Pillar Two rules may have on our business, operating results and financial condition. Further, unilateral measures such as digital services tax and corresponding tariffs in response to such measures create additional uncertainty and may adversely impact our business. If these proposals or other unanticipated proposals are passed, it is likely that we will have to pay higher income taxes in countries where such rules are applicable.

Risks Related to our Organizational Structure

Our principal asset is our interest in OneStream Software LLC, and we depend on OneStream Software LLC and its consolidated subsidiaries for our operating results, cash flows and distributions.

We are a holding company and have no material assets other than our ownership of LLC Units in OneStream Software LLC. As such, we have no independent means of generating revenue or cash flow, and our ability to pay our taxes and operating expenses or declare and pay dividends in the future, if any, depend on the operating results and cash flows of OneStream Software LLC and its consolidated subsidiaries and distributions we receive from OneStream Software LLC. There can be no assurance that OneStream Software LLC and its consolidated subsidiaries will generate sufficient cash flow to distribute funds to us or that applicable state law and contractual restrictions will permit such distributions.

Our ability to pay taxes and expenses, including payments under the TRA, might be limited by our structure.

Our principal asset is a controlling equity interest in OneStream Software LLC. As such, we have no independent means of generating revenue. OneStream Software LLC is treated as a partnership for U.S. federal income tax purposes and, as such, is generally not subject to U.S. federal income tax. Instead, taxable income is allocated to holders of its LLC Units, including us. Accordingly, we incur income taxes on our allocable share of any net taxable income of OneStream Software LLC and also incur expenses related to our operations. Pursuant to the Amended LLC Agreement, OneStream Software LLC will make cash distributions to the owners of LLC Units in an amount sufficient to fund their tax obligations in respect of the cumulative taxable income in excess of cumulative taxable losses of OneStream Software LLC that is allocated to them, to the extent previous tax distributions from OneStream Software LLC have been insufficient.

In addition to tax expenses, we also incur expenses related to our operations, plus payments under the TRA, which we expect to be substantial. See the section titled “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.” We intend to cause OneStream Software LLC to make distributions or, in the case of certain expenses, payments, in amounts sufficient to allow us to pay our taxes and operating expenses, including distributions to fund any ordinary course payments due under the TRA. However, OneStream Software LLC’s ability to make such distributions might be subject to various limitations and restrictions, such as restrictions on distributions that would either violate any contract or agreement to which OneStream Software LLC is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering OneStream Software LLC insolvent. If we do not have sufficient funds to pay tax or other liabilities or to fund our operations (as a result of OneStream Software LLC’s inability to make distributions due to various limitations and restrictions or as a result of the acceleration of our obligations under the TRA), we might have to borrow funds and thus our liquidity and financial condition could be materially harmed. To the extent that we do not make payments under the TRA when due, as a result of having insufficient funds or otherwise, interest will generally accrue at the rate provided for by the TRA. Nonpayment of our obligations for a specified period might constitute a material breach of a material obligation under the TRA, and therefore, might accelerate payments due under the TRA resulting in a lump-sum payment.

We will be required to pay the TRA Members for certain tax benefits we might claim, and we expect that the payments we will be required to make will be substantial.

Future exchanges or redemptions of LLC Units for cash or shares of our Class A common stock or Class D common stock are expected to produce favorable tax attributes for us. When we acquire LLC Units from the Continuing Members through an exchange or redemption, anticipated tax basis adjustments are likely to increase (for tax purposes) our depreciation and amortization deductions and therefore reduce the amount of income tax we would be required to pay in the future in the absence of this increased basis. This increased tax basis might also decrease the gain (or increase the loss) on future dispositions of certain assets to the extent the tax basis is allocated to those assets. In addition, we expect that certain net operating losses will be available to us as a result of the Blocker Mergers. Under the TRA, we generally expect to retain the benefit of 15% of the applicable tax savings after our payment obligations below are taken into account.

In connection with the Reorganization Transactions we entered into the TRA with the TRA Members (including KKR). Under the TRA, we are generally required to pay cash to the TRA Members in the amount of 85% of the applicable savings, if any, in income tax that we realize, or that we are deemed to realize, as a result of (1) certain tax attributes that are created as a result of the exchanges or redemptions of their LLC Units (calculated under certain assumptions), (2) any net operating losses available to us as a result of the Blocker Mergers, (3) tax benefits related to imputed interest and (4) payments under such TRA. We will continue to be required to make such payments to the TRA Members even after they have exchanged or redeemed all of their LLC Units.

The increase in tax basis, as well as the amount and timing of any payments under these agreements, will vary depending upon a number of factors, including the timing of exchanges or redemptions, the price of our Class A common stock at the time of the exchange or redemption, whether such exchanges or redemptions are taxable, the amount and timing of the taxable income we generate in the future, the U.S. federal and state tax rates then applicable, and the portion of our payments under the TRA constituting imputed interest. Payments under the TRA are expected to give rise to certain additional tax benefits attributable to either further increases in basis or in the form of deductions for imputed interest, depending on the circumstances. Any such benefits are covered by the TRA and will increase the amounts due thereunder. In addition, the TRA provides for interest, at the rate provided for therein, accrued from the due date (without extensions) of the corresponding tax return to the date of payment specified by the TRA.

As a result of the exchanges made under our structure, we might incur a TRA liability. We do not expect to record a TRA liability until the tax benefits associated with the exchanges are more-likely-than-not to be realized.

The payment obligation under the TRA is our obligation and not the obligation of OneStream Software LLC. We expect that the cash payments that we will be required to make to the TRA Members will be substantial. For example, we estimate that the TRA liability arising from historical transactions as of September 30, 2024, including in connection with exchanges, the IPO Transactions and the Reorganization Transactions, could be up to $55.7 million, assuming (1) a constant corporate tax rate of 25%, (2) that we will have sufficient taxable income to fully use the tax benefits and (3) no material changes in tax law. In addition, if all of the Continuing Members were to elect to redeem or exchange all of their LLC Units in connection with this offering, we would recognize an incremental deferred tax asset of approximately $691.7 million and an incremental liability of approximately $587.9 million, assuming (1) all redemptions or exchanges occurred on the same day, (2) the public offering price of $31.00 per share in this offering, (3) a constant corporate tax rate of 25%, (4) that we will have sufficient taxable income to fully use the tax benefits and (5) no material changes in tax law. These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize will differ based on, among other things, the timing of the redemptions or exchanges, the price of shares of our Class A common stock at the time of the redemption or exchange and the tax rates then in effect. Any payments made by us to the TRA Members under the TRA will not be available for reinvestment in our business and will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the TRA for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us. Nonpayment for a specified period might constitute a material breach of a material obligation under the TRA and therefore might accelerate payments due under the TRA. Furthermore, our future obligation to make payments under the TRA could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that might be deemed realized under the TRA. See the section titled “Certain Relationships and Related Party Transactions—Tax Receivable Agreement” for a discussion of the TRA and the related likely benefits to be realized by the TRA Members.

Payments under the TRA will be based on the tax reporting positions that we determine. Although we are not aware of any issue that would cause the U.S. Internal Revenue Service, or IRS, to challenge a tax basis increase or other tax attributes subject to the TRA, if any subsequent disallowance of tax basis or other benefits were so determined by the IRS, generally we would not be reimbursed for any payments previously made under the TRA (although we would reduce future amounts otherwise payable under the TRA). As a result, payments could be made under the TRA in excess of the tax savings that we realize in respect of the attributes to which the TRA relates.

The amounts that we might be required to pay to the TRA Members under the TRA might be accelerated in certain circumstances and might also significantly exceed the actual tax benefits that we ultimately realize.

The TRA provides that if certain mergers, asset sales, other forms of business combination, or other changes of control were to occur, if we materially breach any of our material obligations under the TRA or if, at any time, we elect an early termination of the TRA, then the TRA will terminate and our obligations, or our successor’s obligations, under the TRA would accelerate and become immediately due and payable. The amount due and payable in those circumstances is determined based on certain assumptions, including an assumption that we would have sufficient taxable income in each relevant taxable year to fully use all potential future tax benefits that are subject to the TRA. In those circumstances, any remaining outstanding LLC Units of OneStream Software LLC would be treated as exchanged for Class A common stock and the applicable TRA Members would generally be entitled to payments under the TRA resulting from such deemed exchanges. We may elect to terminate the TRA early only with the approval of OneStream, Inc.’s independent directors (within the meaning of Rule 10A-3 under the Exchange Act and the Nasdaq Stock Market rules).

As a result of the foregoing, we could be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the TRA, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. We also could be required to make cash payments to the TRA Members that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the TRA.

Our obligations under the TRA could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring, deterring or preventing certain mergers, asset sales, other forms of business combination or other changes of control. Accordingly, the TRA payment obligation could make us a less attractive target for an acquisition and result in holders of our Class A common stock receiving substantially less consideration in connection with a merger, asset sale, or other form of business combination or other change of control transaction than they would receive in the absence of such obligation. Thus, the TRA Members’ interests may conflict with those of the holders of our Class A common stock. In addition, we might need to incur debt to finance payments under the TRA to the extent our cash resources are insufficient and there can be no assurance that we will be able to finance our obligations under the TRA. The maximum obligation due and payable by us under the TRA upon an early termination or other acceleration event occurring immediately following this offering, assuming no material changes in the relevant tax laws or tax rates and assuming the present value of such tax benefit payments are discounted at a rate equal to SOFR plus 100 basis points, currently at 5.8% per year, compounded annually, would be approximately $403.1 million, based on the public offering price of $31.00 per share in this offering. See the section titled “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

Our organizational structure, including the TRA, confers certain benefits upon the TRA Members, including KKR, which do not benefit Class A common stockholders to the same extent as it benefits the TRA Members, and imposes additional costs on us.

Our organizational structure, including the TRA, confers certain benefits upon the TRA Members, including KKR, which do not benefit the holders of our Class A common stock to the same extent as it benefits the TRA Members. The TRA provides for the payment by us to the TRA Members of 85% of the amount of tax benefits, if any, that we realize, or in some circumstances are deemed to realize, as a result of (1) the increases in the tax basis of assets of OneStream Software LLC resulting from any redemptions or exchanges of LLC Units from the Continuing Members as described in the section titled “Certain Relationships and Related Party Transactions—Amended LLC Agreement”, (2) any net operating losses available to us as a result of the Blocker Mergers and (3) certain other tax benefits related to our making payments under the TRA. Due to the uncertainty of various factors, we cannot precisely quantify the likely tax benefits we will realize as a result of LLC Unit exchanges and the resulting amounts we are likely to pay out to the Continuing Members pursuant to the TRA; however, we estimate that such payments may be substantial. See the section titled “Certain Relationships and Related Party Transactions—Tax Receivable Agreement” for additional information. Although we will retain 15% of the amount of such tax benefits, this and other aspects of our organizational structure might adversely impact the trading market for the Class A common stock. In addition, our organizational structure, including the TRA, imposes additional compliance costs and requires a significant commitment of resources that would not be required of a company with a simpler organizational structure.

Generally, we will not be reimbursed for any payments made to TRA Members under the TRA in the event that any tax benefits are disallowed.

If the IRS challenges the tax basis or other tax attributes that give rise to payments under the TRA and the tax basis or other tax attributes are subsequently required to be adjusted, generally the recipients of payments under the TRA will not reimburse us for any payments we previously made to them. Instead, any excess cash payments made by us to a TRA Member will be netted against any future cash payments that we might otherwise be required to make under the terms of the TRA. However, a challenge to any tax benefits initially claimed by us might not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment might be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the TRA and, as a result, there might not be future cash payments to net against. If the outcome of any challenge by the IRS of the tax basis or other tax attributes that give rise to payments under the TRA would reasonably be expected to materially and adversely affect the rights and obligations of the TRA Members under the TRA, then we will not be permitted to settle such challenge without the consent (not to be unreasonably withheld or delayed) of KKR Dream Holdings LLC as the designated representative under the TRA. The interests of the TRA Members in any such challenge may differ from or conflict with our interests and your interests, and the TRA Members may exercise their consent rights relating to any such challenge in a manner adverse to our interests and your interests. The applicable U.S. federal income tax rules are complex and factual in nature, and there can be no assurance that the IRS or a court will not disagree with our tax reporting positions. As a result, it is possible that we could make cash payments under the TRA that are substantially greater than our actual cash tax savings. See the section titled “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

The disparity between the U.S. corporate tax rate and the U.S. tax rate applicable to non-corporate members of OneStream Software LLC might complicate our ability to maintain our capital structure, which could impose transaction costs on us and require management attention.

If and when we generate taxable income, OneStream Software LLC will generally make quarterly tax distributions pro rata to each of its members, including us, based on each member’s allocable share of net taxable income (calculated under certain assumptions) multiplied by an assumed tax rate. The assumed tax rate for this purpose will be the highest effective marginal combined federal, state, and local income tax rate that might potentially apply to any member for the applicable fiscal year. The legislation commonly known as the Tax Cuts and Jobs Act of 2017, or the Tax Act, significantly reduced the highest marginal federal income tax rate applicable to corporations such as OneStream, Inc., relative to non-corporate taxpayers. As a result of this disparity, we expect to receive tax distributions from OneStream Software LLC significantly in excess of our actual tax liability and our obligations under the TRA, which could result in our accumulating a significant amount of cash. This would complicate our ability to maintain certain aspects of our capital structure. Such cash, if retained, could cause the value of an LLC Unit to deviate from the value of a share of

Class A common stock, contrary to the one-to-one relationship between the number of LLC Units owned by OneStream, Inc. and the number of shares of Class A common stock and Class D common stock outstanding. In addition, such cash, if used to purchase additional LLC Units, could result in deviation from the one-to-one relationship unless a corresponding number of additional shares are distributed as a stock dividend. We might choose to pay dividends with any excess cash. These considerations could have unintended impacts on the market price of our Class A common stock and might impose transaction costs and require management efforts to address on a recurring basis. To the extent that we do not distribute such excess cash as dividends and instead, for example, hold such cash balances or lend them to OneStream Software LLC, the Continuing Members in OneStream Software LLC during a period in which we hold such cash balances could benefit from the value attributable to such cash balances as a result of redeeming or exchanging their LLC Units and obtaining ownership of Class A common stock (or a cash payment based on the value of Class A common stock). In such case, these Continuing Members could receive disproportionate value for their LLC Units exchanged during this time frame.

Risks Related to Ownership of Our Class A Common Stock and this Offering

Our Class C common stock and Class D common stock are entitled to ten votes per share, which has the effect of concentrating voting control with the holders of our Class C common stock and Class D common stock, including KKR and our co-founder and chief executive officer. This limits or precludes our other stockholders’ ability to influence corporate matters and may have a negative impact on the price of our Class A common stock.

Our Class C common stock has ten votes per share, our Class D common stock has ten votes per share and our Class A common stock, which is our publicly traded stock that we and the selling stockholders are offering in this offering, has one vote per share. Following the completion of this offering, the holders of our Class C common stock and our Class D common stock, including KKR (which is one of the TRA Members entitled to the payments under the TRA) and our co-founder and chief executive officer, will collectively hold more than 97.8% of the voting power of our outstanding capital stock. As a result, the holders of our Class C common stock and our Class D common stock have the ability to control or significantly influence any action requiring approval of our stockholders, including the election and removal of our directors, amendments to our certificate of incorporation and bylaws, the approval of any merger, consolidation, sale of all or substantially all of our assets or other major corporate transaction. Many of these actions may be taken even if they are opposed by other stockholders. This concentration of ownership and voting power may also delay, defer or even prevent an acquisition by a third party or other change in control of our company and may make some transactions more difficult or impossible without their support, even if such events are in the best interests of other stockholders. In addition, our stockholders’ agreement with KKR Dream Holdings LLC provides that so long as KKR and its affiliates own (1) at least 40% of our outstanding common stock, KKR will have the right to nominate a majority of our board of directors, and (2) at least 10% but less than 40% of our outstanding common stock, KKR will have the right to nominate a percentage of the authorized number of directors equal to KKR’s ownership of our outstanding common stock (rounded up to the nearest whole director). This concentration of voting power with the holders of our Class C common stock and our Class D common stock, and KKR’s director nomination rights, may have a negative impact on the price of our Class A common stock.

KKR currently controls us and will continue to be able to significantly influence us after the completion of this offering, and KKR’s interests may conflict with our or our Class A common stockholders’ interests.

KKR currently holds a majority of the voting power of our outstanding capital stock, and immediately following the completion of this offering and the Synthetic Secondary, KKR will hold 49.3% of the voting power. Accordingly, KKR, in its capacity as a stockholder, is able to exercise significant influence over matters requiring stockholder approval and our operations and policies, including elections or appointments of directors, amendments to our governing documents and entering into extraordinary transactions, including a sale of our company (which could trigger the acceleration of the TRA payments to the TRA Members, including KKR). The interests of KKR may not in all cases be aligned with our or our Class A common stockholders’ interests.

Further, our stockholders’ agreement with KKR Dream Holdings LLC provides that so long as KKR and its affiliates own (1) at least 40% of our outstanding common stock, KKR will have the right to nominate a majority of our board of directors, and (2) at least 10% but less than 40% of our outstanding common stock, KKR will have the right to nominate a percentage of the authorized number of directors equal to KKR’s ownership of our outstanding common stock (rounded up to the nearest whole director). In addition, the stockholders’ agreement provides that so long as KKR owns at least 25% of our outstanding common stock, KKR’s consent will be required for us to enter into any transaction or agreement that results in a change in control, and for the termination, hiring or appointment of our chief executive officer. Immediately following the completion of this offering and the Synthetic Secondary, in which KKR is offering to sell an aggregate of 12,369,463 shares of its common stock (or 14,224,882 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full), KKR will own 41.1% of our outstanding common stock (or 40.3% if the underwriters exercise their option to purchase additional shares of Class A common stock in full). Accordingly, the five of eight members of our board of directors nominated by KKR pursuant to the stockholders’ agreement are expected to continue to serve on our board of directors upon the completion of this offering and the Synthetic Secondary, and KKR will continue to control decisions on all matters requiring board approval and our operations and policies, including the appointment of management, future issuances of our Class A common stock or other securities (but not cash redemptions of KKR’s LLC Units, which must be approved by the Disinterested Majority), the payment of dividends, if any, on our Class A common stock, the incurrence of debt by us, amendments to our governing documents and entering into extraordinary transactions, including, generally, a sale of our company (which could trigger the acceleration of the TRA payments to the TRA Members, including KKR). The interests of KKR may not in all cases be aligned with our or our Class A common stockholders’ interests. See the section titled “Description of Capital Stock—Stockholders’ Agreement” for an additional description of the stockholders’ agreement.

In addition, because KKR holds a portion of its ownership interest in our business through OneStream Software LLC, it might have conflicting interests with us or our Class A common stockholders. For example, KKR might have different tax positions from us which could influence its decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness, especially in light of the TRA, and whether and when we should terminate the TRA and accelerate our obligations thereunder. The structuring of future transactions might take into consideration KKR’s tax or other considerations even where no similar benefit would accrue to us or holders of our Class A common stock. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreements.”

In addition, KKR’s significant ownership in us, nomination of a majority of the members of our board of directors and resulting ability to effectively control or significantly influence us may discourage someone from making a significant equity investment in us, or could discourage transactions involving a change in control, including transactions in which you as a holder of shares of our Class A common stock might otherwise receive a premium for your shares over the then-current market price.

Our certificate of incorporation contains provisions renouncing our interest and expectation to participate in certain corporate opportunities identified by, or presented to, KKR or its affiliates, other than those presented to representatives of KKR or its affiliates in their capacity as members of our board of directors, which could create conflicts of interest and have a material adverse effect on our business, operating results, financial condition and prospects if attractive corporate opportunities are allocated by KKR to itself, its affiliates or third parties instead of to us.

KKR is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us or that would be complementary to our business if we acquired them. Our certificate of incorporation provides that, to the fullest extent permitted by law, none of KKR or its affiliates, or any of their respective directors, partners, principals, officers, members, managers or employees, including any of the foregoing who serve as our officers or directors, all of whom we refer to as the exempted persons, will have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our affiliates. In addition, to the fullest extent permitted by law, in the event that any exempted person is presented with a business opportunity, even if the opportunity is one that we or our affiliates might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, such exempted person will have no duty to communicate or offer such business opportunity to us or any of our affiliates, provided that our certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to an exempted person solely in his or her capacity as a director or officer of our company. No exempted person will be liable to us, any of our affiliates or our stockholders for breach of any fiduciary or other duty, solely by reason of the fact that any such exempted person pursues or acquires such business opportunity, sells, assigns, transfers or directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to us or any of our affiliates. The Amended LLC Agreement contains similar provisions in favor of KKR and its affiliates, as well as provisions allowing KKR and its affiliates to freely conduct their business and investment activities. These provisions could create conflicts of interest and have a material adverse effect on our business, operating results, financial condition and prospects if attractive business opportunities are allocated by KKR or another exempted person to itself, its affiliates or third parties instead of to us. See the section titled “Description of Capital Stock—Conflicts of Interest.”

Upon completion of this offering, we will cease to qualify as a “controlled company” under the rules of the Nasdaq Stock Market and accordingly we will, subject to a transition period, no longer have the option to rely on exemptions from corporate governance requirements that are available to controlled companies.

Upon the completion of this offering, KKR will cease to own a majority of the voting power of our outstanding capital stock. Accordingly, we will cease to qualify as a “controlled company” under the rules of the Nasdaq Stock Market and we will, subject to a transition period, no longer be able to rely on exemptions from corporate governance requirements that are available to controlled companies. Although we do not currently avail ourselves of these exemptions, to the extent we decide to rely on any of them during our controlled company transition period, our stockholders would not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq Stock Market corporate governance standards during such period.

Our stock price might be volatile or might decline regardless of our operating performance, resulting in substantial losses for investors purchasing shares in this offering.

The trading price of our Class A common stock is likely to be volatile and could fluctuate widely regardless of our operating performance. If you purchase shares of our Class A common stock in this offering, you may not be able to resell those shares at or above the price you pay for such shares. The market price of our Class A common stock might fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

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actual or anticipated fluctuations in our operating results;
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the financial projections we might provide to the public, any changes in these projections or our failure to meet these projections;
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failure of securities analysts to initiate or maintain coverage of our company, changes in financial estimates by any securities analysts who follow our company or our failure to meet these estimates or the expectations of investors;
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ratings changes by any securities analysts who follow our company;
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announcements by us or our competitors of significant technical innovations, acquisitions, strategic relationships, joint ventures, or capital commitments;
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changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;
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price and volume fluctuations in the overall stock market from time to time, including as a result of changes in inflation or interest rates or other trends in the economy as a whole;
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changes in accounting standards, policies, guidelines, interpretations or principles;
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actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;
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developments or disputes concerning our intellectual property, or our products or third-party proprietary rights;
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security or data breaches that affect us or our competitors;

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announced or completed acquisitions of or investments in businesses or technologies by us or our competitors;
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new laws or regulations, or new interpretations of existing laws or regulations applicable to our business;
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any major change in our board of directors or management;
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sales of, or exchanges for, shares of our Class A common stock by us or our stockholders;
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legal proceedings, regulatory disputes or government investigations threatened or initiated against us; and
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volatile macroeconomic conditions and other events or factors, including those resulting from war, incidents of terrorism, natural disasters, pandemics or other public health crises, or responses to these conditions or events.

In addition, the stock markets, and in particular the Nasdaq Global Select Market on which our Class A common stock is listed, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility, or following an initial public offering. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from operating our business, and adversely affect our business, operating results, financial condition and cash flows.

Substantial future sales of shares of our Class A common stock, or the perception that such sales may occur, could cause the market price of our Class A common stock to decline.

The market price of our Class A common stock could decline as a result of substantial sales of our Class A common stock, particularly sales by our directors, executive officers and significant stockholders, a large number of shares of our Class A common stock becoming available for sale or the perception in the market that holders of a large number of shares intend to sell their shares.

Following the completion of this offering and the Synthetic Secondary, an aggregate of 67,730,926 shares of Class D common stock will be issuable upon the redemption or exchange of LLC Units held by the Continuing Members (and the cancelation of an equal number of shares of Class C common stock held by them), subject to the conditions set forth in the Amended LLC Agreement, and such shares of Class D common stock are in turn convertible into shares of our Class A common stock on a one-for-one basis. In addition, following the completion of this offering, an aggregate of 123,485,662 shares of outstanding Class D common stock are likewise convertible into shares of our Class A common stock on a one-for-one basis.

Under our registration rights agreement, the holders of an aggregate of 137,894,813 shares of our Class C common stock and Class D common stock, and their permitted transferees, have the right, subject to the conditions set forth in the registration rights agreement, to require us to file registration statements covering the resale of up to 137,894,813 shares of Class A common stock issuable upon exchange or conversion of such outstanding shares of our other series of common stock and redemption or exchange of accompanying LLC Units, as applicable, or to include their shares in registration statements that we might file for ourselves or our stockholders.

We cannot predict the timing, size or disclosure of any future issuances or sales of our Class A common stock resulting from the redemption or exchange of LLC Units or the conversion of Class D common stock, or the effect, if any, that future issuances, disclosure, if any, or sales of shares of our Class A common stock might have on the market price of our Class A common stock. New issuances of shares of Class A common stock may cause other holders of Class A common stock to experience significant dilution, and sales or distributions of substantial amounts of our Class A common stock, or the perception that such sales or distributions could occur, including upon the exercise of registration rights, might cause the market price of our Class A common stock to decline.

In connection with this offering, all of our directors and executive officers and the selling stockholders have entered into lock-up agreements providing that, subject to certain exceptions, we and they will not offer, sell or transfer any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for Class A common stock without first obtaining the written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, for a period ending 60 days after the date of this prospectus. When the lock-up agreements expire or if the shares covered thereby are otherwise released from the lock-up agreements early, the holders subject to such restrictions will be able to sell shares in the public market, subject to applicable securities laws and contractual limitations.

Additionally, we have registered the offer and sale of all shares of Class A common stock subject to equity awards outstanding and reserved for issuance under our equity incentive plans. The sale of these shares, or the perception that these shares may be sold in the public market, in private transactions or otherwise, may adversely affect the market price of our Class A common stock.

Record holders of our securities are typically the parties to the lock-up agreements with the underwriters, while holders of beneficial interests in our shares who are not also record holders in respect of such shares are not typically subject to any such agreements or other similar restrictions. Accordingly, we believe that holders of beneficial interests who are not record holders and are not bound by lock-up agreements could enter into transactions with respect to those beneficial interests that negatively impact our stock price. In addition, a stockholder who is not subject to a lock-up agreement with the underwriters may be able to sell, short sell, transfer, hedge, pledge or otherwise dispose of or attempt to sell, short sell, transfer, hedge, pledge or otherwise dispose of their equity interests at any time.

If securities or industry analysts do not publish research or reports about our business or if they downgrade our stock or our sector, or if there is any fluctuation in our credit rating, our stock price and trading volume could decline.

The trading market for our Class A common stock relies in part on the research and reports that securities or industry analysts publish about us or our business. We do not control these analysts. If one or more of the analysts who cover us downgrade our Class A common stock or our industry, or the Class A common stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our Class A common stock could decline. If one or more of these analysts stops covering us or fails to publish reports on us regularly, we could lose visibility in the market, which, in turn, could cause our Class A common stock price or trading volume to decline.

We do not intend to pay dividends to the holders of our Class A common stock for the foreseeable future.

We do not intend to pay dividends to the holders of our Class A common stock for the foreseeable future, except possibly in connection with maintaining certain aspects of our Up-C structure. See the section titled “—Risks Related to Our Organizational Structure—The disparity between the U.S. corporate tax rate and the U.S. tax rate applicable to non-corporate members of OneStream Software LLC might complicate our ability to maintain our capital structure, which could impose transaction costs on us and require management attention.” Our ability to pay dividends on our Class A common stock may be restricted by the terms of any future debt incurred or preferred securities issued by us or our subsidiaries or law. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitation on our ability to pay dividends. As a result, any capital appreciation in the price of our Class A common stock may be your only source of gain on your investment in our Class A common stock.

If, however, we decide to pay a dividend to the holders of our Class A common stock in the future, we would likely need to cause OneStream Software LLC to make distributions to OneStream, Inc. in an amount sufficient to cover cash dividends, if any, declared by us. Deterioration in the consolidated financial condition, earnings or cash flow of OneStream Software LLC for any reason could limit or impair its ability to pay cash distributions or other distributions to us. OneStream Software LLC and its subsidiaries may be restricted from distributing cash to OneStream, Inc. by, among other things, law or the documents governing our existing or future indebtedness.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our Class A common stock less attractive to investors.

We are an emerging growth company as defined in the JOBS Act, and for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including:

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presentation of only two years of audited financial statements and related financial disclosure;
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exemption from the requirement to have our registered independent public accounting firm attest to our internal control over financial reporting;
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reduced disclosure about our executive compensation arrangements; and
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exemption from the requirement to hold non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies unless it otherwise irrevocably elects not to avail itself of this exemption. We have elected to use this extended transition period until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. As a result, our consolidated financial statements may not be comparable to the financial statements of companies that comply with new or revised accounting pronouncements as of public company effective dates.

We could be an emerging growth company until as late as December 31, 2029. Our status as an emerging growth company will end as soon as any of the following takes place:

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the last day of the fiscal year in which we have at least $1.235 billion in annual revenue;
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the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates;
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the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or
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December 31, 2029, which is the last day of the fiscal year during which the fifth anniversary of the IPO will occur.

We cannot predict if investors will find our Class A common stock less attractive if we choose to rely on any of the exemptions afforded emerging growth companies. If some investors find our Class A common stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our Class A common stock and the market price of our Class A common stock may be more volatile.

Anti-takeover provisions in our governing documents could make an acquisition of us difficult, limit attempts by our stockholders to replace or remove our current management and depress the market price of our Class A common stock.

Our certificate of incorporation, bylaws and stockholders’ agreement contain provisions that could depress the market price of our Class A common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. Among other things, these provisions provide that:

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we have multiple series of common stock with differing voting rights;

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the authorized number of directors may be changed only by resolution of the board of directors;
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any vacancies on the board of directors and any newly created directorships may only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, provided that if a vacancy is created at any time by the death, disability, removal or resignation of any director nominated by KKR, the vacancy shall be filled solely by, at KKR’s option, KKR in a written instrument or a majority of the remaining directors in accordance with the stockholders’ agreement;
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our board of directors is divided into three classes, each of which will stand for election once every three years;
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for so long as there are at least two directors nominated by KKR on our board of directors, the presence of at least one KKR-nominated director is required to have a quorum for the transaction of business by the board of directors, subject to certain exceptions, including meetings of a majority of disinterested directors to the extent that directors nominated by KKR are interested directors for the purpose of such meetings;
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there is no cumulative voting;
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the board of directors may issue “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;
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the board of directors may make, alter or repeal our bylaws;
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the forum for certain litigation against us is limited to Delaware; and
•
stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also meet specific requirements as to the form and content of a stockholder’s notice.

Additional provisions in our governing documents will become effective on such date when KKR, Mr. Shea and their respective affiliates collectively cease to beneficially own, directly or indirectly, more than 50% of the voting power of our capital stock, which, among other things, provide that:

•
stockholders may not call special meetings of stockholders or act by written consent;
•
directors may only be removed from office with the affirmative vote of 66-2/3% of the voting power of our outstanding capital stock and, for so long as our board of directors remains classified, only for cause; and
•
amending certain provisions of our certificate of incorporation and bylaws will be subject to super-majority voting thresholds.

Moreover, our certificate of incorporation contains a provision that provides us with protections similar to Section 203 of the DGCL and prevents us from engaging in a business combination with a person (excluding KKR, its affiliates, associates and certain other related parties and any person who acquires ownership of at least 15% of our common stock directly or indirectly from KKR) who acquires at least 15% of our common stock for a period of three years from the date such person acquired such common stock, unless approval from our board of directors or stockholders is obtained prior to the acquisition.

In addition, our stockholders’ agreement with KKR Dream Holdings LLC provides that so long as KKR owns at least 25% of our outstanding common stock, KKR’s consent will be required for us to enter into any transaction or agreement that results in a change in control and for the termination, hiring or appointment of our chief executive officer.

Any provision of our certificate of incorporation, bylaws or stockholders’ agreement that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Class A common stock, and could also affect the price that some investors are willing to pay for our Class A common stock. For information regarding these and other provisions, see the section titled “Description of Capital Stock—Anti-takeover Effects of Our Certificate of Incorporation, Bylaws and Stockholders’ Agreement.”

Our bylaws designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between us and our stockholders, and also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, stockholders or employees.

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action, suit or proceeding brought on our behalf, (2) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, stockholders, officers or other employees to us or our stockholders, (3) any action, suit or proceeding asserting a claim against us or any current or former director, stockholder, officer or other employee of our company arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws, (4) any other action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery or (5) any action, suit or proceeding asserting a claim against us or any current or former director, stockholder, officer or other employee of our company governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware, except for any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination). This provision does not apply to any action brought to enforce a duty or liability created by the Exchange Act and the rules and regulations thereunder.

Section 22 of the Securities Act establishes concurrent jurisdiction for federal and state courts over Securities Act claims. Accordingly, both state and federal courts have jurisdiction to hear such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our bylaws also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Any person or entity purchasing or otherwise acquiring or holding or owning (or continuing to hold or own) any interest in any of our securities shall be deemed to have notice of and consented to the foregoing bylaw provisions. Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our current or former directors, officers, stockholders or other employees, which may discourage such lawsuits against us and our current and former directors, officers, stockholders and other employees. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.

Further, the enforceability of similar exclusive forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that a court of law could rule that these types of provisions are inapplicable or unenforceable if they are challenged in a proceeding or otherwise. If a court were to find either exclusive forum provision contained in our bylaws to be inapplicable or unenforceable in an action, we may incur significant additional costs associated with resolving such dispute, as well as resolving such action in other jurisdictions, all of which could harm our operating results.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus include statements about:

•
our future financial performance, including our expectations regarding our revenue, cost of revenue, operating expenses and ability to achieve and maintain future profitability;
•
our business model, including our continued transition to a SaaS-based model;
•
our ability to effectively manage our growth and expand our operations;
•
our ability to attract and retain customers and expand the number of users on our platform;
•
our ability to attract and retain partners and expand our partner relationships;
•
our market opportunity and anticipated trends in our business and industry;
•
our ability to remain competitive as we continue to scale our business;
•
our international expansion plans and ability to expand internationally;
•
our ability to develop new core solutions and applications, or enhancements to our existing platform features and functionality, and bring them to market in a timely manner;
•
our ability to maintain the security and availability of our platform;
•
our ability to hire and retain experienced, talented and diverse employees;
•
our ability to maintain and enhance our brand;
•
our future acquisitions or strategic investments in complementary companies, products or technologies;
•
the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements, and our expectations regarding our future capital requirements and needs for additional financing;
•
our ability to comply with laws and regulations that currently apply or become applicable to our business both in the United States and internationally, including with respect to privacy, data protection and data security;
•
our expectations regarding our ability to obtain, maintain, enforce, defend and enhance our intellectual property rights;
•
general economic conditions and their impact on demand for our platform; and
•
the amount and timing of any payments we make under the TRA.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, operating results, financial condition and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. You should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of shares of our Class A common stock in this offering will be approximately $179.7 million (or approximately $206.7 million if the underwriters exercise their option to purchase additional shares in full), based on the public offering price of $31.00 per share, and after deducting underwriting discounts and commissions, but before deducting any estimated expenses payable by us in connection with this offering.

Upon the closing of this offering, we will use all of the net proceeds to us from the sale of shares of Class A common stock in this offering, including any proceeds received pursuant to the exercise of the underwriters option to purchase additional shares from us, to purchase an equal number of issued and outstanding LLC Units (and purchase and cancel an equal number of shares of Class C common stock) from KKR Dream Holdings LLC in the Synthetic Secondary at a purchase price per LLC Unit equal to the public offering price per share of Class A common stock in this offering, net of underwriting discounts and commissions. Accordingly, OneStream Software LLC will not receive any proceeds from this offering and, upon the closing of this offering and the Synthetic Secondary, the total number of outstanding shares of common stock of OneStream, Inc. and LLC Units of OneStream Software LLC will remain the same.

We estimate that the offering expenses (other than the underwriting discount and commissions) will be approximately $1.5 million.

We will not receive any of the proceeds from the sale of Class A common stock by the selling stockholders in this offering. The selling stockholders will bear the underwriting discounts and commissions attributable to their sale of our Class A common stock.

DIVIDEND POLICY

We do not intend to pay any cash dividends on our Class A common stock or our Class D common stock. We currently intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. Any future determination to pay dividends on our Class A common stock or our Class D common stock will be made at the discretion of our board of directors subject to applicable laws, and will depend upon, among other factors, our results of operations, financial condition, contractual restrictions and capital requirements. Holders of our Class B common stock and Class C common stock are not entitled to participate in any dividends declared by our board of directors. Our future ability to pay cash dividends on our capital stock is limited by the terms of our credit facility and may be limited by any future debt instruments or preferred securities incurred or issued by us or our subsidiaries.

We are a holding company, and our principal asset is LLC Units in OneStream Software LLC. If, however, we decide to pay a dividend in the future, we would need to cause OneStream Software LLC to make distributions to us in an amount sufficient to cover such dividend. If OneStream Software LLC makes such distributions to us, the other holders of LLC Units will be entitled to receive pro rata distributions.

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2024:

•
on an actual basis; and
•
on a pro forma basis to reflect (1) the Class D Conversion, including the Special Redemption, (2) this offering and (3) the Synthetic Secondary.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the sections titled “Prospectus Summary—Summary Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of September 30, 2024
	Actual	Pro Forma
	(in thousands, except share amounts)
Cash and cash equivalents	$495,458	$495,458
Stockholders’ equity:
Preferred stock, par value $0.0001 per share, 100,000,000 shares authorized, no shares issued or outstanding, actual; no shares issued or outstanding, pro forma	—	—
Class A Common stock, par value $0.0001 per share, 2,500,000,000 shares authorized, 28,265,084 shares issued or outstanding, actual; and 43,265,084 shares issued and outstanding, pro forma	3	4
Class B Common stock, par value $0.0001 per share, 300,000,000 shares authorized, no shares issued or outstanding, actual; and no shares issued or outstanding, pro forma	—	—
Class C Common stock, par value $0.0001 per share, 300,000,000 shares authorized, 74,135,230 issued and outstanding, actual; 67,730,926 shares issued and outstanding, pro forma	7	7
Class D Common stock, par value $0.0001 per share, 600,000,000 shares authorized, 132,081,358 shares issued and outstanding, actual; 123,485,662 issued and outstanding, pro forma	13	12
Additional paid-in capital	630,354	651,175
Accumulated other comprehensive loss	(450)	(462)
Accumulated deficit	(299,885)	(308,117)
Non-controlling interests(1)	128,166	115,589
Total equity	458,208	458,208
Total capitalization	$458,208	$458,208

(1)
As the sole manager of OneStream Software LLC, OneStream, Inc. exclusively operates and controls the business and affairs of OneStream Software LLC. The LLC Units owned by the Continuing Members are considered non-controlling interests in the consolidated financial statements of OneStream, Inc.

The total number of shares of Class A common stock, Class C common stock and Class D common stock that will be outstanding immediately after this offering is based on 234,481,672 shares of our common stock outstanding as of September 30, 2024, and excludes:

•
36,694,039 shares of Class A common stock issuable upon the exercise of outstanding stock options under the 2019 Plan as of September 30, 2024, with a weighted-average exercise price of $10.38;
•
2,407,368 shares of Class A common stock issuable upon the exercise of outstanding stock options under the 2024 Plan as of September 30, 2024, with a weighted-average exercise price of $20.00;
•
186,927 shares of Class A common stock issuable upon vesting and settlement of outstanding restricted stock units under the 2024 Plan awarded as of September 30, 2024;
•
29,505,705 shares of Class A common stock reserved for future issuance under the 2024 Plan as of September 30, 2024; and
•
10,700,000 shares of Class A common stock reserved for future issuance under the ESPP as of September 30, 2024.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma consolidated balance sheet as of September 30, 2024 and the unaudited pro forma consolidated statements of operations for 2023 and the nine months ended September 30, 2024 present our consolidated financial position and results of operations to reflect (1) the Reorganization Transactions, (2) the sale and issuance of Class A common stock by us in the IPO Transactions and the application of the net proceeds therefrom, and (3) this offering and our expected use of the net proceeds to us from the Synthetic Secondary as described in the section titled “Use of Proceeds”. The unaudited pro forma consolidated statements of operations for 2023 and the nine months ended September 30, 2024 assume that the Reorganization Transactions, the IPO Transactions and this offering (after giving effect to the Synthetic Secondary) were completed on January 1, 2023. The unaudited pro forma consolidated balance sheet as of September 30, 2024 assumes that this offering was completed on September 30, 2024 (after giving effect to the Synthetic Secondary).

The unaudited pro forma consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X based on the historical financial statements of OneStream Software LLC and OneStream, Inc. included elsewhere in this prospectus and the assumptions and adjustments as described in the notes to the unaudited pro forma consolidated financial information. We believe the assumptions and adjustments provide a reasonable basis for presenting the significant effects of the Reorganization Transactions, the IPO Transactions and this offering (after giving effect to the Synthetic Secondary), and are properly applied in the unaudited pro forma consolidated financial statements. The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and do not purport to represent our consolidated results of operations or consolidated financial position that would actually have occurred had the Reorganization Transactions, the IPO Transactions and this offering been consummated on the dates assumed or to project our consolidated results of operations or consolidated financial position for any future date or period.

OneStream, Inc. was formed in October 2021 and had no material assets or income until the completion of the Reorganization Transactions and the IPO Transactions. The unaudited pro forma financial information of OneStream, Inc. presented in this prospectus has been derived by the application of pro forma adjustments to the historical consolidated financial statements of OneStream Software LLC and OneStream, Inc. and their consolidated subsidiaries (including OneStream Software LLC after the completion of the Reorganization Transactions and the IPO Transactions) included elsewhere in this prospectus.

As a public company, we have implemented additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. We expect to incur additional annual expenses related to these steps and, among other things, additional directors’ and officers’ liability insurance, director fees, reporting requirements of the SEC, stock exchange and transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing and legal fees, and similar expenses. We have not included any pro forma adjustments relating to these costs.

As described in greater detail in the section titled “Certain Relationships and Related Party Transactions—Tax Receivable Agreement,” in connection with the completion of the Reorganization Transactions, we entered into the TRA with the TRA Members (including KKR) and OneStream, Inc., which provides for the payment by OneStream, Inc. to the TRA Members of 85% of the applicable savings, if any, that OneStream, Inc. may realize, or be deemed to realize (using the actual applicable U.S. federal income tax rate in effect for the tax period and an assumed, weighted-average state and local income tax rate based on applicable period apportionment factors), as a result of (1) certain tax attributes that are created as a result of the redemptions or exchanges of their LLC Units (calculated under certain assumptions), (2) any net operating losses available to us as a result of the Blocker Mergers, (3) tax benefits related to imputed interest and (4) payments under the TRA. Due to the uncertainty in the amount and timing of future redemptions or exchanges of LLC Units by the Continuing Members, and the uncertainty of when those redemptions or exchanges will ultimately result in tax savings as we currently do not generate taxable income, the unaudited pro forma consolidated financial information assumes that no future redemptions or exchanges of LLC Units have occurred subsequent to September 30, 2024, except for the Special Redemption, and therefore no increases in tax basis in OneStream, Inc.’s assets or other tax benefits that may be realized thereunder have been assumed in the unaudited pro forma consolidated financial information.

The unaudited pro forma consolidated financial information should be read together with the sections titled “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as OneStream Software LLC’s and OneStream Inc.’s historical consolidated financial statements and related notes thereto included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of September 30, 2024

	OneStream, Inc. Actual	Offering Adjustments	Note Ref.	Pro Forma OneStream, Inc.
	(in thousands, except share amounts)
Assets
Current assets:
Cash and cash equivalents	$495,458	—		$495,458
Accounts receivable, net	113,525	—		113,525
Unbilled accounts receivable	23,753	—		23,753
Deferred commissions	19,238	—		19,238
Prepaid expenses and other current assets	11,504	—		11,504
Total current assets	663,478	—		663,478
Unbilled accounts receivable, noncurrent	1,291	—		1,291
Deferred commissions, noncurrent	42,421	—		42,421
Operating lease right-of-use assets	17,953	—		17,953
Property and equipment, net	10,513	—		10,513
Deferred tax assets	—	—	(1)	—
Intangible assets, net	2,842	—		2,842
Goodwill	9,277	—		9,277
Other noncurrent assets	2,334	—		2,334
Total assets	$750,109	—		$750,109
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$19,246	—		$19,246
Accrued compensation	23,333	—		23,333
Accrued commissions	6,702	—		6,702
Deferred revenue, current	205,801	—		205,801
Operating lease liabilities, current	3,318	—		3,318
Other accrued expenses and current liabilities	12,607	—		12,607
Total current liabilities	271,007	—		271,007
Deferred revenue, noncurrent	4,157	—		4,157
Operating lease liabilities, noncurrent	16,538	—		16,538
Amounts payable pursuant to tax receivable agreement	—	—	(1)	—
Other noncurrent liabilities	199	—		199
Total liabilities	$291,901	—		$291,901
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.0001 per share	—	—		—
Class A common stock, par value $0.0001 per share	3	1	(2)	4
Class B common stock, par value $0.0001 per share	—	—		—
Class C common stock, par value $0.0001 per share	7	—	(2)	7
Class D common stock, par value $0.0001 per share	13	(1)	(2)	12
Additional paid-in capital	630,354	20,821	(3)	651,175
Accumulated other comprehensive loss	(450)	(12)	(3)	(462)
Accumulated deficit	(299,885)	(8,232)	(3)	(308,117)
Non-controlling interest	128,166	(12,577)	(3)	115,589
Total stockholders’ equity	$458,208	—		458,208
Total liabilities and stockholders’ equity	$750,109	—		750,109

See accompanying notes to the unaudited pro forma consolidated balance sheet

Notes to the Unaudited Pro Forma Consolidated Balance Sheet

(1)
We treat redemptions and exchanges of LLC Units as direct purchases of LLC Units for U.S. federal income tax purposes, which results in us obtaining a step-up in tax basis to our share of net assets of OneStream Software LLC as the result of OneStream Software LLC having a section 754 election in place. These increases in tax basis may reduce the amounts that we would otherwise pay in the future to various tax authorities. As described in greater detail in the section titled “Certain Relationships and Related Party Transactions—Tax Receivable Agreement,” in connection with the IPO, we entered into the TRA with the TRA Members, which provides for the payment by OneStream, Inc. to the TRA Members of 85% of the amount of certain tax benefits, if any, that OneStream, Inc. actually realizes, or in some circumstances is deemed to realize in its tax reporting, as a result of (a) certain tax attributes that are created as a result of the redemptions or exchanges of their LLC Units (calculated under certain assumptions), (b) any net operating losses available to us as a result of the Blocker Mergers, (c) tax benefits related to imputed interest and (d) payments under the TRA. We expect to benefit from the remaining 15% of any of cash savings that we realize.

In connection with this offering, we will increase our tax basis in our LLC Units in OneStream Software LLC due to the purchase of LLC Units from KKR Dream Holdings LLC in the Synthetic Secondary and the redemption of certain Continuing Members’ LLC Units in the Special Redemption. The deferred tax asset relating to these transactions is $69.9 million, which would also result in a TRA liability of $59.4 million. We have assessed the realizability of the net deferred tax assets and, in that analysis, have considered the relevant positive and negative evidence available to determine whether it is more likely than not that some portion or all of the deferred tax assets will be realized. We have recorded a full valuation allowance against the deferred tax assets at OneStream, Inc. A full valuation allowance on deferred tax assets will be maintained until there is sufficient evidence to support the reversal of all or some portion of these allowances. We have not recognized any liability under the TRA after concluding it was not probable that such payments under the TRA would be paid based on its estimates of future taxable income. If the Continuing Members were to exchange all of their LLC Units, we would recognize a deferred tax asset of approximately $691.7 million and a liability of approximately $587.9 million, assuming (a) all redemptions or exchanges occurred on the same day, (b) the public offering price of $31.00 per share in this offering, (c) a constant corporate tax rate of 25%, (d) we will have sufficient taxable income to fully use the tax benefits and (e) no material changes in tax law. The actual amount of deferred tax assets and related liabilities that we will recognize will differ based on, among other things, the timing of the exchanges, the price of shares of our Class A common stock at the time of the exchange, and the tax rates then in effect. We may elect to terminate the TRA early only with the approval of OneStream, Inc.’s independent directors (within the meaning of Rule 10A-3 under the Exchange Act and the Nasdaq Stock Market rules). As a result, we would be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the TRA.

(2)
Reflects an adjustment to give effect to the offering (after giving effect to the Synthetic Secondary), including:
•
The issuance by us of 5,993,052 shares of Class A common stock. We will use all of the net proceeds to us from the sale of shares of our Class A common stock in this offering to purchase issued and outstanding LLC Units (and purchase and cancel an equal number of shares of Class C common stock) from KKR Dream Holdings LLC in the Synthetic Secondary, at a purchase price per LLC Unit equal to the public offering price per share of Class A common stock, net of underwriting discounts and commissions. This Synthetic Secondary will have no impact on additional paid-in capital other than the reclassification of non-controlling interests.
•
The conversion of 9,006,948 shares of Class D common stock into an equivalent number of shares of Class A common stock in connection with the sale of such shares to the public by certain of the selling stockholders in this offering, including the 411,252 shares of Class D common stock acquired upon the redemption of certain Continuing Members’ LLC Units (and cancellation of an equal number of shares of Class C common stock). As the selling stockholders will be selling the aforementioned shares of Class A common stock in this offering, there will be no impact to additional paid-in capital subsequent to the conversion. There will be a reclassification of non-controlling interests in connection with redemption of certain Continuing Members’ LLC Units.
(3)
Each of the non-controlling interests represent ownership interests of the Continuing Members, which became non-controlling interests with respect to OneStream, Inc. upon consummation of the Reorganization Transactions, and were initially reclassified based upon the historical basis of such interests.

Upon completion of this offering and the Synthetic Secondary, and excluding the potential impact of the exercise of the underwriters’ option to purchase additional shares of Class A common stock, OneStream, Inc. will own 71.5% of the economic interest of OneStream Software LLC and will report a non-controlling interest of 28.5% related to the interests in OneStream Software LLC held by the Continuing Members (excluding LLC Units subject to vesting requirements). If the underwriters exercise their option to purchase additional shares of Class A common stock in full, the economic interest held by the non-controlling interest would be approximately 28.1% (excluding LLC Units subject to vesting requirements).

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2023

	OneStream Software LLC Actual	Reorganization Transaction Adjustments	Note Ref.	OneStream, Inc. as Adjusted for the Reorganization Transactions	IPO Transactions Adjustments	Note Ref.	Pro Forma OneStream, Inc. as Adjusted for the IPO Transactions	Offering Adjustments	Note Ref.	Pro Forma OneStream, Inc. as Adjusted for this offering
	(in thousands, except per share data)
Revenues:
Subscription	$302,923	—		$302,923	—		$302,923	$—		$302,923
License	40,518	—		40,518	—		40,518	—		40,518
Professional services and other	31,480	—		31,480	—		31,480	—		31,480
Total revenue	374,921	—		374,921	—		374,921			374,921
Cost of revenues:
Subscription	74,146	6,999	(3)	81,145	81	(4)	81,226	—		81,226
Professional services and other	40,356	28,014	(3)	68,370	338	(4)	68,708	—		68,708
Total cost of revenue	114,502	35,013		149,515	419		149,934	—		149,934
Gross profit	260,419	(35,013)		225,406	(419)		224,987	—		224,987
Operating expenses:
Sales and marketing	175,795	150,734	(3)	326,529	3,327	(4)	329,856	—		329,856
Research and development	55,289	83,901	(3)	139,190	2,297	(4)	141,487	—		141,487
General and administrative	59,847	79,170	(3)	139,017	8,000	(4)	147,017			147,017
Total operating expenses	290,931	313,805		604,736	13,624		618,360	—		618,360
Loss from operations	(30,512)	(348,818)		(379,330)	(14,043)		(393,373)	—		(393,373)
Interest income, net	4,062	—		4,062	—		4,062	—		4,062
Other expense, net	(1,065)	—		(1,065)	—		(1,065)	—		(1,065)
Loss before income taxes	(27,515)	(348,818)		(376,333)	(14,043)		(390,376)	—		(390,376)
Provision for income taxes	1,416	—	(1)	1,416	—	(1)	1,416	—	(1)	1,416
Net loss	$(28,931)	(348,818)		(377,749)	(14,043)		(391,792)	—		(391,792)
Less: net loss attributable to non-controlling interest	—	(118,141)	(2)	(118,141)	(4,392)	(2)	(122,533)	10,754	(5)	(111,779)
Net loss attributable to common stockholders	$(28,931)	(230,677)		(259,608)	(9,651)		(269,259)	(10,754)		(280,013)
Per Share Data
Net loss per share
Basic							$(1.68)		(6)	$(1.68)
Diluted							$(1.68)		(6)	$(1.68)
Weighted average shares used to compute net loss per share
Basic							160,346,442		(6)	166,750,746
Diluted							160,346,442		(6)	166,750,746

See accompanying notes to the unaudited pro forma consolidated statements of operations

For the Nine Months Ended September 30, 2024

	OneStream, Inc. Actual	Reorganization Transaction Adjustments	Note Ref.	OneStream, Inc. as Adjusted for the Reorganization Transactions	IPO Transactions Adjustments	Note Ref.	Pro Forma OneStream, Inc. as Adjusted for the IPO Transactions	Offering Adjustments	Note Ref.	Pro Forma OneStream, Inc. as Adjusted for this offering
	(in thousands, except per share data)
Revenues:
Subscription	$309,542	$—		$309,542	$—		$309,542	$—		$309,542
License	24,818	—		24,818	—		24,818	—		24,818
Professional services and other	22,572	—		22,572	—		22,572	—		22,572
Total revenue	356,932	—		356,932	—		356,932			356,932
Cost of revenues:
Subscription	82,007	(4,209)	(3)	77,798	10	(4)	77,808	—		77,808
Professional services and other	53,397	(19,589)	(3)	33,808	50	(4)	33,858	—		33,858
Total cost of revenue	135,404	(23,798)		111,606	60		111,666	—		111,666
Gross profit	221,528	23,798		245,326	(60)		245,266	—		245,266
Operating expenses:
Sales and marketing	263,225	(98,598)	(3)	164,627	392	(4)	165,019	—		165,019
Research and development	119,916	(51,305)	(3)	68,611	282	(4)	68,893	—		68,893
General and administrative	110,509	(44,397)	(3)	66,112	923	(4)	67,035	—		67,035
Total operating expenses	493,650	(194,300)		299,350	1,597		300,947	—		300,947
Loss from operations	(272,122)	218,098		(54,024)	(1,657)		(55,681)	—		(55,681)
Interest income, net	8,319	—		8,319	—		8,319	—		8,319
Other expense, net	2,263	—		2,263	—		2,263	—		2,263
Loss before income taxes	(261,540)	218,098		(43,442)	(1,657)		(45,099)			(45,099)
Provision for income taxes	614	—	(1)	614	—	(1)	614		(1)	614
Net loss	$(262,154)	$218,098		$(44,056)	$(1,657)		$(45,713)	—		$(45,713)
Less: net loss attributable to non-controlling interest	(77,402)	63,623	(2)	(13,779)	(518)	(2)	(14,297)	1,255	(5)	(13,042)
Net loss attributable to OneStream, Inc.	$(184,752)	$154,475		$(30,277)	$(1,139)		$(31,416)	(1,255)		$(32,671)
Per Share Data
Net loss per share
Basic							$(0.20)		(6)	$(0.20)
Diluted							$(0.20)		(6)	$(0.20)
Weighted average shares used to compute net loss per share
Basic							160,346,442		(6)	166,750,746
Diluted							160,346,442		(6)	166,750,746

See accompanying notes to the unaudited pro forma consolidated statements of operations

Notes to the Unaudited Pro Forma Consolidated Statement of Operations

(1)
Prior to the Reorganization Transactions undertaken for the IPO, our U.S. operations were not subject to U.S. federal income tax because OneStream Software LLC had been treated as a partnership, or a “pass-through” entity, for U.S. federal income tax purposes. However, our U.S. operations were subject to U.S. state income taxes in certain jurisdictions that imposed entity-level income taxes on entities treated as partnerships for U.S. federal income tax purposes. Additionally, the foreign subsidiaries of OneStream Software LLC were generally subject to foreign income taxes based on the laws of the country in which the foreign subsidiary conducts business. Following the IPO and the Reorganization Transactions, OneStream, Inc. is subject to U.S. federal income taxes, in addition to state and local taxes, with respect to its allocable share of any net taxable income of OneStream Software LLC. The pro forma statement of operations does not reflect an income tax benefit on pre-tax losses for U.S. federal taxes, as the benefit will be offset by a valuation allowance.
(2)
After the IPO and the Reorganization Transactions, OneStream, Inc. became the sole manager of OneStream Software LLC and had a 68.7% economic interest in OneStream Software LLC and 100% of the voting power and control of the management of OneStream Software LLC. Following the IPO and the Reorganization Transactions, the non-controlling interest, representing the Continuing Members of OneStream Software LLC other than OneStream, Inc., had a 31.3% economic interest in OneStream Software LLC (excluding LLC Units subject to vesting requirements). The pro forma adjustment reflects the proportionate amount of the net loss attributable to the non-controlling interests based on this economic interest percentage.
(3)
On July 12, 2024, our board of directors approved an amendment to the terms of the outstanding common unit options granted under the 2019 Common Unit Option Plan, or the 2019 Plan, to remove a forfeiture provision, contingent on the completion of the Reorganization Transactions. The outstanding common unit options were converted into options to purchase Class A common stock of OneStream, Inc. on a one-for-one basis when OneStream, Inc. assumed the 2019 Plan in connection with the IPO. Prior to the IPO, we had not recognized equity-based compensation expense for these outstanding options because they were subject to such forfeiture provision. As a result, we recognized equity-based compensation expense from these common unit options in the quarter ended September 30, 2024, including a $204.4 million non-recurring charge for the incremental compensation cost on the portion of common unit options which vested prior to the IPO. The pro forma adjustments give effect to our recognition of equity-based compensation expense from these options assuming the forfeiture provision was removed as of January 1, 2023, which has been determined using the binomial lattice valuation model, and using a common stock value based on the midpoint of the expected IPO price range as of the modification date of July 12, 2024 of $18.00 per share.
(4)
We granted stock options in July 2024 covering an aggregate of 2,155,872 shares of Class A common stock from our 2024 Plan that were contingent upon the completion of the IPO. The stock options have an exercise price equal to the IPO price and vest quarterly in 16 equal installments from the date of grant. The grant date fair values of the stock options were determined using the Black-Scholes valuation model using the following assumptions:

Expected term (in years)	6.06
Expected volatility	50.00%
Risk-free interest rate	4.24%
Expected dividend yield	—

(5)
This adjustment reflects the impact of the change of the portion of LLC Units owned by OneStream, Inc. from 68.7% as of September 30, 2024 to 71.5% subsequent to the completion of this offering and the Synthetic Secondary (excluding LLC Units subject to vesting requirements). Immediately following the completion of this offering and the Synthetic Secondary, and excluding the potential impact of the exercise of the underwriters’ option to purchase additional shares of Class A common stock, OneStream, Inc. will own 71.5% of the economic interests of OneStream Software LLC and the Continuing Members will own the remaining 28.5% of the economic interests (excluding LLC Units subject to vesting requirements).

(6)
Pro forma basic loss per share is computed by dividing the net loss attributable to holders of Class A common stock and Class D common stock by the weighted-average shares of Class A common stock and Class D common stock outstanding during the period. As we have incurred losses for all periods presented, pro forma diluted loss per share is equal to pro forma basic loss per share because the effect of potentially dilutive securities would be anti-dilutive. Shares of Class C common stock do not participate in earnings of OneStream, Inc. As a result, the shares of Class C common stock are not considered participating securities and are not included in the weighted-average shares outstanding for purposes of computing pro forma net loss per share. No shares of our Class B common stock will be outstanding immediately following the consummation of this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis, including information with respect to our plans and strategies for our business, includes forward-looking statements that involve risks and uncertainties. You should review the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of forward-looking statements and important factors that could cause our actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. The following discussion and analysis reflects the historical results of operations and financial position of OneStream Software LLC prior to the Reorganization Transactions and the IPO and that of OneStream, Inc., including OneStream Software LLC, following the completion of the Reorganization Transactions and the IPO. For more information regarding the Reorganization Transactions and our holding company structure, see the section titled “Prospectus Summary—IPO and Reorganization Transactions.”

Overview

OneStream is modernizing and redefining the Office of the CFO through the Digital Finance Cloud, our AI-enabled and extensible software platform that unifies core financial functions and broader operational data and processes within a single platform. The Digital Finance Cloud empowers the Office of the CFO to form a comprehensive, dynamic and predictive view of the entire enterprise, providing corporate leaders the control, visibility and agility required to proactively adjust business strategy and day-to-day execution.

We generate the substantial majority of our revenue from the sale of access to our platform, either pursuant to SaaS contracts that we account for as subscription revenue or pursuant to perpetual or term‑based software licenses that we account for as license revenue. Subscription revenue also includes cloud computing service fees and customer support and maintenance for software under our term-based and perpetual licenses. We refer to these revenue streams collectively as software revenue, which represented 88% and 92% of our total revenue in 2022 and 2023, respectively, and 91% and 94% in the nine months ended September 30, 2023 and 2024, respectively. Software revenue is driven primarily by our number of customers, the number of users at each customer, the price of subscriptions and user licenses and renewal rates.

Since 2023, customers on SaaS contracts accounted for the majority of our total revenue and more than 90% of our new customers have been on SaaS contracts. Prior to the third quarter of 2020 when we introduced our current SaaS-based model, we sold access to our platform on a perpetual or term-based license basis. We expect revenue from SaaS contracts to contribute an increasing portion of total revenue over time, but we may continue to offer licenses to certain customers in limited circumstances, such as government agencies or large enterprises in heavily regulated industries. A majority of our SaaS contracts and term‑based licenses have three-year terms, although terms currently range from less than one year up to ten years. Most of our contracts are non-cancellable. We had $615.9 million and $897.7 million in remaining performance obligations as of December 31, 2022 and 2023, respectively, and $997.0 million as of September 30, 2024, consisting of both billed and unbilled consideration.

We also generate revenue from the sale of professional services, including consulting, implementation and configuration services and training, but we are increasingly leveraging our partners to provide these services. Professional services represented 12% and 8% of total revenue in 2022 and 2023, respectively, and 9% and 6% in the nine months ended September 30, 2023 and 2024, respectively.

We generate the majority of our total revenue from customers located in the United States; however, revenue generated from customers outside of the United States accounted for 27% and 30% of our total revenue in 2022 and 2023, respectively, and 30% in both the nine months ended September 30, 2023 and 2024, and we are focused on growing our international business.

Our target customers are large and medium-sized enterprises that we believe could benefit most from our unified platform, which validates and reconciles financial and operational data from multiple legacy products, applications and modules. Our sales and marketing organization engages with prospective customers across multiple in-person and virtual channels and provides them with user conferences, platform demonstrations, application guides, whitepapers, webinars, presentations and other content to accelerate their understanding of our platform and drive greater adoption. We are highly focused on supporting our customers with the deployment, adoption and use of our platform through dedicated customer success managers.

In addition, we have a strong ecosystem of more than 250 go-to-market, implementation and development partners globally. Our partners serve as a significant source of lead generation and provide us with a network of trained and OneStream-certified implementation professionals. For example, we partner with boutique consulting firms and dedicated teams within larger consulting firms that have built their entire services practices around designing and implementing the OneStream platform for their clients. We also partner with global strategic consulting firms and global systems integrators, such as Accenture, IBM, KPMG and PwC, which introduce our platform to their clients as part of large-scale digital transformation projects as well as finance and business projects where our platform can help accelerate business initiatives and improve user experience. Our partnerships with global systems integrators have played an increasingly meaningful role in our recent growth and we expect that trend to continue. We intend to make additional investments in training and cultivating relationships with partners.

On top of our core solutions, we offer a growing number of OneStream- and third-party-developed applications through the OneStream Solution Exchange. These applications extend the value of our platform beyond core financial reporting and planning for the Office of the CFO out to the operational edge, powering workflows for a diverse set of business users, including finance, sales, marketing, operations, human resources and IT professionals. OneStream-developed applications are available to our customers’ existing users at no additional cost, although we may charge for certain OneStream-developed applications in the future. Partner-developed applications were initially launched on the OneStream Solution Exchange in 2023, are priced by the respective partners and reflect a long-term revenue opportunity through future revenue-share arrangements.

Our business model centers on maximizing the lifetime value of a customer relationship. We recognize revenue from our SaaS contracts ratably over the term of the subscription period. We recognize the majority of the revenue from our term-based and perpetual licenses when our software is first made available to the customer or upon commencement of the license term, if later, and the remainder is attributable to maintenance and support fees recognized ratably over the contract term. In general, customer acquisition costs and other up-front costs associated with acquiring new customers are much higher in the first year of the contract, though sales commissions allocated to customer maintenance and support are amortized over a five-year period. Over the lifetime of the customer relationship, we also incur sales and marketing costs related to upselling and expanding the number of users accessing our platform. However, these costs, as a percentage of revenue, are significantly less than those initially incurred to acquire the customer. As a result, the profitability of a customer to our business in any particular period depends in part on how long a customer has been a subscriber and the degree to which it has expanded the number of users of our platform.

We are focused on our long-term revenue potential. We believe that our market opportunity is large, and we will continue to invest significantly in scaling across organizational functions to grow our operations, both domestically and internationally. Our continued growth will depend, in part, on our ability to grow a productive workforce across all departments of our organization to support our expanding operations, and, in part, on our ability to successfully introduce new and enhanced core solutions and applications on our platform. We therefore intend to continue to invest efficiently in growing our business to take advantage of our expansive market opportunity, while remaining focused on positive cash flow.

We have achieved rapid growth since first launching our platform. For 2022 and 2023, our software revenue was $245.5 million and $343.4 million, respectively, representing year-over-year growth of 40%. Our ARR was $335.9 million and $460.4 million as of December 31, 2022 and 2023, respectively, representing year-over-year growth of 37%. We had 1,148 and 1,388 customers as of December 31, 2022 and 2023, respectively, representing year-over-year growth of 21%. We incurred net losses of $65.5 million and $28.9 million in 2022 and 2023, respectively, representing a year-over-year decrease of 56%.

For the nine months ended September 30, 2023 and 2024, our software revenue was $248.3 million and $334.4 million, respectively, representing year-over-year growth of 35%. Our ARR was $409.5 million and $539.8 million as of September 30, 2023 and 2024, respectively, representing year-over-year growth of 32%. We had 1,305 and 1,534 customers as of September 30, 2023 and 2024, respectively, representing year-over-year growth of 18%. We incurred net losses of $31.7 million and $262.2 million in the nine months ended September 30, 2023 and 2024, respectively.

Factors Affecting Our Performance

We believe that our future performance will depend on many factors, including those described below. While these areas present significant opportunity, they also present risks that we must manage to achieve successful results. See the section titled “Risk Factors.” If we are unable to address these challenges, our business and operating results could be adversely affected.

Acquiring New Customers

The most significant driver of our year-over-year software revenue growth is the signing of new customers in the preceding 12 months. Our results of operations and growth depends in part on our ability to attract new customers and we believe there is a significant opportunity to grow our customer base. We primarily rely on our marketing efforts, direct sales force and go-to-market partners to attract new customers. Our ability to achieve significant revenue growth in the future will be dependent on our ability to effectively attract, retain and train sales personnel, both domestically and internationally, particularly with experience selling to larger enterprises. Growing, educating and nurturing our partner ecosystem is also critical to our customer acquisition as we increasingly rely on partners to support the implementation of our platform and delivery of our applications. We believe a productive partner ecosystem accelerates the adoption of our platform and enables more efficient implementation. We intend to continue to invest in expanding our partnership ecosystem and in enhanced education and training for our existing partners.

Customer Success

Our ability to drive growth and generate incremental revenue depends heavily on our ability to retain our customers and increase their number of users of our platform. Our goal is 100% customer success and it drives everything we do. In addition, many of our customers serve as references for potential new customers, driving future revenue growth. We allocate our customer success and customer support resources to align with maximizing the retention and expansion of our subscription revenue. We also leverage our network of implementation partners that provide trained and OneStream-certified implementation professionals to drive customer success.

Expansion Within Our Existing Customer Base

Many of our customers initially deploy our platform for specific use cases and users, often within the finance organization. Our initial contract values, which tend to be high relative to many in our industry, reflect the comprehensive nature of our platform and the fact that its deployment allows customers to replace multiple legacy systems. Once customers realize the benefits and wide applicability of our platform, they typically phase in implementation of additional core solutions and applications for new use cases and additional users, including those outside the finance organization. As our customer base continues to expand, every successful adopter of our platform is an opportunity to add more users and generate incremental revenue. We therefore continue to invest in our customer success efforts to help our customers realize the full potential of our platform and thereby expand the number of users of our platform over time.

In particular, customer relationships with large enterprises lead to scale and operating leverage in our business model. Compared with smaller customers, large enterprise customers present a greater opportunity for us to expand the number of users on our platform because these customers have larger budgets, a wider range of potential use cases and greater potential for migrating new workloads to our platform over time.

International Expansion

Revenue generated from customers outside of the United States accounted for 27% and 30% of our total revenue in 2022 and 2023, respectively, and 30% in both the nine months ended September 30, 2023 and 2024. In addition to our offices and customers throughout the United States, we maintain offices in Australia, Europe and Singapore, and our customers are located in approximately 45 countries. We believe there is a significant opportunity to grow our international business and plan to continue to invest in personnel, office space, marketing and data center capacity to support our international growth.

Innovating and Advancing Our Platform

We intend to continue to invest in our research and development to expand and enhance our platform’s features and capabilities to drive further adoption, both within the Office of the CFO and by users outside the finance organization. We intend to continue to enhance our platform’s performance, functionality and user experience by expanding its core solutions, developing new applications and growing the OneStream Solution Exchange to maintain and extend our technology leadership. We also remain focused on investing in AI-enabled forecasting and automation solutions, building on the development of our first machine learning-powered application in 2017, the introduction of our predictive financial signaling core solution and transaction matching application in 2019, and the commercial release of our first AI-enabled application, Sensible ML, in 2022.

Mix of Subscription Revenue and License Revenue

Our total revenue is affected by changes in the mix of our subscription revenue and license revenue. In 2023, subscription revenue and license revenue represented 81% and 11% of our total revenue, respectively, compared to 70% and 18%, respectively, in 2022. In the nine months ended September 30, 2024, subscription revenue and license revenue represented 87% and 7% of our total revenue, respectively, compared to 79% and 12%, respectively, in the nine months ended September 30, 2023. We generate the substantial majority of our revenue from the sale of access to our platform, primarily pursuant to SaaS contracts that we account for as subscription revenue. SaaS contracts have made up more than 90% of our new customer contracts since 2023. In addition to SaaS contracts, subscription revenue also includes cloud computing service fees and customer support and maintenance for software under our term-based and perpetual licenses. We recognize revenue from our SaaS contracts, customer support and software maintenance ratably over the contract term. Before we introduced our SaaS-based model in 2020, we sold access to our platform under term-based or perpetual licenses, which we account for as license revenue. We recognize license revenue when our software is first made available to the customer or upon commencement of the license term, if later. For additional information about the components of our subscription revenue and license revenue, see the sections titled “—Components of Results of Operations—Subscription Revenue” and “—License Revenue.”

Equity-Based Compensation Expense

In connection with the Reorganization Transactions, we amended outstanding common unit options granted under the 2019 Plan to remove a forfeiture provision, which we refer to as the Option Modification. Prior to the IPO, we had not recognized equity-based compensation expense for these outstanding options because they were subject to such forfeiture provision. Upon completion of the Reorganization Transactions, we recognized equity-based compensation expense for the options granted under the 2019 Plan that had vested prior to that date, and, through the end of the third quarter of 2024, we continued to recognize equity-based compensation expense for the options that have continued to vest. For additional information, see Note 11 to OneStream, Inc.’s unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Key Metrics

We monitor the key business metrics set forth in the table below to help us evaluate our business and growth trends, establish budgets, measure the effectiveness of our sales and marketing efforts and assess operational efficiencies. The calculation of the key metrics discussed below may differ from other similarly titled metrics used by other companies, securities analysts or investors.

	As of
	Sept. 30, 2022	Dec. 31, 2022	March 31, 2023	June 30, 2023	Sept. 30, 2023	Dec. 31, 2023	March 31, 2024	June 30, 2024	Sept. 30, 2024
Annual recurring revenue (in millions)	$299.1	$335.9	$358.4	$386.8	$409.5	$460.4	$480.0	$506.0	$539.8
Year-over-year growth	56%	50%	46%	43%	37%	37%	34%	31%	32%
Total customers	1,074	1,148	1,190	1,248	1,305	1,388	1,423	1,482	1,534

Annual Recurring Revenue

We believe that ARR is a key metric to measure our business performance because it is driven by our ability to acquire new customers and to maintain and expand our relationship with existing customers. We define ARR as contractually committed annual recurring revenue, which we calculate as annualized software revenue, as of a measurement date, that will be recognized from a contract assuming any contract expiring in the next 12 months is renewed at the rate prevailing in the final month of the contract. If, however, we determine that a contract will be cancelled or reduced, we exclude the cancelled or reduced contract from our calculation of ARR. Our calculation of ARR does not give effect to the impact of any anticipated future price increases. With respect to software revenue from customers with perpetual licenses, only the associated annual maintenance fees are included in our calculation of ARR.

ARR does not have a standardized meaning and therefore may not be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue, deferred revenue and remaining performance obligations computed or disclosed in accordance with GAAP and is not intended to be combined with or to replace any of those items. Specifically, the manner in which we define ARR has the effect of normalizing the impact of revenue recognition for term-based license agreements. ARR is calculated based upon annualized contract value and not actual GAAP revenue. For perpetual and term-based licenses, we recognize the majority of the total contract value upon delivery, with the remainder attributable to maintenance and support fees that are recognized ratably over the contract term. Annualizing actual GAAP revenue for any particular period could result in a meaningful difference from our ARR calculation, particularly when we are experiencing increases or decreases in the mix of multi-year term-based licenses. In addition, under certain SaaS contracts, customers may contractually increase the number of users over time, particularly for larger or more complex deployments. For such contracts, the amount of revenue recognized may be lower than ARR as ARR reflects the annualized software revenue, as of a measurement date, that will be recognized assuming any contract expiring in the next 12 months is renewed at the rate prevailing in the final month of the contract, and therefore revenue may grow more slowly than ARR. ARR is not a forecast and the active contracts at the date used in calculating ARR may or may not be extended by our customers. Our ARR growth is also subject to foreign currency risk. Changes in foreign currency exchange rates can result in fluctuations in our ARR balances and impact our year-over-year ARR growth.

Total Customers

We believe that our ability to expand our customer base is an indicator of our market penetration, the growth of our business and future revenue. We define a customer as an entity with an active contract as of the measurement date. Organizations with multiple divisions, segments or subsidiaries may be counted as multiple customers. For 2022 and 2023 and the nine months ended September 30, 2024, none of our customers accounted for more than 5% of our total revenue.

Components of Results of Operations

Revenues

We generate the substantial majority of our revenue from the sale of access to our platform, either pursuant to SaaS contracts that we account for as subscription revenue or pursuant to perpetual or term‑based software licenses that we account for as license revenue. Subscription revenue also includes cloud computing service fees and maintenance and support related to software licenses. We also generate revenue from the sale of professional services, including consulting, implementation and configuration services and training, but we are increasingly leveraging our partners to provide these services.

Subscription Revenue

Subscription revenue is driven primarily by the number of customers, the number of users at each customer, the price of subscriptions and renewal rates.

Subscription revenue consists of revenue from SaaS contracts, cloud computing service fees and post-contract customer support, or PCS.

SaaS arrangements with customers provide the customer with continuous access to our hosted platform over the contractual period. SaaS revenue is recognized ratably over the contract term beginning on the date access to the platform is provided, consistent with the transfer of control of the SaaS subscription to the customer.

Cloud computing service fees are paid by those customers who choose to install and access their licensed software on a month-to-month subscription to a cloud hosting service offered by us, rather than manage it themselves. Our performance obligation is to provide cloud computing services on a consumption basis during the contract term and the consideration received is based on customer consumption. We invoice for cloud computing services on a monthly basis as the service is utilized.

PCS includes unspecified technical enhancements, customer support and maintenance for licensed software. We recognize revenue from PCS ratably over the contractual term of the arrangement, consistent with the pattern of benefit to the customer, beginning on the date the service is made available to the customer.

License Revenue

License revenue is driven primarily by the number of customers, the number of users at each customer, the price of user licenses and renewal rates.

License revenue consists of license revenue from both our term-based and perpetual software licenses (collectively referred to as licensed software). We satisfy our performance obligation and recognize revenue for licensed software at the point in time when the customer is able to use and benefit from the software, which is generally when it is first made available to the customer or upon commencement of the license term, if later.

The typical length of a customer contract for term-based licensed software is three years and customers are generally invoiced in equal annual installments at the beginning of each year within the contractual period.

Professional Services and Other Revenue

Professional services and other revenue consist of fees associated with implementation and consulting services and training. Professional services do not result in significant customization of the software and are considered distinct. A substantial majority of the professional service contracts are provided on a time and materials basis, and we recognize the related revenue as the service hours are performed. For time and materials projects, we invoice for services as the work is incurred. Each phase of a customer implementation generally takes one to six months to complete, depending on the scope of engagement, and most customers complete several phases of implementation to fully leverage our platform and expand its use throughout their organizations. Professional services revenue can fluctuate quarter over quarter as a result of project milestones in our contract arrangements and how they match up to customers’ implementation projects timeline, as well as the extent to which we leverage our partners to provide these services.

Cost of Revenues

Cost of Subscription Revenue

Cost of subscription revenue consists of costs related to cloud computing services and supporting our customers. These expenses primarily consist of third-party direct server and cloud storage costs and employee compensation costs related to providing product support.

Cost of Professional Services and Other Revenue

Cost of professional services and other revenue primarily consists of expenses directly related to the implementation of our software and costs to train our customers and partners. These expenses primarily consist of employee compensation costs related to implementation and training services. We expect our cost of professional services and other revenue to fluctuate as we continue to invest in our growth, but we expect it to decrease as a percentage of revenue due to our software revenue growth and our strategy of leveraging our growing partner network to provide implementation services. The cost of providing professional services has historically been higher than the associated revenue we generate, as we use professional services to help drive customer success and build our ecosystem of trained partners and customers.

Gross Profit and Gross Margin; Software Gross Profit and Software Gross Margin

Gross profit equals revenue less cost of revenue, and gross profit as a percentage of total revenue is referred to as gross margin. Our software gross profit, which equals our software revenue less subscription costs, was $198.0 million and $269.3 million in 2022 and 2023, respectively, and $195.0 million and $252.4 million in the nine months ended September 30, 2023 and 2024, respectively. Our gross margin increased from 67% in 2022 to 69% in 2023, and decreased from 69% in the nine months ended September 30, 2023 to 62% in the nine months ended September 30, 2024, while our software gross margin, which is our software gross profit as a percentage of software revenue, was 81% and 78% in 2022 and 2023, respectively, and 79% and 75% in the nine months ended September 30, 2023 and 2024, respectively. Gross margin and software gross margin have been and will continue to be affected by various factors, including the mix between revenue from SaaS contracts and term-based licenses, the timing of our acquisition of new customers and the renewal of and expansion of sales to existing customers, support and maintenance, the costs associated with operating our platform, the extent to which we expand our customer support team and the extent to which we can increase the efficiency of our technology and infrastructure through technological improvements. In addition, we have benefited from a hybrid approach where we have evolved our cloud computing contracts and model to enable more flexibility with our cost structure and improved efficiency of our offering. We expect our gross profit and software gross profit to increase in absolute dollars as total revenue and software revenue increases.

Operating Expenses

Operating expenses consist of sales and marketing, research and development and general and administrative expenses. Personnel costs are the most significant component of our operating expenses and consist of salaries, sales commissions, benefits, bonuses and equity-based compensation. Operating expenses also include allocated overhead costs.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel-related costs associated with our sales and marketing staff, including salaries, benefits, amortization of deferred commissions, variable compensation and equity‑based compensation. Sales and marketing expenses also include advertising costs and promotional materials and events, including our bi-annual OneStream Splash Global User Conferences, travel and entertainment, operating lease costs and related office expenses, outside services contracted for sales and marketing purposes, software and other subscriptions and dues and allocated overhead. We plan to increase our investment in sales and marketing over the foreseeable future as we continue to grow our business, primarily driven by increased headcount and increased spending on promotional events and product-marketing efforts. However, we expect our sales and marketing expenses to decrease as a percentage of our total revenue over time as we benefit from scale in our business, although they may fluctuate as a percentage of our total revenue from period to period.

Research and Development

Research and development expenses consist primarily of personnel-related expenses associated with our research and development staff, including salaries, benefits, variable compensation and equity-based compensation. Research and development expenses also include outside services, cloud hosting and computing costs dedicated for use by our research and development functions, operating lease costs and related office expenses, software and other subscriptions and dues and allocated overhead. We have invested, and intend to continue to invest, in developing technology to support our growth. We plan to increase our investment in research and development over the foreseeable future as we continue to grow our business, both on an absolute basis and as a percentage of our total revenue. This expected increase in research and development expenses is primarily driven by a focus on further developing our platform, although our research and development expenses may fluctuate as a percentage of our total revenue from period to period.

General and Administrative

General and administrative expenses consist primarily of personnel-related costs associated with our executive, finance, legal, human resources and other support personnel, including salaries, benefits, equity-based compensation and variable compensation. General and administrative expenses also include outside services, software and other subscriptions and dues dedicated for use by our general administrative functions, operating lease costs and related office expenses, travel and entertainment, other corporate expenses and allocated overhead.

We are incurring additional expenses as a result of operating as a public company and our Up-C structure, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations and increased expenses for insurance, investor relations and professional services. We expect that our general and administrative expenses will increase as our business grows but will decrease as a percentage of our total revenue over time as we benefit from scale in our business, although they may fluctuate as a percentage of our total revenue from period to period.

Results of Operations

The following table sets forth our consolidated statements of operations data for the periods presented:

	Year Ended December 31,		Nine Months Ended September 30,
	2022	2023	2023	2024
	(in thousands)
Revenues:
Subscription	$195,074	$302,923	$215,340	$309,542
License	50,450	40,518	32,939	24,818
Professional services and other	33,800	31,480	24,048	22,572
Total revenue	279,324	374,921	272,327	356,932
Cost of revenues:
Subscription(1)	47,556	74,146	53,247	82,007
Professional services and other(1)	44,954	40,356	30,769	53,397
Total cost of revenue	92,510	114,502	84,016	135,404
Gross profit	186,814	260,419	188,311	221,528
Operating expenses:
Sales and marketing(1)	153,283	175,795	136,241	263,225
Research and development(1), (2)	43,132	55,289	39,614	119,916
General and administrative(1)	49,684	59,847	43,176	110,509
Total operating expenses	246,099	290,931	219,031	493,650
Loss from operations	(59,285)	(30,512)	(30,720)	(272,122)
Interest (expense) income, net	(53)	4,062	2,702	8,319
Other (expense) income, net	(5,469)	(1,065)	(2,894)	2,263
Loss before income taxes	(64,807)	(27,515)	(30,912)	(261,540)
Provision for income taxes	659	1,416	770	614
Net loss	$(65,466)	$(28,931)	$(31,682)	$(262,154)
Less: Net loss attributable to non-controlling interests	—	—	—	(77,402)
Net (loss) income attributable to OneStream, Inc.	$(65,466)	$(28,931)	$(31,682)	$(184,752)

(1)
Includes equity-based compensation expense as follows:

	Year Ended December 31,		Nine Months Ended September 30,
	2022	2023	2023	2024
	(in thousands)
Cost of subscription	$—	$—	$—	$4,981
Cost of professional services and other	78	15	15	21,886
Sales and marketing	2,847	3,938	3,582	115,987
Research and development	812	518	413	63,505
General and administrative	4,526	3,799	3,077	57,456
Total equity-based compensation	$8,263	$8,270	$7,087	$263,815

(2)
Amounts include certain expenses incurred with related parties. See Note 10 to OneStream Software LLC’s audited consolidated financial statements and Note 14 to OneStream, Inc.’s unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

The following table presents the components of our results of operations for the periods presented as a percentage of total revenue:

	Year Ended December 31,		Nine Months Ended September 30,
	2022	2023	2023	2024
Revenues:
Subscription	70%	81%	79%	87%
License	18	11	12	7
Professional services and other	12	8	9	6
Total revenue	100	100	100	100
Cost of revenues:
Subscription	17	20	20	23
Professional services and other	16	11	11	15
Total cost of revenue	33	31	31	38
Gross margin	67	69	69	62
Operating expenses:
Sales and marketing	55	47	50	74
Research and development	15	15	15	34
General and administrative	18	16	16	31
Total operating expenses	88	78	80	138
Loss from operations	(21)	(8)	(11)	(76)
Interest (expense) income, net	—	1	1	2
Other (expense) income, net	(2)	—	(1)	1
Loss before income taxes	(23)	(7)	(11)	(73)
Provision for income taxes	—	1	—	—
Net loss	(23)%	(8)%	(12)%	(73)
Less: Net loss attributable to non-controlling interests	—	—	—	(22)
Net (loss) income attributable to OneStream, Inc.	(23)%	(8)%	(12)%	(52)%

* Totals of percentage of revenue may not sum due to rounding.

Comparison of the Nine Months Ended September 30, 2023 and 2024

Revenues

	Nine Months Ended September 30,
	2023	2024	% Change
	(in thousands)
Subscription	$215,340	$309,542	44%
License	32,939	24,818	(25)
Professional services and other	24,048	22,572	(6)
Total revenue	$272,327	$356,932	31

Total revenue was $356.9 million for the nine months ended September 30, 2024 compared to $272.3 million for the nine months ended September 30, 2023, an increase of $84.6 million, or 31%.

Subscription revenue was $309.5 million, or 87% of total revenue, for the nine months ended September 30, 2024 compared to $215.3 million, or 79% of total revenue, for the nine months ended September 30, 2023. The increase of $94.2 million, or 44%, in subscription revenue was primarily driven by the acquisition of new customers and existing customers expanding their use of our platform.

License revenue was $24.8 million, or 7% of total revenue, for the nine months ended September 30, 2024 compared to $32.9 million, or 12% of total revenue, for the nine months ended September 30, 2023. The decrease of $8.1 million, or 25%, in license revenue was primarily driven by our continued shift to a SaaS-based model from our license-based model. We generated the majority of our revenue for the nine months ended September 30, 2023 and 2024 from customers on SaaS contracts, and we expect revenue from our SaaS contracts to make up an increasing portion of our total revenue over time.

Professional services and other revenue was $22.6 million, or 6% of total revenue, for the nine months ended September 30, 2024 compared to $24.0 million, or 9% of total revenue, for the nine months ended September 30, 2023. The decrease of $1.5 million was primarily driven by our strategy of leveraging our growing partner network to provide implementation services and the timing of our customers’ implementation projects.

Cost of Revenues

	Nine Months Ended September 30,
	2023	2024	% Change
	(in thousands)
Subscription	$53,247	$82,007	54%
Professional services and other	30,769	53,397	74
Total cost of revenue	$84,016	$135,404	61

Total cost of revenue was $135.4 million for the nine months ended September 30, 2024 compared to $84.0 million for the nine months ended September 30, 2023, an increase of $51.4 million, or 61%.

Cost of subscription revenue was $82.0 million for the nine months ended September 30, 2024 compared to $53.2 million for the nine months ended September 30, 2023, an increase of $28.8 million, or 54%. The increase in cost of subscription revenue was primarily due to an increase in third-party direct server and cloud storage costs of $19.2 million to accommodate higher customer demand and an increase in employee compensation costs of $7.5 million, driven by equity-based compensation expense of $5.0 million, primarily related to the Option Modification, higher headcount and an increase in outside services and subscriptions of $1.8 million.

Cost of professional services and other revenue was $53.4 million for the nine months ended September 30, 2024 compared to $30.8 million for the nine months ended September 30, 2023, an increase of $22.6 million, or 74%. The increase in cost of professional services and other revenue was primarily due to an increase in employee compensation costs of $21.9 million, driven by equity-based compensation expense of $21.9 million, primarily related to the Option Modification.

Gross Profit and Gross Margin

	Nine Months Ended September 30,
	2023	2024	% Change
	(dollars in thousands)
Software gross profit	$195,032	$252,353	29%
Professional services and other gross profit	(6,721)	(30,825)	NM
Total gross profit	$188,311	$221,528	18
Software gross margin	79%	75%
Professional services and other gross margin	(28)	(137)
Total gross margin	69	62

NM = Not Meaningful.

Gross profit was $221.5 million for the nine months ended September 30, 2024 compared to $188.3 million for the nine months ended September 30, 2023, an increase of $33.2 million, or 18%. The increase in gross profit was primarily the result of the acquisition of new customers and existing customers expanding their use of our platform, partially offset by the increase in equity-based compensation expense of $26.9 million.

Gross margin was 62% for the nine months ended September 30, 2024 compared to 69% for the nine months ended September 30, 2023. The decrease in gross margin was primarily driven by the increase in equity-based compensation expense and sales mix.

Operating Expenses

	Nine Months Ended September 30,
	2023	2024	% Change
	(dollars in thousands)
Operating expenses:
Sales and marketing	$136,241	$263,225	NM
Research and development	39,614	119,916	NM
General and administrative	43,176	110,509	NM
Total operating expenses	$219,031	$493,650	NM
Percentage of total revenue:
Sales and marketing	50%	74%
Research and development	15	34
General and administrative expenses	16	31

NM = Not Meaningful.

Sales and Marketing

Sales and marketing expenses were $263.2 million for the nine months ended September 30, 2024 compared to $136.2 million for the nine months ended September 30, 2023, an increase of $127.0 million. The increase was primarily driven by an increase in employee compensation costs of $117.5 million, related to higher equity-based compensation expense of $112.4 million, primarily related to the Option Modification, and higher headcount, and increases in outside services and software subscriptions of $8.7 million.

Research and Development

Research and development expenses were $119.9 million for the nine months ended September 30, 2024 compared to $39.6 million for the nine months ended September 30, 2023, an increase of $80.3 million. The increase was primarily driven by an increase in employee compensation costs of $75.1 million, related to higher equity-based compensation expense of $63.1 million, primarily related to the Option Modification, and higher headcount, and increases in outside services and software subscriptions of $2.5 million.

General and Administrative

General and administrative expenses were $110.5 million for the nine months ended September 30, 2024 compared to $43.2 million for the nine months ended September 30, 2023, an increase of $67.3 million,. The increase was primarily driven by an increase in employee compensation costs of $61.0 million related to higher equity-based compensation expense of $54.4 million, primarily related to the Option Modification, and higher headcount, IPO-related costs incurred in 2024 of $4.3 million, and increases in outside services and software subscription costs of $1.4 million.

Other Income and Expenses

Interest Income, Net

	Nine Months Ended September 30,
	2023	2024	% Change
	(in thousands)
Interest income, net	$2,702	$8,319	NM

NM = Not Meaningful.

Interest income, net was $8.3 million for the nine months ended September 30, 2024 compared to $2.7 million for the nine months ended September 30, 2023, an increase of $5.6 million. The increase in interest income, net was due to higher average cash and cash equivalent balances.

Other (Expense) Income, Net

	Nine Months Ended September 30,
	2023	2024	% Change
	(in thousands)
Other (expense) income, net	$(2,894)	$2,263	NM

NM = Not Meaningful.

Other income, net was $2.3 million for the nine months ended September 30, 2024 compared to other expense, net of $2.9 million for the nine months ended September 30, 2023. Other income, net of $2.3 million for the nine months ended September 30, 2024 consists primarily of the gain on remeasurement of the previously held equity interest in DataSense of $2.4 million, partially offset by losses from foreign currency translation. Other expense, net of $2.9 million for the nine months ended September 30, 2023 consists primarily of $3.0 million of previously capitalized deferred costs associated with our prior IPO process that were impaired in the first quarter of 2023 and gains from foreign currency translation, partially offset by gains on marketable equity securities of $1.2 million.

Provision for Income Taxes

	Nine Months Ended September 30,
	2023	2024	% Change
	(in thousands)
Provision for income taxes	$770	$614	(20)%

Provision for income taxes was $0.6 million for the nine months ended September 30, 2024 compared to $0.8 million for the nine months ended September 30, 2023, a decrease of $0.2 million, or 20%. Provision for income taxes consists primarily of income taxes in certain foreign and state jurisdictions in which we conduct business. We did not pay or provide for federal income taxes for the nine months ended September 30, 2023 because OneStream Software LLC is treated as a partnership for U.S. federal income tax purposes. For the nine months ended September 30, 2024, we did not provide for federal income taxes because we maintain a full valuation allowance.

Comparison of the Years Ended December 31, 2022 and 2023

Revenues

	Year Ended December 31,
	2022	2023	% Change
	(in thousands)
Subscription	$195,074	$302,923	55%
License	50,450	40,518	(20)
Professional services and other	33,800	31,480	(7)
Total revenue	$279,324	$374,921	34

Total revenue was $374.9 million in 2023 compared to $279.3 million in 2022, an increase of $95.6 million, or 34%.

Subscription revenue was $302.9 million, or 81% of total revenue, in 2023, compared to $195.1 million, or 70% of total revenue, in 2022. The increase of $107.8 million, or 55%, in subscription revenue was primarily driven by the acquisition of new customers and existing customers expanding their use of our platform.

License revenue was $40.5 million, or 11% of total revenue, in 2023, compared to $50.5 million, or 18% of total revenue, in 2022. The decrease of $10.0 million, or 20%, in license revenue was primarily driven by our continued shift to a SaaS-based model from our license-based model. We generated the majority of our 2023 revenue from customers on SaaS contracts, and we expect revenue from our SaaS contracts to make up an increasing portion of our total revenue over time.

Professional services and other revenue was $31.5 million, or 8% of total revenue, in 2023, compared to $33.8 million, or 12% of total revenue, in 2022. The decrease of $2.3 million, or 7%, was primarily driven by our strategy of leveraging our growing partner network to provide implementation services.

Cost of Revenues

	Year Ended December 31,
	2022	2023	% Change
	(in thousands)
Subscription	$47,556	$74,146	56%
Professional services and other	44,954	40,356	(10)
Total cost of revenue	$92,510	$114,502	24

Total cost of revenue was $114.5 million in 2023 compared to $92.5 million in 2022, an increase of $22.0 million, or 24%.

Cost of subscription revenue was $74.1 million in 2023 compared to $47.6 million is 2022, an increase of $26.5 million, or 56%. The increase in cost of subscription revenue was primarily due to an increase in third-party direct server and cloud storage costs of $23.9 million to accommodate higher customer demand and an increase in employee compensation costs of $2.5 million related to higher headcount.

Cost of professional services and other revenue was $40.4 million in 2023 compared to $45.0 million in 2022, a decrease of $4.6 million, or 10%. The decrease in cost of professional services and other revenue was primarily driven by our strategy of leveraging our growing partner network to provide implementation services and a decrease in employee compensation costs of $1.0 million related to lower headcount.

Gross Profit and Gross Margin

	Year Ended December 31,
	2022	2023	% Change
	(dollars in thousands)
Software gross profit	$197,968	$269,295	36%
Professional services and other gross profit	(11,154)	(8,876)	(20)
Total gross profit	$186,814	$260,419	39
Software gross margin	81%	78%
Professional services and other gross margin	(33)	(28)
Total gross margin	67	69

Gross profit was $260.4 million in 2023 compared to $186.8 million in 2022, an increase of $73.6 million, or 39%. The increase in gross profit was primarily the result of the acquisition of new customers and existing customers expanding their use of our platform.

Gross margin was 69% in 2023 compared to 67% in 2022. The increase in gross margin was primarily the result of sales mix.

Operating Expenses

	Year Ended December 31,
	2022	2023	% Change
	(dollars in thousands)
Operating expenses:
Sales and marketing	$153,283	$175,795	15%
Research and development	43,132	55,289	28
General and administrative	49,684	59,847	20
Total operating expenses	$246,099	$290,931	18
Percentage of total revenue:
Sales and marketing	55%	47%
Research and development	15	15
General and administrative expenses	18	16

Sales and Marketing

Sales and marketing expenses were $175.8 million in 2023 compared to $153.3 million in 2022, an increase of $22.5 million, or 15%. The increase was primarily driven by an increase in employee compensation costs of $18.2 million related to higher headcount, annual merit increases, amortization of deferred commissions and equity-based compensation expense related to modifications to the terms of common unit options held by certain terminated employees. In addition, there was an increase of $2.9 million related to our bi-annual OneStream Splash Global User Conferences and other corporate sales events.

Research and Development

Research and development expenses were $55.3 million in 2023 compared to $43.1 million in 2022, an increase of $12.2 million, or 28%. The increase was primarily driven by an increase in employee compensation costs of $8.0 million related to an increase in headcount and annual merit increases and increases in outside services and software subscriptions of $2.6 million.

General and Administrative

General and administrative expenses were $59.8 million in 2023 compared to $49.7 million in 2022, an increase of $10.1 million, or 20%. The increase was primarily driven by an increase in outside services and software subscriptions of $4.7 million, an increase in employee compensation costs of $3.4 million related to increased headcount and annual merit increases and an increase in bad debt expense of $1.3 million in line with the growth in our contract asset balances.

Other Expenses

Interest (Expense) Income, Net

	Year Ended December 31,
	2022	2023	% Change
	(in thousands)
Interest (expense) income, net	$(53)	$4,062	NM

NM = Not Meaningful.

Interest income, net was $4.1 million in 2023 compared to interest expense, net of $0.1 million in 2022, an increase of $4.2 million. The increase in interest (expense) income, net was due to higher average cash and cash equivalent balances.

Other Expense, net

	Year Ended December 31,
	2022	2023	% Change
	(in thousands)
Other expense, net	$5,469	$1,065	(81)%

Other expense, net was $1.1 million in 2023 compared to $5.5 million in 2022, a decrease of $4.4 million, or 81%. The decrease was primarily due to gains on marketable equity securities of $1.2 million in 2023 compared to losses on marketable equity securities of $5.1 million in 2022 and gains from foreign exchange transactions of $0.9 million in 2023 compared to losses of $0.4 million in 2022, partially offset by $3.0 million of previously capitalized deferred costs associated with our prior initial public offering process that were impaired in the first quarter of 2023.

Provision for Income Taxes

	Year Ended December 31,
	2022	2023	% Change
	(in thousands)
Provision for income taxes	$659	$1,416	115%

Provision for income taxes was $1.4 million in 2023 compared to $0.7 million in 2022, an increase of $0.7 million, or 115%. Provision for income taxes consists primarily of income taxes in certain foreign and state jurisdictions in which we conduct business. We do not pay or provide for federal income taxes because OneStream Software LLC is treated as a partnership for U.S. federal income tax purposes.

Quarterly Results of Operations

The following tables set forth selected unaudited quarterly consolidated statements of operations data for each of the nine quarters in the period ended September 30, 2024, as well as the percentage of total revenue that each line item represents for each quarter. The information for each of these nine quarters has been prepared on the same basis as the audited annual consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, includes all adjustments, which consist only of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods in accordance with GAAP. This data should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of our operating results for a full year or any future period.

	Three Months Ended
	Sept. 30, 2022	Dec. 31, 2022	March 31, 2023	June 30, 2023	Sept. 30, 2023	Dec. 31, 2023	March 31, 2024	June 30, 2024	Sept. 30, 2024
	(in thousands)
Revenues:
Subscription	$51,658	$57,801	$64,078	$71,843	$79,419	$87,583	$95,687	$103,133	$110,722
License	13,032	12,524	6,792	6,652	19,495	7,579	6,179	6,905	11,734
Professional services and other	7,970	7,138	7,949	8,009	8,090	7,432	8,425	7,463	6,684
Total revenue	72,660	77,463	78,819	86,504	107,004	102,594	110,291	117,501	129,140
Cost of revenues:
Subscription(1)	11,770	13,180	15,942	17,939	19,366	20,899	23,106	26,515	32,386
Professional services and other(1)	10,641	10,247	9,826	10,784	10,159	9,587	10,922	10,460	32,015
Total cost of revenue	22,411	23,427	25,768	28,723	29,525	30,486	34,028	36,975	64,401
Gross profit	50,249	54,036	53,051	57,781	77,479	72,108	76,263	80,526	64,739
Operating Expenses:
Sales and marketing(1)	38,734	37,486	47,271	46,744	42,226	39,554	48,309	52,216	162,700
Research and development(1), (2)	11,880	12,047	12,529	13,226	13,859	15,675	16,924	19,952	83,040
General and administrative(1)	12,280	12,509	14,727	14,058	14,391	16,671	16,410	19,929	74,170
Total operating expenses	62,894	62,042	74,527	74,028	70,476	71,900	81,643	92,097	319,910
(Loss) income from operations	(12,645)	(8,006)	(21,476)	(16,247)	7,003	208	(5,380)	(11,571)	(255,171)
Interest income (expense), net	2	(43)	523	1,046	1,133	1,360	1,636	1,661	5,022
Other (expense) income, net	(1,526)	1,332	(1,827)	5	(1,072)	1,829	(900)	2,391	772
(Loss) income before income taxes	(14,169)	(6,717)	(22,780)	(15,196)	7,064	3,397	(4,644)	(7,519)	(249,377)
Provision for income taxes	235	174	295	175	300	646	315	331	(32)
Net (loss) income	$(14,404)	$(6,891)	$(23,075)	$(15,371)	$6,764	$2,751	$(4,959)	$(7,850)	$(249,345)
Less: Net loss attributable to non-controlling interests	—	—	—	—	—	—	—	—	(77,402)
Net (loss) income attributable to OneStream, Inc.	$(14,404)	$(6,891)	$(23,075)	$(15,371)	$6,764	$2,751	$(4,959)	$(7,850)	$(171,943)

(1)
Includes equity-based compensation expense as follows:

	Three Months Ended
	Sept. 30, 2022	Dec. 31, 2022	March 31, 2023	June 30, 2023	Sept. 30, 2023	Dec. 31, 2023	March 31, 2024	June 30, 2024	Sept. 30, 2024
	(in thousands)
Cost of subscription	$—	$—	$—	$—	$—	$—	$—	$—	$4,981
Cost of professional services and other	19	20	15	—	—	—	—	—	21,886
Sales and marketing	712	712	1,229	1,894	459	356	356	918	114,713
Research and development	186	255	204	105	104	105	105	1,149	62,251
General and administrative	1,149	1,078	1,280	933	864	722	652	652	56,152
Total equity-based compensation	$2,066	$2,065	$2,728	$2,932	$1,427	$1,183	$1,113	$2,719	$259,983
(2)
Amounts include certain expenses incurred with related parties. See Note 10 to OneStream Software LLC’s audited consolidated financial statements and Note 14 to OneStream, Inc.’s unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

	Three Months Ended
	Sept. 30, 2022	Dec. 31, 2022	March 31, 2023	June 30, 2023	Sept. 30, 2023	Dec. 31, 2023	March 31, 2024	June 30, 2024	Sept. 30, 2024
Revenues:
Subscription	71%	75%	81%	83%	74%	85%	87%	88%	86%
License	18	16	9	8	18	7	6	6	9
Professional services and other	11	9	10	9	8	7	8	6	5
Total revenue	100	100	100	100	100	100	100	100	100
Cost of revenues:
Subscription	16	17	20	21	18	20	21	23	25
Professional services and other	15	13	12	12	9	9	10	9	25
Total cost of revenue	31	30	33	33	28	30	31	31	50
Gross profit	69	70	67	67	72	70	69	69	50
Operating expenses:
Sales and marketing	53	48	60	54	39	39	44	44	126
Research and development	16	16	16	15	13	15	15	17	64
General and administrative	17	16	19	16	13	16	15	17	57
Total operating expenses	87	80	95	86	66	70	74	78	248
(Loss) income from operations	(17)	(10)	(27)	(19)	7	—	(5)	(10)	(198)
Interest income (expense), net	—	—	—	1	1	1	1	1	4
Other (expense) income, net	(2)	2	(2)	—	(1)	2	(1)	2	1
(Loss) income before income taxes	(20)	(9)	(29)	(18)	6	3	(4)	(6)	(193)
Provision for income taxes	—	—	—	—	—	1	—	—	—
Net (loss) income	(20)%	(9)%	(29)%	(18)%	6%	3%	(4)%	(7)%	(193)%
Less: Net loss attributable to non-controlling interests	—	—	—	—	—	—	—	—	(60)%
Net (loss) income attributable to OneStream, Inc.	(20)%	(9)%	(29)%	(18)%	6%	3%	(4)%	(7)%	(133)

* Totals of percentage of revenue may not sum due to rounding.

	As of
	Sept. 30, 2022	Dec. 31, 2022	March 31, 2023	June 30, 2023	Sept. 30, 2023	Dec. 31, 2023	March 31, 2024	June 30, 2024	Sept. 30, 2024
	(in millions)
Other Financial Data:
Billings(1)	$78.3	$111.1	$88.4	$101.9	$118.6	$141.8	$118.6	$125.6	$148.6

(1)
Billings is a non-GAAP measure that we calculate by taking the change in deferred revenue less the change in unbilled accounts receivable between the start and end of the period and adding that to total revenue recognized in the same period. We consider billings to be a useful metric for investors because billings drives deferred revenue, which is an important indicator of the health and viability of our business and represents a significant percentage of our revenue. The following table provides a reconciliation of billings to the most directly comparable GAAP financial measure for the periods presented:

	As of
	Sept. 30, 2022	Dec. 31, 2022	March 31, 2023	June 30, 2023	Sept. 30, 2023	Dec. 31, 2023	March 31, 2024	June 30, 2024	Sept. 30, 2024
	(in millions)
Total revenue	$72.7	$77.5	$78.8	$86.5	$107.0	$102.6	$110.3	$117.5	$129.1
Deferred revenue, end of period	89.7	116.4	126.0	140.5	149.7	182.6	190.9	196.8	210.0
Deferred revenue, beginning of period	86.7	89.7	116.4	126.0	140.5	149.7	182.6	190.9	196.8
Unbilled accounts receivable, end of period	50.1	43.2	43.2	42.2	39.8	33.5	33.5	31.4	25.0
Unbilled accounts receivable, beginning of period	52.8	50.1	43.2	43.2	42.2	39.8	33.5	33.5	31.4
Billings	$78.3	$111.1	$88.4	$101.9	$118.6	$141.8	$118.6	$125.6	$148.6

Quarterly Revenues

Our total revenue generally increased across all quarters presented primarily due to increases in the number of new customers, higher average contract value and expanded relationships with existing customers.

Our total revenue is affected by changes in the mix of our subscription revenue and license revenue. Our shift to SaaS contracts has resulted in a general increase in subscription revenue and decline in license revenue.

Our total revenue is also affected by seasonality, which historically has resulted in a higher percentage of contracts with new customers, as well as renewal contracts with existing customers, including renewal of term-based licenses with government agencies and large enterprises in heavily regulated industries, occurring primarily during the third quarter of each year.

Our quarterly subscription revenue increased sequentially for all periods presented primarily due to increases in the number of new customers, higher average contract value and expanded relationships with existing customers.

Our professional services and other revenue can fluctuate quarter over quarter as a result of the timing of our customers’ implementation projects.

Quarterly Costs and Expenses

Costs of subscription revenue generally increased across all quarters presented primarily due to the increase in third-party direct server and cloud storage costs to accommodate increasing customer demand and the increase in employee headcount to support our sales growth. Further, there was an increase in equity-based compensation expense in the third quarter of 2024 primarily due to the Option Modification.

Costs of professional services revenue can fluctuate quarter over quarter as a result of the timing of our customers’ implementation projects. Costs of professional services revenue increased in the third quarter of 2024 primarily due to the increase in equity-based compensation expense from the Option Modification.

Our sales and marketing costs generally fluctuated across the quarters presented as a result of the timing of our bi-annual OneStream Splash Global User Conferences and other corporate sales events, hiring and product marketing and promotional efforts. Sales and marketing costs increased in the third quarter of 2024 primarily due to the increase in equity-based compensation expense from the Option Modification.

Our research and development costs increased sequentially across the quarters presented, primarily due to increased employee headcount to support expanded operations. Research and development costs further increased in the third quarter of 2024 primarily due to the Option Modification.

General and administrative costs generally increased sequentially across the quarters presented, primarily due to the increase in employee headcount and operating lease and office related expenses to support our growth, and the increase in outside services driven by our growth and costs of becoming a public company. General and administrative costs further increased in the third quarter of 2024 primarily due to the Option Modification.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe that non-GAAP operating loss and free cash flow, the non-GAAP financial measures presented in this prospectus, provide users of our financial information with additional useful information in evaluating our performance and liquidity and allows them to more readily compare our results across periods without the effect of non-cash items and other items as detailed below. Additionally, our management and board of directors use our non-GAAP financial measures to evaluate our performance and liquidity, identify trends and make strategic decisions.

There are limitations to the use of the non-GAAP financial measures presented in this prospectus. For example, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes. Our non-GAAP financial measures should not be considered in isolation or as alternatives to loss from operations, net cash provided by (used in) operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.

Non-GAAP Operating Loss

We define non-GAAP operating loss as loss from operations adjusted for non-cash, non-operational and non-recurring items, including equity-based compensation expense, employer taxes on employee stock transactions and amortization of acquired intangible assets.

The principal limitation of non-GAAP operating loss is that it excludes significant expenses and income that are required by GAAP to be recorded in our consolidated financial statements, including non-cash expenditures under contractual commitments, equity-based compensation expense, employer taxes on employee stock transactions, amortization of acquired intangible assets and the impact of non-recurring charges that we do not consider to be indicative of our ongoing core operations.

The following table provides a reconciliation of non-GAAP operating loss to the most directly comparable GAAP financial measure for the periods presented:

	Year Ended December 31,		Nine Months Ended September 30,
	2022	2023	2023	2024
	(in thousands)
Loss from operations	$(59,285)	$(30,512)	$(30,720)	$(272,122)
Equity-based compensation expense	8,263	8,270	7,087	263,815
Employer taxes on employee stock transactions	—	—	—	393
Amortization of acquired intangible assets	—	—	—	458
Non-GAAP operating loss	$(51,022)	$(22,242)	$(23,633)	$(7,456)

Free Cash Flow

We define free cash flow as net cash provided by (used in) operating activities less purchases of property and equipment.

The principal limitations of free cash flow are that it does not reflect our future capital commitments and it does not represent the total increase or decrease in our cash balance for a given period.

The following table provides a reconciliation of free cash flow to the most directly comparable GAAP financial measure for the periods presented:

	Year Ended December 31,		Nine Months Ended September 30,
	2022	2023	2023	2024
	(in thousands)
Net cash (used in) provided by operating activities	$(32,941)	$21,265	$(5,530)	$36,014
Purchases of property and equipment	(4,976)	(2,589)	(2,367)	(2,177)
Free cash flow	(37,917)	18,676	(7,897)	33,837
Net cash provided by (used in) investing activities	$34,877	$84,750	$84,972	$(9,771)
Net cash provided by (used in) financing activities	$1,475	$(3,845)	$(3,299)	$351,933

Liquidity and Capital Resources

Sources and Uses of Funds

Since inception we have financed operations primarily through the sale of equity securities and payments received from our customers. As of September 30, 2024, our principal sources of liquidity were cash and cash equivalents of $495.5 million, which were held primarily for working capital purposes, and the undrawn portion of our credit facility of $150.0 million. Our cash and cash equivalents consisted of money market funds and bank deposits. We believe our existing cash and cash equivalents and available borrowings under our credit facility will be sufficient to meet our projected operating requirements and known contractual obligations for at least the next 12 months.

A substantial source of our cash is from our deferred revenue, as we generally invoice customers in equal annual installments at the beginning of each year within the contractual period. Deferred revenue, which is included on our consolidated balance sheets as a liability, consists of the unearned portion of billed fees for our subscriptions, which we recognize as revenue as our performance obligations are satisfied in accordance with our revenue recognition policy. As of September 30, 2024, we had deferred revenue of $210.0 million, of which $205.8 million is recorded as a current liability and is expected to be recorded as revenue in the next 12 months, provided all other revenue recognition criteria have been met.

Our future capital requirements will depend on many factors, including our pace of growth, subscription renewal rates, the timing and extent of spend to support research and development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced platform offerings and the continuing market acceptance of the platform. We may, in the future, enter into arrangements to acquire or invest in complementary businesses, services, technologies or intellectual property rights. We may be required to seek additional equity or debt financing. If additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, operating results and financial condition would be adversely affected.

Credit Facility

In January 2020, we entered into a credit facility that allowed us to incur up to $50.0 million aggregate principal amount of revolver borrowings. In October 2023, we amended and restated our credit facility to, among other things, increase the borrowing capacity to $150.0 million and extend the revolving credit maturity date to October 27, 2028. As of September 30, 2024, we had no borrowings outstanding under our credit facility.

Under the terms of the credit facility, we have the option to borrow funds as either a secured overnight financing rate, or SOFR, loan or an alternate base rate, or ABR, loan. Any advances drawn on the credit facility incur interest at an annual rate equal to the SOFR plus 250 basis points for SOFR loans or the ABR plus 150 basis points for ABR loans. The ABR is based on a rate per year equal to the greatest of (1) the prime rate, (b) the Federal Reserve Bank of New York rate plus 0.5% and (c) an adjusted term SOFR rate determined on the basis of a one-month interest period plus 1%. Any undrawn portion of the credit facility is subject to a fee of 0.25% per year.

The credit facility is secured by substantially all our assets and contains certain negative and affirmative covenants, including financial covenants and covenants relating to the incurrence of other indebtedness, the occurrence of a material adverse change, the disposition of assets, mergers, acquisitions and investments, the granting of liens and the payment of dividends. We must also not permit the ratio of our indebtedness to total recurring revenue for the most recent trailing four quarters to exceed 0.50 to 1.00, and we are required to maintain $50.0 million in liquidity. We were in compliance with the covenants contained in the agreement as of September 30, 2024.

Tax Receivable Agreement

Under the TRA, we are generally required to pay cash to the TRA Members, which include KKR and other Continuing Members and certain Former Members, in the amount of 85% of the applicable savings, if any, in income tax that we realize, or that we are deemed to realize, as a result of (1) certain tax attributes that are created as a result of the exchanges or redemptions of their LLC Units (calculated under certain assumptions), (2) any net operating losses available to us as a result of the mergers completed as part of the Reorganization Transactions, or the Blocker Mergers, (3) tax benefits related to imputed interest and (4) payments under such TRA. We will continue to be required to make such payments to the TRA Members even after they have exchanged or redeemed all of their LLC Units.

The payment obligations under the TRA are obligations of OneStream, Inc. and not of OneStream Software LLC. We expect that the payments that we will be required to make to the TRA Members will be substantial.

Any payments made by us to the TRA Members will generally reduce the amount of overall cash flow that might have otherwise been available to us or to OneStream Software LLC and, to the extent that we are unable to make payments under the TRA for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us.

Our obligations under the TRA could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring, deterring or preventing certain mergers, asset sales, other forms of business combination or other changes of control. We might need to incur debt to finance payments under the TRA to the extent our cash resources are insufficient and there can be no assurance that we will be able to finance our obligations under the TRA.

Cash Flows

The following table summarizes our cash flow activities for the periods presented:

	Year Ended December 31,		Nine Months Ended September 30,
	2022	2023	2023	2024
	(in thousands)
Net cash (used in) provided by operating activities	$(32,941)	$21,265	$(5,530)	$36,014
Net cash provided by (used in) investing activities	$34,877	$84,750	$84,972	$(9,771)
Net cash provided by (used in) financing activities	$1,475	$(3,845)	$(3,299)	$351,933

Operating Activities

Net cash provided by operating activities for the nine months ended September 30, 2024 of $36.0 million was the result of a net loss of $262.2 million and other noncash operating activities of $1.4 million, which were more than offset by noncash charges for equity-based compensation of $263.8 million, amortization of deferred commissions of $15.2 million, depreciation and amortization of $2.6 million, and noncash operating lease expense of $2.3 million. Changes in working capital were favorable to cash flows from operating activities by $15.7 million primarily due to an increase in deferred revenue of $27.3 million, an increase in accounts payable of $15.7 million due to timing of payments to vendors, and a decrease in accounts receivable, net of $1.0 million, partially offset by an increase in deferred commissions of $18.6 million related to an increase in software sales, an increase in prepaid expenses of $1.4 million and a decrease in accrued and other liabilities of $8.4 million.

Net cash used in operating activities for the nine months ended September 30, 2023 of $5.5 million was due to a net loss of $31.7 million, which was partially offset by noncash charges for amortization of deferred commissions of $12.7 million, equity-based compensation of $7.1 million, depreciation and amortization of $2.2 million, noncash operating lease expense of $1.7 million, and other noncash operating activities of $3.2 million. Changes in working capital were unfavorable to cash flows from operating activities by $0.7 million primarily due to a decrease in deferred commissions of $15.7 million, an increase in accounts receivable, net of $8.5 million, an increase in prepaid and other assets of $6.4 million, and a decrease in accounts payable of $6.4 million, partially offset by an increase in deferred revenue of $33.3 million and an increase of accrued and other liabilities of $3.0 million.

Net cash provided by operating activities for the year ended December 31, 2023 of $21.3 million was primarily due to a net loss of $28.9 million, which was offset by noncash charges for amortization of deferred commissions of $17.0 million, equity-based compensation of $8.3 million, depreciation and amortization of $2.9 million, noncash operating lease expense of $2.4 million and other noncash items of $3.2 million. Changes in working capital were favorable to cash flows from operating activities by $16.4 million primarily due to an increase in deferred revenue balances of $66.2 million due to increased customer billings, and an increase in accrued and other liabilities of $9.8 million, partially offset by an increase in deferred commissions of $26.4 million related to an increase in software sales, an increase in accounts receivable, net of $11.7 million, a decrease in accounts payable of $11.6 million and an increase of prepaid expenses and other assets of $9.9 million.

Net cash used in operating activities for the year ended December 31, 2022 of $32.9 million was primarily due to a net loss of $65.5 million, which was partially offset by noncash charges for amortization of deferred commissions of $14.7 million, equity-based compensation of $8.3 million, other noncash items of $5.9 million, depreciation and amortization of $2.7 million and a noncash operating lease expense of $2.2 million. Changes in working capital were unfavorable to cash flows from operating activities by $1.2 million, primarily due to an increase in accounts receivable, net of $34.8 million, an increase in deferred commissions of $27.2 million related to an increase in software sales, and an increase of prepaid expenses and other assets of $19.0 million, partially offset by an increase in deferred revenue balances of $54.6 million due to increased customer billings, an increase in accrued and other liabilities of $21.3 million and an increase of accounts payable of $3.9 million due to our growth and timing of payments.

Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2024 of $9.8 million consisted of net cash used to acquire DataSense LLC of $7.6 million and purchases of property and equipment of $2.2 million, primarily related to leasehold improvements to support our expanding footprint.

Net cash provided by investing activities for the nine months ended September 30, 2023 of $85.0 million consisted of proceeds from the sale of marketable securities of $87.3 million, which was partially offset by purchases of property and equipment of $2.3 million, primarily related to leasehold improvements to support our expanding footprint.

Net cash provided by investing activities for the year ended December 31, 2023 of $84.8 million consisted primarily of proceeds from the sale of marketable securities of $87.4 million, which was partially offset by purchases of property and equipment of $2.6 million, related primarily to leasehold improvements to support our expanding footprint and capitalized software costs.

Net cash provided by investing activities for the year ended December 31, 2022 of $34.9 million consisted primarily of proceeds from the sale of marketable securities of $41.3 million, partially offset by purchases of property and equipment of $5.0 million, related primarily to leasehold improvements to support our expanding footprint and capitalized software costs, and purchases of marketable securities of $1.4 million.

Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2024 of $351.9 million consisted of $409.6 million in net proceeds from the IPO and proceeds from option exercises of $3.9 million, partially offset by $56.7 million of cash used for the repurchase of LLC Units in the IPO Synthetic Secondary and $4.9 million of payments of deferred offering costs.

Net cash used in financing activities for the nine months ended September 30, 2023 of $3.3 million consisted primarily of $3.5 million of repayments of borrowings on our credit facility, which was partially offset by $0.2 million of proceeds from option exercises.

Net cash used in financing activities for the year ended December 31, 2023 of $3.8 million consisted primarily of $3.5 million of repayments of borrowings on our credit facility and payments of deferred financing costs of $0.5 million in connection with the amendment of our credit facility, partially offset by $0.2 million of proceeds from the exercise of common unit options.

Net cash provided by financing activities for the year ended December 31, 2022 of $1.5 million consisted of $3.5 million of borrowings under our credit facility, which was partially offset by payment of deferred offering costs of $1.9 million related to a previously planned offering and principal payments on a finance lease obligation of $0.1 million.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of September 30, 2024:

		Payments Due by Period
	Total	2024 (remaining three months)	2025 and 2026	2027 and 2028	2029 and thereafter
		(in thousands)
Operating lease obligations	$23,374	$1,122	$8,044	$5,182	$9,026
Purchase obligations	30,338	5,991	24,347	—	—
Total	$53,712	$7,113	$32,391	$5,182	$9,026

In addition to the contractual obligations included in the table above, in 2022 we entered into a five-year commercial agreement with a vendor pursuant to which we have committed to purchase $300.0 million of data center, cloud and IT services with no minimum annual spending requirement. As of September 30, 2024, our total remaining commitment under this agreement was $189.6 million.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in foreign currency exchange rates and interest rates.

Foreign Currency Risk

While we primarily transact with customers in the U.S. Dollar, we also transact in foreign currencies, including the Euro, British Pound, Swiss Franc, Canadian Dollar, Swedish Krona, Australian Dollar, Mexican Peso, South African Rand, Danish Krone and Singapore Dollar, due to foreign operations and customer sales. We expect to continue to grow our foreign operations and customer sales. We benefit from the fact that the vast majority of the revenue we collect in each country in which we have operations is principally denominated in the same currency as the operating expenses we incur in that country, providing us with a natural hedge. Our international branches maintain certain asset and liability balances that are denominated in the functional currencies of these branches. Changes in the value of foreign currencies relative to the U.S. Dollar can result in fluctuations in our total assets, liabilities, revenue, operating expenses and cash flows.

As our international operations grow, our risks associated with fluctuation in currency rates will become greater, and we will continue to reassess our approach to managing this risk. In addition, currency fluctuations or a weakening U.S. Dollar can increase the costs of our international expansion. To date, we have not entered into any foreign currency hedging contracts because exchange rate fluctuations have not had a material impact on our operating results and cash flows.

Interest Rate Risk

As of September 30, 2024, we had $495.5 million of cash and cash equivalents, which consisted primarily of money market funds and bank deposits. Such interest-earning instruments carry a degree of interest rate risk; however, historical fluctuations of interest income have not been significant. Our investments are made for capital preservation purposes. We do not hold or issue financial instruments for trading or speculative purposes. Borrowings on our credit facility incur interest at the rates described in the section titled “—Liquidity and Capital Resources—Credit Facility.” We do not believe that a hypothetical 10% change in interest rates would have had a material impact on our operating results or cash flows for the years ended December 31, 2022 or 2023 or the nine months ended September 30, 2023 or 2024.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. Nonetheless, if our costs, including employee wages and benefits and other operating expenses, were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Critical Accounting Policies and Estimates

Our consolidated financial statements and the related notes thereto included elsewhere in this prospectus are prepared in accordance with GAAP. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by management.

To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected.

We believe that the accounting policies described below involve a substantial degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

Revenue Recognition

We recognize revenue from contracts with customers using the five-step method described in Note 2 of the notes to OneStream Software LLC’s consolidated financial statements included in this prospectus. At contract inception we evaluate whether two or more contracts should be combined and accounted for as a single contract and whether the combined or single contract includes more than one performance obligation. We combine contracts entered into at or near the same time with the same customer if we determine that the contracts are negotiated as a package with a single commercial objective; the amount of consideration to be paid in one contract depends on the price or performance of the other contract; or the services promised in the contracts are a single performance obligation.

Our contracts with customers often include promises to transfer multiple products and services to a customer. For these contracts, we account for individual performance obligations separately if they are distinct. Professional services, cloud computing services, the right to perpetual or term-based licenses and related post-contract customer support are distinct performance obligations that are accounted for separately. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on their relative standalone selling price. We determine standalone selling prices, or SSP, for all of our distinct performance obligations using observable inputs, such as standalone sales and historical contract pricing. SSP are consistent with our overall pricing objectives. SSP also reflect the amounts we would charge for performance obligations if they were sold separately in a standalone sale. The allocation of the transaction price to performance obligations based on their SSP requires significant judgment. If observable inputs are not available, our utilization of market conditions, historical pricing relationships and industry data could affect the timing and amount of revenue recognized.

We satisfy our performance obligations to deliver subscription and professional and other services over time as we transfer the promised services to our customers. We satisfy our performance obligation for licensed software at the point in time when the customer is able to use and benefit from the software, which is generally when it is first made available to the customer or upon commencement of the license term, if later. We review the contract terms and conditions to evaluate the timing and amount of revenue recognition, the related contract balances and our remaining performance obligations.

Deferred Commissions

We capitalize sales commissions that are incremental to the acquisition of customer contracts, which are then amortized over an estimated period of benefit of five years for SaaS contracts and 12 months for cloud computing contracts. Commissions incurred upon the initial acquisition of licensed software contracts are allocated in proportion to the allocation of the transaction price of the license and PCS performance obligations. Commissions allocated to the license are expensed at the time the license revenue is recognized, while commissions allocated to PCS are amortized over an estimated period of benefit of five years.

To determine the period of benefit of our deferred commissions, we evaluate the type of costs incurred, the nature of the related benefit and the specific facts and circumstances of our arrangements. We determine the period of benefit for commissions paid for the acquisition of the initial subscription contract by taking into consideration our initial and renewal contractual terms, estimated renewal rates and the technological life of the platform and related significant features. We evaluate these assumptions on an annual basis and periodically review whether events or changes in circumstances have occurred that could impact the period of benefit.

The estimated period of benefit over which we amortize capitalized sales commissions is subject to uncertainty. If our estimated customer life, average contractual term for renewal contracts or the technological life of our platform should change, the amount of amortization recorded in a given period may also change. While the total amount of capitalized sales commissions would not be impacted by these assumptions, our future results of operations may be impacted due to the timing of amortization expense.

Equity-Based Compensation Expense

We have issued equity-based awards to employees in the form of restricted stock units and stock options, and, prior to the Reorganization Transactions, OneStream Software LLC issued common unit options and incentive units. We account for equity-based awards based on their grant date fair values. Determining the grant date fair values of equity-based awards requires management to make assumptions and judgments. These assumptions reflect our best estimates, but they involve inherent uncertainties based on market conditions. As a result, if other assumptions are used, equity-based compensation costs could be materially impacted. Equity-based compensation expense is recognized on a straight-line basis for awards with service-only vesting conditions, whereas awards with performance conditions are recognized using the accelerated attribution method. Forfeitures are accounted for as they occur. See Note 11 to OneStream, Inc.’s unaudited interim condensed consolidated financial statements included elsewhere in this prospectus for additional details.

Recent Accounting Pronouncements

See Note 2 to OneStream Software LLC’s consolidated financial statements included elsewhere in this prospectus for recent accounting pronouncements.

JOBS Act Accounting Election

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act for the adoption of certain accounting standards until the earlier of the date we (1) are no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

BUSINESS

Our Vision

Our vision is to be the operating system for modern Finance by unifying core financial functions and empowering the CFO to become a critical driver of business strategy and execution.

Overview

OneStream delivers a unified, AI-enabled and extensible software platform—the Digital Finance Cloud—that modernizes and increases the strategic impact of the Office of the CFO.

Our platform unifies core financial and broader operational data and processes within a single platform, with solutions that maintain the integrity of corporate reporting standards for Finance while providing operationally significant insights for business users. With embedded applied AI and machine learning technologies built specifically for Finance, our platform automates and streamlines workflows, accelerates analysis and improves forecast accuracy, equipping the Office of the CFO to report on, predict and guide business performance. Our platform’s extensible architecture also enables customers to rapidly adopt and develop new solutions that meet the unique and continually evolving needs of their business. The Digital Finance Cloud empowers the Office of the CFO to form a comprehensive, dynamic and predictive view of the entire enterprise, providing corporate leaders the control, visibility and agility required to proactively adjust business strategy and day-to-day execution.

In many organizations, the Office of the CFO has struggled to keep pace with the demands of modern business. Amidst ongoing global economic and geopolitical uncertainty, increased competitive pressure and evolving regulatory and financial reporting requirements, corporate leaders are asking the Office of the CFO to rapidly identify, analyze and assess these developments to guide business decision-making and outcomes. Historically, Finance teams have operated in silos, relying on fragmented technology systems based on a combination of point solutions and legacy applications that fail to provide a single source of truth for financial and operational data. Traditional Office of the CFO tools and workflows are inefficient and incapable of providing today’s corporate leaders with the timely strategic inputs they demand to dynamically manage their business.

Since our inception, our platform has been purpose-built to advance and modernize the Office of the CFO. Our co-founders and core team of software engineers include former Finance practitioners and each of them has more than three decades of experience building financial applications. They were also instrumental in developing the first generation of enterprise performance management, or EPM, software. When they started OneStream, our founding team set out to address the data quality and functional limitations of legacy finance and EPM systems and deliver a modern, cloud-based platform to comprehensively address the requirements of Finance teams and enterprise leaders. They designed our platform to improve the reliability of business data, consolidate and accelerate Finance workflows and seamlessly evolve with the needs of customers without adding technical debt.

The Digital Finance Cloud addresses the strict requirements of auditability, transparency and repeatability for critical finance and accounting processes, while maintaining the flexibility, agility and relevance essential for impactful financial and operational planning and analysis. To achieve this, our platform unifies financial and operational data from systems across the enterprise. With powerful financial intelligence across parameters such as accounts, intercompany accounting and foreign currency exchange, among others, our platform accounts for the interdependencies among processes to automatically reconcile and cascade changes, establishing a dynamic and unified data model. From this foundation, our platform allows for the reporting dimensions of each financial and operational process to be customized, empowering users to access the insights and data views that are most relevant to their needs while ultimately maintaining alignment to corporate and external reporting standards. In addition, our platform solutions are powered by sophisticated applied AI and machine learning technologies for Finance, built on our core tenets of auditability, transparency and repeatability. Our AI-powered solutions, including predictive planning and analytics and guided workflows, among others, enable enhanced productivity and more accurate forecasting.

Our unified platform’s highly differentiated capabilities enable us to deliver a comprehensive set of solutions for the Office of the CFO that eliminates the need for our customers to use multiple disparate legacy products, applications and modules. Our solutions include the following:

•
Financial Close and Consolidation. Streamlines financial processes with advanced capabilities designed to automate tasks and manage the immense complexity and strict standards of financial reporting and consolidation.
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Financial and Operational Planning and Analysis. Enables financial and operational planning, budgeting, forecasting and results analysis for individual business functions and the synchronization of those plans across the entire organization.
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Financial and Operational Reporting. Provides end-to-end visibility of analytics and key metrics to all stakeholders, including executives, Finance professionals, line-of-business leaders and other business partners.

The extensible architecture of the Digital Finance Cloud enables our customers to expand their adoption of our platform and the value they derive from it. Our solutions are built on a single foundation of technical shared services, including enterprise application integration, financial data quality management, security and AI-services. Our developers, as well as a growing developer community consisting of customers and partners, can leverage these technical shared services to build additional applications directly within OneStream’s integrated software development environment. This extensible architecture and developer ecosystem accelerates the pace of innovation, expands the breadth of our financial and operational use cases and enhances the value our customers can derive from their OneStream investment.

As Finance teams experience the benefits of our unified approach that drives streamlined financial processes and improved forecasting accuracy, they often seek opportunities to deploy our platform beyond our core solutions. We offer a number of applications that address these expanded financial use cases, such as transaction matching, tax provision, account reconciliations, cash flow forecasting and lease accounting, among others.

In addition to expanded finance use cases, customers can also unify operational planning and analytics with applications built on our platform. Operational applications available today include capital planning, sales planning, workforce planning and profitability analysis, as well as machine learning-enabled demand forecasting, labor planning and merchandise financial planning. Additionally, our partners have built industry-specific applications atop our platform, such as Automotive Planning Factory.

As a result, the Digital Finance Cloud can power insights and workflows for a diverse set of business users, including Finance, sales, marketing, operations, human resources and IT professionals, embedding our platform more deeply in our customers’ organizations and their critical business processes. By unifying those business processes within our platform and data model, enterprises can eliminate departmental silos, enable cross-functional collaboration and further enrich enterprise-wide visibility while reducing technical debt.

To enable our customers to rapidly expand the use of our platform as their business needs evolve, the OneStream Solution Exchange allows them to discover, download and configure additional applications built by OneStream and many of the applications built by our development partners. We launched the OneStream Solution Exchange in 2023 and currently provide more than 90 first-party and third-party developed applications, demonstrating our continued pace of innovation and ability to deliver vertical specific applications. The OneStream Solution Exchange includes both applications available to our customers at no additional cost, as well as fee-based applications built by us or our partners.

Our customers include global enterprises, mid-market organizations and government entities. We had 1,534 customers as of September 30, 2024, increasing from 1,148 customers as of December 31, 2022. Our customers are in a broad range of industries, including industrials and manufacturing, healthcare and life sciences, consumer and retail, financial services, construction and real estate, government and education, as well as technology, media and communications. We believe our ability to address the needs of the world’s most complex organizations is evidenced by the fact that more than 80 of the Fortune 500 companies rely on OneStream as of September 30, 2024. As of September 30, 2023 and 2024, 5% of our total customers were Fortune 500 companies and collectively accounted for 14% of our software revenue in both of the nine-month periods then ended.

We primarily employ a direct sales model to sell into and expand within our customers’ organizations. Our sales force has extensive experience, industry knowledge and domain expertise of traditional financial and EPM market segments. Our sales and marketing organization engages with prospective customers across multiple in-person and virtual channels and provides them with user conferences, platform demonstrations, application guides, whitepapers, webinars, presentations and other content to accelerate their understanding of our platform and drive greater adoption. To further expand our sales channels, we have obtained government certifications, including FedRAMP Moderate, which allow us to sell our cloud-delivered offerings into the public sector. Our platform’s ability to solve the most complex challenges within the Office of the CFO provides us with a distinct advantage in our efforts to acquire new customers.

In addition, our global ecosystem of more than 250 go-to-market, implementation and development partners provides us with a significant source of lead generation and implementation support. We partner with boutique consulting firms and dedicated teams within larger consulting firms that have built their entire services practices around designing and implementing our platform for their clients. We also partner with global strategic consulting firms and global systems integrators, such as Accenture, IBM, KPMG and PwC, which introduce our platform to their clients as part of large-scale digital transformation projects as well as finance and business projects where our platform can help accelerate business initiatives and improve user experience. Our go-to-market partnerships with key technology providers, including Microsoft, enable us to better serve our customers and gain access to new accounts and buyer types. A growing number of our consulting and independent software vendor partners are building and productizing new functional and industry-specific applications atop our platform. We jointly promote these solutions through the OneStream Solution Exchange and monetize them through revenue-share arrangements. Our online community and OneStream WAVE developer conferences serve to foster and grow these developer relationships.

We maintain an organizational focus on achieving 100% customer success by delivering long-term and expanded value to our users. From initial deployment, our platform’s unified data model and integrated development tools uniquely enable us to support our customers as they seek to leverage the Digital Finance Cloud for new use cases and develop industry-specific applications. Additionally, our dedicated customer success team is exclusively focused on aiding customers in speeding deployment, advancing adoption and maximizing value and return derived from our platform.

We have achieved rapid growth since first launching our platform. For 2022 and 2023, our software revenue was $245.5 million and $343.4 million, respectively, representing year-over-year growth of 40%. Our ARR was $335.9 million and $460.4 million as of December 31, 2022 and 2023, respectively, representing year-over-year growth of 37%. We had 1,148 and 1,388 customers as of December 31, 2022 and 2023, respectively, representing year-over-year growth of 21%. We incurred net losses of $65.5 million and $28.9 million in 2022 and 2023, respectively, representing a year-over-year decrease of 56%.

For the nine months ended September 30, 2023 and 2024, our software revenue was $248.3 million and $334.4 million, respectively, representing year-over-year growth of 35%. Our ARR was $409.5 million and $539.8 million as of September 30, 2023 and 2024, respectively, representing year-over-year growth of 32%. We had 1,305 and 1,534 customers as of September 30, 2023 and 2024, respectively, representing year-over-year growth of 18%. We incurred net losses of $31.7 million and $262.2 million in the nine months ended September 30, 2023 and 2024, respectively.

Industry Background

A number of important industry trends impact how organizations manage enterprise performance, including the following:

Corporate Leaders Are Demanding That the Office of the CFO Deliver Strategic Insights and Business Guidance

As organizations operate in an increasingly complex, global and volatile environment, the ability to make data-driven business decisions dynamically and efficiently is a key driver of competitive advantage. As a result, corporate leaders are demanding that the role of the Office of the CFO evolve from one focused almost exclusively on historical record-keeping and analysis to one of serving as a strategic partner to the business. Traditionally, the Finance department’s primary function has consisted of accurately reporting on an enterprise’s past financial results and periodically forecasting future performance based largely on extrapolations of those historical results. While reporting remains critical to business performance, today’s environment demands that the Finance function becomes a continuously forward-looking organization that helps corporate leaders orchestrate informed business strategy and execution.

The Finance department sits at the intersection of strategic, operational and financial functions. Tasked with delivering a single set of definitive and auditable results, Finance’s responsibility for the accuracy of reporting and forecasting for the entire enterprise connects Finance into every functional department. This vantage point provides the Finance organization with visibility into critical business insights and processes across the enterprise. For example, the Finance team has visibility into sales planning within sales, headcount planning within HR and account reconciliations within payables, among other processes, as well as into the underlying data across disparate departmental systems. Additionally, the Finance team collaborates closely with corporate leaders, including the board of directors, the CEO, the CFO and functional leaders from sales, marketing, HR, IT, legal and other areas.

Given this connectivity across the enterprise, corporate leaders understand that Finance is ideally positioned to eliminate information silos between departments and synthesize the stream of information from business processes across the organization into a consolidated and dynamic model of the enterprise’s current and future performance. By leveraging the full spectrum of financial and operational data, the Finance team is unique in its ability to develop a holistic and up-to-date view of the enterprise that reflects the broader business environment. Corporate leaders are therefore increasingly demanding that Finance teams take on additional responsibility and provide them with the analytics needed to continually drive business performance with real-time, actionable and predictive insights that enable alignment between execution and financial outcomes. In this expanded role, Finance allows corporate leaders to predict, identify, analyze and understand emerging business trends and respond with adjustments to strategy and execution to optimize business outcomes.

Digital Transformation Efforts Have Historically Not Prioritized Modernizing the Office of the CFO

Advances in technology have significantly increased the speed and global reach of the enterprise. At the same time, competition has heightened customer expectations and investor scrutiny. In order to meet these expectations, enterprises must be capable of predicting, identifying and rapidly adapting to changes in the marketplace that can materially impact operational execution and financial results. Enterprises that can do so successfully stand to gain a meaningful advantage over their competitors.

These trends are driving organizations to invest significant resources on digital transformation efforts with the aim of increasing enterprise agility, automating transactional processes and streamlining corporate decision-making. Despite the progress that has been made in digital transformation across many front-office and corporate functions, the Office of the CFO has historically lagged behind in its investment and use of modern, digital technologies and analytics. Consequently, many Finance organizations continue to rely on legacy systems, some of which were built on decades-old technology and are unable to handle the complexity and volume of data produced by the patchwork of technology applications deployed across the enterprise. These legacy Finance systems have failed to deliver the capabilities required by the modern Office of the CFO, forcing organizations to supplement them with discrete point solutions and a fragmented array of spreadsheets that fulfill limited functions and frequently require time-consuming data reconciliation and rework. As a result of this incremental approach, Finance teams are often overwhelmed by a disparate set of tools and siloed datasets, leading to inefficient and inconstant decision-making as well as loss of competitive advantage.

Modernizing the Office of the CFO Is Extremely Challenging

While efforts to capitalize on the unique position of Finance teams and modernize the Office of the CFO have gained strategic prominence, the immense complexity of the Finance function and the disjointed nature of systems within them have presented significant logistical and technical challenges to effecting change. Traditional financial processes, including close and consolidation, reporting and planning are extremely complex. Adding to this complexity, Finance teams have typically relied on disparate data sources, siloed processes and fragmented tools to deliver their functional requirements, resulting in onerous manual reconciliation processes and inconsistent outputs. Compounded by years of under-investment in digital transformation and systems rationalization, these challenges mean that Finance teams are already struggling to deliver against their existing mandate and are therefore unable to evolve into an expanded strategic role.

Beyond the domain of the Finance function, the immense complexity of the modern enterprise has further hindered attempts to transform the role of the Office of the CFO. Digital transformation efforts have often resulted in a multitude of disparate business applications across the enterprise, with each designed to optimize data and processes for a specific function or sub-function. As a result, enterprise data exists in isolation across disconnected systems and informal or offline workflows, meaning that Finance teams cannot designate one single system as the definitive source of truth. Prevented from developing a holistic view of the organization, Finance teams are unable to achieve enterprise-wide visibility and enable business agility, limiting their ability to support critical business and strategic objectives.

As a result of these challenges, organizations are finding that they lack the fundamental data, technology and specialized technical expertise required to modernize the Office of the CFO. To evolve, organizations are demanding a platform-based approach that provides the enterprise-wide control, visibility and agility needed to transform Finance function.

AI Has Not Successfully Been Implemented Across the Office of the CFO

The emergence of AI technologies is presenting business leaders with a generational opportunity to transform their organizations and build competitive strength. In particular, with the Office of the CFO under pressure to evolve into a strategic partner for the business, CFOs recognize the potential of AI to deliver advanced insights, productivity and accuracy to specific financial and business processes, such as demand forecasting, workforce planning and budgeting, which can vastly enhance the Finance function’s capacity to drive business change. Moreover, as CFOs grapple with the challenges of hiring Finance professionals amidst a global shortage of qualified talent, the potential for AI-technologies to provide productivity gains that could overcome this shortfall is driving demand for AI-enabled solutions.

Despite the clear opportunity that AI presents, previous efforts to employ these technologies within the enterprise have encountered significant obstacles. At the organizational level, the complexity of enterprise technology systems has meant that the implementation of AI technologies, which require consistent, accurate and unified data sets, has been extremely challenging. For the Finance function specifically, concerns about data accuracy, auditability, security and the specialized nature of financial processes present additional hurdles for the adoption of AI. Processes like planning, reporting and budgeting require deep financial expertise, while the successful development of AI toolsets has historically required an understanding of data science and software development. The relative scarcity of employees with these overlapping skillsets has limited the ability of organizations to develop specific AI use cases that effectively support the Finance function. As a result, CFOs and other corporate leaders are increasingly seeking applied AI solutions that are purpose-built for Finance to address process complexity and exponentially improve efficiency, repeatability and accuracy of specific financial processes.

Limitations of Existing Approaches

Existing Office of the CFO offerings include an outdated combination of legacy software suites, disjointed point products and unreliable spreadsheets, which are unable to unify financial and operational data and business processes to form a comprehensive, accurate and transparent view of the enterprise in real-time. These approaches suffer from the following limitations:

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Multiple Siloed Tools. Existing approaches typically rely on multiple siloed tools, each with their own disaggregated business data sets. This makes it difficult and time-consuming to ensure consistency across functions, such as reporting, seeding forecasts, reconciling accounts and providing context to operational analyses. Each data set must be manually reconciled in each system for each specific process. Doing so creates redundant workflows and siloed views of the enterprise, increases the number of required validations, creates the potential for errors and adds ongoing costs for maintaining legacy technologies.

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Unable to Manage Complexity and Scale. Existing approaches are ill-suited for the complexity and scale of modern business. They are unable to combine different data types, such as trial balances, transactional data and operational data, to provide robust, holistic analysis. With rigid workflows and models, they are also difficult to adapt to changing regulatory regimes, tax provisions and reporting requirements, including ESG. In addition, they struggle to perform complex tasks, such as account reconciliation, intercompany transfers, financial consolidation and post-merger integration. Without these capabilities, existing approaches often break down as businesses grow and cannot be scaled to enterprise-level processes.
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Deliver Results, Not Insights. Legacy systems for the Office of the CFO have primarily been designed to support historical bookkeeping and financial reporting processes, which often focus on the production of large volumes of data to support statutory requirements. With core competencies in financial close, consolidation, account reconciliation and reporting, legacy tools are intended to act as backward-looking systems of record, but are unable to provide the insight and analytics required by modern business leaders to support the rapid and dynamic decision-making processes needed to plan and forecast future business performance and succeed in today’s environment.
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Lack of Data Transparency. Existing approaches do not facilitate users’ abilities to follow audit trails to the original source of data. Further, the utility of the audit trails they do have is limited by the fact that they each employ different data models and use different data sources. Accordingly, audits and processes carried out in one system often cannot be replicated in another. These approaches are also missing modern data quality tools, which can automatically map and cascade changes and detect and reconcile anomalies or inconsistencies in data sets across corporate, business unit, site and functional levels. This lack of transparency, auditability and data quality exposes enterprises to potential validation challenges and ineffective controls leading to a lack of a single source of truth for existing organizations.
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Not Extensible. Existing approaches do not leverage a common platform or framework, which makes it difficult to extend them to new business use cases, opportunities or needs. Adding functionality often requires add-ons or bolt-on point products, which involve long lead times and introduce new siloed data models and significant additional technical complexity. Ultimately, this patchwork approach increases the overall number of systems, integration points and technical debt.
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Limited Business Agility. Existing approaches are primarily developed for legacy Finance functions, such as budgeting and historical performance reporting, which occurred on an intermittent monthly, quarterly or annual basis. These tools do not integrate or align with more dynamic operational data sets and sources that produce information in close to real-time. In addition, they lack predictive analytics or AI and machine learning capabilities to maximize the value of an organization’s financial and operational data. As a result, they are unable to predict future business trends and proactively manage operations to drive improved business performance and competitiveness.
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High Cost of Ownership. Existing approaches require the purchase of multiple products, which compound the substantial ongoing overhead required to manage and maintain them. These systems are also commonly supplemented by time-consuming and inefficient manual workflows and workarounds, creating knowledge gaps which must be addressed through costly personnel training. Additionally, extending the capabilities of these solutions or scaling processes typically involves significant additional investment and engineering resources.

Our Platform

Designed to modernize the Office of the CFO, the Digital Finance Cloud has been developed by our founding team that includes former Finance practitioners and software engineers with extensive experience spanning more than three decades of developing leading financial applications. The Digital Finance Cloud enables an enterprise-wide approach to unifying financial and operational data and business processes to give business leaders comprehensive visibility, increase business agility, eliminate departmental silos and enhance cross-functional collaboration. Our platform unifies and optimizes data and processes across the entire organization. We will continue to develop new solutions that allow customers to derive even more value and expand their use cases powered by our platform.

OneStream Solution Exchange
Transaction Matching
Account Reconciliations
Tax Provisioning
Capital Planning
Workforce Planning
Budgeting
Cash Flow Forecasting
Lease Accounting
Profitability Analysis
Sales Planning
ESG Reporting
Partner-Built Apps
90+ OneStream & Partner Developed Applications
Extensible Platform Architecture and Integrated Software Development Environment
Financial Applications
AI and Operational Applications
Core Finance Solutions
Financial Close & Consolidation
Financial & Operational Reporting
Financial & Operational Planning & Analysis
Technical Shared Services
Enterprise Financial & Operational Data

Our platform delivers a comprehensive set of solutions for the Office of the CFO: financial close and consolidation; financial and operational planning and analysis; and financial and operational reporting. The functionality of our Finance solutions can be extended with applications that leverage the common capabilities and unified data model of the platform and are designed to power additional operational business processes, all built on the shared platform services of our Digital Finance Cloud. Each of our solutions is fully capable standalone and out-of-the-box, giving customers the flexibility to adopt multiple solutions from the outset, or start with a single solution and expand applications and use cases over time as their business needs evolve. By deploying our solutions and applications together, our customers can unify critical financial and operational business processes within a single platform, creating a single source of truth for business performance and planning data across the enterprise.

In addition to our financial and operational capabilities, the Digital Finance Cloud embeds powerful applied AI and machine learning technologies to further enhance our offering to customers. Our Finance-specific AI and machine learning engines are built directly on our unified data model, ensuring seamless integration with our Finance solutions. With end-to-end data management and intuitive pre-built machine learning processes, our applied AI and machine learning engines empower Finance and operations teams to make informed business decisions and forecast with great speed and accuracy in today’s highly complex modern business environment.

Through the OneStream Solution Exchange, our customers can currently download, configure and deploy more than 90 OneStream- and third-party-developed applications on a self-serve basis. These applications allow customers to enhance existing business processes and further expand the functionality of our platform to new departments, all without requiring additional integration or IT complexity. Customers and partners can develop applications that are configured to address the specific financial and operational business processes of their organization or industry vertical. With custom-built applications, organizations can further extend the value of our platform, beyond the applications developed by us. The extensible architecture of our platform allows us, our partners and our customers to continually develop, integrate and use new applications through the OneStream Solution Exchange, creating a highly differentiated and scalable offering.

Our platform integrates with hundreds of data sources, including enterprise resource planning (ERP), customer relationship management (CRM), supply chain management (SCM), human capital management (HCM) and other management systems and enterprise data warehouses, to seamlessly ingest and aggregate massive amounts of financial and operational data from across the entire enterprise. Our highly differentiated platform eliminates the need for users to manually retrieve data from one system, transform that data and port it across multiple systems and business intelligence and reporting tools. In combination with enterprise-grade security features, this helps to ensure the protection of an organization’s critical and highly sensitive data in accordance with regulations and recommended enterprise financial controls. Our platform also features collaboration tools that enable users to interact and share information across business processes directly within our platform to eliminate the inefficiencies resulting from discrete, offline processes. Our applied AI and machine learning capabilities for Finance, including our Sensible ML application, are embedded throughout, enabling users to take advantage of market-leading automated planning and forecasting capabilities. We intend to continue to efficiently invest in AI initiatives to further increase the value proposition to our customers.

The key elements of the Digital Finance Cloud that power our core solutions and applications include:

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Financial Intelligence. Our platform features sophisticated, integrated financial intelligence that enables complex calculations and analysis within a flexible model. From the moment of implementation, our platform offers pre-built financial intelligence designed to handle the significant complexities of rules and calculations for accounts, time, currencies, intercompany transactions, cash flow and consolidation. With the combination of financial intelligence and automated workflows delivered on our platform, users can accurately and efficiently prepare financial results for reporting, planning, budgeting and forecasting.
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Unified Data Model. Our platform utilizes a unique relational blending capability that combines, transforms and analyzes complex financial and operational data to enable users to create a unified model spanning their entire enterprise. Our unified data model supports the collection and consolidation of financial results while also enabling more detailed financial and operational reporting, planning, budgeting and forecasting all in a single platform. Our platform’s extensible architecture allows customers to deploy our solutions across every layer of the enterprise, delivering robust data that both respects corporate and external reporting requirements and is immediately relevant to daily business operations.
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Data Quality Engine. Our platform ensures robust financial and operational data quality across all business processes with strict controls and guided workflows through all data management, verification, analysis, certification and locking processes. By maintaining an accurate repository of all financial and operational data, our platform enables full auditability and traceability back to the original data source. With a single source of truth for multiple business processes, users benefit from a reduction in errors and the elimination of inefficiencies resulting from reconciliation.
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Integrated Software Development Environment. Our platform features a robust software development environment to enable OneStream, our customers and partners to rapidly build additional functional or industry-specific applications. As these applications are developed directly within our platform, they can leverage the other key elements of our platform and other shared resources such as user interface, IT resources and provisioned users. This extensible environment also uniquely allows OneStream and our customers and partners to rapidly develop and release new applications in the OneStream Solution Exchange as we or they identify opportunities to migrate additional business processes onto our platform.

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Transactional Matching and Analytics. Our platform analyzes vast amounts of detailed transactional data and blends it with validated financial and operational data in near-real time to detect emerging trends and signals. This capability enables users to analyze the impact of operations on financial results, without requiring the Finance team to perform a full financial close. This allows our customers to discover and act on real-time operational insights and understand their associated financial impact.
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AI-enabled Forecasting. Our platform allows users to integrate AI-enabled forecasting capabilities directly into key planning processes, such as demand forecasting, labor planning and sales planning. Our Sensible ML application enable users to create thousands of baseline forecast scenarios rooted in historical data, automatically seed forecasts with predictive models and dynamically adjust forecasts based on operational changes. With AI-enabled forecasting, organizations can leverage financial and operational data to assist with accurate forecasting for critical business processes, while integrating these forecasts into enterprise-wide models to ensure the most informed business decisions.

Our Key Strengths

We believe we have the following key advantages over our competitors’ existing offerings:

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Single Source of Truth. The Digital Finance Cloud acts as the single source of truth for an organization’s critical financial and operational data and workflows. With the ability to aggregate enterprise-wide business data, powered by our unique relational blending capability, customers can analyze the financial impact of operational decisions in real-time and proactively adjust business strategies accordingly. By leveraging this unified data model, our platform enables Finance and operating teams to implement function-specific applications that deliver data that meet both corporate and external reporting standards, while remaining immediately relevant to daily business operations. The combination of these capabilities enables our customers to access reporting and insights across every level of the organization.
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Streamlined Workflows. With our platform, customers can accelerate financial and operational workflows with greater consistency, accuracy and transparency. Consolidating data and business processes onto a single platform eliminates the need for users to integrate, validate or reconcile data and metadata across systems. Our platform’s unified data model, guided workflows and collaboration capabilities enable organizations to further streamline their business processes and seamlessly integrate our predictive AI tools directly into their existing financial and operational processes. This in turn allows enterprises to increase organizational efficiency, reduce the potential for errors and enhance the security of critical financial and operational data.
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Actionable Insights. Our platform ingests, processes and interprets vast amounts of financial and operational data to enable real-time insights into the entire enterprise. With interactive dashboards and guided reporting, business users and executives can visualize key trends and modify variables to analyze the impact of changes to models, plans and forecasts under different scenarios. These capabilities provide corporate leaders with real-time access to aggregated financial and operational results within a single pane of glass, significantly enhancing the decision-making process.
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AI and Machine Learning-Enabled Predictive Capabilities. Our modern Finance-focused applied AI and machine learning engines are purpose-built to enhance key financial and operational analyses and processes. This empowers users to accelerate and increase accuracy of auditable forecasts, which can be fed directly into existing financial and operational processes to create data-driven and dynamic plans. Our platform’s AI and machine learning capabilities allow organizations to anticipate business trends in real-time, vastly improving upon existing planning and forecasting techniques. The actionable insights provided by these capabilities allow corporate leaders to understand how strategic decisions translate into business outcomes, enabling them to be agile, forward-looking and data-driven in aligning operational decisions to financial outcomes.
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Extensible Platform. Our highly extensible platform enables customers to deploy OneStream- and partner-developed applications across several layers of their organization. Via the OneStream Solution Exchange, customers can discover, download and deploy additional industry- and function-specific applications developed by us and our partners to extend the value of their core OneStream investment. As these extended applications are built natively on our platform, they leverage our common data model and shared platform services, allowing our customers to simplify deployment and realize rapid time to value. Additionally, our platform’s integrated development tools allow customers to develop and implement new applications directly, further enhancing the strength of our offering. This extensibility ultimately reduces IT complexity, increases the long-term value of our platform and allows our platform to seamlessly evolve with our customers.
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Enterprise-Grade and Highly Scalable. We have built our platform, data model and analytics and AI engines to provide the reliability and scale required for the world’s largest and most complex enterprise environments. Our platform is capable of efficiently processing enterprise-scale data sets and workloads. Our platform’s cloud architecture provides customers with the flexibility to increase consumption of our services on-demand to meet the needs of their organization. The Digital Finance Cloud empowers enterprises to address the most complex challenges facing the Office of the CFO.
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Lower Total Cost of Ownership. As an end-to-end platform, we enable customers to consolidate workflows that historically occurred across numerous legacy systems, eliminating the need to maintain multiple disparate applications and data sets. This allows them to rationalize the costs and time associated with integrating, maintaining and upgrading these systems. In addition, by operating within a single unified framework, Finance and business unit teams are able to increase their productivity and efficiency.

With our powerful Digital Finance Cloud, we are fundamentally redefining the capabilities of the Office of the CFO, empowering Finance to go beyond historical reporting to become a strategic driver of critical business planning, strategy and outcomes. Our differentiated approach disrupts existing approaches to traditional financial processes that require Finance teams to manually integrate financial and operational data from disparate legacy systems. Our platform enables a modern approach to Finance by allowing enterprises to unify critical business processes for users across the organization to provide a single source of truth for Finance and operations. As a result, our platform provides exceptional visibility into enterprise performance, enhances planning and forecasting accuracy and facilitates business agility.

Our Market Opportunity

We believe that transforming the Office of the CFO into a key driver of strategy and execution is critical for many organizations operating in today’s highly complex and constantly changing business environment. We estimate our total addressable market opportunity across all enterprises and mid-market organizations to be approximately $50 billion as of December 31, 2023. Our cloud-based platform enables a modern and expanded approach to finance and EPM, which is sometimes also referred to as corporate performance management, or CPM. As such, we believe we are well-positioned relative to our competitors to take advantage of this opportunity.

We calculate this figure using the number of companies in our target geographies in North America, Europe and Asia-Pacific with 250 or more employees, which we determined by referencing independent industry data from the S&P Capital IQ database. We then segment these companies into two cohorts based on their number of employees: companies that have between 250 and 999 employees and companies that have 1,000 or more employees. We then multiply the number of companies in each cohort by our average ARR per customer within that segment. Our average ARR per customer is defined as the ARR for existing customers in the corresponding employee count cohort divided by the total number of customers in that cohort, as of December 31, 2023.

We believe that the Office of the CFO is one of the few areas within the enterprise software space that has yet to be modernized and digitized. The market for financial and EPM applications has historically been dominated by large, legacy incumbents, including IBM, Infor, Oracle and SAP, which have failed to adapt their offerings to support the strategic evolution of the Finance function. The product offerings from these vendors include decades-old technologies with limited financial process capabilities, and many have become obsolete through recent end-of-life announcements. According to IDC, the aggregate revenue generated by IBM, Infor, Oracle and SAP from financial applications and enterprise performance management applications in 2022 was approximately $9.8 billion. We believe that this spend by enterprises on legacy applications represents a sizeable, tangible and near-term market opportunity, which we are well-positioned to address via our Digital Finance Cloud platform. See the section titled “Market, Industry and Other Data” for additional information.

We expect the total addressable market opportunity and our market share to continue to grow as we partner with our customers to extend the functionality of our core solutions with applications to power additional business processes, which will enable our customers to expand to more users and new use cases and help them realize the full potential of our platform.

Our Growth Strategy

To achieve our vision to transform the of the Office of the CFO into a critical driver of strategy and execution, the key elements of our growth strategy include:

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Acquire New Customers. We believe there is substantial opportunity to acquire new customers among enterprises and mid-market organizations. The broad digital transformation efforts in the Office of the CFO, as well as the ongoing replacement cycle in the large installed base of legacy finance systems, provide us with a natural entry point to engage with prospective customers. We intend to continue to focus on efficient growth by expanding our sales force and investing in our sales and marketing efforts to attract new customers. Our customer base has grown rapidly, increasing from 1,305 as of September 30, 2023 to 1,534 as of September 30, 2024, representing growth of 18%.
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Expand the Number of Finance Users on Our Platform. We typically land with customers as the primary system of record for finance functions. However, our platform also offers numerous other department-specific solutions for Finance teams, many of which can be accessed through the OneStream Solution Exchange. As the system of record, we often become the center of gravity within Finance organizations and organically consolidate these adjacent tasks on our platform, adding additional Finance users and use cases in the process. Through our customer success efforts, we also proactively help our customers identify additional use cases for our platform within their Finance organizations. Given our broad platform capabilities and our large customer base, we believe expanding the number of users within the Office of the CFO of our existing customers represents a significant opportunity.
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Expand Our International Footprint. We believe there is a significant opportunity to grow our international business and plan to continue to invest in personnel, office space, marketing and data center capacity to support our international growth. Revenue generated from customers outside of the United States accounted for 27% and 30% of our total revenue in 2022 and 2023, respectively, and 30% in both the nine months ended September 30, 2023 and 2024. In addition to our offices and customers throughout the United States, we maintain offices in Australia, Europe and Singapore, and our customers are located in approximately 45 countries. The ability of our platform to meet the complex needs of large, multinational organizations positions us well to continue our penetration of international enterprises.
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Grow Our Partner Ecosystem. We have built a robust partner ecosystem, and we believe that expanding our partner network will allow us to more efficiently target large enterprises and mid-market organizations. Our partner network ranges from large systems integrators, including Accenture, IBM, KPMG and PwC, to boutique consulting firms that exclusively aid businesses in the design and implementation of our platform. We also maintain go-to-market partnerships with key technology providers, including Microsoft, enabling us to better serve our customers. Our partnership network expands our coverage footprint, creates attractive go-to-market channels, facilitates opportunities for product differentiation by building applications on our platform and helps speed the adoption of our platform. We intend to expand and enhance our partner relationships to grow our market presence and drive greater sales efficiencies.
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Extend Further Into Operations. By leveraging a single, unified data model for both finance and operations, our customers are able to realize the full value of our platform approach. Today, we have numerous customers that already use the Digital Finance Cloud for operational planning and daily decision-making for processes including workforce planning, ESG-reporting and profitability analysis. We intend to work closely with our customers and partners to extend their use of our platform beyond the Office of the CFO, allowing us to grow the number of users and use cases on our platform.
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Extend Our Technology Leadership. We believe our ability to enable our customers to further unify financial and operational business processes and leverage applied-AI solutions will contribute to our continued success. To support these efforts, we intend to make substantial investments in research and development, including in the areas of applied machine learning and AI technologies, to expand and strengthen our offerings. In addition, we will continue to expand our engagement with the OneStream developer community to improve the value proposition of our platform, including vertical-specific applications and functionality in areas such as healthcare, manufacturing and financial services. Our continued focus on AI and machine learning will build on the development of our first machine learning-powered application in 2017, the introduction of our predictive financial signaling core solution and transaction matching application in 2019, the commercial release of our first AI-enabled application, Sensible ML, in 2022 and our acquisition of the remaining equity interests of DataSense in 2024 to continue our development of AI-enabled solutions. These capabilities increase the value proposition of the Digital Finance Cloud to our existing customers and further differentiate us from our competitors.

Our Technology

Our proprietary platform is built on an innovative set of core technologies and is designed to run on our cloud-native architecture. This cloud-based architecture enables businesses to use our platform to synthesize data points from hundreds of unique sources into a unified data model that powers our core solutions. The value of our platform can be extended with OneStream- and third-party-developed applications from the OneStream Solution Exchange, as well as custom-built applications developed by our customers and partners. By approaching business processes through our unified platform, we eliminate the need to integrate legacy systems, thereby streamlining maintenance, ensuring a consistent approach to security and controls and providing a common experience for all platform users.

The key elements of our platform include:

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Financial Intelligence Engine. Our platform features a sophisticated financial intelligence engine that allows organizations to perform complex calculations to support a variety of analyses that leverage financial and operational data. This in-memory, 64-bit engine is based on a node-level, shared common data design that provides the flexibility for organizations to run a variety of calculations and alternate hierarchies while ensuring the performance necessary to address business process requirements. Our native financial intelligence engine has pre-built functionality across a number of common dimensions:
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Accounts. Native understanding of standard financial account types, including assets, liabilities, equity, revenue and expenses. In addition, there is also support for non-standard elements such as our “calculate on the fly” type, which allows for runtime flexibility to consume dynamic data expressed in a financial model.
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Currency. Integrated currency translation capabilities, which supports foreign exchange rate translations on a time-based or rule-based approach and enables customers to view data across actual, forecast or planning scenarios on both an as-is and what-if basis. Our currency functionality leverages the native understanding of account types and accounting rules to enable per-element rate types for average, end-of-period or custom rates.
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Intercompany. Understanding of the ownership relationship between entities, allowing for detailed analysis and resolution of intercompany transactions, accounts and balances. This provides organizations the ability to automatically calculate intercompany elimination transactions using direct, indirect or custom-calculated elimination.
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Equity Accounting. Ability to perform and automate equity accounting based on complex ownership levels and structures for corporate subsidiaries, joint ventures, partnerships and other entities.

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Hierarchy-specific Adjustments. Designed around an innovative, shared common data structure, our platform has the flexibility to incorporate hierarchy-specific adjustments without the need to copy or modify the underlying data, ensuring consistency across reporting and analytic outputs.
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Flow. Ability to provide a consistent approach to account movements, which allows organizations to isolate movements in model elements such as accounts related to cash flow or key operating metrics. By isolating movements on specific model elements, organizations have the ability to apply statutory rules and regulations associated with currency translation pronouncements.
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Unified Data Model. Our innovative platform allows our customers to consume a variety of data from both financial and operational data sources and enables them to blend these together into a unified data model. At the core of our platform is an object-oriented metadata technology, which we refer to as extensible dimensionality, that enables enterprises to create the strict model constructs required for financial close and consolidation while simultaneously offering the flexibility required for financial and operational planning and analytics. This approach allows businesses to align to a common corporate standard while allowing the individual business units the ability to create unique model elements to fit their specific needs.
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Flexible Metadata. Our flexible approach to metadata enables organizations to store all of their data in a single model while providing the appropriate level of detail for the desired analysis. As a result, we are able to leverage traditionally distinct data technologies, including online analytical processing, or OLAP, relational data and columnar data with our in-memory analytic engine to provide a unified environment for processing, analyzing and reporting on financial and operational data.
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Data Quality Engine. Our data quality engine enables organizations to ingest data from a variety of data sources, including flat files, standard enterprise systems, relational databases, data warehouses, web services and custom connections. We enable organizations to ingest data from these sources in a consistent manner and apply configurable rules to transform and process this data into a unified model. The differentiated capabilities of our data quality engine are powered by:
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An in-memory, financially intelligent transformation engine that supports complex transformation rules;
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Transparent data audit and validation capabilities that provide automated completeness checks and full visibility into linkages between source and analytic data;
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Orchestration of data validation rules to ensure that the analytic data meets the target standard, including financial intelligence and awareness; and
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Integration with our collaborative workflow engine, which ensures that processes for modifying and updating data are aligned to relevant corporate controls and regulatory standards, including verifiable attestation of process completion.
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Transactional Analytics. Our platform provides the ability to ingest transactional data, enrich it with financial intelligence and store pre-specified aggregated data. This approach to transactional analytics allows organizations to consume large volumes of rapidly changing data for standardized analytics and reporting. During the calculation process, customers can utilize our unified data model to apply relationship hierarchies and process the data with our financial intelligence engine to further analyze the transactional data.
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High-frequency Analytics. To incorporate higher time frequency data, our platform enables our customers to combine traditional financial analytics and reporting with transactional or operational data sources to provide insights into business performance through real-time financial signaling. By integrating these higher frequency data sources, businesses are able to gain visibility into their operations and proactively analyze and address emerging trends.

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AI-enabled. Our platform embeds AI and machine learning technologies to ingest time-series data at varying degrees of granularity, enabling our customers to train sophisticated models and produce forecasts for a variety of business processes. Our approach allows customers to improve forecast accuracy by simultaneously leveraging multiple AI models, using feature engineering capabilities to improve the accuracy of underlying models and integrating with third-party data sources to expand the scope of data available for forecast development. These AI and machine learning technologies are available as part of our unified platform and can be used to enhance business processes powered by our solutions and applications. AI refers to computer systems that can perform tasks which normally require human intelligence, including identifying patterns in or producing insights or correlations from data, or making predictions, recommendations or decisions based on data, and machine learning refers to a subset of AI that uses algorithms trained on data to produce models that can perform such complex tasks.
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Unified Data Consumption. OneStream’s unique approach to data consumption allows organizations to seamlessly leverage a variety of different underlying data structures and technologies in constructing a unified data model. Our approach to data consumption allows customers to seamlessly use a mix of traditionally disparate technologies, such as OLAP cube structures, relational data stores and columnar data as the basis for model inputs, providing scalability and flexibility to tackle a diverse set of business processes. This approach to blending traditionally disparate data sources, such as HR data, sales planning and supply chain planning, enables organizations the flexibility to summarize data at the appropriate level while maintaining the granular detail to run relevant analytics. Additionally, the platform enables customers to easily create dynamic dashboards which are able to view or modify source and analytic data in a consistent manner.
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Integrated Software Development Environment. Our platform includes an integrated software development environment that allows OneStream, our customers and partners to create functional or industry-specific applications that extend our use cases to additional business processes.
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Developer Tools. Our platform is designed to be highly extensible and includes a native developer toolkit that allows users to build custom user interfaces and write application code directly within our platform. Our robust developer environment enables third-parties to develop applications using the same technical shared services, including our AI and machine learning technologies, that underpin our core solutions. Developers can leverage these capabilities to build custom applications that use our core technologies, including our unified data model, financial intelligence engine and transactional analytics. This code is executed securely within the organization’s OneStream instance and natively applies the security and controls framework configured within the environment. Additionally, developers have access to a number of additional resources such as access to create and modify relational data, transactional data and execute asynchronous jobs on our platform.
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User Interface and Experience. Developers are able to create rich user experiences using our native components to ensure a consistent experience across applications. Components that developers are able to leverage include highly configurable data visualizations, business intelligence viewers and interactive elements for creating and managing data.
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Common Platform Features. Our platform provides a number of native features to enable collaboration and consistency across their data and processes.
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Collaborative Workflows. Our collaborative workflow engine provides a consistent approach to coordinate and orchestrate end-user activity across the system. Integrated with a robust set of security and controls, organizations are able to create inter-dependent workflows for business processes while ensuring that data security is maintained and the appropriate controls are applied. As our platform serves as a centralized orchestrator of end-user activity, we enable organizations to apply their controls framework to ensure the consistency of financial and operational data and adherence to regulatory standards.

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Enterprise-grade Security. Our approach to security is layered throughout our platform and is natively extended to applications on our platform. Organizations can integrate user authentication and authorization with their desired single-sign on provider, ensuring consistency in governing access to our platform. Granular controls embedded throughout our platform ensure that the ability to access or modify specific reports, workflows, data elements and other related items is enabled only for the appropriate audience. In addition, our cloud environment leverages industry standard encryption for both data-in-transit and data-at-rest.
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Cloud-native Architecture. Our cloud-native architecture combines the security and performance of a traditional dedicated computing model with the elasticity and scalability of the cloud. To ensure reliable and performant computing power, we provide our customers dedicated underlying resources that are scalable on-demand to meet their evolving needs. By isolating both stored data and in-memory data, we provide a dedicated cloud environment for each customer that meet demands for data security and integrity while allowing custom applications and code to run securely.

Our Customers

Our platform is used globally by organizations across a broad range of industries, including industrials and manufacturing, healthcare and life sciences, consumer and retail, financial services, construction and real estate, government and education, as well as technology, media and communications. We had 1,534 customers as of September 30, 2024, increasing from 1,305 customers as of September 30, 2023, including more than 80 of the Fortune 500 companies.

Customer Case Studies

Autoliv

Customer since: 2020

Solutions delivered: Unified Business Planning, Financial Close and Consolidation, and Reporting and Analysis

Autoliv, Inc. is the worldwide leader in automotive safety systems, engaging in the manufacture of airbags, seatbelts, and steering wheels for major Original Equipment Manufacturers (OEMs) around the world. Today, Autoliv operates with over 65,000 employees across 27 countries.

Business Challenges

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Autoliv’s global footprint created a complex, multi-divisional operational structure.
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Autoliv had to manage data business data spread across 40 operational systems, including ERPs, financial systems and planning solutions.
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With management intently focused on optimizing profit margins, Autoliv needed to reach a complete global view of vertical profitability.
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With an immediate need to replace its existing solution before being forced into a costly upgrade, Autoliv sought a solution that would deliver comprehensive support for sales, operations and finance.

OneStream Solution

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In order to deliver forecasting and reporting through the entire value chain, Autoliv selected OneStream for its actuals and unified planning processes.

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After implementing OneStream’s single-planning process, Autoliv reported an increase in its business agility and ability to proactively respond to changes in the market.
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OneStream enabled Autoliv to combine sales and purchasing data at a part number and SKU level into financial and operational reporting and forecasting, enabling the Finance, Sales and Operations organizations to connect strategic decisions with their bottom-line impact.

Customer-Reported Results

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Delivered a single source of truth and increased Autoliv’s business agility.
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Created a global view of profitability across products, projects and processes, allowing teams to budget and forecast costs down to SKU level.

“We now have created the opportunity to rethink how we view financial processes. It is evolving upstream. OneStream allows us to look further into the future as to how the business will develop as we go forward” – Dennis Popma, Director of Strategic Projects

Henniges

Customer since: 2013

Solutions used: Financial Consolidation & Reporting, Planning, Budgeting and Forecasting, and Product Profitability

Henniges is a leading automotive components supplier providing OEMs with advanced components and systems for the automotive sector. Henniges sells to a broad range of major automotive OEM customers globally and operates facilities in North America, Europe and Asia. Henniges has approximately 9,200 employees worldwide.

Business Challenges

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Henniges had historically relied on two tools from a single software vendor for consolidation and financial reporting and a home-grown database solution for data loading, integration, and mapping activities.
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Henniges lacked an integrated approach for financial consolidation and reporting, with the finance team relying on manual processes to leverage data across tools.
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Moreover, challenges with existing workflows meant that management had limited visibility into profitability by customer and product, reducing their ability to effectively manage the business.

OneStream Solution

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With a singularly integrated OneStream solution, Henniges was able to replace several disparate applications and meet all of its financial reporting requirements, adopting the platform for financial consolidation and reporting, sales and EBITDA bridging, purchase accounting and IFRS conversion.
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Henniges was also seeking to develop a more detailed view of profitability across products and customers. After the initial deployment of OneStream, Henniges extended its implementation to include the platform’s profitability analysis solution.
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With this additional solution, Henniges was able to integrate non-general ledger information into its analysis and use OneStream to harmonize, store, allocate and aggregate the data at a detailed part number level. The solution enabled Henniges to perform detailed allocations and produce a summarized P&L for any part, vehicle, product or customer to deliver enhanced business insights.

Customer-Reported Results

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Reduced data collection times from weeks to days.
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Delivered guided workflows to help improve the quality of financial results.
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Improved internal controls and quality of audit trails.
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Enhanced visibility into profitability by product and customer.

“OneStream’s guided workflows give each business user a step-by-step process that ensures the quality of data and delivers the reporting and analysis at each step. We now have one system owned by the office of Finance that delivers powerful management and ad hoc reporting for management and business users.” – Linda Hellebuyck, Corporate Controller

Ingram Micro

Customer since: 2021

Solutions used: Financial Consolidation, Management Reporting, Budgeting and Forecasting, People Planning, Capital Planning and Profitability Management

Ingram Micro is one of the world’s largest technology distributors, employing over 29,000 people and providing customized global information technology solutions to vendor, reseller and retailer partners. With expertise in technology solutions, mobility, cloud and supply chain solutions, Ingram Micro enables business partners to operate efficiently and successfully in the markets they serve.

Business Challenges

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Historically, Ingram Micro had relied on an extensive legacy corporate performance management footprint for financial consolidation, budgeting, and management reporting. In addition, Ingram Micro used a separate financial point product for account reconciliations and an additional tool for reporting.
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The speed of profitability allocations is a critical success factor for Ingram Micro, but multiple ERP systems with different instances around the world made it difficult to get the data from those systems into its profitability solution.
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The challenges involved in managing multiple systems also impacted Ingram Micro’s financial reporting. Latency was a key issue, with countries reportedly waiting between two and four hours after posting a journal in the general ledger to see the data in Hyperion.

OneStream Solution

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To resolve these challenges, Ingram Micro sought a new technology provider. After initially trying Oracle’s EPM Cloud solution, Ingram Micro went live with OneStream in the Microsoft Azure cloud for financial consolidation and budgeting in 2021.
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With OneStream, Ingram was able to implement an on-demand data aggregation process, where users could push their data whenever from whichever country they were in whenever it was ready. Ingram Micro reported that this process shortened the timeline between journal posting in the ERP to it landing in the consolidation system.

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For its profitability modelling, Ingram Micro built dashboards that provide users simplified access to profitability information across its tens of thousands of customers and over one thousand vendor partners, allowing users to view which customers are making up the profitability for a vendor within a given timeframe.
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After initial implementation, Ingram Micro extended their OneStream investment adding People Planning, Capital Planning and Account Reconciliation solutions from the OneStream Solution Exchange.

Customer-Reported Results

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Shortened time between journal posting and data availability, from multiple hours to just minutes according to Ingram Micro.
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Significantly improved speed of financial allocations.
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Improved scalability, with the ability to rapidly add new countries to the system, which had taken Ingram Micro months previously.
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Improved data availability, with financial planning and analysis and global vendor teams able to access their data immediately after month-end close, instead of after a lengthy wait time, as was the case previously.

“There are so many things I like about OneStream. Speed, speed, speed, everything is faster. The users are happy and it’s easier to present. Support is fantastic, escalations are reduced to the minimum, and the technical reliability is amazing — which is something I never experienced with Hyperion. I like having the flexibility to build solutions out in the platform — the technology is very powerful. And the OneStream team listens and is always willing to help by continuing to develop things that are beneficial for companies like Ingram. It has been tremendous.” – Jan de Leeuw, Director of Financial Systems

Stake Center Locating

Customer since: 2021

Solutions used: Financial Close and Consolidation, Financial Reporting, Account Reconciliation, Budgeting, Planning and Forecasting, and Sensible ML

Founded in 1997, Stake Center Locating is one of the largest providers of high-risk infrastructure location services in the United States. Stake Center offers underground locating services across fiber optic networks, gas and electric lines, cables and communication infrastructure for a broad range of commercial and public sector customers. Today, Stake Center employs over 1,500 associates and serves customers across the United States.

Business Challenges

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Prior to deploying OneStream, Stake Center had relied on a range of legacy database tools and spreadsheet-based workflows to deliver its financial close and consolidation processes.
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In addition, with operations spread across the United States, Stake Center required timely and accurate ticket volume forecasting to effectively manage resources across its network, while also dynamically adjusting for seasonal factors that could significantly impact its operations.
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However, Stake Center’s budgeting and forecasting processes relied on a number of manual and time-consuming tasks that took several months to complete, limiting the Finance team to a quarterly forecasting cadence.

OneStream Solution

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After exploring several competing offerings, Stake Center selected OneStream to streamline and unify its financial close, consolidation, account reconciliation, budgeting, planning and forecasting capabilities.
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Leveraging OneStream’s Core Finance capabilities, Stake Center was able to streamline and automate much of its close and consolidation process.
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In addition, Stake Center deployed OneStream’s Sensible ML solution to analyze daily level member volume to optimize headcount and deliver improved forecasting and budgeting.
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By integrating additional geographic and seasonality data into forecasts, OneStream’s Sensible ML allowed Stake Center to develop accurate forecasts and weekly budget updates, and adjust headcounts based on weather trends, local construction outlook and other near-term volume drivers across regions.

Customer-Reported Results

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Shortened close and consolidation cycle from weeks to days.
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Enhanced forecast accuracy to optimize headcount and revenue planning.
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Increased speed and frequency of forecasting and budgeting processes.
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Improved efficiency by enabling the business to dynamically adjust to seasonal and regional factors.

“Deploying OneStream was our first foray into deploying a machine learning and AI-based solution. For the first one to be successful is exciting. It is an investment, but it is one worth taking. The payoff is there. The more accurate I can be, the more profitable I can be.” – David Kennedy, Chief Information Officer

Sales and Marketing

Our sales efforts are focused on large enterprises and mid-market organizations and we primarily employ a direct sales model to sell into and expand within our customers’ organizations. Based in locations around the world, our sales force leverages its extensive experience, industry knowledge and domain expertise to help potential customers understand the broad applicability and capabilities of our platform. This platform-driven sales motion often leads to the acquisition of customers with large initial contract values. We also leverage our partner ecosystem to extend our market reach and influence sales outcomes, and many of our customers also serve as references for potential new customers.

We maintain an organizational focus on achieving 100% customer success by delivering long-term value to our customers through our ongoing efforts to help them realize the full potential of our platform. Our customer success team works closely with our customers to speed solution deployment and guide the identification and expansion of use cases, which in turn drives user growth and additional revenue.

Our sales and marketing organization engages with prospective customers across multiple in-person and virtual channels and provides them with user conferences, platform demonstrations, application guides, whitepapers, webinars, presentations and other content to accelerate their understanding of our platform and drive greater adoption. We also host our bi-annual OneStream Splash Global User Conferences to connect existing and potential customers and partners, share best practices and reinforce our brand. As part of our marketing efforts, we are also proud to sponsor a number of brand ambassadors who help increase our brand awareness and market presence, including several professional golf and tennis players.

Partnerships

We have developed a broad network of more than 250 go-to-market, implementation and development partners globally to expand our marketing reach, create attractive go-to-market channels, assist in the implementation of our platform, facilitate opportunities for product differentiation by building applications on our platform and otherwise help accelerate the adoption of our platform. Our global partner network includes companies and professionals with many years of EPM and broader software industry experience, combined with a track record of delivering successful implementations. We certify our partners at varying levels and they assist customers across all industries.

A number of our partners are boutique consulting firms and dedicated teams within larger consulting firms that have built their entire services practices around designing and implementing our platform for their clients and providing subject-matter expertise for specific use cases through trained and OneStream-certified personnel. We also partner with global strategic consulting firms and global systems integrators, such as Accenture, IBM, KPMG and PwC, which introduce our platform to their clients as part of large-scale digital transformation projects as well as finance and business projects where our platform can help accelerate business initiatives and improve user experience.

In some cases our partners act in multiple roles. For example, we partner with Microsoft as our cloud-computing provider and on cloud engineering efforts that enable our customers to leverage our solutions more effectively. Our platform also integrates multiple features of the Microsoft .NET ecosystem, and we also maintain an active go-to-market relationship with Microsoft which promotes our platform to its existing and potential customers.

Customer Support

We are highly focused on assisting our customers with the implementation and use of our platform through dedicated customer success managers and a support team that is available 24/7 to provide rapid and accurate resolutions. We strive to achieve 100% customer success and believe our customer support efforts are critical to achieving customer satisfaction. While we are increasingly leveraging our partners to provide professional services, including consulting, implementation and configuration services, and training, we continue to invest in our customer success efforts and allocate our customer success and customer support resources to align with maximizing the retention and expansion of our customer and user base.

Research and Development

Our platform and core technologies were purpose-built by our co-founders and core team of software engineers with more than three decades of experience building financial applications. As a result, we were able to quickly achieve product-market fit with a highly efficient investment in initial research and development. Over time, we have been able to continuously leverage our initial platform investment to quickly bring new features to market and expand our offerings through the use of our integrated development environment and the OneStream Solution Exchange distribution strategy.

Our research and development culture promotes rapid and consistent delivery of high-quality enhancements to the functionality, performance and usability of our platform. We hire skilled engineers, data scientists and other talent from a variety of industries with expertise in developing mission-critical applications for global, distributed large enterprises. Our research and development organization is primarily responsible for design, development, testing and delivery of our platform, core solutions and applications. We focus our efforts on developing core technologies, as well as further enhancing the usability, functionality, reliability, performance and flexibility of our platform.

We have a well-defined technology roadmap to introduce new features and functionality to our platform that we believe will enhance our ability to generate revenue by broadening the appeal of our platform to potential new customers as well as increasing the opportunities for further expansion of the use of our platform by existing customers. We are also investing to enhance the user experience, enterprise functionality and intelligent planning capabilities of our platform, including AI and machine learning solutions. Other areas in which we are continuing to invest include our OneStream Solution Exchange, as well as vertical-specific applications and functionality in areas such as healthcare, manufacturing and financial services.

Competition

Our market is intensely competitive and characterized by rapid changes in customer requirements, industry standards, new discrete product introductions and incremental improvements of legacy systems. Our competitors vary in size and in the breadth and scope of the products and services they offer. We primarily compete with providers of financial consolidation, reporting, planning or analytics software, including legacy players such as Oracle, SAP and Infor and point product providers such as Anaplan, Blackline, Wolters Kluwer and Workday.

We believe we compete favorably across a number of factors, including:

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accuracy;
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reliability;
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breadth and depth of functionality;
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ease of deployment and implementation speed;
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total cost of ownership and return on investment;
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security;
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customer satisfaction;
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customer support;
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partnerships;
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brand awareness; and
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reputation.

For more information regarding risks related to our competition, see the section titled “Risk Factors—Risks Related to our Business and Industry—We face intense competition and could lose market share to our competitors, which could adversely affect our business, operating results and financial condition.”

Intellectual Property

We believe that our intellectual property rights, including our trademarks and domain names, as well as contractual provisions, confidentiality procedures, and restrictions on access to our intellectual property, proprietary technology, confidential information and trade secrets, are important to our marketing efforts to develop brand recognition and differentiate ourselves from our competitors. We also rely on a combination of trade secret, copyright, trademark and other intellectual property laws in the United States and certain foreign jurisdictions to obtain and maintain rights to, and protect the technology used in, our business. However, intellectual property and related laws, contracts, procedures and technical measures provide only limited protection for our intellectual property, technology and proprietary information.

As of September 30, 2024, we had 10 pending U.S. trademark applications, six registered U.S. trademarks, 50 registered foreign trademarks and 31 pending foreign trademark applications for our brand names and service marks that we use in our business. We have registered numerous Internet domain names in the United States and in certain foreign countries related to our business. The current registrations of these trademarks and domain names are effective for varying periods of time and may be renewed periodically, provided that we, as the registered owner, comply with all applicable renewal requirements including, where necessary, the continued use of the trademarks in connection with similar goods. We expect to pursue additional trademark and domain name registrations to the extent we believe they would be beneficial and cost-effective.

For more information regarding risks related to our intellectual property, see the section titled “Risk Factors—Risks Related to our Technology and Intellectual Property.”

People and Culture

As of September 30, 2024, we employed approximately 1,400 full-time employees located in the United States and in Australia, Canada, Europe and Singapore. None of our employees are represented by a labor union or are party to a collective bargaining agreement, and we have had no labor-related work stoppages. We believe that we have good relationships with our employees.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees and consultants. We believe we provide our employees significant ongoing career growth opportunities in an exciting growth company and industry. The principal purpose of our incentive programs is to attract, retain and reward personnel in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Facilities

Our corporate headquarters occupies approximately 23,500 square feet in Birmingham, Michigan under a lease that expires in 2032. In addition, we lease offices in cities across the United States and around the world, including in Australia, Europe and Singapore.

We believe that our current facilities are suitable and adequate to meet our immediate needs with the potential to accommodate expansion. We intend to add new facilities or expand our existing facilities as needed and we believe that suitable additional or substitute space will be available as needed.

Legal Proceedings

From time to time, we are involved in legal proceedings and subject to claims that arise in the ordinary course of our business. Although the results of legal proceedings and claims cannot be predicted with certainty, we believe we are not currently party to any legal proceedings which, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results or financial condition.

MANAGEMENT

The following table identifies our executive officers and directors and their ages as of September 30, 2024:

Name	Age	Position(s)
Executive Officers
Thomas Shea	54	Chief Executive Officer and Director
Craig Colby	55	President
William Koefoed	60	Chief Financial Officer

Directors
Bradley Brown(1)	38	Director
Michael Burkland(2)	61	Director
John Kinzer(1), (2)	56	Director
Jonathan Mariner(1)	70	Director
General (Ret.) David H. Petraeus	71	Director
David Welsh(2)	57	Director
Kara Wilson	54	Director

(1)
Member of the audit committee
(2)
Member of the compensation, nominating and governance committee

Executive Officers

Thomas Shea is our co-founder and has served as our chief executive officer and a member of our board of directors since our inception in 2012. Prior to co-founding OneStream, Mr. Shea was a co-founder of UpStream Software where he invented and architected UpStream TB and later UpStream WebLink. Mr. Shea served as the chief executive officer and president of UpStream until it was acquired by Hyperion in 2006. Prior to co-founding UpStream, Mr. Shea held a senior position at Meritor, Inc. Mr. Shea received his B.S. and M.B.A. degrees from Oakland University. We believe Mr. Shea’s perspective, experience and institutional knowledge as our co-founder and chief executive officer qualify him to serve as director.

Craig Colby is our co-founder and has served as our president since our inception in 2012. Mr. Colby also served as a member of our board of directors from inception until June 2024. Prior to co-founding OneStream, Mr. Colby was a co-founder of UpStream Software. Mr. Colby received his B.B.A. degree from Western Michigan University.

William Koefoed has served as our chief financial officer since November 2019. Prior to joining OneStream, Mr. Koefoed served as the chief financial officer of Blue Nile, Inc., an e-commerce retailer of diamonds and fine jewelry. Prior to joining Blue Nile in 2018, he served as the chief financial officer and partner of BCG Digital Ventures, part of Boston Consulting Group, and as the chief financial officer of Puppet, Inc., an IT automation software development company. Mr. Koefoed also served in a variety of finance roles at Microsoft Corporation beginning in 2005, including as chief financial officer of its Skype division, general manager of investor relations and general manager of IT finance. Prior to joining Microsoft, Mr. Koefoed held leadership roles at Hewlett-Packard Company, PricewaterhouseCoopers and Arthur Andersen. Mr. Koefoed serves on the board of directors of Bank OZK, listed on the Nasdaq Global Select Market, and Boys & Girls Club of Southeastern Michigan. Mr. Koefoed is a California C.P.A. (inactive) and received his B.S. and M.B.A. degrees from the University of California, Berkeley.

Directors

Bradley Brown has served as a member of our board of directors since February 2020. Mr. Brown is a managing director at Kohlberg Kravis Roberts & Co. L.P. and a member of its Software Investment team, a position he has held since February 2018. Prior to joining Kohlberg Kravis Roberts & Co. L.P., Mr. Brown was a partner at Pennant Capital Management, where he worked on public market investments across sectors from September 2014 to January 2018. Prior to Pennant, he worked at Hellman & Friedman in San Francisco and Goldman Sachs in New York. Mr. Brown received a B.S. degree from MIT and an M.B.A. degree from Harvard Business School. We believe Mr. Brown’s experience in the areas of corporate strategy, finance, business transactions and software investments qualify him to serve on our board of directors.

Michael Burkland has served as a member of our board of directors since April 2019. Mr. Burkland has served as the chief executive officer of Five9, a publicly traded company, since November 2022, a position he previously held from January 2008 to December 2017. He also served as Five9’s president from January 2012 to December 2017. Mr. Burkland has been a member of Five9’s board of directors since January 2008 and has served either as chairman or executive chairman since February 2014. Mr. Burkland served on the board of directors of Vocera Communications, a publicly traded company and a provider of communication and workflow optimization solutions, from April 2016 until its acquisition by Stryker in February 2022. From 2002 to 2007, Mr. Burkland worked with the Interim CEO Network, serving as an interim chief executive officer for venture-backed technology companies, as well as heading up the firm’s strategic advisory practice. From 2000 to 2001, Mr. Burkland served as chief executive officer of Omniva Policy Systems Inc., a pioneer in enterprise policy management and e-mail security, where he built and implemented the company’s initial go to market strategy for the enterprise market. From 1994 to 1998, Mr. Burkland served as chief executive officer of Eventus Software, Inc., a leading developer of web content management software which was acquired by Segue Software, Inc. in 1998. Earlier in his career, he held various positions at Oracle, Patrol Software and BMC. Mr. Burkland received B.A. and M.B.A. degrees from the University of California, Berkeley. We believe Mr. Burkland’s experience leading and providing strategic oversight for public and private technology companies qualify him to serve on our board of directors.

John Kinzer has served as a member of our board of directors since June 2019. Mr. Kinzer currently serves as a senior advisor at Stripes focusing on SaaS, and was previously an operating partner from 2019 to 2023. Mr. Kinzer has also acted as a senior advisor to Kohlberg Kravis Roberts & Co. L.P. since February 2023. Prior to Stripes, Mr. Kinzer was the chief financial officer of HubSpot Inc. from 2013 to 2019. Prior to joining HubSpot, he served as the chief financial officer of BackOffice Associates. From 2001 to 2012, Mr. Kinzer worked for Blackboard, serving as chief financial officer from 2010 to 2012. He has also worked at MCI and Arthur Andersen. Mr. Kinzer has served on the board of directors of a number of privately held companies, including OutSystems, a global enterprise software company, PatientPop, an all-in-one medical practice platform, and Aircall, a business phone and communication platform. Mr. Kinzer received his B.S. degree from Virginia Polytechnic Institute and State University. We believe Mr. Kinzer’s significant operational experience as an executive and his financial expertise qualify him to serve on our board of directors.

Jonathan Mariner has served as a member of our board of directors since July 2020. Mr. Mariner is the founder and president of TaxDay, LLC, a private software firm. From December 2020 to September 2022, he served as chief administrative officer and chief people officer for Enjoy Technology, Inc., an operator of mobile retail stores, which was publicly traded until its acquisition by Asurion in 2022, and was a member of its board of directors. He also previously served as the chief financial officer and chief investment officer of Major League Baseball from 2002 to 2016, as interim head of Regional Sports Networks for The Walt Disney Company in 2019 prior to their sale to Sinclair Broadcasting, and as a senior advisor to Overtime Sports, a digital sports platform, from 2019 to 2021. He has served as a member of the board of directors of Tyson Foods, Inc. since May 2019, Rocket Companies, Inc. since November 2020, and Five9 since July 2023, all of which are publicly traded companies. Mr. Mariner received a B.A. degree from the University of Virginia and an M.B.A. degree from the Harvard Business School. He was previously a certified public accountant. We believe Mr. Mariner’s significant operational and financial experience, and his experience serving on the boards of directors of other public companies, qualify him to serve on our board of directors.

General (Ret.) David H. Petraeus has served as a member of our board of directors since March 2019. Gen. Petraeus has been a partner at Kohlberg Kravis Roberts & Co. L.P. since December 2014 and since June 2013 he has served as chairman of the KKR Global Institute, which supports Kohlberg Kravis Roberts & Co. L.P.’s investment committees, portfolio companies and limited partners with analysis of geopolitical and macro-economic trends, as well as environmental, social and governance issues. Prior to joining Kohlberg Kravis Roberts & Co. L.P., Gen. Petraeus served for over 37 years in the U.S. military. Following his service in the military, Gen. Petraeus served as the director of the Central Intelligence Agency. Since leaving government, he has also served as a visiting professor at CUNY’s Macaulay Honors College, a Judge Widney Professor at the University of Southern California and a senior fellow at Harvard University, and is currently as a Kissinger Fellow at Yale University. Gen. Petraeus graduated with distinction from the U.S. Military Academy and received a Ph.D. from Princeton University’s Woodrow Wilson

School of Public and International Affairs. We believe Gen. Petraeus’ extensive leadership experience and strategic abilities qualify him to serve on our board of directors.

David Welsh has served as a member of our board of directors since March 2019 and has served as our chairman since that time. Mr. Welsh is a partner and is head of tech growth equity within Kohlberg Kravis Roberts & Co. L.P.’s private equity platform, where he serves on the tech growth equity investment committee. Prior to joining Kohlberg Kravis Roberts & Co. L.P. in September 2016, Mr. Welsh was a partner with Adams Street Partners, a venture capital firm, from April 2008 to September 2016. From March 2007 to April 2008, Mr. Welsh served as executive vice president of corporate strategy and business development of McAfee, Inc. From June 2000 to March 2007, Mr. Welsh served as a general partner of Partech International, LLC, a venture capital firm. He has served as a member of the board of directors of Five9, Inc., a publicly traded company, since January 2011. He also served as a member of the board of directors of ForgeRock, Inc., a publicly traded company until its acquisition by Thoma Bravo, from August 2017 to April 2023. Mr. Welsh received a B.A. degree from the University of California, Los Angeles and a J.D. degree from the University of California, Berkeley, School of Law. We believe Mr. Welsh’s experience as a venture capitalist, his corporate strategy and business development expertise and service on the boards of directors of numerous other companies qualify him to serve on our board of directors.

Kara Wilson has served as a member of our board of directors since July 2020. Ms. Wilson has served as a senior advisor to Kohlberg Kravis Roberts & Co. L.P. since October 2019. She was formerly chief marketing officer at Rubrik, Inc., a cloud data management company, a role she held from June 2017 until May 2019. Prior to Rubrik, Ms. Wilson served as executive vice president of FireEye, a cybersecurity company, from October 2016 to June 2017, and as its chief marketing officer from August 2013 to June 2017. She has over 20 years of experience in driving go-to-market strategies for large, medium and later stage start-ups and has held marketing leadership roles with some of the technology industry’s most recognized companies, including Cisco Systems, SAP, SuccessFactors, PeopleSoft/Oracle and Okta. Since July 2017, she has served on the board of directors of Paychex, a publicly-traded payroll and HR solutions platform company. Ms. Wilson also serves on a number of private software solution company boards, including Alludo, OutSystems and ReliaQuest. In addition, she previously served on the board of directors of KnowBe4, a security awareness computer-based training firm, which was publicly traded until it was acquired in February 2023. Ms. Wilson received her B.A. degree from the University of California, Berkeley. We believe Ms. Wilson’s extensive experience in driving go-to-market strategies for enterprise technology companies qualifies her to serve on our board of directors.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Legal Proceedings

None of our executive officers or directors have been involved in any legal proceedings in the past ten years that are required to be disclosed under Item 401(f) of Regulation S-K, except that in 2015, Gen. Petraeus pleaded guilty to a federal misdemeanor charge of mishandling classified documents.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, as well as our contractors, consultants and agents. The full text of our code of business conduct and ethics is posted on the investor relations page on our website. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act.

Board of Directors

Our business and affairs are managed under the direction of our board of directors. Our board of directors consists of eight members. In connection with the completion of the IPO, we entered into a stockholders’ agreement with KKR Dream Holdings LLC. The stockholders’ agreement provides that so long as KKR and its affiliates own (1) at least 40% of our outstanding common stock, KKR will have the right to nominate a majority of our board of directors, and (2) at least 10% but less than 40% of our outstanding common stock, KKR will have the right to nominate a percentage of the authorized number of directors equal to KKR’s ownership of our outstanding common stock (rounded up to the nearest whole director). Messrs. Brown, Burkland and Welsh, Gen. Petraeus and Ms. Wilson serve as the KKR-nominated directors pursuant to the stockholders’ agreement. Immediately following the completion of this offering and the Synthetic Secondary, in which KKR is offering to sell an aggregate of 12,369,463 shares of its common stock (or 14,224,882 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full), KKR will own 41.1% of our outstanding common stock (or 40.3% if the underwriters exercise their option to purchase additional shares of Class A common stock in full). Accordingly, these five of eight members of our board of directors nominated by KKR pursuant to the stockholders’ agreement are expected to continue to serve on our board of directors upon the completion of this offering and the Synthetic Secondary. In addition, so long as KKR owns at least 25% of our outstanding common stock, the stockholders’ agreement provides KKR with the right to appoint and remove the chairperson of our board of directors. Mr. Shea serves as the chairperson of our board of directors. See the section titled “Description of Capital Stock—Stockholders’ Agreement” for an additional description of the stockholders’ agreement.

The number of directors is fixed by our board of directors, subject to the terms of our certificate of incorporation and bylaws and the stockholders’ agreement. Each of our current directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal. Under the stockholders’ agreement, in the event that a vacancy is created at any time by the death, disability, removal or resignation of any director nominated by KKR, the remaining directors shall cause the vacancy created thereby to be filled by a new director nominated by KKR.

Classified Board

We have adopted an amended and restated certificate of incorporation that became effective following the completion of the IPO. Our certificate of incorporation provides that our board of directors is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

•
the Class I directors are Messrs. Shea and Brown, and their terms will expire at the annual meeting of stockholders to be held in 2025;
•
the Class II directors are Messrs. Burkland and Kinzer and Ms. Wilson, and their terms will expire at the annual meeting of stockholders to be held in 2026; and
•
the Class III directors are Messrs. Mariner and Welsh and Gen. Petraeus, and their terms will expire at the annual meeting of stockholders to be held in 2027.

Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The classification of our board of directors with staggered three-year terms may have the effect of delaying or preventing changes in control of our company. See the section titled “Description of Capital Stock—Anti-takeover Effects of Our Certificate of Incorporation, Bylaws and Stockholders’ Agreement.”

Director Independence

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Messrs. Brown, Burkland, Kinzer, Mariner and Welsh, Gen. Petraeus and Ms. Wilson, representing seven of our eight directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the corporate governance rules of the Nasdaq Stock Market. In making these determinations, our board of directors considered the current and prior relationships that each director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Loss of Controlled Company Status

Upon the completion of this offering and the Synthetic Secondary, KKR will cease to own a majority of the voting power of our outstanding capital stock. Accordingly, we will cease to qualify as a “controlled company” under the rules of the Nasdaq Stock Market and we will, subject to a transition period, no longer be able to rely on exemptions from corporate governance requirements that are available to controlled companies. Although we do not currently avail ourselves of these exemptions, to the extent we decide to rely on any of them during our controlled company transition period, our stockholders would not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq Stock Market corporate governance standards during such period.

Lead Independent Director

Our board of directors has adopted corporate governance guidelines that provide that, if our board of directors does not have an independent chairperson, then our board of directors will appoint a lead independent director. For so long as KKR owns at least 25% of our outstanding common stock, the stockholders’ agreement provides KKR with the right to appoint and remove the lead independent director. Mr. Welsh serves as our lead independent director. As lead independent director, Mr. Welsh calls and presides over periodic meetings of our independent directors, serves as a liaison between our chairperson and our independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

Board Committees

Our board of directors has established an audit committee and a compensation, nominating and governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members serve on these committees until the earlier of their resignation or removal by our board of directors in its discretion.

Under the stockholders’ agreement, at least one KKR nominee is entitled to serve on each committee of our board of directors so long as KKR has the right to nominate at least one director to our board of directors, provided that any such KKR nominee shall at all times remain eligible to serve on the applicable committee under applicable law and the listing standards of the stock exchange on which the Class A common stock is then listed, including any applicable general and heightened independence requirements, and provided further that any special committee established to evaluate any transaction in which KKR or any of its affiliates has an interest which is in conflict with the interests of OneStream, Inc. shall not include any director nominated by KKR.

Audit Committee

The members of our audit committee are Messrs. Kinzer, Brown and Mariner, with Mr. Kinzer serving as chairperson. As of the date of this prospectus, Messrs. Kinzer and Mariner meet the requirements for independence under the applicable rules and regulations of the SEC and the corporate governance rules of the Nasdaq Stock Market. We intend to appoint another independent director to serve on our audit committee in place of Mr. Brown and to have a fully independent audit committee within one year of the IPO, in accordance with the SEC’s and the Nasdaq Stock Market’s phase-in rules for newly listed companies. Each member of our audit committee also meets the financial literacy requirements under the corporate governance rules of the Nasdaq Stock Market. In addition, our board of directors has determined that Mr. Kinzer is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Our audit committee has the responsibility to, among other things:

•
select, retain, compensate, evaluate, oversee and, where appropriate, terminate our independent registered public accounting firm;
•
review and approve the scope and plans for the audits and the audit fees and approve all non-audit and tax services to be performed by the independent registered public accounting firm;
•
evaluate the independence and qualifications of our independent registered public accounting firm;
•
review our financial statements, and discuss with management and our independent registered public accounting firm the results of the annual audit and the quarterly reviews;
•
review and discuss with management and our independent registered public accounting firm the quality and adequacy of our internal controls and our disclosure controls and procedures;
•
discuss with management our procedures regarding the presentation of our financial information, and review earnings press releases and guidance;
•
oversee the design, implementation and performance of our internal audit function, if and when established;
•
set hiring policies with regard to the hiring of employees and former employees of our independent registered public accounting firm and oversee compliance with such policies;
•
review and monitor compliance with our code of business conduct and ethics, and review conflicts of interest of our board members and officers;
•
review, approve and monitor related party transactions;
•
adopt and oversee procedures to address complaints regarding accounting, internal accounting controls and auditing matters, including confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;
•
review and discuss with management and our independent registered public accounting firm the adequacy and effectiveness of our legal, regulatory and ethical compliance programs; and
•
review and discuss with management and our independent registered public accounting firm our guidelines and policies to identify, monitor and address enterprise risks, including those relating to cybersecurity.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the corporate governance rules of the Nasdaq Stock Market.

Compensation, Nominating and Governance Committee

The members of our compensation, nominating and governance committee are Messrs. Burkland, Kinzer and Welsh, with Mr. Burkland serving as chairperson. As of the date of this prospectus, Messrs. Burkland, Kinzer and Welsh meet the requirements for independence under the applicable rules and regulations of the SEC and the corporate governance rules of the Nasdaq Stock Market. Our compensation, nominating and governance committee has the responsibility to, among other things:

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review and approve the compensation for our executive officers, including our chief executive officer;
•
review, approve and administer our employee benefit and equity incentive plans;
•
establish and review the compensation plans and programs of our employees, and ensure that they are consistent with our general compensation strategy;

•
approve the creation or revision of any clawback policy;
•
determine non-employee director compensation;
•
review, assess and make recommendations to our board of directors regarding desired qualifications, expertise and characteristics sought of board members;
•
identify, evaluate, select or make recommendations to our board of directors regarding nominees for election to our board of directors, subject to KKR’s right to nominate a certain number of directors for election to our board of directors pursuant to the stockholders’ agreement;
•
develop policies and procedures for considering stockholder nominees for election to our board of directors;
•
review our succession planning process for our chief executive officer and any other members of our executive management team;
•
review and make recommendations to our board of directors regarding the composition, organization and governance of our board of directors and its committees;
•
review and make recommendations to our board of directors regarding our corporate governance guidelines and corporate governance framework;
•
oversee director orientation for new directors and continuing education for our directors;
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oversee the evaluation of the performance of our board of directors and its committees; and
•
administer policies and procedures for communications with the non-management members of our board of directors.

Our compensation, nominating and governance committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the corporate governance rules of the Nasdaq Stock Market.

Compensation Committee Interlocks and Insider Participation

The members of our compensation, nominating and governance committee are Messrs. Burkland, Kinzer and Welsh. None of the members of our compensation, nominating and governance committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation, nominating and governance committee.

Director Compensation

Directors who are also our employees receive no additional compensation for their service as directors. The compensation received by each employee director with respect to their employment is set forth in the sections titled “Executive Compensation” and “Certain Relationships and Related Party Transactions—Other Transactions.”

From time to time prior to the IPO, we granted incentive units and common unit options to certain of our outside directors. The following table provides information regarding the total compensation that was awarded to each of our outside directors during 2023.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Bradley Brown	—	—
Michael Burkland	30,000	30,000
John Kinzer	30,000	30,000
Jonathan Mariner	30,000	30,000
General (Ret.) David H. Petraeus	—	—
David Welsh	—	—
Kara Wilson	30,000	30,000

The following table provides information regarding outstanding equity awards held as of December 31, 2023, by each outside director who was serving as of December 31, 2023.

Name	Aggregate Number of Unvested Incentive Units Underlying Incentive Unit Awards (#)	Aggregate Number of Common Units Underlying Outstanding Options (#)
Jonathan Mariner	79,258	—
Kara Wilson	79,258	—
Michael Burkland	—	50,000
John Kinzer	—	50,000

2024 Director Option Grants

In connection with the IPO, Messrs. Mariner, Burkland and Kinzer and Ms. Wilson were granted options to purchase 134,913, 169,257, 128,225 and 134,913 shares, respectively, of Class A common stock at an exercise price per share equal to the IPO price. The options were granted pursuant to our 2024 Plan and vested as to 1/16th of the total shares on October 23, 2024 with 1/16th of the total shares scheduled to vest every three months thereafter, subject to the respective director’s continued service with us through each vesting date. The options will vest in full upon a change in control, as described in the section titled “—Outside Director Compensation Policy—Equity Compensation.” The options are intended to compensate each director for the reduction in the number of their incentive units due to the unit reclassification in connection with the Reorganization Transactions, as described in the section titled “Prospectus Summary—IPO and Reorganization Transactions—Reorganization Transactions,” and to provide an additional retention incentive.

Outside Director Compensation Policy

We have adopted, and our stockholders have approved, a formal compensation policy for our non-employee directors (other than Gen. Petraeus and Messrs. Brown and Welsh, who will not receive compensation under such policy) which became effective in connection with the IPO, which we refer to as the Director Compensation Policy.

Cash Compensation

Non-employee directors are entitled to receive the following cash compensation for their service under our Director Compensation Policy:

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$35,000 retainer per year for each non-employee director;
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$20,000 retainer per year for the non-executive chair;
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$18,000 retainer per year for the lead independent director;
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$20,000 retainer per year for the chair of the audit committee;

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$10,000 retainer per year for each other member of the audit committee;
•
$20,000 retainer per year for the chair of the compensation, nominating and governance committee; and
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$10,000 retainer per year for each other member of the compensation, nominating and governance committee.

Each non-employee director who serves as the chair of a committee will receive only the additional annual fee as the chair of the committee and will not receive the additional annual fee as a member of the committee. All cash payments to non-employee directors will be paid quarterly in arrears on a prorated basis.

Equity Compensation

Initial Award

Each person who first becomes a non-employee director will receive, on the first trading date on or after the date on which the person first becomes a non-employee director, an initial award of restricted stock units, or RSUs, covering a number of shares of Class A common stock having a value equal to $400,000, rounded down to the nearest share, which we refer to as the Initial Award. The Initial Award will vest one-third on each anniversary of the grant date, subject to continued service as a non-employee director through each vesting date. If the person was a member of our board of directors and also an employee, becoming a non-employee director due to termination of employment will not entitle the non-employee director to an Initial Award.

Annual Award

On the date of each of our annual meeting of our stockholders, each non-employee director who is continuing as a director following such annual meeting of our stockholders will automatically be granted an award of RSUs covering a number of shares of Class A common stock having a value equal to $200,000, rounded down to the nearest share, which we refer to as the Annual Award. Each Annual Award will vest on the earlier of the one-year anniversary of grant or the day immediately prior to the next annual meeting of stockholders, subject to continued service as a non-employee director through each vesting date.

In the event of a change in control (as defined in our 2024 Plan), each non-employee director will fully vest in and have the right to exercise his or her outstanding Company equity awards (including those granted pursuant to our Director Compensation Policy).

Maximum Annual Compensation Limit

The Director Compensation Policy includes a maximum annual limit of $750,000 of aggregate cash compensation and equity compensation awards that may be paid, issued or granted to a non-employee director in any fiscal year (increased to $1,000,000 in the non-employee director’s initial year of service as a non-employee director). For purposes of this limitation, the value of equity awards is based on the grant date fair value (determined in accordance with GAAP). Any cash compensation paid or equity compensation awards granted to a person for their service as an employee, for their service as a consultant (other than as a non-employee director), or prior to the effective date of the IPO, will not count for purposes of the limitation. The maximum annual limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors. The option grants described in the section titled “—2024 Director Option Grants” are excluded from the maximum annual limit pursuant to the terms of the Outside Director Compensation Policy.

Limitation of Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors and certain of our officers for monetary damages to the fullest extent permitted by the DGCL. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of our directors and officers will be further limited to the greatest extent permitted by the DGCL.

In addition, our amended and restated bylaws provide that we will indemnify our directors and officers, and may indemnify our employees, agents and any other persons, to the fullest extent permitted by the DGCL. Our bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us to, among other things, indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also generally require us to advance all expenses reasonably and actually incurred by our directors and executive officers in investigating or defending any such action, suit or proceeding.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to our directors and officers pursuant to our indemnification obligations or otherwise as a matter of law.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as our directors and officers. At present, there is no pending litigation or proceeding involving our directors or officers for whom indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

EXECUTIVE COMPENSATION

Our named executive officers, consisting of our principal executive officer and the two most highly compensated executive officers (other than our principal executive officer), as of December 31, 2023, were:

•
Thomas Shea, our chief executive officer;
•
Craig Colby, our president; and
•
William Koefoed, our chief financial officer.

2023 Summary Compensation Table

The following table represents information regarding the total compensation awarded to, earned by or paid to our named executive officers for the fiscal year ended December 31, 2023:

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Thomas Shea Chief Executive Officer	2023	472,917	4,770,948	432,250	27,429	(3)	5,703,543
Craig Colby President	2023	422,917	3,708,809	386,750	28,258	(4)	4,546,734
William Koefoed Chief Financial Officer	2023	422,917	3,349,391	243,653	25,291	(5)	4,041,251

(1)
The amounts in the “Option Awards” column reflect the aggregate grant-date fair value of options granted during 2023 computed in accordance with FASB ASC Topic 718, rather than the amounts paid or realized by the named executive officer. The assumptions used to calculate the value of our option awards are the same as those provided in Note 2 to OneStream Software LLC’s consolidated financial statements included elsewhere in this prospectus with respect to the value of incentive unit awards.
(2)
The amount earned represents an incentive bonus earned in 2023 pursuant to the terms and conditions of our Executive 2023 Bonus Plan, as described in the section titled “—Executive 2023 Bonus Plan.”
(3)
The amount consists of (a) $8,250 in matching contributions under our 401(k) Plan, (b) $17,379 in employer premium payments for medical, dental, vision, AD&D, STD, LTD and basic life insurance and (c) a $1,800 stipend for cell and internet service.
(4)
The amount consists of (a) $8,250 in matching contributions under our 401(k) Plan, (b) $17,992 in employer premium payments for medical, dental, vision, AD&D, STD, LTD and basic life insurance and (c) a $2,016 stipend for cell and internet service.
(5)
The amount consists of (a) $8,250 in matching contributions under our 401(k) Plan, (b) $15,241 in employer premium payments for medical, dental, vision, AD&D, STD, LTD and basic life insurance and (c) a $1,800 stipend for cell and internet service.

Outstanding Equity Awards at December 31, 2023

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2023:

			Incentive Unit Awards		Option Awards
Name	Grant Date	Vesting Commencement Date	Number of Unvested Incentive Units Underlying Award (#)	Threshold Price Per Incentive Unit ($)	Number of Units Underlying Unexercised Options (#) Exercisable	Number of Units Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Thomas Shea	3/6/2023(1)	2/15/2023	—	—	—	654,451	10.65	3/5/2033
	6/30/2022(2)	2/15/2022	—	—	284,091	335,744	10.65	12/4/2031
	2/9/2021(3)	2/9/2021	135,417(4)	5.99	—	—	—	—
Craig Colby	3/6/2023(1)	2/15/2023	—	—	—	508,753	10.65	3/5/2033
	6/30/2022(2)	2/15/2022	—	—	142,045	167,872	10.65	12/4/2031
	2/9/2021(3)	2/9/2021	72,917(5)	5.99	—	—	—	—
William Koefoed	3/6/2023(1)	2/15/2023	—	—	—	459,450	10.65	3/5/2033
	6/30/2022(2)	2/15/2022	—	—	126,262	149,219	10.65	12/4/2031
	2/9/2021(3)	2/9/2021	72,917(6)	5.99	—	—	—	—

(1)
The common units underlying each of these common unit options are scheduled to vest as to 1/4th of the total shares on February 15, 2024 with 1/48th of the total units vesting monthly thereafter subject to the respective named executive officer’s continued service with us. Additionally, these common unit options will vest immediately in certain circumstances described in the section titled “—Potential Payments upon Termination or Change in Control.”
(2)
The common units underlying each of these common unit options vested as to 1/4th of the total shares on February 15, 2023 with 1/48th of the total units vesting monthly thereafter subject to the respective named executive officer’s continued service with us. Additionally, these common unit options will vest immediately in certain circumstances described in the section titled “—Potential Payments upon Termination or Change in Control.”
(3)
The incentive units underlying each of these awards vested as to 1/4th of the total incentive units on February 9, 2022 with 1/48th of the total incentive units vesting monthly thereafter subject to the respective named executive officer’s continued service with us. Additionally, these incentive units will vest immediately in certain circumstances described in the section titled “—Potential Payments upon Termination or Change in Control.”
(4)
The incentive units underlying this award are held by TSICU Corp., a subchapter S corporation controlled by Mr. Shea.
(5)
The incentive units underlying this award are held by CCICU Corp., a subchapter S corporation controlled by Mr. Colby.
(6)
The incentive units underlying this award are held by Blazing Elk Management II, Inc., a subchapter S corporation controlled by Mr. Koefoed.

The incentive units included in the foregoing table were granted pursuant to profits interest unit grant agreements between our named executive officers and OneStream Software LLC and were governed by the terms and conditions of OneStream Software LLC’s amended and restated operating agreement as was in effect prior to the completion of the Reorganization Transactions. As part of the Reorganization Transactions, all outstanding incentive units of OneStream Software LLC were reclassified into LLC Units and the holders received a corresponding number of shares of Class C common stock. Such shares of Class C common stock are subject to the same terms and conditions, including vesting terms, as the incentive units that were reclassified into LLC Units, except that such shares are not subject to forfeiture upon termination of service.

2024 Named Executive Officer Option Grants

In connection with the IPO, Messrs. Shea, Colby and Koefoed were granted options to purchase 148,787, 80,116 and 464,792 shares, respectively, of Class A common stock at an exercise price per share equal to the IPO price. The options were granted pursuant to our 2024 Plan and vested as to 1/16th of the total shares on October 23, 2024 with 1/16th of the total shares scheduled to vest every three months thereafter, subject to the respective named executive officer’s continued service with us through each vesting date. Additionally, these options will vest immediately in certain circumstances described in the section titled “—Potential Payments upon Termination or Change in Control.” The options described in this paragraph are intended to compensate each named executive officer for the reduction in the number of their incentive units due to the unit reclassification in connection with the Reorganization Transactions, as described in the section titled “Prospectus Summary—IPO and Reorganization Transactions—Reorganization Transactions,” and to provide an additional retention incentive.

Named Executive Officer Employment Arrangements

We entered into a confirmatory employment letter with each of our named executive officers setting forth the terms and conditions of their employment as described below.

Thomas Shea

We entered into a confirmatory employment letter with Mr. Shea, our chief executive officer. The confirmatory employment letter has no specific term and provides that Mr. Shea is an at-will employee. Mr. Shea’s current annual base salary is $500,000 and he is eligible for an annual target cash incentive payment equal to 100% of his annual base salary.

Craig Colby

We entered into a confirmatory employment letter with Mr. Colby, our president. The confirmatory employment letter has no specific term and provides that Mr. Colby is an at-will employee. Mr. Colby’s current annual base salary is $425,000 and he is eligible for an annual target cash incentive payment equal to 100% of his annual base salary.

William Koefoed

We entered into a confirmatory employment letter with Mr. Koefoed, our chief financial officer. The confirmatory employment letter has no specific term and provides that Mr. Koefoed is an at-will employee. Mr. Koefoed’s current annual base salary is $425,000 and he is eligible for an annual target cash incentive payment equal to 70% of his annual base salary.

Executive 2023 Bonus Plan

In January 2023, the compensation committee of our board of directors adopted a bonus plan for our senior executives for calendar year 2023, which we refer to as the Executive 2023 Bonus Plan. Each of our named executive officers was a participant in the Executive 2023 Bonus Plan. The Executive 2023 Bonus Plan provided for cash incentive compensation based upon the combined achievement of corporate performance goals over calendar year 2023. For 2023, the target bonus for each of Messrs. Shea, Colby and Koefoed as a percentage of the applicable executive’s annual base salary was 100%, 100% and 63%, respectively.

Under the Executive 2023 Bonus Plan, bonus payments are determined by multiplying each participant’s target bonus for the applicable performance period by a factor determined by achievement of the combined corporate performance goals for calendar year 2023. We refer to the attainment of such factors as the bonus multiplier.

Achievement of the corporate performance goals was based on three bonus multipliers (1) an ARR multiplier based on achievement of ARR goals, (2) an adjusted GAAP multiplier based on achievement of adjusted earnings goals and (3) a free cash flow multiplier based on achievement of free cash flow goals. The ARR multiplier is weighted 50% and the adjusted GAAP and free cash flow goals are each weighted 25% to determine to the combined bonus multiplier.

In January 2024, our compensation committee reviewed achievement of the corporate performance goals for calendar year 2023, and approved a corporate multiplier of 91%. Accordingly, bonus payments under the Executive 2023 Bonus Plan were paid to Messrs. Shea, Colby and Koefoed in the aggregate amounts of $432,250, $386,750 and $243,653, respectively, which were equal to 91%, respectively, of the applicable named executive officer’s target bonus.

Potential Payments upon Termination or Change in Control

We have adopted an Executive Change of Control and Severance Policy, or the Severance Policy, and have entered into participation agreements under the Severance Policy with each of our named executive officers.

Pursuant to our Severance Policy, if, within the three-month period prior to or the 12-month period following a “change in control” (as defined in the Severance Policy), we terminate the employment of an executive without “cause” (excluding death or disability) or the executive resigns for “good reason” (as such terms are defined in the Severance Policy), and within 60 days following such termination, the executive executes a waiver and release of claims in our favor that becomes effective and irrevocable, the executive will be entitled to receive (1) a lump sum payment equal to 12 months of the executive’s then current annual base salary (18 months with respect to Mr. Shea), (2) a lump sum payment equal to 50% of the executive’s target annual bonus amount for the year of termination (100% with respect to Mr. Shea), (3) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, for the executive and the executive’s respective eligible dependents for up to 12 months (18 months with respect to Mr. Shea), and (4) vesting acceleration as to 100% of the then-unvested shares subject to each of the executive’s then outstanding equity awards that are subject to time-based vesting (and in the case of awards subject to performance-based vesting, such awards will be treated as set forth in the applicable award agreement governing such award).

Pursuant to our Severance Policy, if, outside of the three month period prior to or the 12 month period following a change in control, we terminate the employment of an executive without cause (excluding death or disability) or the executive resigns for good reason, and within 60 days following such termination, the executive executes a waiver and release of claims in our favor that becomes effective and irrevocable, the executive will be entitled to receive (1) a lump sum payment equal to six months of the executive’s then current annual base salary (12 months with respect to Mr. Shea), and (2) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to COBRA for the executive and the executive’s respective eligible dependents for up to six months (12 months with respect to Mr. Shea).

Pursuant to the Severance Policy, in the event any payment to an executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or the Code (as a result of a payment being classified as a parachute payment under Section 280G of the Code), the executive will receive such payment as would entitle the executive to receive the greatest after-tax benefit, even if it means that we pay the executive a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.

Employee Benefit and Stock Plans

Employee Incentive Compensation Plan

Our board of directors has approved the Employee Incentive Compensation Plan, or Master Bonus Plan, which became effective in connection with the IPO. Each of our named executive officers participate in the Master Bonus Plan.

Unless and until our board of directors determines otherwise, the compensation, nominating and governance committee of our board of directors will administer the Master Bonus Plan. The Master Bonus Plan allows the administrator to provide awards to employees selected for participation, who may include our named executive officers, which awards may be based upon performance goals established by the administrator. The administrator, in its sole discretion, may establish a target award for each participant under the Master Bonus Plan, which may be expressed as a percentage of the participant’s average annual base salary for the applicable performance period, a fixed dollar amount, or such other amount or based on such other formula as the administrator determines to be appropriate.

Under the Master Bonus Plan, the administrator determines the performance goals, if any, applicable to any target award (or portion thereof) for a performance period, which may include, without limitation, goals related to: attainment of research and development milestones; sales bookings; business divestitures and acquisitions; capital raising; cash flow; cash position; contract awards or backlog; corporate transactions; customer renewals; customer retention rates from an acquired company, subsidiary, business unit or division; earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization and net taxes); earnings per share; expenses; financial milestones; gross margin; growth in stockholder value relative to the moving average of the S&P 500 Index or another index; internal rate of return; leadership development or succession planning; license or research collaboration arrangements; market share; net income; net profit; net sales; new product or business development; new product invention or innovation; number of customers; operating cash flow; operating expenses; operating income; operating margin; overhead or other expense reduction; patents; procurement; product defect measures; product release timelines; productivity; profit; regulatory milestones or regulatory-related goals; retained earnings; return on assets; return on capital; return on equity; return on investment; return on sales; revenue; revenue growth; sales results; sales growth; savings; stock price; time to market; total stockholder return; working capital; unadjusted or adjusted actual contract value; unadjusted or adjusted total contract value; and individual objectives such as peer reviews or other subjective or objective criteria. As determined by the administrator, the performance goals may be based on GAAP or non GAAP results and any actual results may be adjusted by the administrator for one-time items or unbudgeted or unexpected items and/or payments of awards under the Master Bonus Plan when determining whether the performance goals have been met. The performance goals may be based on any factors the administrator determines relevant, including without limitation on an individual, divisional, portfolio, project, business unit, segment or company-wide basis. Any criteria used may be measured on such basis as the administrator determines, including without limitation: (1) in absolute terms, (2) in combination with another performance goal or goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (4) on a per-share basis, (5) against our performance as a whole or a segment and/or (6) on a pre-tax or after-tax basis. The performance goals may differ from participant to participant and from award to award. Failure to meet the applicable performance goals will result in a failure to earn the target award, subject to the administrator’s discretion to modify an award. The administrator also may determine that a target award (or portion thereof) will not have a performance goal associated with it but instead will be granted (if at all) as determined by the administrator.

The administrator may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in the administrator’s discretion. The administrator may determine the amount of any increase, reduction, or elimination on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual awards under the Master Bonus Plan generally will be paid in cash (or its equivalent) in a single lump sum only after they are earned and approved by the administrator, provided that the administrator reserves the right, in its sole discretion, to settle an actual award with a grant of an equity award with such terms and conditions, including vesting requirements, as determined by the administrator in its sole discretion. Unless otherwise determined by administrator, to earn an actual award, a participant must be employed by us (or by one of our affiliates, as applicable) through the date the bonus is paid. Payment of bonuses occurs as soon as administratively practicable after the end of the applicable performance period, but in no case after the later of (1) the 15th day of the third month of the fiscal year immediately following the fiscal year in which the bonuses vest and (2) March 15 of the calendar year immediately following the calendar year in which the bonuses are no longer subject to substantial risk of forfeiture.

Awards under the Master Bonus Plan will be subject to reduction, cancellation, forfeiture, or recoupment in accordance with any clawback policy that we adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. In addition, the administrator may impose such other clawback, recovery or recoupment provisions with respect to an award under the Master Bonus Plan as the administrator determines necessary or appropriate, including without limitation a reacquisition right in respect of previously acquired cash, stock, or other property provided with respect to an award.

The administrator has the authority to amend or terminate the Master Bonus Plan. However, such action may not materially alter or materially impair the existing rights of any participant with respect to any earned bonus without the participant’s consent. The Master Bonus Plan will remain in effect until terminated in accordance with the terms of the Master Bonus Plan.

2019 Common Unit Option Plan

The OneStream Software LLC 2019 Common Unit Option Plan, or our 2019 Plan, was originally adopted by the OneStream Software LLC board of managers and approved by the OneStream Software LLC members in 2019. OneStream, Inc. assumed the 2019 Plan in connection with the IPO.

The 2019 Plan allowed OneStream Software LLC to provide common unit options to eligible employees, managers, and consultants of OneStream Software LLC and any affiliate of OneStream Software LLC. In connection with the IPO, the 2019 Plan was terminated and we will not grant any additional common unit options under the 2019 Plan. However, the 2019 Plan and the common unit option agreements thereunder, as then amended, continue to govern the terms and conditions of the outstanding options previously granted under the 2019 Plan.

All outstanding common unit options under the 2019 Plan were converted into options to purchase Class A common stock of OneStream, Inc. on a one-for-one basis when OneStream, Inc. assumed the 2019 Plan in connection with the IPO. As of September 30, 2024, options to acquire 36,694,039 shares of Class A common stock of OneStream, Inc. were outstanding under the 2019 Plan.

Plan Administration

The 2019 Plan is currently administered by our compensation, nominating and governance committee. The administrator has the power to make all determinations and to take all other actions that the administrator may consider necessary or desirable to administer the 2019 Plan or to effectuate its purpose. The administrator has the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms as it deems to be appropriate in its sole discretion, and to make any findings of fact needed in the administration of the 2019 Plan or award agreements. Any determination made by the administrator with respect to any provisions of the 2019 Plan may be made on an award-by-award basis; the administrator has no obligation to be uniform, consistent or nondiscriminatory between classes of similarly-situated awards, except as required by applicable law.

The administrator’s powers include the power to offer to buy out an option in exchange for a payment in cash or units, based on such terms and conditions as the administrator shall establish and communicate to the applicable participant at the time that such offer is made. The administrator also has the power to prescribe, amend and rescind rules and regulations relating to the 2019 Plan, to modify, cancel or waive our rights with respect to any awards granted under the 2019 Plan, or to adjust or to modify award agreements for changes in applicable law, and to recognize differences in foreign law, tax policies or customs.

Eligibility

Employees, managers and consultants of OneStream Software LLC and OneStream Software LLC’s affiliated companies were eligible to receive options under the 2019 Plan.

Options

Options have been granted under the 2019 Plan. Subject to the provisions of the 2019 Plan, the administrator determines the term of an option, the number of units subject to an option and the time period in which an option may be exercised.

The term of an option is stated in the applicable option agreement, but the term of an option may not exceed ten years from the grant date. The administrator determines the exercise price of options, which generally may not be less than 100% of the fair market value of the underlying units.

The administrator determines how an optionee may pay the exercise price of an option, and the permissible methods are generally set forth in the applicable option agreement. If an optionee’s Continuous Service (as defined in the 2019 Plan) terminates, that optionee may exercise the vested portion of his or her option following the termination date for such other period of time stated in the applicable option agreement, provided that, if there is a blackout period (whether under our insider trading policy, applicable law or an administrator-imposed blackout period) that prohibits buying or selling units during any part of the ten-day period before an option expires due to a participant’s termination of Continuous Service, the option exercise period shall be extended until ten days after the end of the blackout period (subject to the original term of the option). In no event will an option remain exercisable beyond its original term. If an optionee does not exercise his or her option within the time specified in the option agreement, the option will terminate. Except as described above, the administrator has the discretion to determine the post-termination exercisability periods for an option.

Subject to applicable law, if the fair market value of units subject to any option is more than 33% below their exercise price for more than 90 consecutive business days, the administrator may unilaterally declare the option terminated, effective on the date the administrator provides written notice to the option holder.

Non-transferability of Options

Except as otherwise set forth in the 2019 Plan, or as otherwise approved by the administrator and subject to restrictions on transfer contained in the organizational documents of OneStream Software LLC and OneStream, Inc., awards under the 2019 Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution. An award may be exercised during the lifetime of the holder of an award only by such holder, by the duly-authorized legal representative of a holder who is disabled, or by a transferee as provided in the following paragraph.

Subject to restrictions on transfer contained in the organizational documents of OneStream Software LLC and OneStream, Inc., the administrator may in its discretion provide in any award agreement that an award in the form of an option may be transferred, on such terms and conditions as the administrator deems appropriate, either (1) by instrument to the participant’s immediate family, (2) by instrument to an inter vivos or testamentary trust (or other entity) in which the award is to be passed to the participant’s designated beneficiaries, (3) pursuant to a domestic relations order, or (4) by gift to charitable institutions. In the event of the death of a participant, any outstanding vested awards issued to the participant shall automatically be transferred to the participant’s beneficiary.

Change in Capitalization

The administrator may, but shall not be obligated to, equitably adjust the number of units covered by each outstanding award, and the number of units that have been authorized for issuance under this 2019 Plan but as to which no awards have yet been granted or that have been returned to this 2019 Plan upon cancellation, forfeiture, or expiration of an award, or any other 2019 Plan limits, as well as the exercise or other price per unit covered by each such outstanding award, to reflect any increase or decrease in the number of issued units resulting from a stock/unit-split, reverse stock/unit-split, stock/unit dividend, combination, recapitalization or reclassification of the units, merger, consolidation, change in organization form, or any other increase or decrease in the number of issued units effected without receipt of payments of consideration by OneStream Software LLC. In the event of any such transaction or event, the administrator may provide in substitution for any and all outstanding awards, or as an alternative to an adjustment, such alternative consideration as it may in good faith determine to be equitable under the circumstances and may, if substitute consideration is provided, require in connection therewith the surrender of all awards so substituted. In any case, such substitution of consideration shall not require the consent of any participant.

Dissolution or Liquidation

Except as otherwise provided in an award agreement, in the event of the dissolution or liquidation of OneStream Software LLC other than as part of a change in control, each award under the 2019 Plan will terminate immediately prior to the consummation of such dissolution or liquidation, subject to the ability of the administrator to exercise any discretion authorized in the case of a change in control.

Change in Control

In the event of a change in control (which also includes KKR or its affiliates ceasing to own a majority of the voting power of the outstanding equity of OneStream Software LLC) but subject to the terms of any award agreements or employment-related agreements between OneStream Software LLC or any affiliates and any participant, each outstanding award under the 2019 Plan may be assumed or a substantially equivalent award may be substituted by the surviving or successor company or a parent or subsidiary of such successor company upon consummation of the transaction. Notwithstanding the foregoing, instead of having outstanding awards be assumed or substituted with equivalent awards by the successor company, the administrator may in its sole and absolute discretion and authority, without obtaining the approval or consent of the members of OneStream Software LLC or any participant, take one or more of the following actions:

•
Accelerate the vesting of awards under the 2019 Plan so that some or all awards shall vest as to some or all of the units that otherwise would have been unvested, and/or provide that repurchase rights of OneStream Software LLC, if any, with respect to units issued pursuant to an award shall lapse;
•
Arrange or otherwise provide for the payment of cash or other consideration to participants in exchange for the satisfaction and cancellation of all or some outstanding awards under the 2019 Plan (based on the fair market value, on the date of the change in control, of the awards being cancelled, based on any reasonable valuation method selected by the administrator, provided that, the administrator shall have full discretion to unilaterally cancel (1) either all awards or only select awards, and (2) any options whose exercise price is equal to or greater than the fair market value of the units, as of the date of the change in control, with such cancellation being without the payment of any consideration whatsoever to those participants whose options are being cancelled;
•
Terminate all or some awards subject to the 2019 Plan upon the consummation of the transaction; or
•
Make such other modifications, adjustments or amendments to outstanding awards under the 2019 Plan or the 2019 Plan as the administrator deems necessary or appropriate.

Termination, Rescission and Recapture of Awards

Unless otherwise expressly provided in an award agreement, the administrator may terminate any outstanding, unexercised, unexpired, unpaid, or deferred awards, rescind any exercise, payment or delivery pursuant to the award, or recapture any units or proceeds from the participant’s sale of units issued pursuant to the award, if the Participant does not comply with the conditions of the 2019 Plan at all times from the date of an award through the later of its vesting or exercise.

A participant shall not, in general, without the prior written authorization of OneStream Software LLC, disclose to anyone outside OneStream Software LLC, or use in other than the business of OneStream Software LLC, any proprietary or confidential information or material, and a participant shall promptly disclose and assign to OneStream Software LLC or its designee all right, title, and interest in such intellectual property, and shall take all reasonable steps necessary to enable OneStream Software LLC to secure all right, title and interest in such intellectual property in the United States and in any foreign country, subject to certain exceptions required by applicable law.

Upon exercise, payment or delivery of cash or units pursuant to an award, the participant shall, if requested in writing by the administrator (or by OneStream Software LLC), certify on a form acceptable to the administrator (or, if applicable, OneStream Software LLC) that he or she is in compliance with the terms and conditions of the 2019 Plan.

The administrator may, in its sole and absolute discretion, impose a termination, rescission and/or recapture with respect to any or all of a participant’s relevant awards if the administrator determines, in its sole and absolute discretion, that the participant has materially violated any agreement between the participant and OneStream Software LLC and one of its affiliates. Within ten days after receiving notice from the administrator of any such activity, the participant shall deliver to OneStream Software LLC the units acquired pursuant to the award, or, if participant has sold the units, the gain realized, or payment received as a result of the rescinded exercise, payment or delivery, provided that, if the participant returns units that the participant purchased pursuant to the exercise of an option (or the gains realized from the sale of such units), OneStream Software LLC shall promptly refund the exercise price, without earnings, that the participant paid for the units or, if fair market value of the units is less than the exercise price, promptly pay to the participant fair market value of the returned units.

Recoupment of Awards

Unless otherwise specifically provided in an award agreement, and to the extent permitted by applicable law, the administrator may in its sole and absolute discretion, without obtaining the approval or consent of the members of OneStream Software LLC or of any participant, require that any participant reimburse OneStream Software LLC for all or any portion of any awards granted under the 2019 Plan, or the administrator may require the termination or rescission of, or the recapture relating to, any award held by the participant, if and to the extent (1) the granting, vesting or payment of an award was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement; (2) in the administrator’s view the participant either benefited from a calculation that later proves to be materially inaccurate, or engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by OneStream Software LLC or any affiliate; or (3) a lower granting, vesting, or payment of an award would have occurred based on the conduct described in the section titled “—Termination, Rescission and Recapture of Awards.”

Amendment; Termination

The board of directors of OneStream, Inc. may amend or terminate the 2019 Plan as it shall deem advisable unless such change is authorized by the members of OneStream Software LLC to the extent required by applicable law. A termination or amendment of the 2019 Plan shall not materially and adversely affect a participant’s vested rights under an award previously granted to him or her, unless the participant consents in writing to such termination or amendment, provided that the administrator may amend the 2019 Plan to comply with changes in tax or securities laws or regulations, or in the interpretation thereof.

2024 Equity Incentive Plan

Our board of directors has adopted, and our stockholders have approved, our 2024 Equity Incentive Plan, or the 2024 Plan. Our 2024 Plan became effective in connection with the IPO. Our 2024 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, or RSUs, and performance awards to our employees, directors, and consultants and our parent and subsidiary corporations’ employees and consultants. Our 2019 Plan terminated in connection with the effectiveness of the 2024 Plan with respect to the grant of future awards.

Authorized Shares

Subject to the adjustment provisions of and the automatic increase described in our 2024 Plan, a total of 32,100,000 shares of our Class A common stock is reserved for issuance pursuant to our 2024 Plan. In addition, subject to the adjustment provisions of our 2024 Plan, the shares reserved for issuance under our 2024 Plan also includes any shares subject to awards granted under our 2019 Plan that, on or after the effective date of the registration statement of which this prospectus forms a part, expire or otherwise terminate without having been exercised or issued in full, are tendered to or withheld by us for payment of an exercise price or for satisfying tax withholding obligations, or are forfeited to or repurchased by us due to failure to vest (provided that the maximum number of shares that may be added to our 2024 Plan pursuant to outstanding awards under the 2019 Plan is 37,414,344 shares). Subject to the adjustment provisions of our 2024 Plan, the number of shares available for issuance under our 2024 Plan also includes an annual increase on the first day of each fiscal year beginning with the 2025 fiscal year and ending on the ten year anniversary of the date our board of directors approved the 2024 Plan, in an amount equal to the least of:

•
26,800,000 shares of our Class A common stock;

•
5% of the outstanding shares of all series of our common stock on the last day of our immediately preceding fiscal year; or
•
such number of shares of our Class A common stock as the administrator may determine.

If a stock option or stock appreciation right granted under the 2024 Plan expires or becomes unexercisable without having been exercised in full or is surrendered pursuant to an exchange program or, with respect to restricted stock, RSUs or stock settled performance awards, is forfeited to, or repurchased by, us due to failure to vest, then the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the 2024 Plan (unless the 2024 Plan has terminated). With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2024 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2024 Plan (unless the 2024 Plan has terminated). Shares that have actually been issued under the 2024 Plan under any award will not be returned to the 2024 Plan, provided, however, that if shares issued pursuant to awards of restricted stock, RSUs or performance awards are repurchased or forfeited to us due to failure to vest, such shares will become available for future grant under the 2024 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2024 Plan. To the extent an award is paid out in cash rather than shares, the cash payment will not result in a reduction in the number of shares available for issuance under the 2024 Plan.

Plan Administration

Our compensation, nominating and governance committee administers our 2024 Plan and may further delegate authority to one or more subcommittees or officers to the extent such delegation complies with applicable laws. Subject to the provisions of our 2024 Plan, the administrator has the power to administer our 2024 Plan and make all determinations deemed necessary or advisable for administering our 2024 Plan, including but not limited to: the power to determine the fair market value of our common stock; select the service providers to whom awards may be granted; determine the number of shares covered by each award; approve forms of award agreements for use under our 2024 Plan; determine the terms and conditions of awards (including, but not limited to, the exercise price, the times or times at which the awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions, and any restriction or limitation regarding any award or the shares relating thereto); construe and interpret the terms of our 2024 Plan and awards granted under it, including but not limited to determining whether and when a change in control has occurred; establish, amend, and rescind rules and regulations relating to our 2024 Plan, and adopt sub-plans relating to the 2024 Plan; interpret, modify or amend each award, including but not limited to the discretionary authority to extend the post-termination exercisability period of awards; allow participants to satisfy tax withholding obligations in any manner permitted by the 2024 Plan; delegate ministerial duties to any of our employees; authorize any person to take any steps and execute, on our behalf, any documents required for an award previously granted by the administrator to be effective; temporarily suspend the exercisability of an award if the administrator deems such suspension to be necessary or appropriate for administrative purposes, provided that, unless prohibited by applicable laws, such suspension shall be lifted in all cases not less than ten trading days before the last date that the award may be exercised; allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award; and make any determinations necessary or appropriate under the adjustment provisions of the 2024 Plan. The administrator also has the authority to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or canceled in exchange for awards of the same type which may have a higher or lower exercise price and/or different terms, awards of a different type and/or cash, or by which the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, interpretations, and other actions will be final and binding on all participants to the full extent permitted by law.

Stock Options

Our 2024 Plan permits the grant of options. The exercise price of options granted under our 2024 Plan must be at least equal to the fair market value of our common stock on the date of grant, except that options may be granted with a lower exercise price to a service provider who is not a U.S. taxpayer, or pursuant to certain transactions. The term of an option is determined by the administrator, provided that the term of an incentive stock option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of our outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the methods of payment of the exercise price of an option, which may include cash, check or wire transfer, cashless exercise, net exercise, promissory note, shares, or other consideration or method of payment acceptable to the administrator, to the extent permitted by applicable law. After the termination of service of an employee, director, or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the option will remain exercisable for six months. In all other cases, in the absence of a specified time in an award, the option will remain exercisable for thirty days. These exercise periods may be tolled in certain circumstances, for example if exercise prior to the end of the applicable period is not permitted because of applicable laws. However, in no event may an option be exercised later than the expiration of its term.

Stock Appreciation Rights

Our 2024 Plan permits the grant of stock appreciation rights. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The term of stock appreciation rights is determined by the administrator. After the termination of service of an employee, director, or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the stock appreciation rights will remain exercisable for six months. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for thirty days following the termination of service. These exercise periods may be tolled in certain circumstances, for example if exercise prior to the end of the applicable period is not permitted because of applicable laws. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of our 2024 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right must be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock

Our 2024 Plan permits the grant of restricted stock. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator determines the number of shares of restricted stock granted to any employee, director, or consultant and, subject to the provisions of our 2024 Plan, determines the terms and conditions of such awards. The administrator has the authority to impose whatever conditions to vesting it determines to be appropriate (for example, the administrator will be able to set restrictions based on the achievement of specific performance goals or continued service to us), provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest will be subject to our right of repurchase or forfeiture.

Restricted Stock Units

Our 2024 Plan permits the grant of RSUs. Each RSU will represent an amount equal to the fair market value of one share of our common stock. Subject to the provisions of our 2024 Plan, the administrator determines the terms and conditions of RSUs, including the vesting criteria and the form and timing of payment. The administrator has the authority to set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned RSUs in the form of cash, in shares, or in some combination of both. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the vesting, or reduce or waive the criteria that must be met for vesting, of the RSUs or the time at which any restrictions will lapse or be removed.

Performance Awards

Our 2024 Plan permits the grant of performance awards. Performance awards are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator may establish performance objectives or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance awards to be paid out to participants. The administrator has the authority to set performance objectives based on the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the administrator in its discretion. Each performance award’s threshold, target, and maximum payout values are established by the administrator on or before the grant date. After the grant of a performance award, the administrator, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance award. The administrator, in its sole discretion, may pay earned performance awards in the form of cash, in shares, or in some combination thereof.

Non-employee Directors

Our 2024 Plan provides that all outside (non-employee) directors will be eligible to receive all types of awards (except for incentive stock options) under our 2024 Plan. In order to provide a maximum limit on the awards that can be made to our non-employee directors, our 2024 Plan provides that in any given fiscal year, a non-employee director will not be granted awards having a grant-date fair value greater than $750,000, but this limit is increased to $1,000,000 in connection with his or her initially joining our board of directors (in each case, excluding awards granted to him or her as a consultant or employee). The grant-date fair values will be determined according to GAAP. The maximum limits do not reflect the intended size of any potential grants or a commitment to make grants to our outside directors under our 2024 Plan in the future.

Non-transferability of Awards

Unless the administrator provides otherwise, our 2024 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Certain Adjustments

If any extraordinary dividend or other extraordinary distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase or exchange of shares of our common stock or other of our securities, other change in our corporate structure affecting the shares, or any similar equity restructuring transaction affecting our shares occurs (including a change in control), the administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the 2024 Plan, will adjust the number and class of shares that may be delivered under the 2024 Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits set forth in our 2024 Plan. The conversion of any of our convertible securities and ordinary course repurchases of our shares or other securities will not be treated as an event that will require adjustment under the 2024 Plan.

Dissolution or Liquidation

In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and, to the extent not exercised, all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control

Our 2024 Plan provides that in the event of a merger or change in control, as defined under our 2024 Plan, each outstanding award will be treated as the administrator determines, without a requirement to obtain a participant’s consent, including, without limitation, that such award will be continued by the successor corporation or a parent or subsidiary of the successor corporation. An award generally will be considered continued if, following the transaction, (1) the award gives the right to purchase or receive the consideration received in the transaction by holders of our shares or (2) the award is terminated in exchange for an amount of cash and/or property, if any, equal to the amount that would have been received upon the exercise or realization of the award at the closing of the transaction, which payment may be subject to any escrow applicable to holders of our common stock in connection with the transaction or subjected to the award’s original vesting schedule. The administrator will not be required to treat all awards or portions thereof the vested and unvested portions of an award, or all participants similarly.

In the event that a successor corporation or its parent or subsidiary does not continue an outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels, and such award will become fully exercisable, if applicable, for a specified period prior to the transaction, unless specifically provided for otherwise under the applicable award agreement or other written agreement with the participant. The award will then terminate upon the expiration of the specified period of time. If an option or stock appreciation right is not continued, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.

With respect to awards granted to an outside director, in the event of a change in control, all of his or her options and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and RSUs will lapse, and all performance goals or other vesting requirements for his or her performance awards will be deemed achieved at 100% of target levels, and all other terms and conditions met.

Clawback

Awards will be subject to any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our stock is listed or as otherwise required by applicable laws, and the administrator will also be able to specify in an award agreement that the participant’s rights, payments, and/or benefits with respect to an award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events.

Amendment; Termination

The administrator will have the authority to amend, alter, suspend, or terminate our 2024 Plan, provided we will obtain stockholder approval of any amendment to the extent necessary or desirable to comply with applicable laws. However, no amendment, alteration, suspension or termination of our 2024 Plan or an Award under it may, taken as a whole, materially impair the existing rights of any participant without the participant’s consent. Our 2024 Plan will continue in effect until it is terminated, provided that incentive stock options may not be granted after the ten year anniversary of the date our board of directors approved the 2024 Plan, and the automatic annual share increase will end on the ten year anniversary of the date our board of directors approved the 2024 Plan.

2024 Employee Stock Purchase Plan

Our board of directors has adopted, and our stockholders have approved, our 2024 Employee Stock Purchase Plan, or our ESPP. Our ESPP became effective in connection with the IPO. However, no offering period or purchase period under the ESPP will begin unless and until otherwise determined by our board of directors.

Authorized Shares

A total of 10,700,000 shares of our Class A common stock will be available for sale under our ESPP. The number of shares of our common stock that will be available for sale under our ESPP also includes an annual increase on the first day of each fiscal year following the fiscal year in which the first offering period under the ESPP commences, equal to the least of:

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5,400,000 shares of our Class A common stock;
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1% of the outstanding shares of all series of our common stock as of the last day of the immediately preceding fiscal year; or
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such other amount as the administrator may determine.

ESPP Administration

Our compensation, nominating and governance committee administers our ESPP and will have full and exclusive discretionary authority to construe, interpret, and apply the terms of the ESPP, delegate ministerial duties to any of our employees, designate separate offerings under the ESPP, designate our subsidiaries and affiliates as participating in the ESPP, determine eligibility, adjudicate all disputed claims filed under the ESPP, and establish procedures that it deems necessary for the administration of the ESPP, including, but not limited to, adopting such procedures and sub-plans as are necessary or appropriate to permit participation in the ESPP by employees who are foreign nationals or employed outside the United States. The administrator’s findings, decisions and determinations are final and binding on all participants to the full extent permitted by law.

Eligibility

Generally, all of our employees will be eligible to participate if they are customarily employed by us, or any participating subsidiary or affiliate, for at least 20 hours per week and more than five months in any calendar year. The administrator, in its discretion, may, prior to an enrollment date, for all shares to be issued on such enrollment date in an offering, determine that an employee who (1) has not completed at least two years of service (or a lesser period of time determined by the administrator) since his or her last hire date, (2) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (3) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (4) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (5) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act, is or is not eligible to participate in such offering period.

However, an employee may not be granted rights to purchase shares of our common stock under our ESPP if such employee:

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immediately after the grant would own capital stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of ours or of any parent or subsidiary of ours; or
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holds rights to purchase shares of our common stock under all employee stock purchase plans of ours or any parent or subsidiary of ours that accrue at a rate that exceeds $25,000 worth of shares of our common stock for each calendar year in which such rights are outstanding at any time.

Offering Periods

Our ESPP will include a component that allows us to make offerings intended to qualify under Section 423 of the Code and a component that allows us to make offerings not intended to qualify under Section 423 of the Code to designated companies, as described in our ESPP. No offering is expected to be authorized to date by our board of directors under the ESPP prior to the completion of this offering. If our board of directors authorizes an offering period under the ESPP, our board of directors is authorized to establish the duration of offering periods and purchase periods, including the starting and ending dates of offering periods and purchase periods, provided that no offering period may have a duration exceeding 27 months.

Contributions

Our ESPP will permit participants to purchase shares of our common stock through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) subject to limits on the amount of eligible compensation or number of shares as the ESPP administrator may establish from time to time on a uniform and nondiscriminatory basis.

Exercise of Purchase Right

If our board of directors authorizes an offering and purchase period under the ESPP, amounts contributed and accumulated by the participant during any offering period will be used to purchase shares of our common stock at the end of each purchase period. The purchase price of the shares will be 85% of the lower of the fair market value of our common stock on the first trading day of the offering period or on the exercise date. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of our common stock. Participation ends automatically upon termination of employment with us.

Non-transferability

A participant may not transfer rights granted under our ESPP (other than by will, the laws of descent and distribution or as otherwise provided under our ESPP).

Merger or Change in Control

Our ESPP provides that in the event of a merger or change in control, as defined under our ESPP, a successor corporation may assume or substitute each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase right, the offering period then in progress will be shortened, and a new exercise date will be set that will be before the date of the proposed merger or change in control. The administrator will notify each participant that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.

Amendment; Termination

The board has the authority to suspend or terminate our ESPP and the administrator has the authority to amend the ESPP, except that, subject to certain exceptions described in our ESPP, no such action may adversely affect any outstanding rights to purchase shares of our common stock under our ESPP. Our ESPP automatically will terminate in 2041, unless we terminate it sooner.

401(k) Plan

We maintain a 401(k) retirement savings plan, for the benefit of our employees, including our named executive officers, who satisfy certain eligibility requirements. Our 401(k) plan provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code and the applicable limits under the 401(k) plan, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. All of a participant’s contributions into the 401(k) plan are 100% vested when contributed. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions since January 1, 2021 to which we have been a party, in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing a household with any of the foregoing, had or will have a direct or indirect material interest, other than employment and compensation arrangements which are described in the sections titled “Management—Director Compensation” and “Executive Compensation.”

Policies and Procedures for Related Person Transactions

We have adopted a formal, written policy regarding related person transactions. This written policy regarding related person transactions provides that a related person transaction is a transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which we are a participant and in which a related person has, had or will have a direct or indirect material interest and in which the aggregate amount involved exceeds $120,000. Our policy also provides that a related person means any of our executive officers and directors (including director nominees), in each case at any time since the beginning of our last fiscal year, or holders of more than 5% of any class of our voting securities and any member of the immediate family of, or person sharing the household with, any of the foregoing persons. Our audit committee has the primary responsibility for reviewing and approving or disapproving related person transactions. In addition to our policy, our audit committee charter provides that our audit committee shall review and approve or disapprove any related person transactions.

All related person transactions described in this section occurred prior to adoption of the formal, written policy described above, and therefore these transactions were not subject to the approval and review procedures set forth in the policy.

Reorganization Transactions

In connection with the IPO, we consummated the Reorganization Transactions described in the section titled “Prospectus Summary—IPO and Reorganization Transactions—Reorganization Transactions.”

Amended LLC Agreement

In connection with the Reorganization Transactions, OneStream, Inc. and the Continuing Members entered into the Amended LLC Agreement. As a result of the Reorganization Transactions, including the entry into the Amended LLC Agreement, OneStream, Inc. holds LLC Units in OneStream Software LLC and is the sole manager of OneStream Software LLC. Accordingly, OneStream, Inc. operates and controls all of the business and affairs of OneStream Software LLC and, through OneStream Software LLC and its operating subsidiaries, conducts its business.

As the sole manager of OneStream Software LLC, OneStream, Inc. has the right to determine when distributions will be made to the unit holders of OneStream Software LLC and the amount of any such distributions (subject to the requirements with respect to the tax distributions described below). If OneStream, Inc. authorizes a distribution, such distribution will be made to the holders of LLC Units, including OneStream, Inc., pro rata in accordance with their respective ownership of OneStream Software LLC, provided that OneStream, Inc. as sole manager will be entitled to non-pro rata payments and reimbursements for certain fees and expenses.

OneStream, Inc. is a holding company and its principal asset is LLC Units in OneStream Software LLC. As such, OneStream, Inc. has no independent means of generating revenue. OneStream Software LLC is treated as a partnership for U.S. federal income tax purposes and, as such, is generally not subject to U.S. federal income tax. Instead, taxable income would be allocated to holders of LLC Units, including OneStream, Inc. Accordingly, OneStream, Inc. incurs income taxes on its allocable share of any net taxable income of OneStream Software LLC and also incurs expenses related to its operations. Pursuant to the Amended LLC Agreement, OneStream Software LLC will make cash distributions to the owners of LLC Units in an amount sufficient to fund their tax obligations in respect of the cumulative taxable income in excess of the cumulative taxable losses of OneStream Software LLC that is allocated to them, to the extent previous tax distributions from OneStream Software LLC have been insufficient. In addition to tax expenses, OneStream, Inc. also incurs expenses related to its operations, plus payments under the TRA, which may be substantial. OneStream, Inc. intends to cause OneStream Software LLC to make distributions or, in the case of certain expenses, payments in an amount sufficient to allow OneStream, Inc. to pay its taxes and operating expenses, including distributions to fund any ordinary course payments due under the TRA.

The Amended LLC Agreement generally does not permit transfers of LLC Units by Continuing Members, except for transfers to permitted transferees, transfers pursuant to the participation right described below and transfers approved in writing by us, as sole manager, and other limited exceptions. In the event of a permitted transfer, such Continuing Member will be required to simultaneously transfer shares of Class B common stock or Class C common stock, as applicable, to such transferee equal to the number of LLC Units that were transferred. The Amended LLC Agreement also provides that as a general matter a Member will not have the right to transfer LLC Units if OneStream, Inc. determines that such transfer would be prohibited by law or regulation, would violate other agreements with OneStream, Inc. to which the Continuing Member may be subject, or would cause or increase the possibility for OneStream Software LLC to be treated as a “publicly traded partnership” taxable as a corporation for U.S. federal income tax purposes.

The Amended LLC Agreement further provides that, in the event that a tender offer, share exchange offer, issuer bid, takeover bid, recapitalization, or similar transaction with respect to our Class A common stock, each of which we refer to as a Pubco Offer, is approved by our board of directors or otherwise effected or to be effected with the consent or approval of our board of directors, each holder of LLC Units shall be permitted to participate in such Pubco Offer by delivering an exchange notice, which shall be effective immediately prior to, and contingent upon, the consummation of such Pubco Offer. If a Pubco Offer is proposed by OneStream, Inc., then OneStream, Inc. is required to use its reasonable best efforts to take all such actions and do all such things as are necessary or desirable to enable and permit the holders of such LLC Units to participate in such Pubco Offer to the same extent as or on an economically equivalent basis with the holders of shares of Class A common stock, provided that in no event shall any holder of LLC Units be entitled to receive aggregate consideration for each LLC Unit that is greater than the consideration payable in respect of each share of Class A common stock pursuant to the Pubco Offer.

Continuing Members have the right to have their LLC Units redeemed by OneStream Software LLC in exchange for, at OneStream, Inc.’s election (determined solely by the Disinterested Majority), cash or shares of OneStream, Inc.’s (1) Class A common stock, if such Continuing Member is a holder of Class B common stock, or (2) Class D common stock, if such Continuing Member is a holder of Class C common stock, in each case on a one-for-one basis subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. Alternatively, at OneStream, Inc.’s election (determined solely by the Disinterested Majority), we may effect a direct exchange by OneStream, Inc. of such Class A common stock, Class D common stock or such cash, as applicable, for such LLC Units. Simultaneously with the payment of cash or issuance of shares of Class A common stock or Class D common stock, as applicable, in connection with a redemption or exchange of LLC Units pursuant to the terms of the Amended LLC Agreement, a number of shares of our Class B common stock or Class C common stock, as applicable, registered in the name of the redeeming or exchanging Continuing Member will automatically be cancelled for no consideration on a one-for-one basis with the number of LLC Units so redeemed or exchanged.

The Amended LLC Agreement provides that as a general matter a Continuing Member will not have the right to have LLC Units redeemed if OneStream, Inc. determines that such redemption would be prohibited by law or regulation or would violate other agreements with us to which the Continuing Member may be subject, including the Amended LLC Agreement.

Each Continuing Member’s exchange and redemption rights will be subject to certain customary limitations, including the expiration of any contractual lock-up period relating to the shares of our Class A common stock that may be applicable to such Continuing Member and the absence of any liens or encumbrances on such LLC Units redeemed. In addition, Continuing Members cannot exercise exchange or redemption rights during applicable blackout periods. Each Continuing Member’s exchange and redemption rights are further limited, unless the exchange or redemption is in connection with one of the following events, each of which we refer to as an Unrestricted Redemption: (1)(a) an exchange or redemption of more than 2% of the total outstanding LLC Units (excluding any LLC Units held by us as long as we are the manager and own more than 10% of all outstanding LLC Units), (b) the exchange or redemption is in connection with a Pubco Offer, or (c) the exchange or redemption is otherwise permitted by us or (2)

the exchange or redemption and OneStream Software LLC each meet the requirements of the “private placement” safe harbor set forth in applicable Treasury Regulations.

If an exchange or redemption request delivered by a Continuing Member is in connection with an Unrestricted Redemption, the Continuing Member may elect to have the redemption or exchange effectuated not less than three business days or more than ten business days after delivery of the notice. However, if the redemption request is not in connection with an Unrestricted Redemption, then the Continuing Member may elect to have the redemption or exchange effectuated once per quarter, after 30 days’ advance notice. Furthermore, if we effectuate a secondary offering in a calendar quarter, then the ability of Continuing Members to effect an exchange or redemption that is not an Unrestricted Redemption in the succeeding calendar quarterly exchange will be cancelled, other than in 2024 if there have been no more than an aggregate of three quarterly exchanges and secondary offerings in 2024. In no taxable year will there be more than four opportunities to pursue exchanges or redemptions that are not Unrestricted Redemptions, including quarterly exchanges and redemptions by Continuing Members and related sales of Class A common stock (including secondary offerings). Additionally, in only limited circumstances may a Continuing Member revoke or delay its exchange or redemption following the delivery of its request for such exchange or redemption.

We may impose additional restrictions on exchanges or redemptions that we determine to be necessary or advisable so that OneStream Software LLC is not treated as a “publicly traded partnership” for U.S. federal income tax purposes.

As a holder redeems LLC Units in exchange for, at OneStream, Inc.’s election (determined solely by the Disinterested Majority), cash or shares of Class A common stock or Class D common stock, the number of LLC Units held by OneStream, Inc. is correspondingly increased as it acquires the exchanged LLC Units, and a corresponding number of shares of Class B common stock or Class C common stock, as applicable, is cancelled.

The Amended LLC Agreement provides for certain indemnification obligations by OneStream Software LLC of the sole manager, the Continuing Members and their affiliates and officers.

Tax Receivable Agreement

OneStream Software LLC intends to have in effect an election under Section 754 of the Code effective for each taxable year in which a redemption or exchange (including deemed exchange) of LLC Units for Class A common stock, Class D common stock or cash occurs. We may obtain an increase in our share of the tax basis of the assets of OneStream Software LLC in the future, when, at OneStream, Inc.’s election (determined solely by the Disinterested Majority), a Continuing Member receives Class A common stock or Class D common stock (contributed to OneStream Software LLC by OneStream, Inc.) or cash, as applicable, from us in connection with an exercise of such Continuing Member’s right to have LLC Units held by such Continuing Member redeemed or exchanged (which we intend to treat as our direct purchase of LLC Units from such Continuing Member for U.S. federal income and other applicable tax purposes, regardless of whether such LLC Units are surrendered by a Continuing Member to OneStream Software LLC for redemption or sold to us directly) (we refer to such basis increases as the Basis Adjustments). Any Basis Adjustment may have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities. The Basis Adjustments may also decrease the gains (or increase the losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. In connection with the Reorganization Transactions, OneStream, Inc. entered into the TRA with the Former Members and the Continuing Members that provides for the payment by OneStream, Inc. to the Members of 85% of the amount of tax benefits, if any, that OneStream, Inc. actually realizes, or in some circumstances, including in the case of certain mergers, asset sales, other forms of business combination, or other changes of control or if OneStream, Inc. elects an early termination of the TRA, is deemed to realize, as a result of the transactions described above, including the Basis Adjustments and certain other tax benefits attributable to payments made under the TRA. In addition, we expect that certain net operating losses will be available to us as a result of the Blocker Mergers. In general, the Former Members’ and the Continuing Members’ rights under the TRA may not be assigned, sold, pledged, or otherwise alienated to any person, other than certain permitted transferees, without our prior written consent (not to be unreasonably withheld, conditioned, or delayed) and subject to our right of first refusal, and such transferee’s becoming a party to the TRA and agreeing to succeed to the applicable Former Members’ or Continuing Member’s interest therein. Payments under the TRA are not conditioned upon one or more of the Former Members or Continuing Members (directly or indirectly) maintaining a continued ownership interest in OneStream Software LLC. If a Continuing Member transfers LLC Units of OneStream Software LLC but does not assign to the transferee of such LLC Units its rights under the TRA, such Continuing Member generally will remain the TRA Member with respect to such rights and will continue to be entitled to receive payments under the TRA arising in respect of a subsequent exchange of such LLC Units.

The actual Basis Adjustments, as well as any amounts paid to the TRA Members under the TRA will vary depending on a number of factors, including:

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the timing of any future redemptions or exchanges;
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the price of shares of our Class A common stock at the time of any future redemptions or exchanges;
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the extent to which such redemptions or exchanges are taxable;
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the amount and timing of our income; and
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changes in applicable federal, state and local tax rates and the determination of the assumed state and local tax rate used for purposes of calculating payments under the TRA.

For purposes of the TRA, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no Basis Adjustments, had the TRA not been entered into and had there been no tax benefits to us as a result of any payments made under the TRA. These calculations will be based upon the actual U.S. federal income tax rate in effect for the applicable period and an assumed, weighted-average state and local income tax rate based on applicable period apportionment factors. There is no maximum term for the TRA; however, the TRA may be terminated by us pursuant to an early termination procedure that requires us to pay the TRA Members an agreed-upon amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated with certain assumptions).

The payment obligations under the TRA are obligations of OneStream, Inc. and not of OneStream Software LLC. We expect that the cash payments that we will be required to make to the TRA Members will be substantial. For example, we estimate that the TRA liability arising from historical transactions as of September 30, 2024, including in connection with exchanges, the IPO Transactions and the Reorganization Transactions, could be up to $55.7 million, assuming (1) a constant corporate tax rate of 25%, (2) that we will have sufficient taxable income to fully use the tax benefits and (3) no material changes in tax law. In addition, if all of the Continuing Members were to elect to redeem or exchange all of their LLC Units in connection with this offering, we would recognize an incremental deferred tax asset of approximately $691.7 million and an incremental liability of approximately $587.9 million, assuming (1) all redemptions or exchanges occurred on the same day, (2) the public offering price of $31.00 per share in this offering, (3) a constant corporate tax rate of 25%, (4) that we will have sufficient taxable income to fully use the tax benefits and (5) no material changes in tax law. These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize will differ based on, among other things, the timing of the exchanges, the price of shares of our Class A common stock at the time of the exchange, and the tax rates then in effect.

Any payments made by us to the TRA Members under the TRA will generally reduce the amount of overall cash flow that might have otherwise been available to us or to OneStream Software LLC and, to the extent that we are unable to make payments under the TRA for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us.

The TRA provides that if certain mergers, asset sales, other forms of business combination, or other changes of control were to occur, if we materially breach any of our material obligations under the TRA or if, at any time, we elect an early termination of the TRA, then the TRA will terminate and our obligations, or our successor’s obligations, under the TRA would accelerate and become immediately due and payable. The amount due and payable in those circumstances is determined based on certain assumptions, including an assumption that we would have sufficient taxable income in each relevant taxable year to fully use all potential future tax benefits that are subject to the TRA. In those circumstances, any remaining outstanding LLC Units of OneStream Software LLC would be treated as exchanged for Class A common stock and the applicable TRA Members would generally be entitled to payments under the TRA resulting from such deemed exchanges. We may elect to terminate the TRA early only with the approval of OneStream, Inc.’s independent directors (within the meaning of Rule 10A-3 under the Exchange Act and the Nasdaq Stock Market rules).

As a result of the foregoing, we could be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the TRA, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. We also could be required to make cash payments to the TRA Members that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the TRA.

Our obligations under the TRA could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring, deterring, or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. We might need to incur debt to finance payments under the TRA to the extent our cash resources are insufficient and there can be no assurance that we will be able to finance our obligations under the TRA. The maximum obligation due and payable by us under the TRA upon an early termination or other acceleration event occurring immediately following this offering, assuming no material changes in the relevant tax laws or tax rates and assuming the present value of such tax benefit payments are discounted at a rate equal to SOFR plus 100 basis points, currently at 5.8% per year, compounded annually, would be approximately $403.1 million, based on the public offering price of $31.00 per share in this offering.

Payments under the TRA will generally be based on the tax reporting positions that we determine. We will not be reimbursed for any cash payments previously made to the TRA Members pursuant to the TRA if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and ultimately disallowed.

Instead, any excess cash payments made by us to a TRA Member will be netted against any future cash payments that we might otherwise be required to make under the terms of the TRA. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the TRA and, as a result, there might not be future cash payments from which to net against. The applicable U.S. federal income tax rules are complex and factual in nature, and there can be no assurance that the IRS or a court will not disagree with our tax reporting positions. As a result, it is possible that we could make cash payments under the TRA that are substantially greater than our actual ultimate cash tax savings. If we determine that a tax reserve or contingent liability must be established by us for GAAP in respect of an issue that would affect payments under the TRA, we may withhold payments to the TRA Members under the TRA and place them in an interest-bearing escrow account until the reserve or contingent liability is resolved.

If we receive a formal notice or assessment from a taxing authority with respect to any cash savings covered by the TRA, we will place certain subsequent tax benefit payments that would otherwise be made to the TRA Members into an escrow account until there is a final determination and such tax benefit payment obligations will continue to accrue interest at the rate provided for in the TRA until such contest is resolved and tax benefit payment is made to the TRA Members. We will have full responsibility for, and sole discretion over, all OneStream, Inc. tax matters, including the filing and amendment of all tax returns and claims for refund and defense of all tax contests.

Under the TRA, we are required to provide a representative of the TRA Members with a schedule showing the calculation of payments that are due under the TRA with respect to each taxable year in which a payment obligation arises within 180 calendar days after filing our U.S. federal income tax return for such taxable year. Payments under the TRA will generally be made to the TRA Members within ten business days after this schedule becomes final pursuant to the procedures set forth in the TRA, although interest on such payments will begin to accrue at the rate provided for in the TRA from the due date (without extensions) of such tax return. Any payments due that are made to TRA Members later than ten business days after the applicable schedule becomes final will generally accrue interest at the increased default rate provided for in the TRA from the eleventh business day after the schedule becomes final until payment is made, unless our inability to make such payments is a result of certain restrictions imposed under the debt agreements of OneStream Software LLC or under applicable law, in each case, despite our using commercially reasonable efforts to obtain such funds, in which case interest will continue to accrue until such payments are made at the rate provided for in the TRA.

Stockholders’ Agreement

In connection with the IPO, we entered into a stockholders’ agreement with KKR Dream Holdings LLC. See the section titled “Description of Capital Stock—Stockholders’ Agreement” for a description of the stockholders’ agreement.

Registration Rights Agreement

In connection with the IPO, we entered into a registration rights agreement with KKR and certain other parties pursuant to which they are entitled to certain rights with respect to the registration under the Securities Act of the offer and sale of shares of Class A common stock issuable to them upon exchange or conversion of their outstanding shares of our other series of common stock and redemption of accompanying LLC Units, as applicable. See the section titled “Description of Capital Stock—Registration Rights” for a description of these registration rights.

KKR Monitoring Agreement and Expense Reimbursement

In March 2019, we entered into a monitoring agreement with KKR pursuant to which KKR provided certain management and advisory services to us. In consideration for such services, the monitoring agreement provided that we would pay an annual monitoring fee to KKR equal to 5% of our EBITDA, provided that such annual fee not exceed $1.5 million. We also reimbursed KKR for all reasonable out-of-pocket expenses incurred in connection with its services under the monitoring agreement. Since January 1, 2021, no payments were due or paid under the monitoring agreement that are required to be disclosed in this prospectus. The monitoring agreement was terminated effective upon the completion of the IPO, in accordance with its terms.

In addition to the monitoring agreement, we have agreed to reimburse KKR for its expenses incurred in connection with the IPO in an amount of $1.6 million.

IPO Synthetic Secondary

We used the net proceeds to us from the sale of 2,583,350 shares of Class A common stock in the IPO to purchase issued and outstanding LLC Units (and purchase and cancel an equal number of shares of Class C common stock) from KKR Dream Holdings LLC and certain of our directors as set forth in the following table. The purchase price per LLC Unit was equal the initial public offering price per share of Class A common stock in the IPO, net of underwriting discounts and commissions.

Seller	LLC Units purchased (and an equal number of shares of Class C common stock purchased and cancelled) (#)
KKR Dream Holdings LLC	2,401,060
John Kinzer	22,644
Jonathan Mariner	79,823
Kara Wilson	79,823

Synthetic Secondary

Upon the closing of this offering, we will use the net proceeds to us from the sale of 5,993,052 shares of Class A common stock in this offering (or 6,892,009 shares of Class A common stock if the underwriters exercise their option to purchase additional shares of Class A common stock in full) to purchase issued and outstanding LLC Units (and purchase and cancel an equal number of shares of Class C common stock) from KKR Dream Holdings LLC. The purchase price per LLC Unit will equal the public offering price per share of Class A common stock in this offering, net of underwriting discounts and commissions.

Lease Agreement

We are party to a lease agreement pursuant to which we rent office space in Rochester, Michigan from an entity owned by Mr. Shea. We paid rent to this entity of $144,000 in each of 2021, 2022 and 2023.

DataSense Transactions

On August 9, 2021, we entered into a series seed preferred unit purchase agreement with DataSense pursuant to which we purchased series seed preferred units of DataSense for an aggregate purchase price of $350,000. On January 5, 2022, we exercised an option under the August 2021 purchase agreement to purchase additional series seed preferred units for an aggregate purchase price of $350,000. On May 1, 2024, we entered into a membership interest purchase agreement with DataSense and its sole equity holder (a holding company established by the four founders of DataSense) pursuant to which we acquired all remaining issued and outstanding membership interests of DataSense. The May 2024 purchase agreement provided for an aggregate purchase price consisting of $7.7 million in cash, including $0.5 million deposited into a post-closing escrow account, and 1,023,720 common units of OneStream Software LLC issued to the holding company, which were priced at an aggregate value per the purchase agreement of $22.0 million. Substantially all of the common units are subject to performance-based vesting conditions measured on an annual basis over four years and service-based conditions tied to the four founders.

Andrew Shea, who is the son of Mr. Shea, is one of the founders of DataSense and, prior to our May 2024 acquisition, served as its chief executive officer and was a minority equity holder through the holding company mentioned above. Before the acquisition we also had software license and consulting services agreements with DataSense pursuant to which DataSense assisted in our development of applications for the OneStream Solution Exchange and provided us with related consulting services. In 2021, 2022, 2023 and 2024 (prior to our acquisition), we paid DataSense $610,960, $781,338, $3,949,870 and $1,494,059, respectively, under these software license and consulting services agreements.

Following the closing of our DataSense acquisition, Mr. Andrew Shea serves as our Senior Vice President, AI and Operational Analytics, Engineering with an annual gross base salary in 2024 of $275,000, to be prorated for working days. He is also eligible to participate in our employee bonus pool and receives our standard benefits, including medical and life insurance. In addition, Olivia Welsh, who is the daughter of Mr. Welsh and was an employee of DataSense prior to our acquisition, serves as our AI Solutions Consultant with aggregate compensation in 2024 of $197,167, inclusive of annual gross base salary, to be prorated for working days, and equity incentive compensation. She is also eligible to participate in our employee bonus pool and receives our standard benefits, including medical and life insurance.

Other Transactions

Jeffrey DeGrieck, who is the brother-in-law of Mr. Shea, currently serves as our strategic advisor and previously served as our chief operating officer through the end of 2021. Mr. DeGrieck received aggregate compensation, inclusive of his base salary, bonus, equity incentive compensation and medical and life insurance premiums, of $1,325,060 and $1,617,177 for his employment with us in 2021 and 2022, respectively. Mr. DeGrieck received aggregate compensation, including severance, of $183,570 in 2023.

Terrance Shea, who is the brother of Mr. Shea, currently serves as our distinguished architect. Mr. Terrance Shea received aggregate compensation, inclusive of his base salary, bonus, equity incentive compensation and medical and life insurance premiums, of $520,096, $314,523 and $322,648 for his employment with us in 2021, 2022 and 2023, respectively.

Robert Powers currently serves as our chief technical officer and previously served on our board of directors until June 2024. Mr. Powers did not receive any additional compensation for his service as a director. Mr. Powers received aggregate compensation, inclusive of his base salary, bonus, equity incentive compensation and medical and life insurance premiums, of $2,236,218, $1,863,682 and $2,364,038 for his employment with us in 2021, 2022 and 2023, respectively.

Nicole Belanger, who is the sister-in-law of Mr. Powers, currently serves as our vice president of global marketing, strategic alliances. Ms. Belanger received aggregate compensation, inclusive of her base salary, bonus, equity incentive compensation and medical and life insurance premiums, of $225,795, $382,020 and $492,760 for her employment with us in 2021, 2022 and 2023, respectively.

Kyle Powers, who is the son of Mr. Powers, currently serves as one of our senior software engineers. Mr. Kyle Powers received aggregate compensation, inclusive of his base salary, bonus, equity incentive compensation and medical and life insurance premiums, of $123,004, $125,210 and $147,586 for his employment with us in 2021, 2022 and 2023, respectively.

Ryan Powers, who is the son of Mr. Powers, currently serves as one of our principal software engineers. Mr. Ryan Powers received aggregate compensation, inclusive of his base salary, bonus, equity incentive compensation and medical and life insurance premiums, of $167,413, $184,856 and $404,781 for his employment with us in 2021, 2022 and 2023, respectively.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth the beneficial ownership of our capital stock as of September 30, 2024 by:

•
each person or group of affiliated persons known by us to beneficially own more than 5% of any series of our common stock;
•
each of our named executive officers;
•
each of our directors;
•
all of our executive officers and directors as a group; and
•
each selling stockholder.

The number of shares of Class A common stock, Class C common stock (together with the same number of LLC Units) and Class D common stock beneficially owned and percentage of beneficial ownership before this offering that are set forth in the following table are based on the number of shares and LLC Units to be issued and outstanding after giving effect to the Class D Conversion, including the Special Redemption (but excluding conversions and redemptions contingent on the underwriters’ exercise of the option to purchase additional shares of our Class A common stock). The number of shares of Class A common stock, Class C common stock (together with the same number of LLC Units) and Class D common stock beneficially owned and percentage of beneficial ownership after this offering that are set forth in the following table are based on the number of shares to be issued and outstanding after this offering after giving effect to the Synthetic Secondary. No shares of Class B common stock will be beneficially owned before or immediately after the completion of this offering.

As of September 30, 2024, we had two holders of record of our Class A common stock. The actual number of stockholders of Class A common stock is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities. As of September 30, 2024, we had 37 holders of record of our Class C common stock and 63 holders of record of our Class D common stock.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Exchange Act.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to outstanding equity awards held by the person that are currently exercisable or exercisable within 60 days of September 30, 2024. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

Unless otherwise indicated, the address for each person or entity listed in the table is c/o OneStream, Inc., 191 N. Chester Street, Birmingham, Michigan 48009.

	Shares Beneficially Owned Before this Offering and the Synthetic Secondary
Name of Beneficial	Class A Common Stock		Class C Common Stock		Class D Common Stock		% of Total Voting	Shares Offered Hereby (with no	Shares Offered Hereby (with	Shares of Class C Common Stock Sold in the Synthetic (with no	Shares of Class C Common Stock Sold in the Synthetic (with
Owner	Number	%	Number	%	Number	%	Power†	option)	option)	option)	option)
Greater than 5% Stockholders:
Entities affiliated with KKR(1)	6,376,411	17.1%	52,687,425	71.5%	49,681,278	40.2%	51.3%	6,376,411	7,332,873	5,993,052	6,892,009
Entities affiliated with Kayne Anderson Rudnick Investment Management, LLC(2)	4,207,001	11.3%	—	*	—	*	*	—	—	—	—
T. Rowe Price Investment Management, Inc.(3)	3,669,787	9.8%	—	*	—	*	*	—	—	—	—
Norges Bank(4)	2,680,000	7.2%	—	*	—	*	*	—	—	—	—
Vanguard Group(5)	2,477,845	6.6%	—	*	—	*	*	—	—	—	—
Robert Powers(6)	1,773,656	4.7%	125,088	*	11,732,050	9.5%	6.0%	1,521,819	1,750,092	—	—
Midwest Fish Holdings LLC(7)	—	*	5,051,886	6.9%	—	*	2.5%	—	—	—	—
Entities affiliated with Goldman Sachs(8)	—	*	6,181,939	8.4%	564,505	*	3.4%	—	—	—	—
Named Executive Officers and Directors:
Thomas Shea(9)	721,757	1.9%	325,232	*	16,170,004	13.1%	8.2%	—	—	—	—
Craig Colby(10)	440,653	1.2%	175,125	*	11,923,999	9.7%	6.0%	—	—	—	—
William Koefoed(11)	399,451	1.1%	1,446,049	2.0%	—	*	*	—	—	—	—
Bradley Brown	—	*	—	*	—	*	*	—	—	—	—
Michael Burkland(12)	108,561	*	495,598	*	—	*	*	63,608	73,149	—	—
John Kinzer(13)	42,389	*	400,997	*	—	*	*	—	—	—	—
Jonathan Mariner(14)	46,829	*	299,171	*	—	*	*	38,397	44,157	—	—
General (Ret.) David H. Petraeus	—	*	—	*	—	*	*	—	—	—	—
David Welsh	—	*	—	*	—	*	*	—	—	—	—
Kara Wilson(15)	46,829	*	299,171	*	—	*	*	38,397	44,157	—	—
All directors and executive officers as a group (10 persons)(16)	1,806,469	4.6%	3,441,343	4.7%	28,094,003	22.8%	15.8%	140,402	161,463	—	—
Other Selling Stockholders:
Entities affiliated with Alkeon(17)	557,385	1.5%	—	*	4,342,828	3.5%	2.2%	557,385	640,993	—	—
Peter Fugere(18)	326,166	*	230,908	*	1,193,899	*	*	182,869	210,299	—	—
Bill Lovelace(19)	197,167	*	179,227	*	150,725	*	*	42,348	48,700	—	—
Other selling stockholders that beneficially own less than 100,000 shares of Class A common stock(20)	184,680	*	234,870	*	217,817	*	*	36,260	41,699	—	—
Other selling stockholders that beneficially own more than 100,000 shares of Class A common stock(20)	359,671	*	240,295	*	1,347,385	1.1%	*	149,454	171,872	—	—

	Shares Beneficially Owned After this Offering and the Synthetic Secondary
Name of Beneficial	Class A Common Stock (with no option)		Class A Common Stock (with option)		Class C Common Stock (with no option)		Class C Common Stock (with option)		Class D Common Stock (with no option)		Class D Common Stock (with option)		% of Total Voting Power (with no	% of Total Voting Power (with
Owner	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%	option)†	option)†
Greater than 5% Stockholders:
Entities affiliated with KKR(1)	—	*	—	*	46,694,373	68.9%	45,795,416	68.6%	49,681,278	40.2%	48,724,816	39.9%	49.3%	48.8%
Entities affiliated with Kayne Anderson Rudnick Investment Management, LLC(2)	4,207,001	9.7%	4,207,001	9.2%	—	*	—	*	—	*	—	*	*	*
T. Rowe Price Investment Management, Inc.(3)	3,669,787	8.5%	3,669,787	8.1%	—	*	—	*	—	*	—	*	*	*
Norges Bank(4)	2,680,000	6.2%	2,680,000	5.9%	—	*	—	*	—	*	—	*	*	*
Vanguard Group(5)	2,477,845	5.7%	2,477,845	5.4%	—	*	—	*	—	*	—	*	*	*
Robert Powers(6)	251,837	*	251,837	*	125,088	*	125,088	*	11,732,050	9.5%	11,503,777	9.4%	6.1%	6.0%
Midwest Fish Holdings LLC(7)	—	*	—	*	5,051,886	7.5%	5,051,886	7.6%	—	*	—	*	2.6%	2.6%
Entities affiliated with Goldman Sachs(8)	—	*	—	*	6,181,939	9.1%	6,181,939	9.3%	564,505	*	564,505	*	3.5%	3.5%
Named Executive Officers and Directors:
Thomas Shea(9)	721,757	1.6%	721,757	1.6%	325,232	*	325,232	*	16,170,004	13.1%	16,170,004	13.2%	8.5%	8.6%
Craig Colby(10)	440,653	1.0%	440,653	1.0%	175,125	*	175,125	*	11,923,999	9.7%	11,923,999	9.8%	6.2%	6.3%
William Koefoed(11)	399,451	*	399,451	*	1,446,049	2.1%	1,446,049	2.2%	—	*	—	*	*	*
Bradley Brown	—	*	—	*	—	*	—	*	—	*	—	*	*	*
Michael Burkland(12)	44,953	*	44,953	*	495,598	*	486,057	*	—	*	—	*	*	*
John Kinzer(13)	42,389	*	42,389	*	400,997	*	400,997	*	—	*	—	*	*	*
Jonathan Mariner(14)	8,432	*	8,432	*	299,171	*	293,411	*	—	*	—	*	*	*
General (Ret.) David H. Petraeus	—	*	—	*	—	*	—	*	—	*	—	*	*	*
David Welsh	—	*	—	*	—	*	—	*	—	*	—	*	*	*
Kara Wilson(15)	8,432	*	8,432	*	299,171	*	293,411	*	—	*	—	*	*	*
All directors and executive officers as a group (10 persons)(16)	1,666,067	3.7%	1,666,067	3.5%	3,441,343	5.1%	3,420,282	5.1%	28,094,003	22.8%	28,094,003	23.0%	16.2%	16.4%
Other Selling Stockholders:
Entities affiliated with Alkeon(17)	—	*	—	*	—	*	—	*	4,342,828	3.5%	4,259,220	3.5%	2.2%	2.2%
Peter Fugere(18)	143,297	*	143,297	*	230,908	*	224,490	*	1,193,899	1.0%	1,172,887	1.0%	*	*
Bill Lovelace(19)	154,819	*	154,819	*	179,227	*	172,875	*	150,725	*	150,725	*	*	*
Other selling stockholders that beneficially own less than 100,000 shares of Class A common stock(20)	148,420	*	148,420	*	234,870	*	229,431	*	217,817	*	217,817	*	*	*
Other selling stockholders that beneficially own more than 100,000 shares of Class A common stock(20)	210,217	*	210,217	*	240,295	*	217,877	*	1,347,385	1.1%	1,347,385	1.1%	*	*

* Represents less than 1%.

† Represents the voting power with respect to all shares of our Class A common stock, Class C common stock and Class D common stock, voting together as a single series. Each share of Class A common stock will be entitled to one vote per share, each share of Class C common stock will be entitled to ten votes per share and each share of Class D common stock will be entitled to ten votes per share. The Class A common stock, Class C common stock and Class D common stock will vote together on all matters (including the election of directors) submitted to a vote of our stockholders, except under limited circumstances described in the section titled “Description of Capital Stock—Class A Common Stock—Voting Rights.”

(1)
Consists of (a) 52,687,425 shares of Class C common stock held by KKR Dream Holdings LLC; (b) 11,359 shares of Class A common stock and 88,505 shares of Class D common stock held by KKR Americas XII (Dream II) Blocker Parent L.P.; (c) 426,807 shares of Class A common stock and 3,325,433 shares of Class D common stock held by KKR Americas XII EEA (Dream) Blocker Parent L.P.; (d) 3,432,334 shares of Class A common stock and 26,742,749 shares of Class D common stock held by KKR Americas XII (Dream) Blocker Parent L.P., (e) 204,269 shares of Class A common stock and 1,591,549 shares of Class D common stock held by KKR TFO Partners L.P.; (f) 99,143 shares of Class A common stock and 772,461 shares of Class D common stock held by KKR Custom Equity Opportunities Fund L.P.; (g) 693,998 shares of Class A common stock and 5,407,224 shares of Class D common stock held by KKR-Milton Strategic Partners L.P.; (h) 932,505 shares of Class A common stock and 7,265,535 shares of Class D common stock held by KKR NGT (Dream) Blocker Parent L.P.; (i) 139,753 shares of Class A common stock and 1,088,873 shares of Class D common stock held by KKR NGT (Dream) Blocker Parent (EEA) L.P.; (j) 287,524 shares of Class A common stock and 2,240,216 shares of Class D common stock held by KKR Wolverine I Ltd.; and (k) 148,719 shares of Class A common stock and 1,158,733 shares of Class D Common Stock held by K-PRIME AG Financing LP. Each of KKR Dream Aggregator L.P. (as the sole member of KKR Dream Holdings LLC), KKR Dream Aggregator GP LLC (as the general partner of KKR Dream Aggregator L.P.), KKR Americas Fund XII (Dream) L.P. (as the sole member of KKR Dream Aggregator GP LLC), KKR Associates Americas XII AIV L.P. (as the general partner of each of KKR Americas Fund XII (Dream) L.P., KKR Americas XII (Dream) Blocker Parent L.P., KKR Americas XII EEA (Dream) Blocker Parent L.P., and KKR Americas XII (Dream II) Blocker Parent L.P.), KKR Americas XII AIV GP LLC (as the general partner of KKR Associates Americas XII AIV L.P.), KKR Associates TFO L.P. (as the general partner of KKR TFO Partners L.P.), KKR TFO GP Limited (as the general partner of KKR Associates TFO L.P.), KKR Associates Custom Equity Opportunities L.P. (as the general partner of KKR Custom Equity Opportunities Fund L.P.), KKR Custom Equity Opportunities Limited (as the general partner of KKR Associates Custom Equity Opportunities L.P.), KKR Associates Milton Strategic L.P. (as the general partner of KKR-Milton Strategic Partners L.P.), KKR Milton Strategic Limited (as the general partner of KKR Associates Milton Strategic L.P.), KKR Associates NGT L.P. (as the general partner of KKR NGT (Dream) Blocker Parent L.P. and KKR NGT (Dream) Blocker Parent (EEA) L.P.), KKR Next Gen Tech Growth Limited (as the general partner of KKR Associates NGT L.P), KKR Financial Management LLC (as the portfolio manager of KKR Wolverine I Ltd.), Kohlberg Kravis Roberts & Co. L.P. (as the sole member of KKR Financial Management LLC), KKR & Co. GP LLC (as the general partner of Kohlberg Kravis Roberts & Co. L.P.), KKR Holdco LLC (as the sole member of KKR & Co. GP LLC), K-PRIME Hedge-Finance GP Limited (as the general partner of K-PRIME AG Financing LP), K-PRIME Aggregator L.P. (as the sole shareholder of K-PRIME Hedge-Finance GP Limited), K-PRIME GP LLC (as the general partner of K-PRIME Aggregator L.P.), KKR Associates Group L.P. (as the sole member of K-PRIME GP LLC), KKR Associates Group GP LLC (as the general partner of KKR Associates Group L.P.), KKR Group Partnership L.P. (as the sole member of each of KKR Americas XII AIV GP LLC, KKR Holdco LLC and KKR Associates Group GP LLC and sole shareholder of each of KKR TFO GP Limited, KKR Custom Equity Opportunities Limited, KKR Milton Strategic Limited and KKR Next Gen Tech Growth Limited), KKR Group Holdings Corp. (as the general partner of KKR Group Partnership L.P.), KKR Group Co. Inc. (as the sole shareholder of KKR Group Holdings Corp.), KKR & Co. Inc. (as the sole shareholder of KKR Group Co. Inc.), KKR Management LLP (as the Series I preferred stockholder of KKR & Co. Inc.) and Messrs. Henry R. Kravis and George R. Roberts (as the founding partners of KKR Management LLP) may also be deemed to be the beneficial owners having shared voting power and shared investment power over the securities described in this footnote. The principal business address of each of the entities identified in this footnote is 30 Hudson Yards, New York, NY 10001. The principal business address for Mr. Kravis is c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, New York, NY 10001. The principal business address of Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
(2)
Based on a Schedule 13G filed on October 7, 2024, consists of 4,207,001 shares of Class A common stock beneficially owned by Kayne Anderson Rudnick Investment Management, LLC, 3,056,060 shares of Class A common stock beneficially owned by Virtus Investment Advisers, Inc. and 2,972,801 shares of Class A common stock beneficially owned by Virtus Equity Trust on behalf of Virtus KAR Small Cap Growth Fund, in each case as of September 30, 2024. The address for Kayne Anderson Rudnick Investment Management, LLC is 2000 Avenue of the Stars, Suite 1110, Los Angeles, CA 90067, the address for Virtus Investment Advisers, Inc. is One Financial Plaza, Hartford, CT 06103 and the address for Virtus Equity Trust on behalf of Virtus KAR Small Cap Growth Fund is 101 Munson Street, Greenfield, MA 01301.
(3)
Based on a Schedule 13G/A filed on November 14, 2024, consists of 3,669,787 shares of Class A common stock beneficially owned by T. Rowe Price Investment Management, Inc. The address for this entity is 101 E. Pratt Street, Baltimore, MD 21201.
(4)
Based on a Schedule 13G filed on October 15, 2024, consists of 2,680,000 shares of Class A common stock beneficially owned by Norges Bank (Central Bank of Norway) as of September 30, 2024. The address for this entity is Bankplassen 2, PO Box 1179 Sentrum, NO 0107 Oslo, Norway.
(5)
Based on a Schedule 13G/A filed on November 12, 2024, consists of 2,477,845 shares of Class A common stock beneficially owned by the Vanguard Group as of September 30, 2024. The address for this entity is 100 Vanguard Blvd., Malvern, PA 19355.
(6)
Consists of (a) 1,521,819 shares of Class A Common stock and 9,637,671 shares of Class D common held by Mr. Powers; (b) 125,088 shares of Class C common stock held by Powers OS Holdings, Inc., or Powers OS Holdings; (c) 2,094,379 shares of Class D common stock held by the Powers 2020 Gift Trust, or the Powers Gift Trust; and (d) 251,837 shares underlying options to purchase shares of Class A common stock that are exercisable within 60 days of September 30, 2024. Powers OS Holdings is a subchapter S corporation controlled by Mr. Powers who has sole voting and dispositive power over the shares held by it. Mr. Powers serves as the protector for the Powers Gift Trust and Mr. Powers’ spouse serves as the investment director and distribution director for the Powers Gift Trust. By virtue of his relationship, Mr. Powers may be deemed to hold voting and dispositive power with respect to the shares held by the Powers Gift Trust. Pursuant to the terms of a conversion restriction agreement entered into by and between Mr. Powers and OneStream, Inc., Mr. Powers is restricted from converting shares of Class D common stock beneficially owned by him to the extent such conversion would result in Mr. Powers beneficially owning more than 4.99% in the aggregate of our then-outstanding shares of Class A common stock. This limitation may be increased to 9.99% at Mr. Powers’ option upon 61 days’ notice to OneStream, Inc.
(7)
Consists of 5,051,886 shares of Class C common stock held by Midwest Fish Holdings LLC, or Midwest Fish Holdings. Abram Gordon is the sole member of the Board of Managers of Midwest Fish Holdings and, as a result, may be deemed to hold voting and dispositive power with respect to the shares held by it. The mailing address for the entity and persons is 27777 Franklin Road, Suite 2500, Southfield, MI 48034. Mr. Gordon’s interest in such securities is limited to the extent of his pecuniary interest therein.
(8)
Consists of (a) 4,085,517 shares of Class C common stock held by Broad Street Principal Investments, L.L.C., or BSPI; (b) 1,318,221 shares of Class C common stock held by StoneBridge 2019, L.P.; (c) 778,201 shares of Class C common stock held by Growth Equity Opportunity Fund LP., or, collectively with StoneBridge 2019 Offshore, L.P. and StoneBridge 2019, L.P., the GS Managed Entities; and (d) 564,505 shares of Class D common stock held by StoneBridge 2019 Offshore, L.P. Goldman Sachs & Co. LLC, or GS, is a wholly owned subsidiary of The Goldman Sachs Group, Inc., or GSG. BSPI is an indirect wholly owned subsidiary of GSG, and GS is the investment manager of each of the GS Managed Entities. Each of GS and GSG disclaims beneficial ownership of the shares of Class A common stock, Class C common stock and Class D common stock described above held directly or indirectly by BSPI and the GS Managed Entities, except to the extent of their pecuniary interest therein, if any. The address of each of BSPI, the GS Managed Entities, GS and GSG is 200 West Street, New York, NY 10282.
(9)
Consists of (a) 325,232 shares of Class C common stock held by TSICU Corp., or TSICU; (b) 3,553,463 shares of Class D common stock held of record by Mr. Shea; (c) 7,525,803 shares of Class D common stock held by the Shea Family Trust dated December 25, 2019, or the 2019 Shea Family Trust; (d) 5,090,738 shares of Class D common stock held by the Thomas A. Shea 2020 Annuity Trust dated December 23, 2020, or the 2020 Shea Annuity Trust, or collectively with the 2019 Shea Family Trust, the Shea Family Trusts; and (e) 721,757 shares underlying options to purchase shares of Class A common stock that are exercisable within 60 days of September 30, 2024. TSICU is a subchapter S corporation controlled by Mr. Shea who has sole voting and dispositive power over the shares held by it. Mr. Shea’s spouse serves as the co-trustee for the Shea Family Trust and as the trustee for the 2020 Shea Annuity Trust. By virtue of his relationship, Mr. Shea may be deemed to share voting and dispositive power with respect to the shares held by the Shea Family Trusts.

(10)
Consists of (a) 175,125 shares of Class C common stock held by CCICU Corp., or CCICU; (b) 6,894,697 shares of Class D common stock held of record by Mr. Colby; (c) 3,353,799 shares of Class D common stock held by the 2023 Trust for Kelly and Katharine Colby and Their Descendants dated April 27, 2023, or the 2023 Trust for Kelly and Katharine Colby; (d) 1,675,503 shares of Class D common stock held by the Trust for Jake A. Colby and Descendants dated December 28, 2019, or collectively with the 2023 Trust for Kelly and Katharine Colby, the Colby Family Trusts; and (e) 440,653 shares underlying options to purchase shares of Class A common stock that are exercisable within 60 days of September 30, 2024. CCICU is a subchapter S corporation controlled by Mr. Colby who has sole voting and dispositive power over the shares held by it. Mr. Colby serves as the investment trustee for the Colby Family Trusts. As investment trustee, Mr. Colby may be deemed to hold voting and dispositive power with respect to the shares held by the Colby Family Trust.
(11)
Consists of (a) 1,270,924 shares of Class C common stock held by Blazing Elk Management I, Inc., or Blazing Elk Management I; (b) 175,125 shares of Class C common stock held by Blazing Elk Management II, Inc., or Blazing Elk Management II, or collectively with Blazing Elk Management I, the Blazing Elk Management Entities; and (c) 399,451 shares underlying options to purchase shares of Class A common stock that are exercisable within 60 days of September 30, 2024. The Blazing Elk Management Entities are subchapter S corporations controlled by Mr. Koefoed who has sole voting and dispositive power over the shares held by them.
(12)
Consists of (a) 63,608 shares of Class A common stock and 495,598 shares of Class C common stock held by the Burkland Family Revocable Trust dated January 28, 1997, or the Burkland Family Trust, and (b) 44,953 shares underlying options to purchase shares of Class A common stock that are exercisable within 60 days of September 30, 2024. By virtue of his relationship, Mr. Burkland may be deemed to hold voting and dispositive power with respect to the shares held by the Burkland Family Trust.
(13)
Consists of (a) 400,997 shares of Class C common stock held by the John E. Kinzer Trust and (b) 42,389 shares underlying options to purchase shares of Class A common stock that are exercisable within 60 days of September 30, 2024. Mr. Kinzer has sole voting and dispositive power over the shares held by the John E. Kinzer Trust.
(14)
Consists of (a) 33,156 shares of Class A common stock and 258,333 shares of Class C common stock held by Mr. Mariner; (b) 5,241 shares of Class A common stock and 40,838 shares of Class C common stock held by the Jonathan D. Mariner Revocable Trust, or the Mariner Revocable Trust; and (c) 8,432 shares underlying options to purchase shares of Class A common stock that are exercisable within 60 days of September 30, 2024. By virtue of his relationship, Mr. Mariner may be deemed to hold voting and dispositive power with respect to the shares held by the Mariner Revocable Trust.
(15)
Consists of (a) 38,397 shares of Class A common stock and 299,171 shares of Class C common stock, and (b) 8,432 shares underlying options to purchase shares of Class A common stock that are exercisable within 60 days of September 30, 2024.
(16)
Consists of (a) 140,402 shares of Class A common stock; (b) 3,441,343 shares of Class C common stock; (c) 28,094,003 shares of Class D common stock; and (d) 1,666,067 shares underlying options to purchase shares of Class A common stock that are exercisable within 60 days of September 30, 2024.
(17)
Consists of (a) 75,444 shares of Class A common stock and 587,819 shares of Class D Common Stock held directly by Alkeon Innovation Master Fund, LP, or Alkeon Master Fund I; (b) 3,918 shares of Class A common stock and 30,526 shares of Class D Common Stock held directly by Alkeon Innovation Opportunity Master Fund, LP, or Alkeon Opportunity Fund; (c) 250,097 shares of Class A common stock and 1,948,618 shares of Class D Common Stock held directly by Alkeon Innovation Master Fund II, LP, or Alkeon Master Fund II; (d) 472 shares of Class A common stock and 3,674 shares of Class D Common Stock held directly by Alkeon Innovation Lux, SCSp SICAV-RAIF, or Alkeon Lux; and (e) 227,454 shares of Class A common stock and 1,772,191 shares of Class D Common Stock held directly by Alkeon Innovation Master Fund II, Private Series, LP and, together with Alkeon Master Fund I, Alkeon Opportunity Fund, Alkeon Master Fund II and Alkeon Lux, the Alkeon Master Funds. Each of the Alkeon Master Funds is an investment fund managed by Alkeon Capital Management LLC, its investment manager, or Alkeon Management. Mr. Panayotis D. Sparaggis is the majority owner and Chief Investment Officer of Alkeon Management. Accordingly, each of the Alkeon Master Funds may be deemed to beneficially own the shares of Class D Common Stock held directly thereby and, as a result of their indirect voting and dispositive power with respect to such shares of Class D Common Stock, each of Alkeon Management and Mr. Sparaggis may also be deemed to have beneficial ownership thereof. The principal business address of each of the Alkeon Master Funds, Alkeon Management and Mr. Sparaggis is 350 Madison Avenue, New York, New York, 10017.
(18)
Consists of (a) 42,788 shares of Class A common stock and 230,908 shares of Class C common stock held by Fugere Holding LLC; (b) 213,627 shares of Class D common stock held by The Fugere Grantor Retained Annuity Trust 1, or the Fugere Trust 1; (c) 224,308 shares of Class D common stock held by The Fugere Grantor Retained Annuity Trust 2, or the Fugere Trust 2, or, collectively with the Fugere Trust 1, the Fugere Trusts; (d) 140,081 shares of Class A common stock and 755,964 shares of Class D common stock held by Mr. Fugere; and (e) 143,297 shares underlying options to purchase shares of Class A common stock that are exercisable within 60 days of September 30, 2024. Mr. Fugere and Debra Silberstein serve together as the co-trustees for the Fugere Trusts and each has shared voting and investment power over these shares. Mr. Fugere has sole voting and dispositive power over the shares held by Fugere Holding LLC.
(19)
Consists of (a) 42,348 shares of Class A common stock and 179,227 shares of Class C common stock held by B Lovelace Services, LLC; (b) 150,725 shares of Class D common stock held by Mr. Lovelace; and (c) 154,819 shares underlying options to purchase shares of Class A common stock that are exercisable within 60 days of September 30, 2024. Mr. Lovelace has sole voting and dispositive power over the shares held by B Lovelace Services, LLC.
(20)
Consists of employees not otherwise listed in this table who, within the groups indicated, collectively own less than 1% of our Class A common stock.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes certain important terms of our capital stock. We have adopted an amended and restated certificate of incorporation and amended and restated bylaws, and this description summarizes the provisions that are included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section, you should refer to our certificate of incorporation, bylaws, stockholders’ agreement and registration rights agreement, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

Our authorized capital stock consists of 3,800,000,000 shares of capital stock, $0.0001 par value per share, of which:

•
2,500,000,000 shares are designated as a series of common stock denominated as Class A common stock;
•
300,000,000 shares are designated as a series of common stock denominated as Class B common stock;
•
300,000,000 shares are designated as a series of common stock denominated as Class C common stock;
•
600,000,000 shares are designated as a series of common stock denominated as Class D common stock; and
•
100,000,000 shares are designated as preferred stock.

Pursuant to our certificate of incorporation, our board of directors has the authority, without stockholder approval except as required by the corporate governance rules of the Nasdaq Stock Market, to issue additional shares of our Class A common stock. No shares of our Class B common stock or Class C common stock may be issued except to a holder of LLC Units (other than to us or any subsidiary of ours that is a holder of LLC Units), such that after such issuance of Class B common stock or Class C common stock such holder of LLC Units holds an identical number of LLC Units and shares of Class B common stock or Class C common stock, as applicable. When an LLC Unit is exchanged by such holders, a corresponding share of Class B common stock or Class C common stock, as applicable, held by the exchanging owner is also exchanged and will be cancelled. Immediately following this offering, no shares of Class B common stock will be issued and outstanding. Also pursuant to the terms of our amended and restated certificate of incorporation, no shares of our Class D common stock may be issued except to a previous holder of LLC Units (other than to us or any subsidiary of ours that was previously a holder of LLC Units).

Common Stock

We have authorized a class of common stock that is divided into four series, which are designated as Class A common stock, Class B common stock, Class C common stock and Class D common stock (despite being termed a class, each of the Class A common stock, Class B common stock, Class C common stock and Class D common stock is a series of the single class of common stock). The rights of the holders of our four series of common stock are identical except with respect to voting, conversion and economic rights. Holders of our Class A common stock, Class B common stock, Class C common stock and Class D common stock will generally vote together on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our certificate of incorporation. Under Delaware law, holders of our common stock are entitled to vote as a class on any proposed amendment to our certificate of incorporation if the amendment would alter or change the powers, preferences or special rights of our common stock so as to affect those powers, preferences or special rights adversely. If, however, any proposed amendment to our certificate of incorporation would alter or change the powers, preferences or special rights of one or more of our series of our common stock so as to affect those powers, preferences or special rights adversely, but would not so affect the entire class, then only the shares of the series of common stock so affected by the amendment will be considered as a separate class for purposes of the class vote of the holders of common stock required by Delaware law described above in this paragraph.

Our certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only the directors in one class will be elected at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.

Class A Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Class A common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See the section of this prospectus titled “Dividend Policy” for more information.

No Preemptive or Similar Rights

Our Class A common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions. Our Class A common stock is not subject to conversion provisions.

Voting Rights

Holders of our Class A common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Our stockholders do not have the ability to cumulate votes for the election of directors. As a result, the holders of a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors can elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise provided by law, our governing documents or the rules of the stock exchange on which our securities are listed. The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote as of the applicable record date, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Liquidation Rights

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Class A common stock and Class D common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Nonassessable

In connection with this offering, our legal counsel will opine that the shares of our Class A common stock to be issued in this offering will be fully paid and non-assessable.

Class B Common Stock

Dividend Rights

Holders of our Class B common stock do not have any rights to receive dividends, provided, however, in the event any dividend is declared or paid in-kind in shares of Class A common stock and shares of Class D common stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), the holders of Class B common stock will be entitled to receive such dividends in the form of shares of Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, Class B Common Stock) such that the same proportionate equity ownership among the holders of outstanding Class A common stock, Class B common stock, Class C common stock and Class D common stock on the record date for such dividend is preserved through the payment date, unless different treatment of the shares of each such series is approved by (1) the holders of a majority of the outstanding Class A common stock, (2) the holders of a majority of the outstanding Class B common stock, (3) the holders of a majority of the outstanding Class C common stock and (4) and the holders of a majority of the outstanding Class D common stock, each voting as separate series.

Voting Rights

Holders of our Class B common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders.

No Preemptive or Similar Rights

Our Class B common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions. Our Class B common stock is not subject to conversion provisions.

Right to Receive Liquidation Distributions

Holders of our Class B common stock do not have any rights to receive a distribution upon a liquidation, dissolution or winding-up.

Transferability

Shares of Class B common stock are not transferable except together with an equal number of LLC Units.

Class C Common Stock

Dividend Rights

Holders of our Class C common stock do not have any rights to receive dividends, provided, however, in the event any dividend is declared or paid in-kind in shares of Class A common stock and shares of Class D common stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), the holders of Class C common stock will be entitled to receive such dividends in the form of shares of Class C common stock (or rights to acquire, or securities convertible into or exchangeable for, Class C Common Stock) such that the same proportionate equity ownership among the holders of outstanding Class A common stock, Class B common stock, Class C common stock and Class D common stock on the record date for such dividend is preserved through the payment date, unless different treatment of the shares of each such series is approved by (1) the holders of a majority of the outstanding Class A common stock, (2) the holders of a majority of the outstanding Class B common stock, (3) the holders of a majority of the outstanding Class C common stock and (4) and the holders of a majority of the outstanding Class D common stock, each voting as separate series.

Voting Rights

Holders of our Class C common stock are entitled to ten votes for each share held on all matters submitted to a vote of stockholders. In connection with the Reorganization Transactions, shares of our Class C common stock were issued to the Continuing Members. Accordingly, such Continuing Members, by virtue of their Class C common stock, have ten times the number of votes in OneStream, Inc. as compared to the aggregate number of LLC Units that they hold. When a Continuing Member elects to have an LLC Unit redeemed or, at OneStream, Inc.’s election (determined solely by the Disinterested Majority), exchanged for cash or one share of Class D common stock, a corresponding share of Class C common stock held by such Continuing Member will be cancelled.

No Preemptive or Similar Rights

Our Class C common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Holders of our Class C common stock do not have any rights to receive a distribution upon a liquidation, dissolution or winding-up.

Transferability

Shares of Class C common stock are not transferable except together with an equal number of LLC Units.

Conversion

Each share of our Class C common stock is convertible at any time at the option of the holder into one share of our Class B common stock. In addition, each share of our Class C common stock will convert automatically into one share of our Class B common stock upon any transfer, whether or not for value, except for certain permitted transfers described in our certificate of incorporation. Once converted into a share of our Class B common stock, such share of our Class C common stock will not be reissued.

In addition, each outstanding share of Class C common stock held by a stockholder who is a natural person, other than Mr. Shea, or held by a permitted transferee of such natural person (as described in our certificate of incorporation), will convert automatically into one share of Class B common stock upon the death or incapacity of such natural person. In the event of the death or incapacity of Mr. Shea, shares of Class C common stock beneficially owned by Mr. Shea and his permitted transferees will also convert automatically to Class B common stock, provided that the conversion will be deferred for nine months.

Each outstanding share of Class C common stock shall automatically convert into one share of our Class B common stock on the first trading day following the seventh anniversary of the IPO. Following the conversion of all outstanding shares of our Class C common stock into Class B common stock, no further shares of our Class C common stock will be issued.

Class D Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Class D common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See the section of this prospectus titled “Dividend Policy” for more information.

Voting Rights

Holders of our Class D common stock are entitled to ten votes for each share held on all matters submitted to a vote of stockholders. In connection with the Blocker Mergers, shares of Class D common stock were issued to the Former Members, who ceased to hold LLC Units and ceased to be members of OneStream Software LLC upon completion of the Reorganization Transactions. Accordingly, such Former Members, by virtue of their Class D common stock, have ten times the number of votes in OneStream, Inc. as compared to the aggregate number of LLC Units that they held before they ceased to be members of OneStream Software LLC.

No Preemptive or Similar Rights

Our Class D common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Class A common stock and Class D common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Conversion

Each share of our Class D common stock is convertible at any time at the option of the holder into one share of our Class A common stock. In addition, each share of our Class D common stock will convert automatically into one share of our Class A common stock upon any transfer, whether or not for value, except for certain transfers exempted by our certificate of incorporation, including transfers for estate planning or tax planning purposes to an affiliate where sole voting control with respect to the shares of Class D common stock is retained by the transferring holder, any other permitted transferee of such transferring holder or such transferring holder’s spouse, either individually or collectively. Once converted into a share of our Class A common stock, such share of our Class D common stock will not be reissued.

In addition, each outstanding share of Class D common stock held by a stockholder who is a natural person, other than Mr. Shea, or held by a permitted transferee of such natural person (as described in our certificate of incorporation), will convert automatically into one share of Class A common stock upon the death or incapacity of such natural person. In the event of the death or incapacity of Mr. Shea, shares of Class D common stock beneficially owned by Mr. Shea and his permitted transferees will also convert automatically to Class A common stock, provided that the conversion will be deferred for nine months.

Each outstanding share of Class D common stock shall automatically convert into one share of our Class A common stock on the first trading day following the seventh anniversary of the IPO. Following the conversion of all outstanding shares of our Class D common stock into Class A common stock, no further shares of our Class D common stock will be issued.

Preferred Stock

Our board of directors has the authority, subject to limitations prescribed by Delaware law, to issue shares of authorized but unissued preferred stock in one or more series, and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in each case without further vote or action by our stockholders. These powers, rights, preferences and privileges could include dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price(s), restrictions on the issuance of shares of such series, dissolution and liquidation preferences, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action. As of the closing of this offering, no shares of preferred stock will be outstanding.

Registration Rights

Under our registration rights agreement, upon the completion of this offering, the holders of an aggregate of 137,894,813 shares of our Class C common stock and Class D common stock, and certain permitted transferees, will have the right, subject to certain conditions, to require us to file registration statements covering the resale of up to 137,894,813 shares of Class A common stock issuable upon exchange or conversion of such outstanding shares of other series of common stock and redemption of accompanying LLC Units, as applicable, or to include their shares in registration statements that we might file for ourselves or our stockholders.

Demand Registration Rights

At any time beginning on January 25, 2025 (six months after the closing of the IPO), the holders of at least 30% of the shares having demand registration rights will have the right to demand that we use commercially reasonable efforts to file a registration statement for the registration of the offer and sale of at least such number of shares with anticipated offering proceeds in excess of $20 million. We are only obligated to file up to four registration statements on Form S-1 in connection with the exercise of demand registration rights by these holders, provided that if we are not eligible to file a registration statement on Form S-3 one year from the closing of the IPO, demand registration rights on Form S-1 will be extended by one per quarter until such time as we file a registration statement on Form S-3. These demand registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances and our ability to defer the filing of a registration statement with respect to an exercise of such demand registration rights for up to 90 days under certain circumstances.

Form S-3 Registration Rights

At any time after we are eligible to file a registration statement on Form S-3, a stockholder with registration rights will have the right to demand that we file a registration statement on Form S-3 for all or a portion of their shares so long as the aggregate number of shares to be offered and sold under such registration statement on Form S-3 is at least $20 million. We are only obligated to file up to two registration statements on Form S-3 in a 12-month period, in connection with the exercise of Form S-3 registration rights by these holders, provided, that if such two demands are not initiated by KKR, KKR shall be permitted to initiate one additional demand. These Form S-3 registration rights are subject to specified conditions and limitations, including our ability to defer the filing of a registration statement with respect to an exercise of such Form S-3 registration rights for up to 90 days under certain circumstances.

Piggyback Registration Rights

At any time after the closing of the IPO, if we propose to register the offer and sale of any of our securities under the Securities Act, either for our own account or for the account of other stockholders, a stockholder with registration rights will have the right, subject to certain exceptions, to include such stockholder’s shares in the registration statement. These piggyback registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration statement under certain circumstances.

Expenses of Registration

We will pay all expenses relating to any demand registrations, Form S-3 registrations and piggyback registrations, other than underwriting discounts, selling commissions and any applicable unit transfer taxes.

Termination

The registration rights terminate upon the earliest of (1) the date that is seven years after the closing of the IPO and (2) as to a given holder of registration rights, when such holder (a) can, on or after the closing of the IPO, sell all of such holder’s registrable securities without restrictions of any kind under Rule 144 under the Securities Act or (b) no longer holds any registrable securities.

Stockholders’ Agreement

In connection with the completion of the IPO, we entered into a stockholders’ agreement with KKR Dream Holdings LLC. The stockholders’ agreement provides that so long as KKR and its affiliates own (1) at least 40% of our outstanding common stock, KKR will have the right to nominate a majority of our board of directors, and (2) at least 10% but less than 40% of our outstanding common stock, KKR will have the right to nominate a percentage of the authorized number of directors equal to KKR’s ownership of our outstanding common stock (rounded up to the nearest whole director). Immediately following the completion of this offering and the Synthetic Secondary, in which KKR is offering to sell an aggregate of 12,369,463 shares of its common stock (or 14,224,882 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full), KKR will own

41.1% of our outstanding common stock (or 40.3% if the underwriters exercise their option to purchase additional shares of Class A common stock in full). Accordingly, the five of eight members of our board of directors nominated by KKR pursuant to the stockholders’ agreement are expected to continue to serve on our board of directors upon the completion of this offering and the Synthetic Secondary. Under the stockholders’ agreement, in the event that a vacancy is created at any time by the death, disability, removal or resignation of any director nominated by KKR, the remaining directors shall cause the vacancy created thereby to be filled by a new director nominated by KKR.

Further, under the stockholders’ agreement, at least one KKR nominee is entitled to serve on each committee of our board of directors so long as KKR has the right to nominate at least one director to our board of directors, provided that any such KKR nominee shall at all times remain eligible to serve on the applicable committee under applicable law and the listing standards of the stock exchange on which the Class A common stock is then listed, including any applicable general and heightened independence requirements, and provided further that any special committee established to evaluate any transaction in which KKR or any of its affiliates has an interest which is in conflict with the interests of OneStream, Inc., as reasonably determined by a number of directors equal to at least one-third of the whole board of directors, shall not include any director nominated by KKR.

In addition, the stockholders’ agreement provides that so long as KKR owns at least 25% of our outstanding common stock, (1) KKR will have the right to appoint and remove the chairperson of our board of directors and the lead independent director, if any, and (2) KKR’s consent will be required for us to enter into any transaction or agreement that results in a change in control, and for the termination, hiring or appointment of our chief executive officer.

The stockholders’ agreement also provides that for so long as KKR owns at least 5% of the outstanding common stock, we shall, upon reasonable request, provide quarterly financial information to KKR in a level of detail consistent with financial reports provided to KKR prior to the IPO, provided that we may satisfy such requests in whole or in part by reference to our filings with the SEC that are publicly available on EDGAR.

The stockholders’ agreement will terminate at such time as KKR and its permitted transferees collectively cease to own at least 5% of the outstanding shares of our common stock, unless terminated earlier by KKR.

Anti-takeover Effects of Our Certificate of Incorporation, Bylaws and Stockholders’ Agreement

Certain provisions of our certificate of incorporation, bylaws and stockholders’ agreement, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms. Among other things, these provisions provide that:

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we have multiple series of common stock with differing voting rights;
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the authorized number of directors may be changed only by resolution of the board of directors;
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any vacancies on the board of directors and any newly created directorships may only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, provided that if a vacancy is created at any time by the death, disability, removal or resignation of any director nominated by KKR, the vacancy shall be filled solely by, at KKR’s option, KKR in a written instrument or a majority of the remaining directors in accordance with the stockholders’ agreement;
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our board of directors is divided into three classes, each of which will stand for election once every three years;
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for so long as there are at least two directors nominated by KKR on our board of directors, the presence of at least one KKR-nominated director is required to have a quorum for the transaction of business by the board of directors, subject to certain exceptions, including meetings of a majority of disinterested directors to the extent that directors nominated by KKR are interested directors for the purpose of such meetings;
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there is no cumulative voting;
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the board of directors may issue “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;
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the board of directors may make, alter or repeal our bylaws;
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the forum for certain litigation against us is restricted to Delaware; and
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stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also meet specific requirements as to the form and content of a stockholder’s notice.

Additional provisions in our governing documents will become effective on such date when KKR, Mr. Shea and their respective affiliates collectively cease to beneficially own, directly or indirectly, more than 50% of the voting power of our capital stock, which, among other things, provide that:

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stockholders may not call special meetings of stockholders or act by written consent;
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directors may only be removed from office with the affirmative vote of 66-2/3% of the voting power of our outstanding capital stock and, for so long as our board of directors remains classified, only for cause; and
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amending certain provisions of our certificate of incorporation and bylaws will be subject to super-majority voting thresholds.

We are not subject to the provisions of Section 203 of the DGCL, or Section 203. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: (1) before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or (3) at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares.

We have opted out of Section 203; however, our certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

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prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
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at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66-2/3% of our outstanding voting stock that is not owned by the interested stockholder.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our certificate of incorporation provides that KKR, its affiliates and any of its or their direct or indirect transferees and any group as to which such persons are a party for the purpose of acquiring, holding, voting or disposing of shares of our capital stock, do not constitute “interested stockholders” for purposes of this provision.

In addition, our stockholders’ agreement with KKR Dream Holdings LLC provides that so long as KKR owns at least 25% of our outstanding common stock, KKR’s consent will be required for us to enter into any transaction or agreement that results in a change in control and for the termination, hiring or appointment of our chief executive officer.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action, suit or proceeding brought on our behalf, (2) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, stockholders, officers or other employees to us or our stockholders, (3) any action, suit or proceeding asserting a claim against us or any current or former director, stockholder, officer or other employee of our company arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws, (4) any other action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery or (5) any action, suit or proceeding asserting a claim against us or any current or former director, stockholder, officer or other employee of our company governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware, except for any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination). Our bylaws also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring or holding or owning (or continuing to hold or own) any interest in any of our securities shall be deemed to have notice of and consented to the foregoing bylaw provisions. Such exclusive forum provisions would not apply to any action brought to enforce a duty or liability created by the Exchange Act and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our certificate of incorporation provides that, to the fullest extent permitted by law, none of KKR or its affiliates, or any of their respective directors, partners, principals, officers, members, managers or employees, including any of the foregoing who serve as our officers, all of whom we refer to as the exempted persons, will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any exempted person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself or its, his or her affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. No exempted person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, acting in good faith, pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to us. Our certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to an exempted person solely in his or her capacity as a director or officer of our company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us if (1) we are not financially able or contractually permitted or legally able to undertake it, (2) if, from its nature, the opportunity is not in our line of business or is of no practical advantage to us or (3) we have no interest or reasonable expectancy in such business opportunity. Neither the exempted persons nor any of their representatives have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries. The Amended LLC Agreement contains similar provisions in favor of KKR and its affiliates, as well as provisions allowing KKR and its affiliates to freely conduct their business and investment activities.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 48 Wall Street, Floor 23, New York, NY 10005.

Listing

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “OS.”

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, that market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. Future sales of shares of our Class A common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices of our Class A common stock prevailing from time to time. As described below, only a limited number of shares of our Class A common stock will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our Class A common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Upon the completion of this offering and the Synthetic Secondary, we will have a total of 43,265,084 shares of our Class A common stock outstanding, 67,730,926 shares of our Class C common stock outstanding and 123,485,662 shares of our Class D common stock outstanding. Of these outstanding shares, all shares of our Class A common stock sold in this offering and in the IPO will be freely tradable, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, which would only be able to be sold in compliance with the Rule 144 limitations described below. The remaining 90,084 shares of our outstanding Class A common stock will be “restricted securities” as that term is defined under Rule 144. Restricted securities may be sold in the public market only if their offer and sale is registered under the Securities Act or if the offer and sale of those securities qualify for an exemption from registration, including exemptions provided by Rules 144 and 701 under the Securities Act, which are summarized below.

Pursuant to the Amended LLC Agreement, the Continuing Members, which hold LLC Units and an equal number of shares of Class C common stock, have the right, subject to certain exceptions and limitations, to have their LLC Units redeemed by OneStream Software LLC in exchange for, at OneStream, Inc.’s election (determined solely by the Disinterested Majority), cash or shares of OneStream, Inc.’s Class D common stock (with their corresponding shares of Class C common stock cancelled in connection with the redemption), on a one-for-one basis. Alternatively, at OneStream, Inc.’s election (determined solely by the Disinterested Majority), we may effect a direct exchange by OneStream, Inc. of Class D common stock or cash for such LLC Units. Upon the completion of this offering and the Synthetic Secondary, the Continuing Members will hold an aggregate of 67,730,926 LLC Units (and an equal number of shares of Class C common stock), which will be redeemable or exchangeable for an equal number of shares of our Class D common stock, subject to the terms and limitations of the Amended LLC Agreement. The shares of Class D common stock that we issue upon such redemptions or exchanges will be “restricted securities” as defined under Rule 144.

Under our certificate of incorporation, holders of shares of our Class D common stock, including the Former Members and any Continuing Members that redeem or exchange their LLC Units in the future, have the right to convert such shares of Class D common stock at any time into an equal number of shares of our Class A common stock, and each share of our Class D common stock will convert automatically into one share of our Class A common stock upon the consummation of an open market sale. All 123,485,662 shares of Class D common stock outstanding upon the completion of this offering will be “restricted securities” as defined under Rule 144.

Shares of our Class B common stock, of which there are none currently outstanding, and Class C common stock are not convertible into shares of our Class A common stock or Class D common stock.

Lock-Up Agreements

In connection with this offering, we and all of our directors and executive officers and the selling stockholders in this offering have entered into agreements providing that, subject to certain exceptions, we and they will not offer, sell or transfer any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for Class A common stock without first obtaining the written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, for a period ending 60 days after the date of this prospectus.

The underwriters may, in their sole discretion, and subject to FINRA Rule 5131, release any of the securities subject to the lock-up agreements at any time. See the section titled “Underwriters (Conflicts of Interest).”

Record holders of our securities are typically the parties to the lock-up agreements with the underwriters, while holders of beneficial interests in our shares who are not also record holders in respect of such shares are not typically subject to any such agreements or other similar restrictions. Accordingly, we believe that holders of beneficial interests who are not record holders and are not bound by lock-up agreements could enter into transactions with respect to those beneficial interests that negatively impact our stock price. In addition, a stockholder who is not subject to a lock-up agreement with the underwriters may be able to sell, short sell, transfer, hedge, pledge, or otherwise dispose of or attempt to sell, short sell, transfer, hedge, pledge, or otherwise dispose of their equity interests at any time.

When the applicable lock-up restrictions expire or if the shares covered thereby are otherwise released from the lock-up agreements early, the holders subject to such restrictions will be able to sell shares in the public market, subject to applicable securities laws, including Rules 144 and 701, and contractual limitations.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of our Class A common stock proposed to be sold for at least six months is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144 as currently in effect, our affiliates or persons selling shares of our Class A common stock on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

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1% of the number of shares of our Class A common stock then outstanding, which will equal approximately 432,651 shares immediately after this offering; and
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the average weekly trading volume of our Class A common stock during the four calendar weeks preceding the date of filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates or persons selling shares of our Class A common stock on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 a person who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been one of our affiliates during the immediately preceding 90 days may sell these shares in reliance upon Rule 144, but without being required to comply with the notice, manner of sale or public information requirements or volume limitation provisions of Rule 144. Rule 701 also permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144.

Registration Rights

Under our registration rights agreement, upon the completion of this offering and the Synthetic Secondary, the holders of up to 137,894,813 shares of our Class A common stock (including shares of Class A common stock issuable upon exchange or conversion of outstanding shares of our other series of common stock and redemption of accompanying LLC Units, as applicable), or certain permitted transferees, will be entitled to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act. These registration rights are described in the section titled “Description of Capital Stock—Registration Rights.” Upon the effectiveness of a registration statement covering these shares, the shares would become freely tradable without restriction under the Securities Act, subject to the Rule 144 limitations applicable to affiliates, and a large number of shares may be sold into the public market.

Registration Statement on Form S-8

We have filed a registration statement on Form S-8 under the Securities Act to register shares of our Class A common stock subject to options outstanding, as well as reserved for future issuance, under our equity compensation plans. The registration statement on Form S-8 became effective immediately upon filing, and shares covered by the registration statement are eligible for sale in the public market, subject to the Rule 144 limitations applicable to affiliates, vesting restrictions and the lock-up agreements described above. See the section titled “Executive Compensation—Employee Benefit and Stock Plans” for a description of our equity compensation plans.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK

The following is a summary of material U.S. federal income tax considerations of the ownership and disposition of our Class A common stock acquired in this offering by a “non-U.S. holder” (as defined below) for cash but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder and administrative rulings and judicial decisions, all as of the date hereof. These laws and authorities may be changed, possibly retroactively, which may result in U.S. federal income tax considerations different from those set forth below.

We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary. Accordingly, the discussion below neither binds the IRS nor the courts, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any U.S. state or local or non-U.S. jurisdiction or under U.S. federal gift and estate tax rules, or the effect, if any, of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

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banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;
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tax-exempt organizations;
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pension plans and tax-qualified retirement plans;
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controlled foreign corporations and corporations that accumulate earnings to avoid U.S. federal income tax;
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entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass through entities (or investors in such entities or arrangements);
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brokers or dealers in securities;
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traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings;
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persons who own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);
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certain former citizens or long-term residents of the United States;
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persons who hold our Class A common stock as a position in a “straddle,” “conversion transaction,” or other risk reduction transaction;
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persons who hold or receive our Class A common stock pursuant to the exercise of any option;
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persons who do not hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment);
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persons subject to special tax accounting rules as a result of any item of gross income with respect to our Class A Shares being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code; or

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persons deemed to sell our Class A common stock under the constructive sale provisions of the Code.

In addition, if a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. A partner in a partnership that will hold our Class A common stock should consult his, her or its own tax advisor regarding the tax considerations of the ownership and disposition of our Class A common stock through the partnership.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax considerations of the ownership and disposition of our Class A common stock arising under the U.S. federal gift or estate tax rules, the laws of any U.S. state, local, non-U.S. or other taxing jurisdiction or any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a “non-U.S. holder” if you are a beneficial owner of our Class A common stock that, for U.S. federal income tax purposes, is neither a partnership nor:

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an individual who is a citizen or resident of the United States;
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a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;
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an estate whose income is subject to U.S. federal income tax regardless of its source; or
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a trust (1) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (2) that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

Subject to the discussion in the section titled “Dividend Policy” and the section titled “Risk Factors—Risks Related to Ownership of Our Class A Common Stock and this Offering—We do not intend to pay dividends to the holders of our Class A common stock for the foreseeable future,” we do not anticipate paying any dividends on our Class A common stock following the completion of this offering. However, if we do make distributions on our Class A common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our Class A common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “—Gain on Disposition of Class A Common Stock.”

Subject to the discussions below regarding effectively connected income, backup withholding and FATCA, any dividend paid to you generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. In order to receive a reduced treaty rate, you must provide to us or the applicable withholding agent an IRS Form W-8BEN or Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for such reduced rate. Under applicable Treasury Regulations, we or the applicable withholding agent may withhold up to 30% of the gross amount of the entire distribution even if the amount constituting a dividend, as described above, is less than the gross amount. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If you hold our Class A common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, and such agent will then be required to provide certification to us or the applicable withholding agent, either directly or through other intermediaries.

Dividends received by you that are treated as effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, that are attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussions below regarding backup withholding and FATCA. In order to obtain this exemption, you must provide to us or the applicable withholding agent a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying that you qualify for such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding, generally are taxed at the U.S. federal income tax rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding the tax consequences of the ownership and disposition of our Class A common stock, including the application of any applicable tax treaty that may provide for different rules.

Gain on Disposition of Class A Common Stock

Subject to the discussions below regarding backup withholding and FATCA withholding, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A common stock unless:

•
the gain is effectively connected with your conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or fixed base maintained by you in the United States);
•
you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or
•
our Class A common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, and your holding period for, our Class A common stock.

If you are a non-U.S. holder described in the first bullet above, you generally will be required to pay tax on the gain derived from the sale (net of certain deductions and credits) at U.S. federal income tax rates applicable to U.S. persons, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year, provided you have timely filed U.S. federal income tax returns with respect to such losses. You should consult your tax advisor regarding any applicable income tax or other treaty that may provide for different rules.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other assets used or held for use in a trade or business, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Class A common stock is regularly traded on an established securities market, your Class A common stock will be treated as U.S. real property interests only if you actually (directly or indirectly) or constructively hold more than five percent of our regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, and your holding period for, our Class A common stock.

Backup Withholding and Information Reporting

Generally, we or the applicable withholding agent must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends on or of proceeds from the disposition of our Class A common stock made to you may be subject to backup withholding at the applicable statutory rate unless you establish an exemption, for example, by properly certifying your non-U.S. status on a properly completed IRS Form W-8BEN or Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or the applicable withholding agent have actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Additional Withholding Requirements under FATCA

Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act and the rules and regulations issued thereunder, or collectively, FATCA, generally impose U.S. federal withholding of 30% on dividends on, and the gross proceeds from a sale or other disposition of, our Class A common stock, paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes U.S. federal withholding of 30% on dividends on, and, subject to the proposed U.S. Treasury Department regulations discussed below, the gross proceeds from a sale or other disposition of, our Class A common stock paid to a “non-financial foreign entity” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying the substantial direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption.

While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, the U.S. Treasury Department issued proposed regulations that, if finalized in their present form, would eliminate FATCA withholding on payments of gross proceeds entirely (but not on payments of dividends). The preamble of such proposed regulations states that they may be relied upon by taxpayers until final regulations are issued or until such proposed regulations are rescinded.

FATCA withholding will apply regardless of whether the payment otherwise would be exempt from federal withholding tax, including under the exemptions described above. Under certain circumstances, you might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and your country of residence may modify the requirements described in this section. You should consult your own tax advisors regarding the application of FATCA withholding to your investment in, and ownership and disposition of, our Class A common stock.

The preceding discussion of U.S. federal income tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. You should consult your own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax considerations of owning and disposing of our Class A common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITERS (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC are acting as representatives, severally agreed to purchase, and we and the selling stockholders agreed to sell to them, severally, the number of shares of Class A common stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	3,450,000
J.P. Morgan Securities LLC	3,450,000
KKR Capital Markets LLC	2,400,000
Citigroup Global Markets Inc.	1,200,000
BofA Securities, Inc.	1,200,000
Guggenheim Securities, LLC	750,000
Mizuho Securities USA LLC	375,000
Raymond James & Associates, Inc.	375,000
Scotia Capital (USA) Inc.	375,000
Truist Securities, Inc.	375,000
BTIG, LLC	225,000
Piper Sandler & Co.	225,000
TD Securities (USA) LLC	225,000
Nomura Securities International, Inc.	213,750
AmeriVet Securities, Inc.	30,000
Blaylock Van, LLC	30,000
Cabrera Capital Markets LLC	30,000
Drexel Hamilton, LLC	30,000
Loop Capital Markets LLC	30,000
WR Securities, LLC	11,250
Total:	15,000,000

“Wolfe | Nomura Alliance” is the marketing name used by Wolfe Research Securities and Nomura Securities International, Inc. in connection with certain equity capital markets activities conducted jointly by the firms. Both Nomura Securities International, Inc. and WR Securities, LLC are serving as underwriters in the offering described herein. In addition, WR Securities, LLC and certain of its affiliates may provide sales support services, investor feedback, investor education, and/or other independent equity research services in connection with this offering.

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option described below. Certain of the underwriters may offer and sell the shares of Class A common stock to the public through one or more of their respective affiliates or other registered broker-dealers or selling agents.

The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We and the selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional 898,957 and 1,351,043 shares, respectively, of Class A common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds, before expenses, to us and the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 2,250,000 shares of Class A common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$31.00	$465,000,000	$534,750,000
Underwriting discounts and commissions to be paid by:
Us	$1.0075	$6,038,000	$6,943,699
The selling stockholders	$1.0075	$9,074,500	$10,435,676
Proceeds, before expenses, to us	$29.9925	$179,746,612	$206,708,580
Proceeds, before expenses, to the selling stockholders	$29.9925	$270,140,888	$310,662,045

The estimated offering expenses, exclusive of the underwriting discounts and commissions, are approximately $1.5 million. We have agreed to reimburse the underwriters for certain of their expenses in an amount up to $25,000.

Our Class A common stock is listed on the Nasdaq Global Select Market under the trading symbol “OS.”

We, our directors and executive officers, the selling stockholders, and the stockholders participating in the Synthetic Secondary are subject to lock-up agreements with the underwriters providing that, without the prior written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, on behalf of the underwriters, and subject to certain exceptions, we and they will not, during the period ending 60 days after the date of this prospectus, which we refer to as the Lock-up Period:

•
offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, make any short sale, or otherwise transfer or dispose of, directly or indirectly or, for most stockholders, pledge, any shares of our common stock or any LLC Units and securities directly or indirectly convertible into or exchangeable or exercisable for shares of our common stock or LLC Units;
•
enter into any swap, hedging transactions, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise;
•
publicly disclose the intention to take any of the actions restricted by the above; or
•
make any demand or request for, or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock, unless such demand or exercise shall not require the public filing of a registration statement until the expiration of the Lock-up Period; provided that, a confidential submission of a registration statement shall be permitted so long as no public announcements are made regarding the submission or transaction during the Lock-up Period.

Restrictions with respect to persons who entered into lock-up agreements with the underwriters are effective on the date such agreements were signed.

The restrictions imposed by the lock-up agreements are subject to certain exceptions, some of which are only applicable to certain stockholders, including with respect to:

(1)
any sales of our common stock to the underwriters pursuant to the underwriting agreement to be entered into in connection with this offering;
(2)
transactions relating to shares of common stock or any securities directly or indirectly convertible into or exchangeable or exercisable for our common stock acquired in this offering, except in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made within the Lock-up Period in connection with the subsequent sales of common stock acquired in this offering or in open market transactions after the completion of this offering;
(3)
transfers of our common stock or any securities directly or indirectly convertible into or exchangeable or exercisable for our common stock (a) as a bona fide gift or for bona fide estate planning purposes, (b) upon death or by will, testamentary document, or intestate succession, (c) to an immediate family member of the lock-up party or to any trust for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party, or (d) if the lock-up party is a trust, to any beneficiary of the lock-up party or the estate of any such beneficiary, provided such transfer does not involve a disposition for value and that such securities remain subject to the restrictions set forth above;
(4)
the confidential submission of a registration statement provided that no public announcements are made regarding the submission or transaction during the Lock-up Period;
(5)
distributions, transfers, or dispositions of our common stock or any securities directly or indirectly convertible into or exchangeable or exercisable for our common stock to another corporation, partnership, limited liability company, trust, or other business entity (or in each case its nominee or custodian) that is an affiliate, or to an investment fund or other entity that controls, is controlled by, or is under common control with, or managed by an affiliate, or to the stockholders, current or former partners, affiliates, subsidiaries, members, beneficiaries, or other equity holders, or to their estates, provided such securities remain subject to the restrictions set forth above;
(6)
(a) the exercise of options or settlement of RSUs, or (b) transfers of common stock or any securities directly or indirectly convertible into or exchangeable or exercisable for our common stock to us in connection with the net exercise of options or settlement of RSUs to cover tax withholding, provided that (i) any common stock received upon such exercise or settlement is subject to the lock-up restrictions and (ii) any filing under Section 16(a) of the Exchange Act shall clearly indicate in the footnotes thereto that (x) the filing relates to the circumstances described in (a) or (b), as the case may be, (y) no shares were sold by the reporting person and (z) in the case of (a), the shares of common stock received upon exercise or settlement of the option or RSU are subject to a lock-up agreement with the underwriters;
(7)
“sell-to-cover” transactions in connection with the exercise of options or vesting and settlement of restricted stock units pursuant to employee benefit plans (including equity incentive plans) described in this prospectus, to satisfy applicable tax withholding obligations;
(8)
the establishment or modification of trading plans on behalf of a lock-up party under Rule 10b5-1 under the Exchange Act, or a Rule 10b5-1 Plan, provided that such plans do not provide for the transfer of common stock or any securities directly or indirectly convertible into or exchangeable or exercisable for our common stock during the Lock-up Period and to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the lock-up party or us regarding the establishment or modification of such plans during the Lock-up Period, such announcement or filing shall include a statement to the effect that no transfer of shares of common stock may be made under such plans during the Lock-up Period;

(9)
sales of our common stock or any securities directly or indirectly convertible into or exchangeable or exercisable for our common stock under a Rule 10b5-1 Plan that is existing as of the date of this prospectus;
(10)
transfers of our common stock or any securities directly or indirectly convertible into or exchangeable or exercisable for our common stock that occur by operation of law pursuant to a qualified domestic order in connection with a divorce settlement, divorce decree, separation agreement or other court order or order of a regulatory agency, provided that such transfer does not involve a disposition for value and that such securities be subject to a lock-up agreement with the underwriters;
(11)
without limiting clause (13) below, transfers, conversions, reclassifications, redemptions or exchanges of our common stock or any securities directly or indirectly convertible into or exchangeable or exercisable for our common stock in connection with this offering, provided that any filing under Section 16(a) of the Exchange Act shall clearly indicate in the footnotes thereto the circumstances of such transfer, conversion, reclassification, redemption or exchange, and provided, further that shares of common stock or any securities directly or indirectly convertible into or exchangeable or exercisable for common stock received upon such transfer, conversion, reclassification, redemption or exchange shall be subject to a lock-up agreement with the underwriters;
(12)
transfers of our common stock or any securities directly or indirectly convertible into or exchangeable or exercisable for our common stock in connection with or in response to a bona fide third-party tender offer, merger, consolidation, or other similar transaction involving a change of control that is approved by our board of directors or OneStream Software LLC, provided that if such transaction is not completed, all such securities would remain subject to the restrictions set forth above;
(13)
sale or transfers of our common stock or any securities directly or indirectly convertible into or exchangeable or exercisable for our common stock to us or OneStream Software LLC as part of the Synthetic Secondary or pursuant to other arrangements under which we or the lock-up party have or will have the option or obligation to sell, purchase, repurchase, reclassify, redeem, convert or exchange such securities or a right of first refusal with respect to such securities;
(14)
transfers to permit lenders or finance counterparties (as well as any security agent, securities intermediary and/or custodian) in connection with a loan (including any margin loan) or other financing transaction provided to the lock-up party and/or its affiliates to enforce their security interest by foreclosing, selling, transferring, appropriating or otherwise disposing of our common stock or any securities directly or indirectly convertible into or exchangeable or exercisable for our common stock, which could result in common stock subject to such arrangements being sold into the public market; and
(15)
transactions as permitted with the prior written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC;

provided, in the case of any transfer pursuant to clause (3) and, for certain stockholders, clause (4), such transfer shall not involve a disposition for value; in the case of clauses (3) and (4) each transferee, donee or distributee shall sign and deliver a lock-up agreement with the underwriters and that any public announcement or filing under Section 16(a) of the Exchange Act, or any other public filing or disclosure reporting a reduction in beneficial ownership of shares of our common stock, shall clearly indicate in the footnotes thereto the nature of the transaction; and in the case of any transfer pursuant to clauses (7), (9), (10) or (13), public announcements or filings under Section 16(a) of the Exchange Act, or any other public filing or disclosure made during the Lock-up Period, shall clearly indicate in the footnotes thereto that it relates to the circumstances described in clauses (7), (9), (10) or (13), as the case may be.

The restrictions on issuances by us during the Lock-up Period are subject to certain exceptions, including with respect to:

(1)
the shares of our Class A common stock to be sold hereunder or the issuance, transfer, redemption or exchange of our securities or securities of OneStream Software LLC in connection with the transactions contemplated by the underwriting agreement and as described in this prospectus;
(2)
the issuance of shares of our common stock or LLC Units of OneStream Software LLC upon the exercise of an option or warrant, the conversion or vesting and settlement of a security outstanding on the date hereof, or the redemption or exchange of LLC Units, as described in this prospectus; provided that each recipient of such common stock pursuant to this clause shall execute a lock-up agreement with the underwriters with respect to the remaining portion of the Lock-up Period;
(3)
the grant of options or any other type of equity award described in this prospectus, or the issuance of shares of our common stock (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors or consultants pursuant to employee benefit plans in effect on the date of the underwriting agreement and described in this prospectus; provided that each recipient of shares of our common stock pursuant to this clause shall execute a lock-up agreement with the underwriters with respect to the remaining portion of the Lock-up Period;
(4)
the confidential submission of a registration statement, provided that no public announcements are made regarding the submission or transaction during the Lock-up Period
(5)
the filing of a registration statement on Form S-8 relating to the issuance, vesting, exercise or settlement of equity awards granted or to be granted pursuant to any employee benefit plan in effect on the date of the underwriting agreement and described in this prospectus;
(6)
the establishment of a Rule 10b5-1 Plan for us or any of our stockholders, officers or directors for the transfer of shares of our common stock, provided that (a) such plan does not provide for the transfer of such common stock during the Lock-up Period (except to the extent otherwise allowed pursuant to the terms of the lock-up agreement) and (b) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the Lock-up Period; or
(7)
the sale or issuance of or entry into an agreement to sell or issue common stock or any securities convertible into or exercisable or exchangeable for common stock in connection with one or more mergers, acquisitions of securities, businesses, property or other assets, products or technologies; joint ventures; commercial relationships or other strategic corporate transactions or alliances; provided that the aggregate amount of common stock or any securities convertible into or exercisable or exchangeable for common stock (on an as-converted, as-exercised or as-exchanged basis) that we may sell or issue or agree to sell or issue pursuant to this clause shall not exceed 10% of the total number of shares of our common stock issued and outstanding immediately following the completion of the transactions contemplated by the underwriting agreement (including issuance of additional shares pursuant to the underwriters’ option, if any) determined on a fully-diluted basis and assuming that all LLC Units that are exchangeable for shares of Class A common stock are so exchanged.

Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, in their sole discretion, may release the securities subject to the lock-up agreements with the underwriters in whole or in part at any time.

In order to facilitate the offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Conflicts of Interest

KKR beneficially owns in excess of 10% of our issued and outstanding common stock and will continue to do so upon the completion of this offering. KKR will also receive 5% or more of the net proceeds of this offering due to its sale of Class A common stock and our purchase of LLC Units (and an equal number of shares of Class C common stock) from KKR Dream Holdings LLC in the Synthetic Secondary. Because KKR Capital Markets LLC, an affiliate of KKR, is an underwriter for this offering, KKR Capital Markets LLC is deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in FINRA Rule 5121, exists for our Class A common Stock. KKR Capital Markets LLC will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the account holder.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area, or a Relevant State, no shares of our Class A common stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to our Class A common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of our Class A common stock may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)
to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or
(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our Class A common stock, the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

United Kingdom

No shares of our Class A common stock have been offered or will be offered pursuant to the offering to the public in the UK prior to the publication of a prospectus in relation to the shares of Class A common stock which (i) has been approved by the Financial Conduct Authority or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provisions in Article 74 (transitional provisions) of the Prospectus Amendment etc. (EU Exit) Regulations 2019/1234, except that shares of our Class A common stock may be offered to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation:

(a)
to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of underwriters for any such offer; or
(c)
in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000, or FSMA,

provided that no such offer of shares of our Class A common stock shall require us or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares of our Class A common stock in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our Class A common stock and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020.

In addition, in the UK, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares of our Class A common stock in the UK within the meaning of the FSMA.

Any person in the UK that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the UK, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Japan

The shares of our Class A common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person (as defined below) or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Canada

Shares of our Class A common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

Shares of our Class A common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of our Class A common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us, or the shares of our Class A common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of our Class A common stock will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of our Class A common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares of Class A common stock.

Australia

This prospectus:

•
does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the Corporations Act);
•
has not been, and will not be, lodged with the Australian Securities and Investments Commission (ASIC), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and
•
may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (Exempt Investors).

The shares of Class A common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares of Class A common stock may be issued, and no draft or definitive offering memorandum, advertisement, or other offering material relating to any shares of Class A common stock may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares of Class A common stock, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares of Class A common stock under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares of Class A common stock you undertake to us that you will not, for a period of 12 months from the date of issue of the shares of Class A common stock, offer, transfer, assign, or otherwise alienate those shares of Class A common stock to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Hong Kong

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. Shares of our Class A common stock have not been offered or sold and may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong). No advertisement, invitation, or document relating to shares of our Class A common stock has been or may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of our Class A common stock that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our Class A common stock may not be circulated or distributed, nor may the shares of our Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where shares of our Class A common stock are subscribed or purchased under Section 275 by a relevant person which is:

(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable within six months after that corporation or that trust has acquired shares of our Class A common stock under Section 275 of the SFA except:
i.
to an institutional investor or to a relevant person, or to any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA;
ii.
where no consideration is or will be given for the transfer;
iii.
where the transfer is by operation of law;
iv.
as specified in Section 276(7) of the SFA; or
v.
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities based Derivatives Contracts) Regulation 2018.

Solely for purposes of the notification requirements under Section 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons, that the shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

China

This prospectus will not be circulated or distributed in the People’s Republic of China, or the PRC, and the shares of Class A common stock will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.

France

Neither this prospectus nor any other offering material relating to the Class A common stock offered by this prospectus has been or will be submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Class A common stock has not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the Class A common stock has been or will be:

(a)
released, issued, distributed, or caused to be released, issued, or distributed to the public in France; or
(b)
used in connection with any offer for subscription or sale of the notes to the public in France. Such offers, sales and distributions will be made in France only:
i.
to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case acting for their own account, or otherwise in circumstances in which no offer to the public occurs, all as defined in and in accordance with Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;
ii.
to investment services providers authorized to engage in portfolio management on behalf of third parties; or
iii.
in a transaction that, in accordance with Article L.411-2-I-1°-or-2° -or 3° of the French Code monétaire et financier and Article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (offre au public).

The Class A common stock may not be distributed directly or indirectly to the public except in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier and applicable regulations thereunder.

Kuwait

The Class A common stock has not been authorized or licensed for offering, marketing or sale in the State of Kuwait. The distribution of this prospectus and the offering and sale of the Class A common stock in the State of Kuwait is restricted by law unless a license is obtained from the Kuwait Ministry of Commerce and Industry in accordance with Law 31 of 1990. Persons into whose possession this prospectus comes are required by us and the international underwriters to inform themselves about and to observe such restrictions. Investors in the State of Kuwait who approach us or any of the international underwriters to obtain copies of this prospectus are required by us and the international underwriters to keep such prospectus confidential and not to make copies thereof or distribute the same to any other person and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the Class A common stock.

Qatar

The Class A common stock described in this prospectus have not been, and will not be, offered, sold, or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Korea

The shares of Class A common stock have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder, or the FSCMA, and the shares of Class A common stock have been and will be offered in Korea as a private placement under the FSCMA. None of the shares of Class A common stock may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the FETL. The shares of Class A common stock have not been listed on any securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the shares of Class A common stock shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares of Class A common stock. By the purchase of the shares of Class A common stock, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares of Class A common stock pursuant to the applicable laws and regulations of Korea.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the shares of Class A common stock has been or will be registered with the Securities Commission of Malaysia (as used in this paragraph, the Commission) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Class A common stock may not be circulated or distributed, nor may the shares of Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the shares of Class A common stock, as principal, if the offer is on terms that the shares of Class A common stock may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares of Class A common stock is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Taiwan

The shares of Class A common stock have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued, or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding, or otherwise intermediate the offering and sale of the shares of Class A common stock in Taiwan.

Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority, or the CMA, pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended. The CMA does not make any representation as to the accuracy or completeness of this prospectus and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the shares of Class A common stock offered hereby should conduct their own due diligence on the accuracy of the information relating to the shares of Class A common stock. If you do not understand the contents of this prospectus, you should consult an authorized financial adviser.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the DFSA). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of our Class A common stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of Class A common stock offered should conduct their own due diligence on the Class A common stock. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

United Arab Emirates

The shares of Class A common stock have not been, and are not being, publicly offered, sold, promoted, or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering, and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, or the Dubai Financial Services Authority.

Bermuda

Shares of Class A common stock may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

British Virgin Islands

The shares of Class A common stock are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of us. The shares of Class A common stock may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands), or BVI

Companies, but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

South Africa

Due to restrictions under the securities laws of South Africa, no “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted), or the South African Companies Act) is being made in connection with the issue of the shares of Class A common stock in South Africa. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. The shares of Class A common stock are not offered, and the offer shall not be transferred, sold, renounced, or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions stipulated in section 96 (1) applies:

(i)
the offer, transfer, sale, renunciation, or delivery is to:
(a)
persons whose ordinary business, or part of whose ordinary business, is to deal in securities, as principal or agent;
(b)
the South African Public Investment Corporation;
(c)
persons or entities regulated by the Reserve Bank of South Africa;
(d)
authorized financial service providers under South African law;
(e)
financial institutions recognized as such under South African law;
(f)
a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorized portfolio manager for a pension fund, or as manager for a collective investment scheme (in each case duly registered as such under South African law); or
(g)
any combination of the person in (a) to (f); or
(ii)
the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000 or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the South African Companies Act.

Information made available in this prospectus should not be considered as “advice” as defined in the South African Financial Advisory and Intermediary Services Act, 2002.

Chile

These shares of Class A common stock are privately offered in Chile pursuant to the provisions of law 18,045, the Securities Market Law of Chile, and Norma de Carácter General No. 336 (Rule 336), dated June 27, 2012, issued by the Superintendencia de Valores y Seguros de Chile, or the SVS, the securities regulator of Chile, to resident qualified investors that are listed in Rule 336 and further defined in rule 216 of June 12, 2008 issued by the SVS.

Pursuant to Rule 336 the following information is provided in Chile to prospective resident investors in the offered securities:

1.
The initiation of the offer in Chile is November 12, 2024.
2.
The offer is subject to NCG 336 of June 27, 2012 issued by the Superintendencia de Valores y Seguros de Chile (Superintendency of Securities and Insurance of Chile).

3.
The offer refers to securities that are not registered in the Registro de Valores (securities registry) or the Registro de Valores Extranjeros (foreign securities registry) of the SVS and therefore:
a.
The securities are not subject to the oversight of the SVS; and
b.
There issuer thereof is not subject to reporting obligation with respect to itself or the offered securities.
4.
The securities may not be publicly offered in Chile unless and until they are registered in the Securities Registry of the SVS.

Brazil

The offer and sale of our Class A common stock has not been, and will not be, registered (or exempted from registration) with the Brazilian Securities Commission (Comissão de Valores Mobiliários - CVM) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under Law No. 6,385, of December 7, 1976, as amended, under CVM Rule No. 400, of December 29, 2003, as amended, or under CVM Rule No. 476, of January 16, 2009, as amended. Any representation to the contrary is untruthful and unlawful. As a consequence, our Class A common stock cannot be offered and sold in Brazil or to any investor resident or domiciled in Brazil. Documents relating to the offering of our Class A common stock, as well as information contained therein, may not be supplied to the public in Brazil, nor used in connection with any public offer for subscription or sale of common stock to the public in Brazil.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California, which has acted as our counsel in connection with this offering, will pass upon the validity of the shares of our Class A common stock being offered by this prospectus. Latham & Watkins LLP, Menlo Park, California, is acting as counsel for the underwriters in connection with this offering. Jones Day is acting as counsel for KKR in connection with this offering.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited the balance sheets of OneStream, Inc. at December 31, 2022 and 2023, as set forth in their report. We have included the OneStream, Inc. financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements of OneStream Software LLC at December 31, 2022 and 2023, and for each of the two years in the period ended December 31, 2023, as set forth in their report. We have included the OneStream Software LLC financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our Class A common stock offered by this prospectus. This prospectus constitutes only a part of the registration statement. Some items are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC also maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. We also maintain a website at www.onestream.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of or incorporated by reference into this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of OneStream, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of OneStream, Inc. (the Corporation) as of December 31, 2022 and 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Corporation at December 31, 2022 and 2023, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

The financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on the Corporation’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Corporation in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Corporation’s auditor since 2021.

Detroit, Michigan

March 14, 2024

ONESTREAM, INC.

bALANCE SHEETS

(in thousands, except share and per share amounts)

December 31,
	2022	2023
Assets
Cash	$—	$—
Total assets	$—	$—
Commitments and contingencies
Stockholders’ equity
Class C common stock, $0.0001 par value per share, 1,000 shares authorized, issued, and outstanding	$—	$—
Total stockholders’ equity	$—	$—

The accompanying notes are an integral part of these balance sheets.

ONESTREAM, INC.

Notes to Balance SheetS

Note 1 - Organization, Description of business and significant accounting policies

OneStream, Inc. (the “Corporation”) was formed as a Delaware corporation on October 15, 2021. The Corporation was formed for the purposes of completing a public offering and related transactions and carrying on the business of OneStream Software LLC. The Corporation will be the sole manager of OneStream Software LLC and is expected to operate and control all of the business and affairs of OneStream Software LLC.

Basis of Presentation

The balance sheets are presented in accordance with accounting principles generally accepted in the United States of America. Separate statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows have not been presented because there have been no activities in this entity.

Note 2 - Stockholders’ Equity

The Corporation is authorized to issue 1,000 shares of Class C common stock, par value $0.0001 per share. As of December 31, 2022 and 2023, the Corporation had issued, for $0.10, and had outstanding, 1,000 shares of Class C common stock, all of which were owned by OneStream Software LLC.

Note 3 - Subsequent Events

The Corporation has evaluated subsequent events through March 14, 2024, the date the financial statements were available for issuance.

Report of Independent Registered Public Accounting Firm

To the Board of Managers and Members of OneStream Software LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of OneStream Software LLC (the Company) as of December 31, 2022 and 2023, the related consolidated statements of operations, comprehensive loss, members’ equity and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2020.

Detroit, Michigan

March 14, 2024

ONESTREAM SOFTWARE LLC

Consolidated Balance SheetS

(in thousands, except unit amounts)

	December 31,
	2022	2023
Assets
Current assets:
Cash and cash equivalents	$14,687	$117,087
Marketable securities	86,152	—
Accounts receivable, net	87,633	107,308
Unbilled accounts receivable	38,192	31,519
Deferred commissions	13,866	17,225
Prepaid expenses and other current assets	9,328	13,098
Total current assets	249,858	286,237
Property and equipment, net	9,516	10,266
Unbilled accounts receivable, noncurrent	4,965	2,009
Deferred commissions, noncurrent	34,986	41,030
Operating lease right-of-use assets	15,416	18,559
Other noncurrent assets	5,271	3,458
Total assets	$320,012	$361,559
Liabilities and members’ equity
Current liabilities:
Accounts payable	$18,822	$8,274
Accrued compensation	20,401	22,436
Accrued commissions	8,827	10,158
Deferred revenue, current	113,348	177,465
Operating lease liabilities, current	2,156	2,505
Other accrued expenses and current liabilities	9,541	11,532
Total current liabilities	173,095	232,370
Deferred revenue, noncurrent	3,025	5,141
Operating lease liabilities, noncurrent	13,256	17,522
Revolving credit facility	3,500	—
Total liabilities	192,876	255,033
Commitments and contingencies (Note 5)
Members’ equity:
Convertible preferred units, no par value: 128,293,508 units authorized, issued and outstanding as of December 31, 2022 and 2023	209,733	209,733
Members’ capital: common units, no par value: 237,180,095 units authorized and 79,245,283 units issued and outstanding as of December 31, 2022; 247,680,095 units authorized and 79,300,658 units issued and outstanding as of December 31, 2023	63,056	71,573
Accumulated other comprehensive loss	(429)	(625)
Accumulated deficit	(145,224)	(174,155)
Total members’ equity	127,136	106,526
Total liabilities and members’ equity	$320,012	$361,559

The accompanying notes are an integral part of these consolidated financial statements.

ONESTREAM SOFTWARE LLC

Consolidated StatementS of Operations

(in thousands)

	Year Ended December 31,
	2022	2023
Revenues:
Subscription	$195,074	$302,923
License	50,450	40,518
Professional services and other	33,800	31,480
Total revenue	279,324	374,921
Cost of revenues:
Subscription	47,556	74,146
Professional services and other	44,954	40,356
Total cost of revenue	92,510	114,502
Gross profit	186,814	260,419
Operating expenses:
Sales and marketing	153,283	175,795
Research and development (1)	43,132	55,289
General and administrative	49,684	59,847
Total operating expenses	246,099	290,931
Loss from operations	(59,285)	(30,512)
Interest (expense) income, net	(53)	4,062
Other expense, net	(5,469)	(1,065)
Loss before income taxes	(64,807)	(27,515)
Provision for income taxes	659	1,416
Net loss	$(65,466)	$(28,931)

(1)
Amounts include certain expenses incurred with related parties; see Note 10 in the accompanying notes.

The accompanying notes are an integral part of these consolidated financial statements.

ONESTREAM SOFTWARE LLC

Consolidated Statements of Comprehensive Loss

(in thousands)

	Year Ended December 31,
	2022	2023
Net loss	$(65,466)	$(28,931)
Other comprehensive income (loss):
Foreign currency translation and other	462	(196)
Total other comprehensive income (loss)	462	(196)
Comprehensive loss	$(65,004)	$(29,127)

The accompanying notes are an integral part of these consolidated financial statements.

ONESTREAM SOFTWARE LLC

Consolidated StatementS of Members’ Equity

(in thousands, except unit amounts)

	Convertible Preferred Units		Members’ Capital		Accumulated Other Comprehensive	Accumulated	Total Members’
	Units	Amount	Units	Amount	Loss	Deficit	Equity
Balance as of December 31, 2021	128,293,508	$209,733	79,245,283	$54,793	$(891)	$(79,758)	$183,877
Net loss	—	—	—	—	—	(65,466)	(65,466)
Equity-based compensation	—	—	—	8,263	—	—	8,263
Foreign currency translation and other	—	—	—	—	462	—	462
Balance as of December 31, 2022	128,293,508	209,733	79,245,283	63,056	(429)	(145,224)	127,136
Net loss	—	—	—	—	—	(28,931)	(28,931)
Equity-based compensation	—	—	—	8,270	—	—	8,270
Exercise of common unit options	—	—	55,375	247	—	—	247
Foreign currency translation and other	—	—	—	—	(196)	—	(196)
Balance as of December 31, 2023	$128,293,508	$209,733	$79,300,658	$71,573	$(625)	$(174,155)	$106,526

The accompanying notes are an integral part of these consolidated financial statements.

ONESTREAM SOFTWARE LLC

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2022	2023
Cash flows from operating activities:
Net loss	$(65,466)	$(28,931)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	2,685	2,887
Bad debt expense	458	1,623
Amortization of deferred commissions	14,746	16,977
Noncash operating lease expense	2,171	2,433
Equity-based compensation	8,263	8,270
Other noncash operating activities, net	5,427	1,626
Changes in operating assets and liabilities:
Accounts receivable, net	(34,800)	(11,668)
Deferred commissions	(27,238)	(26,381)
Prepaid expenses and other assets	(19,040)	(9,971)
Accounts payable	3,912	(11,644)
Deferred revenue	54,650	66,233
Accrued and other liabilities	21,291	9,811
Net cash (used in) provided by operating activities	(32,941)	21,265
Cash flows from investing activities:
Purchases of property and equipment	(4,976)	(2,589)
Sales of marketable securities	41,300	87,339
Purchases of marketable securities	(1,447)	—
Net cash provided by investing activities	34,877	84,750
Cash flows from financing activities:
Proceeds from borrowings on revolving credit facility	3,500	—
Payments of deferred offering costs	(1,919)	—
Payments of deferred financing costs	—	(546)
Repayments of borrowings on revolving credit facility	—	(3,500)
Proceeds from exercise of common unit options	—	247
Principal payments on finance lease obligation	(106)	(46)
Net cash provided by (used in) financing activities	1,475	(3,845)
Effect of exchange rate changes on cash and cash equivalents	(201)	230
Net increase in cash and cash equivalents	3,210	102,400
Cash and cash equivalents - Beginning of year	11,477	14,687
Cash and cash equivalents - End of year	$14,687	$117,087
Supplemental disclosures of cash flow information
Cash paid for interest	$38	$23
Cash paid for income taxes	$1,207	$839
Supplemental disclosures of noncash investing and financing activities
Purchases of property and equipment included in liabilities	$198	$363
Lease liabilities arising from obtaining right-of-use assets	$10,411	$6,861

The accompanying notes are an integral part of these consolidated financial statements.

ONESTREAM SOFTWARE LLC

Notes to Consolidated Financial Statements

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

OneStream Software LLC (the Company or OneStream) is a provider of corporate performance management software, primarily to perform financial statement consolidation and planning and budgeting. The Company was formed in 2012 as a limited liability company (LLC) in the state of Michigan and converted to a state of Delaware LLC on February 5, 2019. OneStream’s customers are located throughout the world; however, they are primarily located in North America and Europe. OneStream is headquartered in Birmingham, Michigan and has international locations in Australia, Europe, and Singapore.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared using accounting principles generally accepted in the United States of America (GAAP). The consolidated financial statements include the results of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated during consolidation. Certain prior period amounts in the consolidated financial statements and accompanying notes have been reclassified to conform to the current period’s presentation.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates including, but not limited to, allowance for doubtful accounts and credit losses, lives of tangible and intangible assets, valuation of equity-based awards, standalone selling prices (SSP) for each distinct performance obligation included in customer contracts with multiple performance obligations, and the period of benefit for deferred commissions. Management bases its estimates on historical experience and on various other market-specific and relevant assumptions that management believes to be reasonable under the circumstances. Actual results could differ materially from those estimates.

Segment and Geographic Information

The Company operates in one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker, who, in the Company’s case, is the Chief Executive Officer (CEO), in deciding how to allocate resources and assessing performance. The CEO allocates resources and assesses performance based upon discrete financial information at the consolidated level.

Revenue by geographic region, based on the physical location of the customer, was as follows (in thousands):

	Year Ended December 31,
	2022	2023
United States	$202,533	$262,855
Other	76,791	112,066
Total revenue	$279,324	$374,921

No foreign country accounted for 10% or more of revenue during the years ended December 31, 2022 and 2023.

ONESTREAM SOFTWARE LLC

As of December 31, 2022 and 2023, 94% and 92% of the Company’s property and equipment, net was in the United States and the remaining 6% and 8% was in foreign countries, respectively.

Foreign Currency

The functional currency of the Company’s foreign subsidiaries is primarily their respective local currency. The Company translates all assets and liabilities of foreign subsidiaries to U.S. dollars at the current exchange rate as of the applicable Consolidated Balance Sheet date. Revenue and expenses are translated at the average exchange rate prevailing during the period. The related unrealized gains and losses from foreign currency translation are recorded in accumulated other comprehensive loss as a component of members’ equity. Foreign currency transaction gains and losses are included within other expense, net in the consolidated statements of operations.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less from the date of purchase to be cash equivalents. The Company’s cash equivalents generally consist of amounts invested in money market funds. Cash equivalents are stated at fair value.

Marketable Securities

Marketable equity securities are measured at fair value with realized and unrealized gains and losses recognized in the consolidated statements of operations as other expense, net. The cost of securities sold is based on the specific-identification method.

As the Company views its marketable securities as available to support its current operations, it has classified all marketable securities as short-term.

Fair Value Measurements

The Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements, requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. ASC 820 describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are the following:

Level 1:	Quoted prices in active markets for identical or similar assets and liabilities.
Level 2:

Quoted prices for identical or similar assets and liabilities in markets that are not active or observable inputs other than quoted prices in active markets for identical or similar assets or liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company’s financial instruments primarily include cash and cash equivalents, marketable securities, accounts receivable, accounts payable, and accrued expenses and other current liabilities. Cash, cash equivalents and marketable securities are stated at fair value using Level 1 inputs. The fair value of accounts receivable, accounts payable, and accrued expenses and other current liabilities approximate the carrying value because of their short-term nature. The carrying value of the Company’s borrowings under its revolving credit facility approximates fair value based upon Level 2 inputs and borrowing rates available to the Company for borrowings with similar terms and consideration of the Company’s credit risk.

ONESTREAM SOFTWARE LLC

Concentration of Risk and Significant Customers

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities and accounts receivable. The Company maintains its cash deposits and investments in marketable securities with high-quality financial institutions with investment-grade ratings. The majority of the Company’s cash balances are with U.S. banks and are insured to the extent defined by the Federal Deposit Insurance Corporation.

No customer accounted for more than 10% of total revenue for the years ended December 31, 2022 and 2023, and no customer accounted for more than 10% of total accounts receivable as of December 31, 2022 and 2023.

The Company relies upon a limited number of third-party hosted cloud computing vendors to serve customers and operate certain aspects of its services, such as environments for production, and development usage. Given this, any disruption of or interference at the hosted infrastructure partners would impact the Company’s operations and the Company’s business could be adversely impacted.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight‑line method over the estimated useful lives of the assets, which is generally three to seven years for furniture and equipment. The cost of leasehold improvements is depreciated over the lesser of the length of the related lease or seven years. Costs of maintenance and repairs are charged to expense as incurred.

Capitalized Software Costs

The Company capitalizes certain qualifying internal-use software costs. Qualifying costs are capitalized, and amortization begins when the software is ready for its intended use. The Company capitalized $0.8 million and $1.2 million of costs as internal-use software during the years ended December 31, 2022 and 2023, respectively. Capitalized software costs are amortized on a straight-line basis over the estimated useful life of the related software, which is generally three years. Amortization of internal-use software was $1.3 million and $1.0 million for the years ended December 31, 2022 and December 31, 2023, respectively.

The Company has not capitalized any material ongoing costs of developing software products to be sold to third parties. Capitalization of development costs to be sold to third parties is required upon the establishment of technological feasibility of the product. New product versions are released on a regular basis, and the time between establishing technological feasibility and product release is very short. As a result, amounts that would qualify for capitalization have not been significant.

Deferred Offering Costs

Deferred offering costs consist primarily of accounting, legal, and other fees related to the Company’s proposed initial public offering (IPO). As of December 31, 2022, the Company had capitalized $3.0 million of deferred offering costs in other noncurrent assets on the consolidated balance sheet. During 2023, the Company abandoned its prior IPO preparations due to external market conditions and impaired the previously capitalized deferred offering costs.

ONESTREAM SOFTWARE LLC

Revenue Recognition

Revenue related to contracts with customers is recognized in accordance with ASC 606, Revenue from Contracts with Customers. Revenue is recognized upon the transfer of control of promised products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities. Contracts with customers are generally non-cancellable and consideration paid by the customer for software licenses and services received from the Company is nonrefundable. As such, the Company does not estimate an allowance for refunds of services.

Payment terms and conditions vary by contract type, although the Company’s terms generally include a requirement of payment within 30 to 60 days from the invoice date. In instances where the timing of revenue recognition differs from the timing of payment, the Company has determined that its contracts generally do not include a significant financing component. The primary purpose of the Company’s invoicing terms is to provide customers with simplified and predictable ways of purchasing the Company’s products and services, not to receive financing from its customers or to provide customers with financing, such as in the case of a multi-year term-based software license agreement that is invoiced annually with the software license revenue recognized upfront.

The Company determines revenue recognition based on the following steps:

1.
Identification of the contract, or contracts, with the customer
2.
Identification of the performance obligations in the contract
3.
Determination of the transaction price
4.
Allocation of the transaction price to the performance obligations in the contract
5.
Recognition of the revenue when, or as, a performance obligation is satisfied

Subscription Revenue

Subscription revenue consists of revenue from software-as-a-service (SaaS), post-contract customer support (PCS), and cloud computing.

SaaS arrangements with customers provide the customer with continuous access to the Company’s hosted software platform over the contractual period. SaaS revenue is recognized ratably over the contract term beginning on the date access to the platform is provided, consistent with the transfer of control of the SaaS subscription to the customer.

Cloud computing service fees are paid by those customers who choose to install and access their licensed software on a month-to-month subscription to a cloud hosting service offered by the Company, rather than manage it themselves. The Company’s performance obligation is to provide cloud computing services on a consumption basis during the contract term and the consideration received is based on customer consumption. The Company invoices for cloud computing services on a monthly basis as the service is utilized.

PCS includes unspecified technical enhancements, customer support, and maintenance for licensed software. Revenue from PCS is recognized ratably over the contractual term of the arrangement, consistent with the pattern of benefit to the customer, beginning on the date the service is made available to the customer.

License Revenue

License revenue consists of license revenue from both the Company’s term-based and perpetual software licenses (collectively referred to herein as licensed software). The Company satisfies its performance obligation and recognizes

ONESTREAM SOFTWARE LLC

revenue for licensed software at the point in time when the customer is able to use and benefit from the software, which is generally when it is first made available to the customer or upon commencement of the license term, if later.

The typical length of a customer contract for term-based licensed software is three years and customers are generally invoiced in equal annual installments at the beginning of each year within the contractual period.

Professional Services and Other Revenue

Professional services and other revenue consist of fees associated with implementation and consulting services and training. Services do not result in significant customization of the software and are considered distinct. A substantial majority of the professional service contracts are provided on a time and materials basis and the related revenue is recognized as the service hours are performed. For time and materials projects, the Company invoices for services as the work is incurred.

Contracts with Multiple Performance Obligations

The Company has contracts with customers that contain multiple performance obligations that are distinct and are accounted for separately. For contracts with multiple performance obligations, such as licensed software sold with PCS, the transaction price is allocated to the separate performance obligations based on the relative stand‑alone selling price (SSP) of each distinct performance obligation.

The Company estimates SSP at contract inception considering all information that is reasonably available and is based on the amount of consideration for which the Company expects to be entitled in exchange for transferring the promised good or service to the customer. Judgment is required to determine the SSP for each distinct performance obligation. In instances where the SSP is not directly observable because the Company does not sell the product or service separately, the Company estimates the SSP considering market conditions, historical pricing relationships, peer data, industry data for similar products, and other observable inputs. Maximizing the use of observable inputs, the Company determined the pricing relationship between the licensed software and PCS which attributes the majority of the contract value to the licensed software and a minority to PCS.

Contract Modifications

In limited situations, the Company enters into agreements to modify previously executed contracts, which constitute contract modifications. The Company assesses each of these contract modifications to determine (i) if the additional products and services are distinct from the products and services in the original arrangement; and (ii) if the amount of consideration expected for the added products and services reflects the stand-alone selling price of those products and services, as adjusted for contract-specific circumstances. A contract modification meeting both criteria is accounted for as a separate contract. A contract modification not meeting both criteria is considered a change to the original contract, which the Company accounts for on either: (i) a prospective basis as a termination of the existing contract and the creation of a new contract; or (ii) a cumulative catch-up basis. Generally, the Company’s contract modifications meet both criteria and are accounted for as a separate contract, as adjusted for contract-specific circumstances.

Contract Balances

Accounts receivable are recorded at the invoice amount, net of allowance for doubtful accounts and credit losses. A receivable is recorded in the period the Company delivers products or provides services, or when it has an unconditional right to payment. In multi-year agreements, the Company generally invoices customers in equal annual installments at the beginning of each year within the contractual period. The Company records a receivable for multi-year licensed software, whether or not billed, to the extent it has an unconditional right to receive payment in the future related to those licenses.

The Company estimates the amount of uncollectible accounts receivable at the end of each reporting period and provides a reserve when needed based on an assessment of various factors including the aging of the receivable balance, historical experience, and expectations of forward-looking loss estimates. When developing the expectations

ONESTREAM SOFTWARE LLC

of forward-looking loss estimates, the Company takes into consideration forecasts of future economic conditions, information about past events, such as historical trends of write-offs, and customer-specific circumstances, such as bankruptcies and disputes. Accounts receivable are written off when deemed uncollectible. Customer payment terms are typically net 30 to 60 days. As of December 31, 2022 and 2023, the balance in the allowance for doubtful accounts was $0.5 million and $1.2 million, respectively. The Company recorded bad debt expense of $0.5 million and $1.6 million for the years ended December 31, 2022 and 2023, respectively, which is presented in the consolidated statements of operations as general and administrative expenses.

Deferred revenue consists of customer billings in advance of revenue being recognized. The Company primarily invoices its customers for SaaS arrangements, PCS, and term-based software licenses in equal annual installments at the beginning of each year within the contractual period, though certain contracts require invoicing for the entire arrangement in advance. Amounts anticipated to be recognized within one year of the balance sheet date are recorded on the consolidated balance sheets as deferred revenue, current; the remaining portion is recorded as deferred revenue, noncurrent.

The balance of deferred revenue will fluctuate based on timing of invoices and recognition of revenue. The amount of revenue recognized during the years ended December 31, 2022 and 2023 that was included in deferred revenue at the beginning of each period was $59.9 million and $112.5 million, respectively.

Transaction Price Allocated to Remaining Performance Obligations

The transaction price allocated to remaining performance obligations represents contracted revenue that has not yet been recognized, which includes unearned revenue and unbilled amounts that will be recognized as revenue in future periods. The transaction price allocated to the remaining performance obligations is influenced by several factors, including seasonality, the timing of renewals, the timing of delivery of software licenses, average contract terms, and foreign currency exchange rates. Unbilled portions of the remaining performance obligations denominated in foreign currencies are revalued each period based on the period end exchange rates. Unbilled portions of the remaining performance obligations are subject to future economic risks including bankruptcies, regulatory changes, and other market factors.

The aggregate amount of the transaction price allocated to remaining performance obligations as of December 31, 2023 was $897.7 million. The Company expects to recognize approximately 35% of this amount as revenue in the next 12 months with the remaining balance recognized thereafter.

Deferred Commissions

The Company pays commissions for new sales of SaaS, cloud computing, and licensed software arrangements. Incremental sales commissions that are related to the acquisition of customer contracts are capitalized as deferred commissions on the consolidated balance sheets. The Company determines whether costs should be deferred based on whether the commissions are, in fact, incremental and would not have occurred absent the customer contract. The Company generally does not pay commissions for renewal contracts and therefore a portion of the commissions paid for new contracts relates to future renewals.

Commissions incurred upon the acquisition of SaaS contracts are amortized over an estimated period of benefit of five years. Commissions incurred upon the acquisition of month-to-month cloud computing contracts are amortized over an estimated period of benefit of 12 months. Commissions incurred upon the initial acquisition of licensed software contracts are allocated in proportion to the allocation of the transaction price of the license and PCS performance obligations. Commissions allocated to the license are expensed at the time the license revenue is recognized, while commissions allocated to PCS are amortized over an estimated period of benefit of five years Capitalized commission costs are recorded as deferred commissions on the consolidated balance sheets and amortized to sales and marketing in the consolidated statements of operations.

The Company determines the period of benefit for commissions related to subscription sales by taking into consideration the historical initial and renewal contractual terms, estimated renewal rates, and the technological life of the platform and related significant features.

ONESTREAM SOFTWARE LLC

The Company periodically reviews deferred commissions to determine whether events or changes in circumstances have occurred that could impact the period of benefit. There were no impairment losses recorded during the years ended December 31, 2022 and 2023.

Cost of Revenues

Cost of Subscription Revenue

Cost of subscription revenue consists of costs related to cloud computing and supporting the Company’s customers. These expenses are primarily comprised of third-party direct server and cloud storage costs and employee costs related to providing software maintenance and customer support.

Cost of Professional Services and Other Revenue

Cost of professional services and other revenue primarily consist of expenses directly related to the implementation of the Company’s licensed software and costs to train the Company’s customers and partners. These expenses are primarily comprised of employee compensation costs related to implementation and training services.

Equity-based Compensation

In 2019, the Company implemented a common unit option plan and an incentive compensation unit (ICU) plan, collectively referred to as Unit Award Plans, which are designed to attract and retain talent. Eligible participants include employees, managers of the board, and consultants. All equity-based awards vest based on continued service over the vesting period, which is four years, at a rate of 25% on the first anniversary of the vesting commencement date and 1/48th each month, thereafter.

The common unit options contain a forfeiture provision whereby upon voluntary termination by the option holder, the Company has the right to require the option holder to (i) sell all or a portion of any common units acquired by the optionee at a price equal to the lesser of (a) the aggregate fair market value of such common units on the date of such repurchase and (b) the aggregate common unit option price paid for the option units and (ii) surrender vested common unit options held by such optionee without consideration. In the event that a distribution related to the common unit options is probable to occur, the Company recognizes expense and records a liability equal to the present value of cash to be paid. No such distribution was deemed probable to occur during the years ended December 31, 2022 and 2023.

The ICUs are issued as profits interests in the LLC for U.S. federal income tax purposes and do not require the payment of an exercise price, but rather entitle the holder to participate in the future appreciation of the common units from and after the date of grant. Each ICU is granted with a threshold price applicable to such common unit. The threshold price represents the cumulative distributions that are required to have been made by the Company pursuant to the OneStream Software LLC operating agreement before a grantee is entitled to receive any distributions or payments in respect of such grantee’s common units.

The ICUs are accounted for as equity-based compensation. The Company recognizes expense related to ICUs evenly over the requisite service period. The Company accounts for forfeitures when they occur.

The Company accounts for ICUs based on their estimated grant date fair values. The Company estimates the fair value of its ICUs using an option-pricing model. Determining the grant date fair value of the Company’s units using an option-pricing model requires management to make assumptions and judgments. These estimates involve inherent uncertainties and, if different assumptions had been used, equity-based compensation expense could have been materially different from the amounts recorded.

The assumptions and estimates are as follows:

Fair Value of Underlying Units: Fair value of the common units underlying the ICUs has been established by the Company’s Board of Managers and was based on the valuation analyses performed by a third-party valuation firm. Given the absence of a public trading market for the units, the Company and its Board of Managers considered a third-party valuation and other factors including, but not limited to, a review of the Company, its business, its management and Board of Managers, its financial performance, projections, and capital structure, its market and competitors, the general economy, and other relevant factors.

ONESTREAM SOFTWARE LLC

Expected volatility: Expected volatility for the Company was estimated based on the historical average price volatilities of several publicly traded companies that are industry peers over a period equivalent to the expected term of the awards.

Expected term: As the Company does not have sufficient historical data relating to ICUs, the expected term of the ICUs was estimated using the simplified method, for which the expected term is presumed to be the mid-point between the vesting date and the end of the contractual term.

Risk-free interest rate: The risk-free rate for the expected term of the ICUs was based on the United States Treasury yield curve in effect during the period the ICUs were granted.

Estimated dividend yield: The estimated dividend yield is zero, as the Company does not currently intend to declare dividends in the foreseeable future.

There were no ICUs granted during the years ended December 31, 2022 or 2023.

Research and Development

Research and development costs are expensed as incurred. Research and development costs consist primarily of employee compensation related costs associated with new product development and enhancements to existing software products.

Advertising Costs

Advertising costs are expensed as incurred and recorded in the consolidated statements of operations as sales and marketing expense. The Company recorded advertising costs of $4.3 million and $1.6 million for the years ended December 31, 2022 and 2023, respectively.

Leases

The Company determines if an arrangement is a lease at contract inception. Leases arise from contracts that convey the right to control the use of identified property or equipment for a period of time in exchange for consideration. Leases are classified at commencement as either operating or finance leases. As of December 31, 2022 and 2023, all of the Company’s leases were classified as operating leases. Rent expense for operating leases is recognized on a straight-line basis over the lease term beginning on the lease commencement date.

Right-of-use (ROU) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. In determining the present value of lease payments, the Company uses its secured incremental borrowing rate (IBR) based on the information available at the lease commencement date, including the lease term. In determining the appropriate IBR, the Company considers information including, but not limited to, the lease term and the currency in which the arrangement is denominated. The Company’s lease agreements may contain options to extend or terminate the lease. Such options are included in the lease term when they are considered reasonably certain to be exercised. ROU assets are subject to evaluation for impairment or disposal on a basis consistent with other long-lived assets.

The Company’s lease agreements do not contain any material variable lease payments, any material residual value guarantees, or any material restrictions or covenants. Any leases with an initial term of 12 months or less are not recorded on the consolidated balance sheet.

Income Taxes

The Company is treated as a partnership for U.S. federal income tax purposes. Consequently, federal income taxes are not payable or provided for by the Company. Instead, members are taxed individually on their pro rata ownership share of the Company’s earnings. The Company’s net income or loss is allocated among the members in accordance with the Company’s operating agreement. Certain distributions are made by the Company periodically to

ONESTREAM SOFTWARE LLC

provide cash flow to the members to cover their income tax obligations associated with flow‑through income allocations. The Company is subject to state income taxes in jurisdictions that tax partnerships at an entity level.

The foreign subsidiaries of the Company are required to pay foreign taxes based on the laws of the country in which the foreign subsidiary conducts business.

The Company follows the asset and liability method of accounting for income taxes under ASC 740, Income Taxes. Deferred income taxes are recognized by applying the enacted tax rates expected to be in effect in future years to the differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as net operating losses and tax credit carryforwards. The measurement of deferred tax assets is reduced by a valuation allowance when it is more likely than not that some portion of the deferred tax assets will not be realized.

For the tax benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities based on the technical merits of the position. For such positions, the largest benefit that has a greater than 50% likelihood of being realized upon settlement is recognized in the Company’s consolidated financial statements. The Company has elected to record future penalties and interest related to income taxes within its income tax provision.

Membership Interest

As of December 31, 2023, the Company’s ownership was comprised of 120,754,717 Series A preferred units outstanding, all owned by KKR Dream Holdings LLC, 7,538,791 Series B preferred units outstanding, held by multiple members, and 79,300,658 common units outstanding, of which 92% was owned by OneStream Software Holdings Corp. with the remaining held by multiple members.

As of December 31, 2023, the Company was authorized to issue 247,680,095 common units, 120,754,717 Series A preferred units, 7,538,791 Series B preferred units, an unlimited number of ICUs, and options directly and indirectly exercisable for, convertible into, or exchangeable for not more than 40,141,304 common units; provided, however, the Company shall only be authorized to issue ICUs to the extent that the total number of ICUs and common units directly or indirectly issuable upon exercise, conversion or exchange of options does not exceed 40,141,304.

Common units each carry the right for the Member owning it to cast one vote per unit on any matter to be approved by the Members. Each ICU carries the right for the member owning it to cast one vote per unit and once vested, holders of ICUs will participate in distributions. Refer to Note 8, Convertible Preferred Units, for disclosure on the rights and preferences of the convertible preferred units.

JOBS Act Accounting Election

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups (JOBS) Act of 2012. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. The Company has elected to use the extended transition period under the JOBS Act for the adoption of certain accounting standards until the earlier of the date the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the financial statements of the Company may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Recently Adopted Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost, including trade receivables. ASU No. 2016-13 replaces the previous incurred loss impairment model with an expected loss model that requires the use of forward-looking information to calculate credit loss estimates. The Company adopted this standard on January 1, 2023. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

ONESTREAM SOFTWARE LLC

Recently Issued Accounting Pronouncements Not Yet Adopted

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this update improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses that are regularly provided to the chief operating decision maker. Additionally, the guidance will be applied retrospectively and will be effective for the Company for its fiscal year ended December 31, 2024 and interim periods thereafter. The Company is currently evaluating the impact that the adoption of this ASU will have on its consolidated financial statements.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The amendments in this update provide more transparency into income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. The guidance will be applied prospectively and is effective for annual periods beginning after December 15, 2024, with the option to apply retrospectively. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of this ASU will have on its consolidated financial statements.

NOTE 3 – CASH, CASH EQUIVALENTS, AND MARKETABLE SECURITIES

As of December 31, 2022, the Company’s cash, cash equivalents, and marketable securities consisted of cash, money market funds, and fixed income mutual funds. The fixed-income mutual funds did not have stated contractual maturity dates; however, the underlying investments held by the funds had an average maturity of less than two years. As of December 31, 2023, the Company’s cash and cash equivalents consisted of cash and money market funds. The following table summarizes, by major security type, the Company’s cash, cash equivalents, and marketable securities that are measured at fair value on a recurring basis and are categorized using the fair value hierarchy (in thousands):

	As of December 31, 2023
	Cost	Net Unrealized Gains (Losses)	Total Fair Values	Cash and Cash Equivalents
Cash	$16,479	$—	$16,479	$16,479
Level 1:
Money market funds	100,608	—	100,608	100,608
Total	$117,087	$—	$117,087	$117,087

	As of December 31, 2022
	Cost	Net Unrealized Losses	Total Fair Values	Cash and Cash Equivalents	Marketable Securities
Cash	$11,652	$—	$11,652	$11,652	—
Level 1:
Money market funds	3,035	—	3,035	3,035	—
Mutual funds	90,465	(4,313)	86,152	—	86,152
Total	$105,152	$(4,313)	$100,839	$14,687	$86,152

For the years ended December 31, 2022 and 2023, the Company recorded realized losses of $0.8 million and realized gains of $1.2 million on the sale of marketable securities, respectively, within other expense, net in the consolidated statements of operations. As of December 31, 2022 and 2023, the Company did not have material gross unrealized gains with respect to marketable equity securities.

ONESTREAM SOFTWARE LLC

NOTE 4 – PROPERTY AND EQUIPMENT

The Company’s property and equipment, net consisted of the following (in thousands):

	As of December 31,
	2022	2023
Leasehold improvements	$5,787	$7,566
Capitalized software costs	5,173	4,172
Furniture and equipment	5,458	3,265
Construction in progress	16	583
Gross property and equipment	16,434	15,586
Less: Accumulated depreciation and amortization	(6,918)	(5,320)
Property and equipment, net	$9,516	$10,266

Depreciation and amortization expense was $2.7 million and $2.9 million for the years ended December 31, 2022 and 2023, respectively.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Commitments

The Company leases office space under non-cancelable operating leases with various expiration dates from 2024 to 2034.

The following lease costs were included in the consolidated statements of operations and comprehensive loss (in thousands):

	Year Ended December 31,
	2022	2023
Operating lease cost	$2,690	$3,560
Short-term lease cost	812	731
Variable lease cost	643	976
Total lease cost	$4,145	$5,267

Supplemental information relating to operating leases is presented below:

	Year Ended December 31,
	2022	2023
Cash paid for operating lease liabilities (in thousands)	$2,706	$3,001
Weighted-average remaining lease term (in years)	8	8
Weighted-average discount rate	3.5%	4.3%

ONESTREAM SOFTWARE LLC

The Company’s future minimum commitments under leases, service agreements, and other contractual commitments as of December 31, 2023 is as follows (in thousands):

	Operating Lease Obligations	Future Purchase Obligations
Years ending December 31,
2024	$3,763	$21,167
2025	3,710	21,062
2026	3,426	4,480
2027	2,284	—
2028	2,202	—
2029 and thereafter	8,777	—
Total payments	24,162	$46,709
Less: imputed interest	(3,678)
Less: lease incentives	(304)
Less: leases less than 12 months	(153)
Total lease liabilities	$20,027

In June 2022, the Company entered into a five-year consumption agreement with a vendor whereby the Company committed to purchase $300.0 million of data center, cloud, and IT services with no minimum annual spending requirement (excluded from the table above). As of December 31, 2023, the total remaining commitment under this agreement was $246.5 million.

Guarantees and Indemnifications

The Company’s cloud computing and licensed software sales agreements normally include indemnification provisions for customer liabilities resulting from third party claims that its products infringe third party intellectual property rights. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations in its consolidated financial statements. Certain of the Company’s sales agreements also include indemnification provisions for customer liabilities incurred as a result of a breach of confidentiality. The Company’s cloud computing service provider indemnifies the Company for up to 24 months of fees for data breaches. It is not possible to determine the maximum potential amount under these indemnification agreements due to the limited and infrequent history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement.

The Company includes service level commitments to its customers, typically regarding certain levels of uptime reliability and performance, and if the Company fails to meet those levels, customers can receive credits and, in limited cases, terminate their relationship with the Company. To date, the Company has not incurred any material costs as a result of such commitments.

The Company is occasionally required, for various reasons, to enter into financial guarantees with third parties in the ordinary course of business including, among others, guarantees related to letters of credit on behalf of parties with whom it conducts business. Such agreements have not had a material effect on the Company’s consolidated financial statements.

The Company has also agreed to indemnify its Board of Managers and executive officers for costs associated with any fees, expenses, judgments, fines, and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a board member or officer, including any action by the Company, arising out of that person’s services as the Company’s board member or officer or that person’s services provided to any other company or enterprise at the Company’s request. The Company maintains board member and officer insurance coverage that would generally enable the Company to recover a portion of any future amounts paid. The Company may also be subject to indemnification obligations by law with respect to the actions of its employees under certain circumstances and in certain jurisdictions.

ONESTREAM SOFTWARE LLC

NOTE 6 – DEBT

Revolving Credit Facility

In January 2020, the Company entered into a revolving credit facility with a bank that allowed the Company to borrow up to $50.0 million for working capital and for other general corporate purposes through December 31, 2024, with an option to request an increase in available borrowings by an additional $25.0 million. In October 2023, the Company entered into an amended and restated revolving credit facility (the Credit Facility) that established a syndicate including two additional banks, increased the borrowing capacity from $50.0 million to $150.0 million, and extended the maturity date of the Credit Facility to October 27, 2028. In connection with the amendment and restatement, the Company incurred $0.5 million of financing costs which have been recorded as other noncurrent assets in the consolidated balance sheet. As of December 31, 2022 and 2023, the Company had $3.5 million and zero drawn under the Credit Facility, respectively.

Under the terms of the Credit Facility, the Company has the option to borrow funds as either a secured overnight financing rate (SOFR) loan or alternate base rate (ABR) loan. Any advances drawn on the Credit Facility incur interest at an annual rate equal to the SOFR plus 250 basis points for SOFR loans and ABR plus 150 basis points for ABR loans. The SOFR is defined as, for any day, a rate per annum equal to SOFR for the day (such day, the SOFR Determination Date) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR rate day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR rate day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR rate day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. The ABR is defined as, for any day, a rate per annum equal to the greatest of (a) the prime rate in effect on such day, (b) the Federal Reserve Bank of New York (NYFRB) rate in effect on such day plus ½ of 1% and (c) Term SOFR for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding business day) plus 1%. Any undrawn portion of the Credit Facility is subject to a fee of 0.25% per annum. SOFR interest payments for interest periods of 3 months or less are due at the end of the interest period. SOFR interest payments for interest periods greater than 3 months are due on 3-month intervals following the borrowing. ABR interest and fees are payable quarterly in arrears with the principal and any accrued and unpaid interest due on October 27, 2028. Interest expense on the Credit Facility is recorded in the consolidated statements of operations as interest expense, net and fees are recorded as general and administrative expenses. Interest expense and fees on the Credit Facility were not material during the years ended December 31, 2022 and 2023.

Under the terms of the Credit Facility, the Company must maintain compliance with certain negative and affirmative covenants, including financial covenants and covenants relating to the incurrence of other indebtedness, the occurrence of a material adverse change, the disposition of assets, mergers, acquisitions and investments, the granting of liens, and the payment of dividends. The Company must also not permit the ratio of indebtedness to total recurring revenue for the most recent trailing four quarters to exceed 0.50 to 1.00, and is required to maintain $50.0 million in liquidity. The Credit Facility is secured by substantially all the assets of the Company. The Company was compliant with the financial covenants contained in the agreement as of December 31, 2022 and 2023.

NOTE 7 – INCOME TAXES

Loss before income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2022	2023
Domestic	$(68,048)	$(32,744)
Foreign	3,241	5,229
Loss before income taxes	$(64,807)	$(27,515)

ONESTREAM SOFTWARE LLC

Provision for income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2022	2023
Current:
Federal	$—	$—
Foreign and state	659	1,416
Provision for income taxes	$659	$1,416

A reconciliation of the U.S. federal income tax rate to the Company’s effective tax rate was as follows:

	Year Ended December 31,
	2022	2023
U.S. federal taxes at statutory tax rate	21%	21%
Rate benefit from flow-through partnership structure	(21)	(21)
Foreign and state income taxes	1	5
Provision for income taxes	1%	5%

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities, operating loss carryforwards, and tax credit carryforwards were not material as of December 31, 2022 and 2023.

The Company does not consider unremitted earnings from foreign subsidiaries as permanently reinvested as of December 31, 2023, and the resulting taxes were not material for the year ended December 31, 2023.

The Company had no material uncertain tax positions as of December 31, 2022 and 2023. No material interest or penalties were recognized in the consolidated statements of operations for the years ended December 31, 2022 and 2023. The Company does not anticipate that any unrecognized tax benefits will significantly increase within the next 12 months.

The Company is not currently under audit in the area of income tax in any jurisdiction. The audit statute is generally open for years beginning after 2020 for U.S. federal and state jurisdictions and ranges from 2018 to 2022 for foreign jurisdictions.

NOTE 8 – CONVERTIBLE PREFERRED UNITS

The Company had 120,754,717 Series A convertible preferred units authorized, issued, and outstanding with a carrying value of $10.0 million and had 7,538,791 Series B convertible units authorized, issued, and outstanding with a carrying value of $199.7 million as of December 31, 2022 and 2023.

Voting

The holders of preferred units are entitled to vote, together with the holders of common units, on all matters to be approved by the members. Each convertible preferred unitholder is entitled to cast one vote per common unit that would be held on an as-converted basis.

For as long as the holders of Series A preferred units collectively own 40% or more of the outstanding common unit equivalents, the Series A preferred unit holders, collectively, are entitled to elect a number of members equal to the authorized number of managers of the Board multiplied by 50.1%. The remaining managers are to be elected by the Company and jointly by the Company and the holders of Series A preferred units.

ONESTREAM SOFTWARE LLC

Series B preferred unitholders do not have the right to elect members of the Board of Managers.

Dividends

Proceeds available for distribution and any capital transaction proceeds will be distributed, at the discretion the Company’s Board of Managers, on a pro rata basis, first to the holders of preferred units and second to the holders of common units and ICUs.

Conversion

Each preferred unit is convertible, at the option of the holder, into a number of fully paid and non-assessable common units on a one-for-one basis. The conversion rate is subject to adjustment from time to time for the effect of a split or combination of the outstanding common units.

Each convertible preferred unit shall automatically be converted into common units upon the earliest to occur, or immediately prior to the closing of, a qualified IPO or effectiveness of the registration statement in connection with a qualified direct listing, or upon the receipt by the Company of a written request for such conversion from a majority of preferred unit holders.

Liquidation

In settling accounts upon dissolution, winding up, and liquidation of the Company, holders of preferred units have preference equal to the aggregate amount contributed over holders of common units and ICUs to the assets of the Company distributed in liquidation.

Redemption

The preferred units can only be redeemed upon ordinary liquidation or dissolution of the Company.

NOTE 9 – EMPLOYEE COMPENSATION

Equity Award Plans

There were no ICUs granted and 89,286 ICUs forfeited during the year ended December 31, 2023. The following table summarizes ICUs outstanding and vested (in thousands, except per share data):

	ICUs	Weighted- Average Threshold Price	Weighted- Average Remaining Contractual Term (Years)	Weighted- Average Grant Date Fair Value
Outstanding as of December 31, 2023	8,633	$4.73	5.87	$3.59
Vested as of December 31, 2023	8,037	$4.66	5.79	$3.28

The total fair value of ICUs vested during the year ended December 31, 2023 was $5.9 million. The aggregate intrinsic value of ICUs outstanding as of December 31, 2023 was $84.4 million.

As of December 31, 2023, unrecognized equity-based compensation cost related to outstanding unvested ICUs that are expected to vest was $4.6 million, which is expected to be recognized over a weighted-average period of 1.0 year.

ONESTREAM SOFTWARE LLC

The following table summarizes common unit option activity for the year ended December 31, 2023 (in thousands, except per share data):

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding as of December 31, 2022	19,952	$7.87	8.01
Granted	10,146	10.88
Forfeited	(1,282)	9.13
Exercised	(55)	4.45
Outstanding as of December 31, 2023	28,761	$8.65	7.69
Vested and exercisable as of December 31, 2023	12,739	$6.97	6.81

The weighted-average grant date fair value of common unit options granted was $7.42 for the year ended December 31, 2023. During the year ended December 31, 2023, the Company recognized compensation expense of $2.4 million related to certain modifications to the terms of common unit options held by certain terminated employees whereby the Company waived its repurchase right. Otherwise, no compensation expense for the common unit options was recognized during the years ended December 31, 2022 and 2023, as a distribution related to these awards was not deemed probable.

Equity-based compensation expense was classified as follows in the consolidated statements of operations (in thousands):

	Year Ended December 31,
	2022	2023
Cost of professional services and other	$78	$15
Sales and marketing	2,847	3,938
Research and development	812	518
General and administrative	4,526	3,799
Total equity-based compensation	$8,263	$8,270

Postretirement Benefits

On October 1, 2013, the Company initiated the OneStream Software 401(k) Plan. The Company’s 401(k) Plan is qualified under Section 401 of the Internal Revenue Code and is available to all full-time employees with tax-deferred salary deductions and alternative investment options. Employees may contribute up to 100% of their salary up to the statutory prescribed annual limit. The 401(k) Plan provides for the Company to make a discretionary contribution at the end of the plan year, which coincides with the Company’s fiscal year. The Company also makes contributions to other postretirement plans of non-U.S. employees based on statutory regulations in place in their respective countries.

The Company recorded $4.3 million and $5.9 million of expense related to employer contributions to postretirement benefit plans for the years ended December 31, 2022 and 2023, respectively.

NOTE 10 – RELATED PARTY TRANSACTIONS

The Company is party to consulting and software development services agreements with DataSense LLC (DataSense), a privately owned company that is focused on productized data science solutions. The Company’s co-founder and chief executive officer, Thomas Shea, is the father of Andrew Shea, who is the chief executive officer of, and an equity holder in, DataSense. The Company holds an equity method investment in DataSense that was immaterial in all periods presented. The Company paid $3.5 million under the consulting and software development agreements with DataSense, which are included in the Company’s research and development expenses for the year ended December 31, 2023. There were no outstanding amounts due to or from DataSense as of December 31, 2023. Related party transactions were not material to the Company’s consolidated financial statements as of and for the year ended December 31, 2022.

ONESTREAM SOFTWARE LLC

NOTE 11 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events after the balance sheet date through March 14, 2024, the date the consolidated financial statements were available for issuance.

In February 2024, the Company’s Board of Managers increased the Company’s common units available for issuance to 258,180,095, which includes an increase in options available for issuance to 50,641,304.

NOTE 12 - EVENTS SUBSEQUENT TO DATE OF AUDITOR’S REPORT (Unaudited)

DataSense Acquisition

On May 1, 2024, the Company acquired the remaining issued and outstanding membership interests of DataSense not previously owned by the Company. The aggregate consideration under the purchase agreement consisted of $7.7 million in cash, including $0.5 million deposited into a post-closing escrow account, and 1,023,720 common units of OneStream Software LLC, of which 1,009,302 are subject to performance-based vesting conditions measured on an annual basis over four years and service-based conditions tied to the four founders. The Company is in the process of determining the fair value of these common units. In connection with the transaction, the Company’s Board of Managers increased the Company’s common units available for issuance to 259,236,840.

ONESTREAM, INC.

CONDENSED Consolidated Balance SheetS

(in thousands, except share amounts)

(Unaudited)

	As of
	December 31, 2023	September 30, 2024
Assets
Current assets:
Cash and cash equivalents	$117,087	$495,458
Accounts receivable, net	107,308	113,525
Unbilled accounts receivable	31,519	23,753
Deferred commissions	17,225	19,238
Prepaid expenses and other current assets	13,098	11,504
Total current assets	286,237	663,478
Unbilled accounts receivable, noncurrent	2,009	1,291
Deferred commissions, noncurrent	41,030	42,421
Operating lease right-of-use assets	18,559	17,953
Property and equipment, net	10,266	10,513
Intangible assets, net	—	2,842
Goodwill	—	9,277
Other noncurrent assets	3,458	2,334
Total assets	$361,559	$750,109
Liabilities and stockholders’ / members’ equity
Current liabilities:
Accounts payable	$8,274	$19,246
Accrued compensation	22,436	23,333
Accrued commissions	10,158	6,702
Deferred revenue, current	177,465	205,801
Operating lease liabilities, current	2,505	3,318
Other accrued expenses and current liabilities	11,532	12,607
Total current liabilities	232,370	271,007
Deferred revenue, noncurrent	5,141	4,157
Operating lease liabilities, noncurrent	17,522	16,538
Other noncurrent liabilities	—	199
Total liabilities	255,033	291,901
Commitments and contingencies (Note 6)
Stockholders’ / members’ equity:
Members’ interest	107,151	—
Preferred stock, $0.0001 par value, 100,000,000 shares authorized, no shares issued or outstanding as of September 30, 2024	—	—
Class A common stock, $0.0001 par value, 2,500,000,000 shares authorized, 28,265,084 shares issued and outstanding as of September 30, 2024	—	3
Class B common stock, $0.0001 par value, 300,000,000 shares authorized, no shares issued and outstanding as of September 30, 2024	—	—
Class C common stock(1), $0.0001 par value, 300,000,000 shares authorized, 74,135,230 shares issued and outstanding as of September 30, 2024	—	7
Class D common stock(1), $0.0001 par value, 600,000,000 shares authorized, 132,081,358 shares issued and outstanding as of September 30, 2024	—	13
Additional paid-in capital	—	630,354
Accumulated other comprehensive loss	(625)	(450)
Accumulated deficit	—	(299,885)
Total stockholders’ equity attributable to OneStream, Inc. / members’ equity	106,526	330,042
Non-controlling interests	—	128,166
Total stockholders’ / members’ equity	106,526	458,208
Total liabilities and stockholders’ / members’ equity	$361,559	$750,109
(1)
Each share of Class C common stock is convertible at any time at the option of the holder into one share of Class B common stock, and each share of Class D common stock is convertible at any time at the option of the holder into one share of Class A common stock. Refer to Note 9 in the accompanying notes for details.

The accompanying notes are an integral part of these condensed consolidated financial statements.

ONESTREAM, INC.

CONDENSED Consolidated StatementS of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2024	2023	2024
Revenues:
Subscription	$79,419	$110,722	$215,340	$309,542
License	19,495	11,734	32,939	24,818
Professional services and other	8,090	6,684	24,048	22,572
Total revenue	107,004	129,140	272,327	356,932
Cost of revenues:
Subscription	19,366	32,386	53,247	82,007
Professional services and other	10,159	32,015	30,769	53,397
Total cost of revenue	29,525	64,401	84,016	135,404
Gross profit	77,479	64,739	188,311	221,528
Operating expenses:
Sales and marketing	42,226	162,700	136,241	263,225
Research and development(1)	13,859	83,040	39,614	119,916
General and administrative	14,391	74,170	43,176	110,509
Total operating expenses	70,476	319,910	219,031	493,650
(Loss) income from operations	7,003	(255,171)	(30,720)	(272,122)
Interest income, net	1,133	5,022	2,702	8,319
Other income (expense), net	(1,072)	772	(2,894)	2,263
(Loss) income before income taxes	7,064	(249,377)	(30,912)	(261,540)
(Benefit) provision for income taxes	300	(32)	770	614
Net (loss) income	$6,764	$(249,345)	$(31,682)	$(262,154)
Less: Net loss attributable to non-controlling interests	—	(77,402)	—	(77,402)
Net (loss) income attributable to OneStream, Inc.	$6,764	$(171,943)	$(31,682)	$(184,752)
Net loss per share of Class A and Class D common stock–basic and diluted(2)		(1.06)		(1.06)
Weighted-average shares of Class A and Class D common stock outstanding–basic and diluted(2)		160,300		160,300

(1)
Amounts include certain expenses incurred with related parties. Refer to Note 14 in the accompanying notes for details.
(2)
Represents net loss per share of Class A common stock and Class D common stock and weighted-average shares of Class A common stock and Class D common stock outstanding for the period following the Reorganization Transactions as described in Note 1, Organization and Description of Business. Refer to Note 13, Net Loss per Share, in the accompanying notes for additional details.

The accompanying notes are an integral part of these condensed consolidated financial statements.

ONESTREAM, INC.

CONDENSED Consolidated Statements of Comprehensive INCOME (Loss)

(in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2024	2023	2024
Net (loss) income	$6,764	$(249,345)	$(31,682)	$(262,154)
Other comprehensive (loss) income:
Foreign currency translation	379	244	513	(31)
Comprehensive (loss) income	$7,143	$(249,101)	$(31,169)	$(262,185)
Less: Comprehensive loss attributable to non-controlling interests	—	(77,347)	—	(77,347)
Comprehensive (loss) income attributable to OneStream, Inc.	$7,143	$(171,754)	$(31,169)	$(184,838)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ONESTREAM, INC.

CONDENSED Consolidated Statements of STOCKHOLDERS’ / Members’ Equity

(in thousands, except share/unit amounts)

(Unaudited)

		OneStream, Inc. Stockholders’ / Members’ Equity									Accumulated			Total
	Members’	Class A Common Stock		Class B Common Stock		Class C Common Stock		Class D Common Stock		Additional Paid-in	Other Comprehensive	Accumulated	Non-controlling	Stockholders’ / Members’
	Interest	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Interests	Equity
Balance as of December 31, 2023	$281,306	—	$—	—	$—	—	$—	—	$—	$—	$(625)	$(174,155)	$—	$106,526
Net loss	—	—	—	—	—	—	—	—	—	—	—	(4,959)	—	(4,959)
Equity-based compensation	1,113	—	—	—	—	—	—	—	—	—	—	—	—	1,113
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	(179)	—	—	(179)
Balance as of March 31, 2024	$282,419	—	$—	—	$—	—	$—	—	$—	$—	$(804)	$(179,114)	$—	$102,501
Net loss	—	—	—	—	—	—	—	—	—	—	—	(7,850)	—	(7,850)
Equity-based compensation	2,719	—	—	—	—	—	—	—	—	—	—	—	—	2,719
Units issued in connection with acquisition	244	—	—	—	—	—	—	—	—	—	—	—	—	244
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	(96)	—	—	(96)
Balance as of June 30, 2024	$285,382	—	$—	—	$—	—	$—	—	$—	$—	$(900)	$(186,964)	$—	$97,518
Activity prior to IPO and Reorganization Transactions:
Net loss	—	—	—	—	—	—	—	—	—	—	—	(1,835)	—	(1,835)
Equity-based compensation	1,096	—	—	—	—	—	—	—	—	—	—	—	—	1,096
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	64	—	—	64
Balance as of July 23, 2024	$286,478	—	$—	—	$—	—	$—	—	$—	$—	$(836)	$(188,799)	$—	$96,843
Effects of the IPO and Reorganization Transactions:
Effect of Reorganization Transactions	(286,478)	—	—	—	—	74,135,230	7	132,081,358	13	286,458	—	—	—	—
Equity-based compensation	—	—	—	—	—	—	—	—	—	204,435	—	—	—	204,435
Issuance of Class A common stock sold in initial public offering, net of underwriting discounts, commissions and offering costs	—	27,715,770	3	—	—	—	—	—	—	402,527	—	—	—	402,530
Stock option exercises	—	459,230	—	—	—	—	—	—	—	3,251	—	—	—	3,251
Repurchase of LLC Units	—	—	—	—	—	—	—	—	—	(56,663)	—	—	—	(56,663)
Allocation of equity to non-controlling interests	—	—	—	—	—	—	—	—	—	(262,603)	261	59,022	203,320	—
Activity subsequent to the IPO and Reorganization Transactions:
Net loss	—	—	—	—	—	—	—	—	—	—	—	(170,108)	(77,402)	(247,510)
Equity-based compensation	—	—	—	—	—	—	—	—	—	52,259	—	—	2,193	54,452
Stock option exercises	—	90,084	—	—	—	—	—	—	—	690	—	—	—	690
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	125	—	55	180
Balance as of September 30, 2024	$—	28,265,084	$3	—	$—	74,135,230	$7	132,081,358	$13	$630,354	$(450)	$(299,885)	$128,166	$458,208

The accompanying notes are an integral part of these condensed consolidated financial statements.

ONESTREAM, INC.

CONDENSED Consolidated Statements of STOCKHOLDERS’ / Members’ Equity

(in thousands, except share/unit amounts)

(Unaudited)

	OneStream Software LLC (Prior to the Reorganization Transactions)
	Convertible Preferred Units		Members’ Interest		Accumulated Other Comprehensive	Accumulated	Total Members’
	Units	Amount	Units	Amount	Loss	Deficit	Equity
Balance as of December 31, 2022	128,293,508	$209,733	79,245,283	$63,056	$(429)	$(145,224)	$127,136
Net loss	—	—	—	—	—	(23,075)	(23,075)
Equity-based compensation	—	—	—	2,728	—	—	2,728
Exercise of common unit options	—	—	55,375	247	—	—	247
Foreign currency translation	—	—	—	—	148	—	148
Balance as of March 31, 2023	128,293,508	$209,733	79,300,658	$66,031	$(281)	$(168,299)	$107,184
Net loss	—	—	—	—	—	(15,371)	(15,371)
Equity-based compensation	—	—	—	2,932	—	—	2,932
Foreign currency translation	—	—	—	—	(14)	—	(14)
Balance as of June 30, 2023	128,293,508	$209,733	79,300,658	$68,963	$(295)	$(183,670)	$94,731
Net income	—	—	—	—	—	6,764	6,764
Equity-based compensation	—	—	—	1,427	—	—	1,427
Foreign currency translation	—	—	—	—	379	—	379
Balance as of September 30, 2023	128,293,508	$209,733	79,300,658	$70,390	$84	$(176,906)	$103,301

The accompanying notes are an integral part of these condensed consolidated financial statements.

ONESTREAM, INC.

CONDENSED Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2023	2024
Cash flows from operating activities:
Net loss	$(31,682)	$(262,154)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,230	2,586
Noncash operating lease expense	1,669	2,303
Amortization of deferred commissions	12,661	15,206
Equity-based compensation	7,087	263,815
Other noncash operating activities, net	3,180	(1,402)
Changes in operating assets and liabilities:
Accounts receivable, net	(8,499)	967
Deferred commissions	(15,708)	(18,610)
Prepaid expenses and other assets	(6,407)	(1,395)
Accounts payable	(6,359)	15,720
Deferred revenue	33,298	27,349
Accrued and other liabilities	3,000	(8,371)
Net cash provided by (used in) operating activities	(5,530)	36,014
Cash flows from investing activities:
Purchases of property and equipment	(2,367)	(2,177)
Acquisition of business, net of cash acquired	—	(7,594)
Sales of marketable securities	87,339	—
Net cash (used in) provided by investing activities	84,972	(9,771)
Cash flows from financing activities:
Principal payments on finance lease obligation	(46)	—
Proceeds from initial public offering, net of underwriting discounts and commissions	—	409,598
Repurchase of LLC Units	—	(56,663)
Payments of deferred offering costs	—	(4,943)
Proceeds from option exercises	247	3,941
Repayments of borrowings on revolving credit facility	(3,500)	—
Net cash provided by (used in) financing activities	(3,299)	351,933
Effect of exchange rate changes on cash and cash equivalents	(94)	195
Net increase in cash and cash equivalents	76,049	378,371
Cash and cash equivalents - Beginning of period	14,687	117,087
Cash and cash equivalents - End of period	$90,736	$495,458
Supplemental disclosures of noncash investing and financing activities
Purchases of property and equipment included in liabilities	$932	$239
Lease liabilities arising from obtaining right-of-use assets	$6,861	$—
Deferred offering costs, accrued but unpaid	$—	$2,128

The accompanying notes are an integral part of these condensed consolidated financial statements.

ONESTREAM, INC.

Notes to condensed Consolidated Financial Statements

(Unaudited)

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

OneStream, Inc. (the Company or OneStream) was incorporated as a Delaware corporation on October 15, 2021 as a holding company for the purpose of facilitating an initial public offering (IPO) and other related transactions in order to carry on the business of OneStream Software LLC. OneStream Software LLC was formed in 2012 as a limited liability company (LLC) in the state of Michigan and converted to a state of Delaware LLC on February 5, 2019. OneStream delivers a unified, artificial intelligence-enabled and extensible software platform - the Digital Finance Cloud - that unifies core financial functions and broader operational data and processes within a single platform. OneStream’s customers are located throughout the world; however, they are primarily located in North America and Europe. OneStream is headquartered in Birmingham, Michigan and has international locations in Australia, Europe and Singapore.

Initial Public Offering

On July 25, 2024, the Company completed the IPO in which it sold 21,729,333 shares of its Class A common stock, par value $0.0001 per share, including the full exercise of the underwriters’ option to purchase additional shares, at a public offering price of $20.00 per share. The Company received net proceeds from the IPO of $409.6 million, net of underwriting discounts and commissions of $25.0 million, but before deducting offering expenses. The Company used $352.9 million of the proceeds to purchase 18,723,296 newly issued common units (LLC Units) of OneStream Software LLC and $56.7 million of the proceeds to purchase 3,006,037 issued and outstanding LLC Units from certain members of OneStream Software LLC in a “synthetic secondary” transaction (the IPO Synthetic Secondary), in each case at a price per share equal to the IPO price to the public, net of underwriting discounts and commissions.

Certain of the Company’s existing stockholders sold 6,445,667 shares of Class A common stock in the IPO at the public offering price of $20.00 per share. This sale included 5,986,437 shares of Class D common stock that were converted into an equal number of shares of Class A common stock and 459,230 shares of Class A common stock that were issued upon exercise of options granted to certain executive officers and other employees. The Company did not receive any proceeds from the sale of shares by the selling stockholders.

Reorganization Transactions

In connection with the IPO, the Company and OneStream Software LLC completed a series of organizational transactions (the Reorganization Transactions), including the following:

•
The amended and restated operating agreement of OneStream Software LLC was amended and restated (as further amended, the Amended LLC Agreement) to, among other things: (i) appoint the Company as the sole manager of OneStream Software LLC and (ii) effectuate the reclassification of all of the then-outstanding preferred units, common units and incentive units of OneStream Software LLC into a single class of non-voting LLC Units. The then-outstanding preferred units and common units were reclassified into an equal number of LLC Units, and the 8,632,763 then-outstanding incentive units were reclassified into 6,591,178 LLC Units.
•
Certain pre-IPO members of OneStream Software LLC that were corporations merged with and into the Company (the Former Members) and contributed their LLC Units to the Company in exchange for shares of Class D common stock of the Company (the Blocker Mergers).
•
The certificate of incorporation of the Company was amended and restated to authorize additional shares of four series of common stock, Class A common stock, Class B common stock, Class C common stock and Class D common stock, and one class of preferred stock. The amended and restated certificate of incorporation and the Amended LLC Agreement require OneStream Software LLC and the Company to, at all times, maintain (i) a one-to-one ratio between the number of LLC Units owned by the Company and

ONESTREAM, INC.

the number of shares of Class A common stock and Class D common stock outstanding and (ii) a one-to-one ratio between the number of shares of Class B common stock and Class C common stock owned by the members of OneStream Software LLC (the Continuing Members) and the number of LLC Units owned by the Continuing Members.

As the sole manager of OneStream Software LLC, the Company controls all of the business operations, affairs, and management of OneStream Software LLC. Accordingly, OneStream, Inc. consolidates the financial results of OneStream Software LLC and reports the non-controlling interests of the Continuing Members’ LLC Units on its condensed consolidated balance sheets.

See Note 11 for information on the 2024 Equity Incentive Plan (the 2024 Plan) which became effective upon the IPO as well as the equity-based compensation charges recorded in the three months ended September 30, 2024 in connection with the IPO.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Significant Accounting Policies

Other than policies added below for business combinations, goodwill and other intangible assets, non-controlling interests, and net loss per share, as well as updates to the existing equity-based compensation policy, there have been no changes to the significant accounting policies described in the audited consolidated financial statements and accompanying notes for the year ended December 31, 2023 included in the prospectus of OneStream, Inc. dated July 23, 2024 (the IPO Prospectus), filed with the Securities and Exchange Commission (SEC) in accordance with Rule 424(b) under the Securities Act of 1933, as amended, that have had a material impact on the condensed consolidated financial statements and accompanying notes.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) and applicable rules and regulations of the SEC regarding interim financial reporting. The condensed consolidated financial statements include the results of the Company and its wholly owned subsidiaries. As the Reorganization Transactions are considered transactions between entities under common control, the financial statements for periods prior to the IPO and Reorganization Transactions have been adjusted to combine the previously separate entities for presentation purposes. Prior to the Reorganization Transactions, OneStream, Inc. had no operations. All significant intercompany transactions and balances have been eliminated during consolidation.

The consolidated balance sheet as of December 31, 2023 included herein was derived from the audited financial statements as of that date, but does not include all disclosures including certain notes required by GAAP on a recurring basis. The unaudited condensed consolidated financial statements have been prepared on the same basis as the annual financial statements and reflect all normal recurring adjustments necessary to present fairly the balance sheets, statements of operations, statements of comprehensive loss, statements of stockholders’ / members’ equity, and statements of cash flows for the interim periods, but are not necessarily indicative of the results to be expected for the full year or any other future period.

These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes for the year ended December 31, 2023 included in the IPO Prospectus.

Use of Estimates

The preparation of the Company’s condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on

ONESTREAM, INC.

historical experience and on various other market-specific and relevant assumptions that management believes to be reasonable under the circumstances. Actual results could differ materially from those estimates.

Deferred Offering Costs

Deferred offering costs consist primarily of accounting, legal, and other fees related to the Company’s IPO. During the nine months ended September 30, 2023, the Company abandoned its prior IPO preparations due to external market conditions and impaired $3.0 million of previously capitalized deferred offering costs. Prior to the completion of the IPO during 2024, the Company capitalized $7.1 million of deferred offering costs. Upon completion of the IPO, these costs were reclassified into stockholders’ / members’ equity as a reduction against the proceeds received from the IPO.

Business Combinations

The Company accounts for acquisitions of entities that include inputs and processes and have the ability to create outputs as business combinations in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 805, Business Combinations (ASC 805). Assets acquired and liabilities assumed, if any, are measured at their estimated fair values on the acquisition date. The excess of the purchase price over those fair values is recorded as goodwill. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the condensed consolidated statements of operations.

The determination of the fair value of identifiable assets requires management to make certain assumptions and estimates of, among other things, projected revenues and costs, future expected cash flows, and discount rates. Although the Company believes the assumptions and estimates it has made in the past have been reasonable and appropriate, these estimates are based on historical experience and information obtained from the management of the acquired companies and are inherently uncertain.

Goodwill and Other Intangible Assets

The Company tests goodwill for impairment at least annually in the fourth quarter, or more frequently if events or changes in circumstances indicate that impairment may exist. Goodwill impairment is recognized when the quantitative assessment concludes that the carrying value of goodwill exceeds the fair value. No goodwill impairment has been recognized in any period presented.

Other intangible assets consists of acquired developed technology, which the Company amortizes on a straight-line basis over the estimated useful life and reviews for impairment when warranted by changes in circumstance. No impairment of other intangible assets has been recognized in any period presented.

Concentration of Risk and Significant Customers

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its cash deposits with high-quality financial institutions with investment-grade ratings. The majority of the Company’s cash balances are with U.S. banks and are insured to the extent defined by the Federal Deposit Insurance Corporation.

No customer accounted for more than 10% of total revenue and no customer accounted for more than 10% of total accounts receivable in any period presented.

The Company relies upon a limited number of third-party hosted cloud computing vendors to serve customers and operate certain aspects of its services, such as environments for production, and development usage. Given this, any disruption of or interference at the hosted infrastructure partners would impact the Company’s operations and the Company’s business could be adversely impacted.

ONESTREAM, INC.

Non-controlling Interests

Following the Reorganization Transactions, the Company consolidates the financial results of OneStream Software LLC. Therefore, the Company reports a non-controlling interest based on the LLC Units owned by the Continuing Members on the condensed consolidated balance sheets. Net loss attributed to the non-controlling interests is based on the weighted average LLC Units outstanding during the period, excluding LLC Units that are subject to vesting conditions, and is presented on the condensed consolidated statements of operations and comprehensive loss. Refer to Note 10, Non-controlling Interests, for further details.

Equity-based compensation

The Company has issued equity-based awards to employees in the form of restricted stock units (RSUs) and stock options, and, prior to the Reorganization Transactions, OneStream Software LLC issued incentive compensation units (ICUs) and common unit options, as described in Note 11. The Company accounts for equity-based awards based on their grant date fair values. Determining the grant date fair values of equity-based awards requires management to make assumptions and judgments. These assumptions reflect the Company’s best estimates, but they involve inherent uncertainties based on market conditions. As a result, if other assumptions are used, equity-based compensation costs could be materially impacted. Equity-based compensation expense is recognized on a straight-line basis for awards with service-only vesting conditions, whereas awards with performance conditions are recognized using the accelerated attribution method. Forfeitures are accounted for as they occur. Refer to Note 11, Equity-based compensation, for further details on the Company’s equity-based compensation awards.

Net Loss per Share

Net loss per share is computed by dividing net loss attributable to OneStream, Inc. for the period following the Reorganization Transactions by the weighted-average number of shares of Class A common stock and Class D common stock outstanding during the same period. Diluted net loss per share is computed giving effect to all potential weighted-average dilutive shares for the period following the Reorganization Transactions, including additional shares of Class D common stock issuable upon redemption of LLC Units held by Continuing Members, and Class A common stock issuable pursuant to outstanding stock options and RSUs, and under the 2024 Employee Stock Purchase Plan (ESPP), as applicable. Diluted net loss per share for all periods presented is the same as basic net loss per share as the inclusion of potentially issuable shares would be antidilutive.

All losses and earnings for the period prior to the IPO were entirely allocable to OneStream Software LLC. Due to the impact of the Reorganization Transactions, the Company’s capital structure for the pre- and post-IPO periods is not comparable. As a result, the presentation of net (loss) income per share for the periods prior to the IPO and Reorganization Transactions is not meaningful and only net loss per share for periods subsequent to the IPO and Reorganization Transactions are presented herein.

NOTE 3 – BUSINESS COMBINATIONS

DataSense Acquisition

On May 1, 2024 (the acquisition date), the Company entered into a membership interest purchase agreement with a related party, DataSense LLC (DataSense), and its sole equity holder, DataSense Holdings LLC (DataSense Holdings), a holding company established by the founders of DataSense, pursuant to which the Company acquired the remaining issued and outstanding membership interests of DataSense not previously owned by the Company. The acquisition allows the Company to continue its focus on building artificial intelligence (AI) and machine learning capabilities and continue the Company’s development of AI-enabled solutions. These capabilities increase the value proposition of the Digital Finance Cloud to the Company’s existing customers and further differentiates the Company from its competitors.

The aggregate consideration under the purchase agreement consisted of $7.7 million in cash, including $0.5 million deposited into a post-closing escrow account, and 1,023,720 common units of OneStream Software LLC (common units), of which 1,009,302 are subject to performance-based vesting conditions measured on an annual basis

ONESTREAM, INC.

over four years and service-based conditions tied to the continued employment of the founders of DataSense with the Company. In connection with the Reorganization Transactions, the common units awarded to the founders of DataSense were reclassified into an equal number of LLC Units and DataSense Holdings received an equal number of shares of Class C common stock. All Class C common stock and LLC Units issued as a result of the reclassification of unvested common units remain subject to the same vesting conditions that existed prior to the Reorganization Transactions; refer to Note 11 for further details. As part of the total consideration transferred, the Company also paid seller transaction costs of $0.3 million. As of the acquisition date, DataSense became a wholly owned subsidiary of the Company and its operations have been included in the Company’s condensed consolidated financial statements.

The Company accounted for the acquisition of the remaining equity interests of DataSense using the acquisition method of accounting in accordance with FASB ASC 805, Business Combinations. As part of the acquisition, the Company derecognized its previously held equity interest in DataSense, which had been accounted for as an equity method investment and was recorded in other noncurrent assets in the amount of $0.8 million as of the acquisition date. In assessing the fair value of its previously held equity interest as of the acquisition date, the Company, with the assistance of a third-party valuation provider, determined the fair value was $3.2 million as of the acquisition date, resulting in a gain of $2.4 million recorded in other income, net in the condensed consolidated statement of operations for the nine months ended September 30, 2024.

The following table summarizes the total consideration transferred (in thousands):

May 1, 2024
Cash	$7,159
Amounts deposited into escrow	500
Fair value of equity consideration	243
Seller transaction costs paid by the Company	298
Settlement of payables existing prior to the acquisition	(920)
Fair value of previously held ownership interest	3,229
Total consideration	$10,509

The purchase price was allocated on a preliminary basis as of the acquisition date. Assets acquired and liabilities assumed were recorded at estimated fair values based on management’s estimates, available information, and supportable assumptions that management considered reasonable. The Company expects to finalize the valuation as soon as practicable, but no later than one year from the acquisition date.

The following table summarizes the allocation of the total purchase price based upon the fair value of assets acquired and liabilities assumed as of the acquisition date, inclusive of measurement period adjustments (in thousands):

May 1, 2024
Cash	$363
Intangible assets – developed technology	3,300
Prepaid expenses and other current assets	20
Goodwill	9,277
Other accrued expenses and current liabilities	(2,451)
Total consideration	$10,509

The excess of the purchase price over the estimated fair value of net assets was recognized as goodwill. Goodwill consists of the Company’s expected future economic benefits that will arise from expected future operational synergies from combining DataSense with its existing business and is not deductible for tax purposes.

ONESTREAM, INC.

Goodwill and identifiable intangible assets were valued using the income approach. Management used a third-party valuation firm to assist in the determination of the preliminary purchase accounting fair values; however, management ultimately oversees the third-party valuation firm to ensure that the transaction-specific assumptions are appropriate for the Company.

The operating results of DataSense from the date of acquisition, which are not material, have been included in the Company’s condensed consolidated statements of operations. Acquisition-related costs incurred were not material for the nine months period ended September 30, 2024. All acquisition-related costs were expensed as incurred and have been recorded in general and administrative expenses in the accompanying condensed consolidated statements of operations.

NOTE 4 – GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The carrying amount of goodwill as of September 30, 2024 was $9.3 million. The only addition to goodwill during the nine months ended September 30, 2024 was related to the acquisition of DataSense, as described in Note 3.

Other Intangible Assets

The Company’s acquired intangible assets had a gross carrying value of $3.3 million and accumulated amortization of $0.5 million as of September 30, 2024. The Company recorded amortization of other intangible assets of $0.3 million and $0.5 million for the three and nine months ended September 30, 2024, respectively. The weighted-average remaining useful life of the Company’s acquired intangible assets is 2.6 years as of September 30, 2024.

As of September 30, 2024, the estimated aggregate amortization expense for intangible assets for each of the five succeeding fiscal years was as follows (in thousands):

Fiscal Year:
Remainder of 2024	$275
2025	1,100
2026	1,100
2027	367
2028	—
Total expected amortization expense	$2,842

NOTE 5 – PROPERTY AND EQUIPMENT

The Company’s property and equipment, net consisted of the following (in thousands):

	As of
	December 31, 2023	September 30, 2024
Leasehold improvements	$7,566	$9,051
Capitalized software costs	4,172	5,115
Furniture and equipment	3,265	3,636
Construction in progress	583	171
Gross property and equipment	15,586	17,973
Less: Accumulated depreciation and amortization	(5,320)	(7,460)
Property and equipment, net	$10,266	$10,513

Depreciation and amortization expense was $0.7 million for both the three months ended September 30, 2024 and 2023, and $2.1 million and $2.2 million for the nine months ended September 30, 2024 and 2023, respectively.

ONESTREAM, INC.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Commitments

The Company leases office space under non-cancelable operating leases with various expiration dates from 2024 to 2034.

The Company’s future minimum commitments under leases, service agreements, and other contractual commitments as of September 30, 2024 is as follows (in thousands):

	Operating Lease Obligations	Future Purchase Obligations
Years ending December 31,
2024 (remaining 3 months)	$1,122	$5,991
2025	4,211	19,867
2026	3,833	4,480
2027	2,656	—
2028	2,526	—
2029 and thereafter	9,026	—
Total payments	23,374	$30,338
Less: imputed interest	(3,330)
Less: leases less than 12 months	(188)
Total lease liabilities	$19,856

In June 2022, the Company entered into a five-year consumption agreement with a vendor whereby the Company committed to purchase $300.0 million of data center, cloud, and IT services with no minimum annual spending requirement (excluded from the table above). As of September 30, 2024, the total remaining commitment under this agreement was $189.6 million.

Guarantees and Indemnifications

The Company’s cloud computing and licensed software sales agreements normally include indemnification provisions for customer liabilities resulting from third party claims that its products infringe third party intellectual property rights. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations in its consolidated financial statements. Certain of the Company’s sales agreements also include indemnification provisions for customer liabilities incurred as a result of a breach of confidentiality. The Company’s cloud computing service provider indemnifies the Company for up to 24 months of fees for data breaches. It is not possible to determine the maximum potential amount under these indemnification agreements due to the limited and infrequent history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement.

The Company includes service level commitments to its customers, typically regarding certain levels of uptime reliability and performance, and if the Company fails to meet those levels, customers can receive credits and, in limited cases, terminate their relationship with the Company. To date, the Company has not incurred any material costs as a result of such commitments.

The Company is occasionally required, for various reasons, to enter into financial guarantees with third parties in the ordinary course of business including, among others, guarantees related to letters of credit on behalf of parties with whom it conducts business. Such agreements have not had a material effect on the Company’s unaudited condensed consolidated financial statements.

The Company has also agreed to indemnify its board of directors and executive officers for costs associated with any fees, expenses, judgments, fines, and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as

ONESTREAM, INC.

a board member or officer, including any action by the Company, arising out of that person’s services as the Company’s board member or officer or that person’s services provided to any other company or enterprise at the Company’s request. The Company has maintained board member and officer insurance coverage that would generally enable the Company to recover a portion of any future amounts paid. The Company may also be subject to indemnification obligations by law with respect to the actions of its employees under certain circumstances and in certain jurisdictions.

NOTE 7 – DEBT

Revolving Credit Facility

In January 2020, the Company entered into a revolving credit facility with a bank that allowed the Company to borrow up to $50.0 million for working capital and for other general corporate purposes through December 31, 2024, with an option to request an increase in available borrowings by an additional $25.0 million. In October 2023, the Company entered into an amended and restated revolving credit facility (the Credit Facility) that established a syndicate including two additional banks, increased the borrowing capacity from $50.0 million to $150.0 million, and extended the maturity date of the Credit Facility to October 27, 2028. In connection with the amendment and restatement, the Company incurred $0.5 million of financing costs which have been recorded as other noncurrent assets in the consolidated balance sheet. The Company did not have any amounts drawn under the Credit Facility in any period presented.

Under the terms of the Credit Facility, the Company has the option to borrow funds as either a secured overnight financing rate (SOFR) loan or alternate base rate (ABR) loan. Any advances drawn on the Credit Facility incur interest at an annual rate equal to the SOFR plus 250 basis points for SOFR loans and ABR plus 150 basis points for ABR loans. The SOFR is defined as, for any day, a rate per annum equal to SOFR for the day (such day, the SOFR Determination Date) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR rate day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR rate day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR rate day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. The ABR is defined as, for any day, a rate per annum equal to the greatest of (a) the prime rate in effect on such day, (b) the Federal Reserve Bank of New York (NYFRB) rate in effect on such day plus ½ of 1% and (c) Term SOFR for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding business day) plus 1%. Any undrawn portion of the Credit Facility is subject to a fee of 0.25% per annum. SOFR interest payments for interest periods of 3 months or less are due at the end of the interest period. SOFR interest payments for interest periods greater than 3 months are due on 3-month intervals following the borrowing. ABR interest and fees are payable quarterly in arrears with the principal and any accrued and unpaid interest due on October 27, 2028. Interest expense on the Credit Facility is recorded in the consolidated statements of operations as interest expense, net and fees are recorded as general and administrative expenses. Interest expense and fees on the Credit Facility were not material during the three and nine months ended September 30, 2024 and 2023.

Under the terms of the Credit Facility, the Company must maintain compliance with certain negative and affirmative covenants, including financial covenants and covenants relating to the incurrence of other indebtedness, the occurrence of a material adverse change, the disposition of assets, mergers, acquisitions and investments, the granting of liens, and the payment of dividends. The Company must also not permit the ratio of indebtedness to total recurring revenue for the most recent trailing four quarters to exceed 0.50 to 1.00, and is required to maintain $50.0 million in liquidity. The Credit Facility is secured by substantially all the assets of the Company. The Company was compliant with the financial covenants contained in the agreement as of September 30, 2024.

NOTE 8 – INCOME TAXES

The Company is treated as a corporation for income tax purposes and is subject to federal, state, and local taxes with respect to allocable share of any net taxable income from OneStream Software LLC.

OneStream Software LLC is a limited liability company treated as a partnership for income tax purposes and its taxable income or loss is passed through to its members, including the Company. OneStream Software LLC’s foreign subsidiaries are taxed in the foreign jurisdictions in which they operate, and accruals for such taxes are included in the

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Company’s condensed consolidated financial statements. For the periods presented prior to the Reorganization Transactions and IPO, the reported income taxes represent those of OneStream Software, LLC.

The Company computed its interim provision by applying its estimated annual effective tax rate to year-to-date loss before income taxes. The Company also records the tax impact of certain discrete, unusual or infrequently occurring items, including changes in judgment about valuation allowances and the effects of changes in tax laws or rates on deferred tax balances, in the interim period in which they occur. Furthermore, jurisdictions in which we operate with a projected loss for the year or a year-to-date loss where no tax benefit can be recognized are excluded from the estimated annual effective tax rate.

The Company’s income tax provision was $0.6 million and $0.8 million for the nine months ended September 30, 2024 and 2023, respectively. The Company did not have a material provision for income taxes during the three months ended September 30, 2024 and 2023. For the three and nine months ended September 30, 2024, the Company’s effective tax rate differed from the U.S. statutory tax rate of 21% primarily due to non-controlling interest and having a full valuation allowance in the U.S. For the three and nine months ended September 30, 2023, the Company’s effective tax rate differed from the U.S. statutory tax rate of 21% primarily due to the pass-through income generated at OneStream Software LLC.

Numerous countries have agreed to a statement in support of the Organization for Economic Co-operation and Development (OECD) model rules that propose a global minimum tax rate of 15%, and European Union member states have agreed to implement the global minimum tax. Certain countries, including European Union member states, have enacted or are expected to enact during 2024, related legislation, with widespread implementation of a global minimum tax expected by 2025. As of September 30, 2024, the Company was not materially impacted by this legislation. As further legislation becomes effective in countries in which the Company does business, and if the Company’s revenue grows in foreign jurisdictions, the Company’s provision for income taxes could be materially impacted. The Company will continue to monitor whether these provisions will become applicable on an ongoing basis.

Tax Receivable Agreement

In connection with the Reorganization Transactions, the Company entered into a Tax Receivable Agreement (TRA) with OneStream Software LLC, certain Former Members and the Continuing Members. Under the TRA, the Company will retain 15% of certain available tax savings, and will be required to pay the Members (as defined in the TRA) the remaining 85% of such tax savings, if any, that are realized or deemed realized as a result of tax attributes, i.e. deferred tax assets (DTA). Based on our assessment, it is more likely than not that we will not realize the tax benefit of any DTA resulting from the Reorganization Transactions, and therefore, we have established a full valuation against our U.S. DTA. The liability for the TRA arrangement is in the scope of ASC 450, Contingencies; however, since the U.S. DTA is not considered to be realizable, the TRA liability is not recognized in the condensed consolidated financial statements as of September 30, 2024.

The amounts of any tax benefit to the Company that arises from future exchanges or redemptions of LLC Units will vary depending on a number of factors, including, but not limited to, the timing of any future redemptions or exchanges and the price of shares of Class A common stock at the time of such future redemption or exchange. The Company will only recognize a DTA for financial reporting purposes when it is “more-likely-than-not” that the tax benefit will be realized.

NOTE 9 – STOCKHOLDERS’ / MEMBERS’ EQUITY

Amendment and Restatement of Certificate of Incorporation

In connection with the Reorganization Transactions, the certificate of incorporation of OneStream, Inc. was amended and restated to, among other things, provide for the authorization of (i) 2,500,000,000 shares of Class A common stock with a par value of $0.0001 per share, (ii) 300,000,000 shares of Class B common stock with a par value of $0.0001 per share, (iii) 300,000,000 shares of Class C common stock with a par value of $0.0001 per share, (iv) 600,000,000 shares of Class D common stock with a par value of $0.0001 per share, and (v) 100,000,000 shares of preferred stock with a par value of $0.0001 per share.

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The rights of the holders of Class A common stock, Class B common stock, Class C common stock and Class D common stock are identical, except with respect to voting rights, conversion rights and economic rights. Each share of Class A common stock is entitled to one vote per share and has economic rights. Each share of Class B common stock is entitled to one vote per share, is cancellable upon the redemption or exchange of one LLC Unit for cash or one share of Class A common stock and has no economic rights. Each share of Class C common stock is entitled to ten votes per share, is cancellable upon the redemption or exchange of one LLC Unit for cash or one share of Class D common stock and has no economic rights. Each share of Class D common stock is entitled to ten votes per share, is convertible into one share of Class A common stock and has economic rights.

Recapitalization of OneStream Software LLC

In connection with the Reorganization Transactions and the Amended LLC Agreement, all membership interests in OneStream Software LLC were reclassified into a single-class of LLC Units. The following is a summary of the securities reclassified in connection with the Reorganization Transactions:

•
80,324,378 common units of OneStream Software LLC outstanding prior to the Reorganization Transactions were reclassified on a one-for-one basis into LLC Units;
•
128,293,508 convertible preferred units of OneStream Software LLC outstanding prior to the Reorganization Transactions were reclassified on a one-for-one basis into LLC Units; and
•
8,632,763 incentive units of OneStream Software LLC outstanding prior to the Reorganization Transactions were reclassified into 6,591,178 LLC Units.

In addition, the Company issued 74,135,230 shares of Class C common stock, net of 3,006,037 shares of Class C common stock purchased and cancelled in the IPO Synthetic Secondary, to the Continuing Members. The Company also issued 132,081,358 shares of Class D common stock, net of the conversion of 5,986,437 shares of Class D common stock to Class A common stock in connection with the sale of such shares in the IPO, to the Former Members in exchange for LLC Units on a one-for-one basis.

The amended and restated certificate of incorporation and the Amended LLC Agreement discussed above requires the Company and OneStream Software LLC to, at all times, maintain (i) a one-to-one ratio between the number of LLC Units owned by the Company and the number of shares of Class A common stock and Class D common stock outstanding and (ii) a one-to-one ratio between the number of shares of Class B and Class C common stock and the number of LLC Units all of which are owned by the Continuing Members.

Preferred Stock

As of September 30, 2024, there are no shares of preferred stock outstanding. Under the terms of the Company’s amended and restated certificate of incorporation, the board of directors is authorized to direct the Company to issue shares of preferred stock in one or more series without shareholder approval. The board of directors has the discretion to determine the rights, preferences, privileges, and restrictions, including dividend rights, dividend rates, conversion rights, exchange rights, voting rights, redemption privileges and liquidation preferences, of each series of preferred stock.

ONESTREAM, INC.

NOTE 10 – NON-CONTROLLING INTERESTS

In connection with the Reorganization Transactions, OneStream, Inc. became the sole manager of OneStream Software LLC and accordingly consolidates the results of operations of OneStream Software LLC. The non-controlling interests balance on the Company’s condensed consolidated balance sheets represents the portion of LLC Units owned by the Continuing Members. Net (loss) income is attributable to the non-controlling interests based on the weighted-average ownership percentages of LLC Units outstanding during the period excluding LLC Units that are subject to vesting conditions. As of September 30, 2024, the non-controlling interests in OneStream Software LLC owned 31.3% with the remaining 68.7% owned by OneStream, Inc. The ownership of the LLC Units is summarized as follows:

	September 30, 2024
	Units	Ownership %
OneStream, Inc.	160,346,442	68.7%
Continuing Members(1)	72,969,674	31.3%
Total	233,316,116	100.0%

(1) Excludes 1,165,556 LLC Units still subject to vesting conditions.

NOTE 11 – EQUITY-BASED COMPENSATION

2019 Common Unit Option Plan

The 2019 Common Unit Option Plan (the 2019 Plan) was originally adopted by OneStream Software LLC’s board of managers and approved by the then members of OneStream Software LLC. The 2019 Plan allowed OneStream Software LLC to provide common unit options to eligible employees, managers, and consultants.

Prior to the Reorganization Transactions, the Company did not recognize equity-based compensation expense for common unit options granted under the 2019 Plan because they contained a forfeiture provision whereby upon voluntary termination of service by the option holder, the Company had the right to require the option holder to (i) sell all or a portion of any common units acquired by the optionee to the Company at a price equal to the lesser of (a) the aggregate fair value of such common units on the date of such repurchase and (b) the aggregate exercise price paid to acquire the common units and (ii) surrender all outstanding common unit options, including vested options, held by such optionee without consideration.

On July 12, 2024, the board of managers of OneStream Software LLC and the board of directors of the Company approved a modification of the terms of the outstanding common unit options to remove the forfeiture provision, to be effective immediately upon the completion of the Reorganization Transactions. The amendment has been accounted for as an “improbable-to-probable” modification under ASC 718, Compensation—Stock Compensation, whereby the fair values of the outstanding common unit options were measured as of the modification date of July 12, 2024 (the Option Modification Date). The performance condition created by the modification was satisfied upon completion of the Reorganization Transactions and the Company recorded a cumulative adjustment to equity-based compensation expense totaling $204.4 million for the common unit options that vested upon the completion of the Reorganization Transactions.

The remaining unrecognized equity-based compensation expense related to the unvested common unit options granted prior to the Reorganization Transactions will be recognized over the remaining requisite service period using the accelerated attribution method, in which compensation cost for each vesting tranche is recognized ratably from the service inception date to the vesting date for that tranche. In connection with the Reorganization Transactions, the 2019 Plan was assumed by OneStream, Inc. and terminated with respect to the grant of new options. In addition, all outstanding common unit options were converted into options to purchase Class A common stock on a one-for-one basis.

ONESTREAM, INC.

The following table summarizes the option activity under the 2019 Plan during the nine months ended September 30, 2024 (in thousands, except per share data):

	Options	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (Years)
Outstanding as of December 31, 2023	28,761	$8.65	7.69
Granted	9,097	14.78
Forfeited / Cancelled	(615)	9.39
Exercised	(549)	7.18
Outstanding as of September 30, 2024	36,694	$10.38	7.81
Vested and exercisable as of September 30, 2024	18,043	$8.03	6.80

The weighted-average grant date fair value of stock options granted under the 2019 Plan during the nine months ended September 30, 2024, was $10.03. As of September 30, 2024, the aggregate intrinsic value of stock options outstanding and stock options vested and exercisable under the 2019 Plan was $863.1 million and $466.7 million, respectively. Total unrecognized equity-based compensation expense related to stock options granted under the 2019 Plan was $151.2 million as of September 30, 2024 and will be recognized over the remaining requisite service period using the accelerated attribution method over a weighted-average period of 2.8 years.

The Company estimated the fair value of the modified stock options under the 2019 Plan as of the Option Modification Date using a binomial lattice model incorporating an early exercise multiple and post-vesting termination rates. The assumptions and estimates used as part of the binomial lattice model were as follows:

Fair Value of Class A Common Stock: The fair value of Class A common stock underlying the options granted under the 2019 Plan was determined to be the mid-point of the expected IPO price range as of the Option Modification Date.

Expected Term: The expected term was a derived output of the binomial lattice model representing the weighted-average period the stock options are expected to remain outstanding.

Expected Volatility: Expected volatility was estimated based on historical and implied stock price volatility from several guideline companies over a period equivalent to the expected term.

Risk-free Interest Rate: The risk-free interest rate was based on the interpolated United States Treasury yield curve at each time-step in the lattice.

Expected Dividend Yield: The estimated dividend yield is zero as the Company does not currently intend to declare dividends in the foreseeable future.

Assumptions and estimates used as part of the binomial lattice model for options granted under the 2019 Plan and modified on the Option Modification Date were as follows:

Fair value of Class A common stock	$18.00
Expected term (in years)	0 - 7.44
Expected volatility	50.00%
Risk-free interest rate	4.34 - 5.40%
Expected dividend yield	—

ONESTREAM, INC.

Incentive Units

From time to time prior to the Reorganization Transactions and the IPO, the board of managers of OneStream Software LLC granted incentive units (ICUs) to certain directors, officers and other employees pursuant to profits interest unit grant agreements. In connection with the Reorganization Transactions, the 8,632,763 ICUs outstanding as of the date of the IPO were reclassified into 6,591,178 LLC Units and holders of the newly issued LLC Units received an equal number of shares of Class C common stock. Such shares of Class C common stock are subject to the same terms and conditions, including vesting terms, as the ICUs that were reclassified into LLC Units, except that such shares are not subject to forfeiture upon termination of service.

The Company classifies the unvested LLC Units (and corresponding shares of Class C common stock) as outstanding on its condensed consolidated balance sheets as they are legally outstanding; however, these are excluded from the calculation of weighted average LLC Units outstanding during the period for purposes of calculating net loss attributable to the non-controlling interest in OneStream Software LLC as their distribution rights are forfeitable until vested.

The unvested LLC Units (and shares of Class C common stock) outstanding following the reclassification of outstanding unvested ICUs are summarized as follows (in thousands, except per share data):

	Shares	Weighted- Average Grant Date Fair Value per Share
Unvested and outstanding immediately following completion of the Reorganization Transactions	241	$8.82
Vested subsequent to completion of the Reorganization Transactions	85	7.80
Unvested and outstanding as of September 30, 2024	156	$9.38

The Company evaluated the reclassification of ICUs as part of the Reorganization Transactions and concluded the impact on equity-based compensation expense was not material. As of September 30, 2024, total unrecognized equity-based compensation related to the unvested shares of Class C common stock and unvested LLC Units was $1.2 million, which is expected to be recognized over a weighted-average period of 0.3 years. The fair value of these shares of Class C common stock and LLC Units that vested during the period from the date of the Reorganization Transactions to September 30, 2024 totaled $0.6 million. If a forfeiture of an unvested LLC Unit occurs, the associated shares of Class C common stock are also forfeited.

2024 Equity Incentive Plan

In connection with the IPO, the Company’s board of directors adopted the 2024 Equity Incentive Plan (the 2024 Plan), which became effective with an initial reserve of 32,100,000 shares of Class A common stock. The 2024 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, RSUs, and performance awards to eligible employees, directors, and consultants.

The number of shares available for issuance under the 2024 Plan also includes an annual increase on the first day of each fiscal year beginning on January 1, 2025 and ending on the ten year anniversary of the date our board of directors approved the 2024 Plan, in an amount equal to the least of (i) 26,800,000 shares of Class A common stock, (ii) 5% of the outstanding shares of all series of the Company’s common stock on the last day of the immediately preceding fiscal year, or (iii) such other number as determined by the administrator.

Stock options

During the three months ended September 30, 2024, the Company granted to certain directors, executive officers and other employees 2,413,968 options to purchase Class A common stock under the 2024 Plan at an exercise price equal to the IPO price, which was $20.00 per share. These stock options vest upon the satisfaction of a liquidity

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condition and service-based condition of four years. The liquidity condition was satisfied through the completion of the IPO. No options have been granted after the IPO.

The following table summarizes the option activity under the 2024 Plan during the nine months ended September 30, 2024 (in thousands, except per share data):

	Options	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (Years)
Outstanding as of December 31, 2023	—	$—	—
Granted	2,414	20.00
Forfeited / Cancelled	(7)	20.00
Exercised	—	—
Outstanding as of September 30, 2024	2,407	$20.00	9.81
Vested and exercisable as of September 30, 2024	—	$—	—

The weighted-average grant date fair value of stock options granted under the 2024 Plan during the nine months ended September 30, 2024, was $9.70. As of September 30, 2024, the aggregate intrinsic value of stock options outstanding under the 2024 Plan was $33.5 million. Total unrecognized equity-based compensation expense related to stock options under the 2024 Plan was $21.6 million as of September 30, 2024 and will be recognized over the remaining requisite service period using the accelerated attribution method over a weighted-average period of 3.8 years.

The Company estimated the fair value of options granted under the 2024 Plan on the grant date using a Black-Scholes option-pricing model. The assumptions and estimates used as part of the Black-Scholes option-pricing model were as follows:

Fair Value of Class A Common Stock: The fair value of Class A common stock underlying the options granted under the 2024 Plan was determined to be the IPO price.

Expected Term: The expected term was estimated using the simplified method due to a lack of historical exercise activity for the Company. The simplified method calculates the expected term as the mid-point between the vesting date and the contractual expiration date of the award.

Expected Volatility: Expected volatility was estimated based on historical and implied stock price volatility from several guideline companies over a period equivalent to the expected term.

Risk-free Interest Rate: The risk-free interest rate was based on the United States Treasury yield curve in effect during the period the options were granted.

Expected Dividend Yield: The estimated dividend yield is zero as the Company does not currently intend to declare dividends in the foreseeable future.

Inputs used in the Black-Scholes option pricing model for options granted under the 2024 Plan were as follows:

Fair value of Class A common stock	$20.00
Expected term (in years)	6.06 - 6.11
Expected volatility	50.00%
Risk-free interest rate	4.24%
Expected dividend yield	—

ONESTREAM, INC.

Restricted Stock Units (RSUs)

Subsequent to the Reorganization Transactions and the IPO, the Company has granted RSUs under the 2024 Plan to certain employees. RSUs represent the right to receive shares of Class A common stock at specified future dates. RSUs are subject to a service-based vesting condition that is generally satisfied over four years. Equity-based compensation expense related to RSUs is recognized on a straight-line basis over the remaining requisite service period.

The following table summarizes the RSU activity during the nine months ended September 30, 2024 (in thousands, except per share data):

	RSUs	Weighted- Average Grant Date Fair Value per Share
Outstanding as of December 31, 2023	—	$—
Granted	191	29.87
Vested	—	—
Forfeited / Cancelled	(4)	29.87
Outstanding as of September 30, 2024	187	$29.87

As of September 30, 2024, unrecognized compensation cost related to the RSUs was $5.5 million, which is expected to be recognized over a weighted-average period of 4.0 years. The Company recognized $0.1 million of equity-based compensation expense related to RSUs for the three and nine months ended September 30, 2024.

2024 Employee Stock Purchase Plan

In connection with the IPO, the Company’s board of directors adopted the ESPP. A total of 10,700,000 shares of Class A common stock were initially reserved for issuance under the ESPP. As of September 30, 2024, there have been no shares issued under this plan.

The number of shares available for issuance under the ESPP also includes an annual increase on the first day of each fiscal year beginning on January 1, 2025, in an amount equal to the least of (i) 5,400,000 shares of Class A common stock, (ii) 1% of the outstanding shares of all series of the Company’s common stock on the last day of the immediately preceding fiscal year, or (iii) such other number as determined by the administrator.

DataSense Common Unit Awards

As part of the acquisition of DataSense on May 1, 2024, as described in Note 3, the founders of DataSense were awarded 1,023,720 common units at an aggregate fair value of $17.3 million, or $16.86 per common unit. Of the units awarded, 14,418 were immediately vested and were included as part of the total purchase consideration. The remaining 1,009,302 common units are subject to performance-based vesting conditions measured on an annual basis over four years and a service-based condition tied to the continued employment of the founders, and the related equity-based compensation expense is amortized using the accelerated attribution method.

In connection with the Reorganization Transactions, the common units awarded to the founders of DataSense were reclassified into an equal number of LLC Units and DataSense Holdings received an equal number of shares of Class C common stock. The Company evaluated the reclassification of these common units as part of the Reorganization Transactions and concluded the impact to equity-based compensation expense was not material. All LLC Units (and corresponding shares of Class C common stock) issued as a result of the reclassification of unvested common units remain subject to the same vesting requirements that existed prior to the Reorganization Transactions. The unvested LLC Units (and corresponding shares of Class C common stock) are classified as outstanding on the Company’s condensed consolidated balance sheets as they are legally outstanding; however, these are excluded from the calculation of weighted average LLC Units outstanding during the period for purposes of calculating net loss attributed to the non-controlling interest in OneStream Software LLC as their distribution rights are forfeitable until vested. As of September 30, 2024, 1,009,302 LLC Units (and corresponding shares of Class C common stock) issued to DataSense Holdings remain unvested.

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The Company accounts for these common units based on their estimated grant date fair value. The fair value of the common units was established by OneStream Software LLC’s board of managers, after considering third-party valuations and input from management. The valuations of the common units were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. In valuing the common units, the fair value of OneStream Software LLC, or enterprise value, was determined using various methods under the market approach, including guideline public company and similar transaction methods.

During the three and nine months ended September 30, 2024, the Company recognized equity-based compensation expense of $2.4 million and $4.0 million, respectively, related to the common units issued to DataSense Holdings. As of September 30, 2024, unrecognized equity-based compensation cost related to these awards that are expected to vest was $13.0 million, which is expected to be recognized over a weighted-average period of 3.6 years. Refer to Note 3, Business Combinations, for further details on the acquisition.

Classification of Equity-Based Compensation Expense

Equity-based compensation expense was classified as follows in the accompanying unaudited condensed consolidated statements of operations (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2024	2023	2024
Cost of subscription	$—	$4,981	$—	$4,981
Cost of professional services and other	—	21,886	15	21,886
Sales and marketing	459	114,713	3,582	115,987
Research and development	104	62,251	413	63,505
General and administrative	864	56,152	3,077	57,456
Total equity-based compensation	$1,427	$259,983	$7,087	$263,815

NOTE 12 – REVENUE RECOGNITION

The Company derives revenue primarily from sales of subscription services, which consists of revenue from software-as-a-services (SaaS), cloud computing and post-contract customer support (PCS). Subscription revenue from SaaS and PCS is recognized ratably over the contractual term of the arrangement, beginning on the date the service is made available to the customer, and revenue from cloud computing is recognized on a consumption basis during the contractual term of the arrangement. The Company also derives revenue from the sales of software licenses and from professional services. License revenue is recognized at the point in time when the customer is able to use and benefit from the software and revenue from professional services and other is recognized as the services are performed.

Disaggregation of Revenue

Revenue by geographic region, based on the physical location of the customer, was as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2024	2023	2024
United States	$77,741	$91,164	$191,309	$248,507
Other	29,263	37,976	81,018	108,425
Total revenue	$107,004	$129,140	$272,327	$356,932

No foreign country accounted for 10% or more of revenue in any period presented.

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Contract Balances

Accounts receivable are recorded at the invoice amount, net of allowance for doubtful accounts and credit losses. A receivable is recorded in the period the Company delivers products or provides services, or when it has an unconditional right to payment. In multi-year agreements, the Company generally invoices customers in equal annual installments at the beginning of each year within the contractual period. The Company records a receivable for multi-year licensed software, whether or not billed, to the extent it has an unconditional right to receive payment in the future related to those licenses.

The Company estimates the amount of uncollectible accounts receivable at the end of each reporting period and provides a reserve when needed based on an assessment of various factors including the aging of the receivable balance, historical experience, and expectations of forward-looking loss estimates. When developing the expectations of forward-looking loss estimates, the Company takes into consideration forecasts of future economic conditions, information about past events, such as historical trends of write-offs, and customer-specific circumstances, such as bankruptcies and disputes. Accounts receivable are written off when deemed uncollectible. As of September 30, 2024 and December 31, 2023, the balance in the allowance for doubtful accounts was $2.4 million and $1.2 million, respectively. The allowance for credit losses was not material as of September 30, 2024 or December 31, 2023. The Company recorded bad debt expense of $1.3 million for both the nine months ended September 30, 2024 and 2023, which is presented in the condensed consolidated statements of operations as general and administrative expenses. Bad debt expense was not material for the three months ended September 30, 2024 and 2023.

Deferred revenue consists of customer billings in advance of revenue being recognized. The Company primarily invoices its customers for its SaaS arrangements, PCS, and term-based software licenses in equal annual installments at the beginning of each year within the contractual period, though certain contracts require invoicing for the entire arrangement in advance. Amounts anticipated to be recognized within one year of the balance sheet date are recorded on the consolidated balance sheets as deferred revenue, current; the remaining portion is recorded as deferred revenue, noncurrent.

The balance of deferred revenue will fluctuate based on timing of invoices and recognition of revenue. The amount of revenue recognized during the three and nine months ended September 30, 2024 that was included in deferred revenue at the beginning of the period was $82.5 million and $159.7 million, respectively.

Remaining Performance Obligations

The aggregate amount of the transaction price allocated to remaining performance obligations as of September 30, 2024 was $997.0 million. The Company expects to recognize approximately 39% of this amount as revenue in the next 12 months with the remaining balance recognized thereafter.

NOTE 13 – NET LOSS PER SHARE

The following table presents the calculation of basic and diluted net loss per share for the period following the Reorganization Transactions (in thousands, except per share amounts):

July 24, 2024 through September 30, 2024
Numerator:
Net loss	$(247,510)
Less: net loss attributable to non-controlling interest	(77,402)
Net loss attributable to OneStream, Inc.	$(170,108)
Denominator:
Weighted-average shares of Class A and Class D common stock outstanding–basic and diluted	160,300
Net loss per share:
Net loss per share of Class A and Class D common stock–basic and diluted	$(1.06)

ONESTREAM, INC.

Shares of Class B common stock and Class C common stock do not share in the earnings or losses of OneStream, Inc. and are therefore not participating securities. As such, separate presentation of basic and diluted net loss per share of Class B and Class C common stock under the two-class method has not been presented.

During the period from July 24, 2024 through September 30, 2024, the Company incurred net losses and, therefore, the effect of the Company’s potentially dilutive securities were not included in the calculation of diluted loss per share as the effect would be anti-dilutive. The following table contains outstanding share totals with a potentially dilutive impact (in thousands):

July 24, 2024 through September 30, 2024
Stock options	39,101
RSUs	187
Total	39,288

NOTE 14 – RELATED PARTY TRANSACTIONS

DataSense

Prior to the acquisition of DataSense, the Company was a party to consulting and software development services agreements with DataSense. The Company’s co-founder and chief executive officer, Thomas Shea, is the father of Andrew Shea, who was the chief executive officer and an equity holder in DataSense until its acquisition by the Company. The Company held an equity method investment in DataSense that was immaterial as of December 31, 2023. The Company paid $1.9 million in 2024 through the acquisition date, and $0.9 million and $1.7 million for the three and nine months ended September 30, 2023, respectively, under the consulting and software development services agreements with DataSense, which are included in the Company’s research and development expenses. There were no outstanding amounts due to or from DataSense as of December 31, 2023.

Refer to Note 3, Business Combinations, for further details on the acquisition of DataSense.

NOTE 15 – SUBSEQUENT EVENTS

Consumption Agreement

In November 2024, the Company amended the five-year consumption agreement with a vendor as described in Note 6, Commitments and Contingencies, which included an increase in its existing purchase commitment for data center, cloud, and IT services from $300.0 million to $360.0 million.

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